As filed with the Securities and Exchange Commission on August 9, 2011

Registration No. 333-170741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Forbes Energy Services Ltd.

(Exact name of registrants as specified in their organizational documents)

Bermuda*	26-1686176	1389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)

3000 South Business Highway 281

Alice, Texas 78332

(361) 664-0549

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John E. Crisp

Chairman, President and Chief Executive Officer

3000 South Business Highway 281

Alice, Texas 78332

(361) 664-0549

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Clyde Parker, Jr., Esq.

Winstead PC

24 Waterway Avenue, Suite 500

The Woodlands, Texas 77380

(281) 681-5900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Common Stock	26,210,956(1)	$3.96(2)	$103,900,225.62(2)	$7,408.09(2)
Series A Preferred Stock Purchase Rights(3)	—	—	—	—

(1)	Includes up to 5,292,530 shares of common stock (plus an indeterminate number of shares of such common stock as may be issued pursuant to anti-dilution and similar adjustments) that may be issued upon conversion of the Series B Senior Convertible Preferred Stock, which shares of common stock are not subject to an additional fee in accordance with Rule 457(i) of the Securities Act of 1933. The amount to be registered reflects the impact of the 1-for-4 share consolidation, discussed in greater detail below, which is expected to be consummated immediately prior to the conversion of Forbes Energy Services Ltd. into a Texas corporation and its discontinuance from Bermuda.
(2)	Estimated solely for the purpose of calculating the registration fee, based on CDN$1.00, the average of the high and low prices of the common shares of Forbes Energy Services Ltd. on the Toronto Stock Exchange on November 12, 2010, in accordance with Rule 457(f) under the Securities Act of 1933; provided that such price has been adjusted to reflect the assumed impact of the 1-for-4 share consolidation discussed herein and the conversion from CDN$ to USD$ based on the exchange rate on November 12, 2010 of CDN$1.00 equaling USD$0.9910. This fee was previously paid in connection with the original filing of this registration statement.
(3)	Upon consummation of the conversion discussed herein, ten Series A Junior Participating Preferred Stock purchase rights will be attached to each share of common stock. As described under “Description of Capital Stock—Shareholder Rights Plan” on page 86 of this Registration Statement, prior to the occurrence of certain events, these purchase rights will not be evidenced or traded separately from our common stock.
*	The Registrant intends to change its jurisdiction of incorporation by converting into a corporation incorporated under the laws of the State of Texas and discontinuing from Bermuda.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 9, 2011

PROSPECTUS

Forbes Energy Services Ltd.

Shares of Common Stock

REINCORPORATION INTO TEXAS

Forbes Energy Services Ltd. is an exempted company incorporated under the laws of Bermuda. We are proposing to change our jurisdiction of incorporation by converting into a corporation incorporated under the laws of the State of Texas and discontinuing from Bermuda, or the Conversion. To effect the Conversion, we plan to file a plan of conversion, certificate of formation and certificate of conversion in Texas, and a notice of discontinuance with the Bermuda Registrar of Companies, under which we will be converted and continue as a Texas corporation under the same name (in order to distinguish between Forbes Energy Services Ltd. before and after the Conversion, we refer to the Bermuda entity prior to the Conversion as “Forbes Bermuda” and the Texas entity after the Conversion as “Forbes Texas”). On the effective date of the Conversion, each of our currently issued and outstanding common and preference shares will automatically convert by operation of law, on a one-for-one basis, into shares of Texas common or preferred stock, as applicable. Under Bermuda law and our current bye-laws, we do not need shareholder approval of the Conversion, and our shareholders do not have statutory dissenters’ or appraisal rights as a result of the Conversion.

Our common shares are currently listed on the Toronto Stock Exchange under the symbol “FRB.TO” and trade in the U.S. on the “pink sheets” under the symbol “FESLF.PK”. We have received conditional, approval from the Toronto Stock Exchange to trade the common stock of Forbes Texas under the same symbol after the Conversion. In connection with the Conversion, we intend to apply to list the common stock of Forbes Texas on the NASDAQ Global Market, or NASDAQ, under the symbol “FES.” In order to meet the NASDAQ bid price requirements to be eligible to list on NASDAQ, we plan to effect a four-to-one share consolidation, whereby each four common shares of par value $0.01 each will be consolidated into a single common share of par value $0.04, or the Share Consolidation. While we expect the Share Consolidation to increase the bid price of the company’s common shares, there can be no assurance that our application to list on NASDAQ will be accepted. We plan on effecting the Share Consolidation immediately prior to the Conversion. Similar to the Conversion, under Bermuda law and our current bye-laws, we do not need shareholder approval to effect the Share Consolidation and our shareholders do not have statutory dissenters’ or appraisal rights as a result of the Share Consolidation. The Toronto Stock Exchange has conditionally approved the Share Consolidation. Nevertheless, the Share Consolidation is subject to the final approval of our board of directors. Our preference shares are not listed, and we do not intend to list the preferred stock of Forbes Texas, on any securities exchange. We urge you to review this prospectus, together with the incorporated information, carefully.

We are not asking you for a proxy and you are requested not to send us a proxy. No shareholder action is required to effect the Conversion or Share Consolidation. See “The Conversion—No Vote or Dissenters’ Rights of Appraisal in the Conversion or Share Consolidation” on page 25 of this prospectus.

See the “Risk Factors” section beginning on page 10 for a discussion of factors you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August [—], 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed after that date.

References in this prospectus to “we,” “us,” “our,” the “Company” or the “Forbes Group” are to Forbes Energy Services Ltd. (as it currently exists under Bermuda law and will continue to exist under Texas law after the Conversion) and its subsidiaries on and after May 29, 2008; Forbes Energy Services LLC, or “FES LLC,” and its subsidiaries from January 1, 2008 to May 28, 2008; C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC from June 29, 2007 to December 31, 2007; and C.C. Forbes L.P., Texas Energy Services, L.P. and Superior Tubing Testers, L.P. prior to June 29, 2007. The terms “Forbes Bermuda” and “Forbes Texas” refer to Forbes Energy Services Ltd., or “FES Ltd,” prior to and after the Conversion, respectively.

All historical financial statements and other financial data contained in this prospectus as of and for the year ended December 31, 2007 and prior periods are of the Forbes Group on a combined basis, or Predecessor – Combined, and are identified as such. This financial information is presented on a combined basis because the operating subsidiaries were under common management prior to the reorganization under a common Delaware parent, Forbes Energy Services LLC. All financial statements and other financial data contained in this prospectus for all periods after January 1, 2008 are of the Forbes Group on a consolidated basis, or Successor – Consolidated, whether or not specifically identified as such.

The glossary contained in Annex A of this prospectus provides definitions of some oil and natural gas terms used in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus includes important business and financial information about us that is not included in or delivered with this prospectus. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain copies of the information and documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number:

Forbes Energy Services Ltd.

3000 South Business Highway 281

Alice, TX 78332

Attention: Investor Relations

(361) 664-0549

We also maintain an Internet site at http://www.forbesenergyservices.com, where copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports as applicable, are available free of charge. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part, and you should not rely on any such information in connection with the Conversion and Share Consolidation.

i

FORWARD-LOOKING STATEMENTS

This prospectus and any oral statements made in connection with it include certain forward-looking statements within the meaning of the federal securities laws. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in this prospectus. Our forward-looking statements are only predictions based on expectations that we believe are reasonable. Our actual results could differ materially from those anticipated in, or implied by, these forward-looking statements as a result of known risks and uncertainties set forth below and elsewhere in this prospectus. These factors include or relate to the following:

•	supply and demand for oilfield services and industry activity levels;

•	potential for excess capacity;

•	spending by the oil and natural gas industry given the continuing worldwide economic downturn;

•	our level of indebtedness in the current depressed market;

•	possible impairment of our long-lived assets;

•	our ability to maintain stable pricing;

•	competition;

•	substantial capital requirements;

•	significant operating and financial restrictions under our indentures;

•	technological obsolescence of operating equipment;

•	dependence on certain key employees;

•	concentration of customers;

•	substantial additional costs of compliance with reporting obligations, the Sarbanes-Oxley Act and indenture covenants;

•	material weaknesses in internal controls over financial reporting;

•	seasonality of oilfield services activity;

•	collection of accounts receivable;

•	environmental and other governmental regulation, including potential climate change legislation;

•	the potential disruption of business activities caused by the physical effects , if any, of climate change;

•	risks inherent in our operations;

•	market response to global demands to curtail use of oil and natural gas;

•	ability to fully integrate future acquisitions;

•	variation from projected operating and financial data;

ii

•	variation from budgeted and projected capital expenditures;

•	volatility of global financial markets;

•	risks associated with our foreign operations; and

•	the other factors discussed under “Risk Factors” starting on page 10 of this prospectus.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this prospectus may not occur. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

iii

SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. We urge you to carefully read all of this prospectus, including the consolidated financial statements and accompanying notes of the Forbes Group, to gain a more complete understanding of our business and the Conversion, as well as some of the other considerations that may be important to you. You should pay special attention to the “Risk Factors” section on page 10 of this prospectus.

Our Company

We are an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with locations in Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

We believe that our broad range of services listed in the preceding paragraph, which extends from initial drilling, through production, to eventual abandonment, is fundamental to establishing and maintaining the flow of oil and natural gas throughout the life cycle of our customers’ wells.

Since our inception in September 2003, we have grown organically from a small South Texas operational base with two well servicing rigs and eight vacuum trucks to a major North American provider of an integrated offering of production and well services. During the period from 2007 to 2009, we successfully executed an organic growth strategy focused on fleet expansion with the construction of new equipment in a segment of the oilfield services industry characterized by competitors with aging fleets. We believe that our modern well servicing rigs and equipment, with an average age of less than four years, significantly differentiate us from our competitors.

We currently provide a wide range of services to a diverse group of over 1,115 companies. Our blue-chip customer base includes ConocoPhillips Company, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Shell Oil Company, EOG Resources, Inc., Penn Virginia Corporation and Petróleos Mexicanos, or PEMEX, among others. John E. Crisp and Charles C. Forbes, our senior management team, have cultivated deep and ongoing relationships with our top customers in the U.S. during their average of over 30 years of experience in the oilfield services industry. For the three months ended March 31, 2011, we generated revenues of approximately $107.0 million.

We currently conduct our operations through the following two business segments:

•

Well Servicing. Our well servicing segment comprised 45.5% of consolidated revenues for the three months ended March 31, 2011. At March 31, 2011, our well servicing segment utilized our modern fleet of 173 owned or leased well servicing rigs, which included 162 workover rigs and 11 swabbing rigs, and related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, we have a fleet of nine tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

•

Fluid Logistics and Other. Our fluid logistics and other segment comprised 54.5% of consolidated revenues for the three months ended March 31, 2011. Our fluid logistics and other segment utilize our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks, water wells, salt water disposal wells and facilities, and related equipment. These assets are used to provide, transport, store, and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells. Beginning in the fiscal year 2010, the Company began providing additional services in which Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by the Company.

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service are designed to capitalize on our existing customer base to grow within existing markets, generate more business from existing customers, and increase our operating performance. By offering our customers the ability to reduce the number of vendors they use, we believe that we help improve our customers’ efficiency. This is demonstrated by the fact that 55.6% of our consolidated revenues for the three months ended March 31, 2011 were from customers that utilized services of both of our business segments. Further, by having multiple service offerings that span the life cycle of the well, we believe that we have a competitive advantage over smaller competitors offering more limited services.

The following table summarizes the major components of our equipment fleet at the dates indicated.

			December 31,
	March 31,		Successor-Consolidated			Predecessor-Combined
	2011	2010	2010	2009	2008	2007	2006
Locations	26	27	26	28	27	18	12

Well Servicing Segment
Workover rigs(1)	162	162	162	162	162	95	41
Swabbing rigs(1)	11	9	11	9	8	6	2
Tubing testing units	9	6	9	6	6	6	4

Fluid Logistics and Other Segment
Vacuum trucks(1)	289	290	285	290	294	205	147
High pressure pump trucks	19	19	19	19	19	14	7
Other trucks	57	57	57	57	57	43	25
Frac tanks(1)	1,368	1,369	1,368	1,369	1,370	951	568
Salt water disposal wells	15	18	15	18	14	14	9

(1)	At March 31, 2011, 18 of the vacuum trucks, 10 of the workover rigs, 1 of the swab rigs and 143 of the frac tanks were leased under operating leases.

Industry Overview

Participants in the upstream oil and natural gas industry in the United States generally fall into one of two categories: (i) oil and natural gas companies and (ii) oilfield services companies. Oil and natural gas companies generally explore for, develop and produce oil and natural gas reserves. Oilfield services companies generally provide equipment, products and services to assist oil and natural gas companies in their efforts to explore for, develop and produce oil and natural gas reserves.

The scope of services provided ranges widely among oilfield services companies, with some companies focusing on the provision of limited services in narrow geographic markets and others providing a broader, integrated range of oilfield services within the continental United States and, in some cases, internationally.

Demand for services offered by the oilfield services industry in the continental United States is generally a function of the willingness of oil and natural gas companies to make operating and capital expenditures to explore for, develop and produce oil and natural gas in the continental United States, which in turn is affected by current and anticipated levels of oil and natural gas demand and prices.

Our Competitive Strengths

We believe that the following competitive strengths position us well within the oilfield services industry:

•

Young and Modern Fleet. We believe we operate one of the youngest and most modern fleets of well servicing rigs among the large well-servicing companies, based on an average age of well servicing rigs. Approximately 88.4% of our 173 well servicing rigs at March 31, 2011 were built in the last five years. Many of our customers tell us that a younger and more modern fleet is more attractive to them because newer well servicing rigs require less down time for maintenance and generally are more reliable than older equipment. As part of our strategy, we have undertaken to enhance our design specifications to improve the operational and safety characteristics of our equipment compared with older equipment.

•

Exposure to Revenue Streams Throughout the Life Cycle of the Well. Our maintenance and workover services expose us to demand from our customers throughout the life cycle of a well, from drilling through production and eventual abandonment. Each new well that is drilled provides us a potential multi-year stream of well services revenue, as our customers attempt to maximize and maintain a well’s productivity. Accordingly, demand for our services is generally driven by the total number of producing wells in a region and is generally less volatile than demand for new well drilling services.

•

High Level of Customer Retention with a Blue Chip Customer Base. Our top customers include many of the largest integrated and independent oil and natural gas companies operating onshore in the United States and the government owned energy Company, PEMEX, in Mexico. We believe we have been successful in growing in our existing markets as well as expanding to new markets with existing customers due to the quality of our well servicing rigs, our personnel and our safety record. We believe members of our senior management have maintained excellent working relationships with our top customers in the United States during their average of over 30 years of experience in the oilfield services industry. We believe the complementary nature of our two business segments also helps retain customers because of the efficiency we offer a customer that has multiple needs at the wellsite. Notably, 55.6% of our revenues from the three months ended March 31, 2011, were from customers that utilize services of both of our business segments.

•

Industry-Leading Safety Record. For 2010, we had approximately 88.0% fewer reported incidents than the industry average. Our customers tell us that our safety record and reputation are critical factors to purchasing and operations managers in their decision-making process. Over several years, we have developed a strong safety culture based on our training programs and safety seminars for our employees and customers. For example, for several years, members of our senior management have played an integral part in monthly joint safety training meetings with customer personnel. In addition, our deployment of new well servicing rigs with enhanced safety features has contributed to our strong safety record and reputation.

•

Experienced Senior Management Team and Operations Staff. Our senior management team of John E. Crisp and Charles C. Forbes has over 65 years of combined experience within the oilfield services industry. In addition, our next level of management, which includes our location managers, has an average of approximately 24 years of experience in the industry.

Our Strategy

Our strategy is to continue to do the following:

•

Maintain maximum asset utilization. We constantly monitor asset usage and industry trends in order to maximize utilization. We accomplish this through moving assets from regions with less activity to those with more activity or that are increasing in activity. In the current economic environment, we are focusing on basins that are either predominantly oil or contain natural gas with high liquids content, such as the Eagle Ford basin in South Texas, as we anticipate that these areas will experience substantial growth in the foreseeable future.

•

Focus on Proven and Established Oil and Natural Gas Basins. We focus our operations on customers that operate in well-established basins which have proven production histories and that have maintained a higher level of activity throughout various oil and natural gas pricing environments. We believe that this creates a more stable revenue stream for us as the production related services we provide our customers are tied more to ongoing production from proven wells and less to exploratory activity that was negatively influenced by the recent precipitous decreases in oil and natural gas prices throughout 2009. Our experience shows that production-related services have generally withstood depressed economic conditions better than exploratory services.

•

Establish and Maintain Leadership Position in Core Operating Areas. Based on our estimates, we believe that we have a significant market share in well servicing and fluid logistics in South Texas. We strive to establish and maintain market leadership positions within all of our core operating areas. To achieve this goal, we maintain close customer relationships and offer high-quality services and the newest equipment for our customers. In addition, our significant presence in our core operating areas facilitates employee retention and hiring and brand recognition.

•

Maintain a Disciplined Growth Strategy. Through the third quarter of 2008, we grew our business by following our customers to new locations which have been in reasonably close proximity to our existing locations. In 2007, we expanded from our initial presence in the Cotton Valley with a location in Marshall to Kilgore and Carthage, Texas. We have followed the same strategy in the Permian Basin, where we established an initial presence in Ozona and subsequently expanded to San Angelo, Monahans, Odessa and Big Spring, Texas. In 2008 we expanded to Mexico, acquiring a presence in the city of Poza Rica. We believe that this growth strategy allows us to create synergies in geographic areas and then permits us to expand profitably from those geographic areas in which we have created a critical mass. During 2009, we severely curtailed our expansion due to the severe downturn in the industry, expanding into only two new locations in Franklin, Texas and Washington, Pennsylvania while closing one location in Denver City, Texas. During 2010, we began to experience an upturn in the industry resulting in higher utilization of our assets. During that period, in response to customer demand, we opened new rig yards in Laurel, Mississippi, and Lamesa, Texas as well as moving our Pennsylvania rig yard from Washington, Pennsylvania to Indiana, Pennsylvania. We also closed four yards. We exited North Texas with the closing of our Godley well service yard. We also closed three additional yards and absorbed those assets into existing yards; Edinburg, Texas, Liberty, Texas, and Franklin, Texas. In prior filings, we disclosed that we were working on an agreement for the use of two workover rigs in Colombia. This transaction has been terminated.

Organizational Structure

Forbes Bermuda is a Bermuda exempt company organized on April 9, 2008 to be the holding company for FES LLC and its subsidiaries. After the Conversion, Forbes Texas, a Texas corporation, will continue as the holding company for FES LLC and its subsidiaries. FES LLC is a Delaware limited liability company and the current U.S. holding company for our operating entities. We operate primarily through the following four subsidiaries which are all Delaware limited liability companies directly owned by FES LLC, C.C. Forbes, LLC, TX Energy Services, LLC, Superior Tubing Testers, LLC and Forbes Energy International, LLC. Forbes Energy International, LLC was formed to hold the equity securities of Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services México Servicios de Personal, S. de R.L de C. V., Mexican limited liability companies that were originally formed to hold our Mexican operations. Subsequently, Mexican operations were moved to the Mexican branch of Forbes Energy Services Ltd. FES LLC also holds the equity securities of Forbes Energy Capital Inc., a Delaware corporation created solely to be a co-issuer of our senior secured notes. The following chart graphically illustrates our current structure:

*	Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services Mexico Servicios de Personal, S. de C.V. are each 99.99% owned by Forbes Energy International, LLC and 0.01% owned by Forbes Energy Services LLC.

Our headquarters and executive offices are located at 3000 South Business Highway 281, Alice, Texas 78332. We can be reached by phone at (361) 664-0549.

Recent Developments

        On May 9, 2011, FES LLC and Forbes Energy Capital Inc., or the Second Priority Issuers, two subsidiaries of Forbes Bermuda that are the issuers of the 11% senior secured notes due 2015, or the Second Priority Notes, commenced a cash tender offer to purchase any and all of such Second Priority Notes then outstanding. In connection with this tender offer, the Second Priority Issuers solicited consents to proposed amendments that eliminate most of the restrictive covenants and event of default provisions contained in the indenture governing such Second Priority Notes and modify the terms of any intercreditor agreement applicable to such Second Priority Notes.

        Adoption of the proposed amendments required the consent of the holders of at least a majority of the $192,500,000 aggregate principal amount of the outstanding Second Priority Notes and holders who tendered their Second Priority Notes in the tender offer were deemed to consent to the proposed amendments. A total of approximately $187,932,000, or over 97%, in aggregate principal amount of outstanding Second Priority Notes were validly tendered and not validly withdrawn before the end of the consent period, on May 20, 2011. Notwithstanding the end of the consent period, the Second Priority Issuers continued to accept Second Priority Notes tendered pursuant to the tender offer. On May 24, 2011, the Second Priority Issuers, Forbes Bermuda and certain of its other subsidiaries entered into a fourth supplemental indenture with Wells Fargo Bank, National Association, trustee and collateral agent for the Second Priority Notes, that adopted the amendments proposed in the consent solicitation. The fourth supplemental indenture became effective, by its terms, upon consummation of the purchase of the Second Priority Notes tendered pursuant to the previously announced tender offer and payment of the related consent fee.

In order to fund the repurchase of the Second Priority Notes, on June 7, 2011, Forbes Bermuda issued $280,000,000 in aggregate principal amount of 9% senior notes due 2019, or the New Notes, in a private placement pursuant to exemptions from registration under the Securities Act of 1933. On that same date, Forbes Bermuda and its significant subsidiaries entered into an indenture to govern the New Notes, or the New Indenture, with Wells Fargo Bank, National Association, as trustee. The net proceeds to Forbes Bermuda from this offering were approximately $272.7 million dollars, net of the initial purchaser discount and estimated transaction costs.

In June 2011, we used approximately $223.2 million of such proceeds to repurchase approximately 99.8% of the outstanding $192,500,000 aggregate principal amount of its Second Priority Notes pursuant to the tender offer for the Second Priority Notes and consent solicitation. We accepted for purchase and payment all Second Priority Notes that were tendered by the time of expiration of the tender offer. The $223.2 million comprised the total consideration paid for such Second Priority Notes tendered, including related accrued interest and consent fees for those Second Priority Notes tendered by the consent date. In addition, we used $21.5 million of the net proceeds to repurchase all of the outstanding $20 million aggregate principal amount of its First Priority Floating Rate Notes due 2014, or the First Priority Notes, which amount comprised the outstanding principal and accrued interest plus a make-whole premium. On July 27, 2011, we used remaining proceeds to repurchase the remaining $0.4 million in aggregate principal amount of Second Priority Notes and for general corporate purposes. At such time, the indenture governing our Second Priority Notes was discharged and the liens related thereto were released.

We are also seeking to enter into a new secured credit facility with a maximum initial commitment amount of approximately $75.0 million.

On June 9, 2011, C. C. Forbes, LLC, a subsidiary of FES Ltd, settled certain litigation for a required cash payment of $5.5 million. This lawsuit had alleged that we had infringed on U.S. patents owned by the plaintiff in connection with our performance of our service contract for PEMEX in Mexico. Despite a favorable summary judgment on certain aspects of the suit and prior estimates by counsel of a low risk profile for the case, events at the trial on June 8 and 9, caused us to reassess the risks of continued litigation and, in light of these risks, to elect to settle the case immediately. This expense will be recorded in the quarter ending June 30, 2011. We do not believe this will impact our ongoing operations, including those operations providing services to PEMEX.

On July 14, 2011, the Company launched an option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common shares, or the Option Exchange. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applies to options granted on May 29, 2008 and the Option Exchange expires on August 11, 2011, subject to amendment or extension. Those participating in the Option Exchange will receive new options for the old options they tender at a ratio of .72 to 1. To substantially minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis and may be amended prior to the expiration of the Option Exchange if the market value of the Company’s common shares changes to the extent that the original value-for-value calculation is altered significantly. The new options will have an exercise price set on the day such options are granted, which will be the day the Option Exchange expires. The Company expects that it is likely that all eligible option holders will participate in the Option Exchange. Assuming full participation, options to purchase 2,680,000 common shares would be cancelled and new options to purchase 1,929,600 common shares would be issued.

SUMMARY OF THE CONVERSION

We intend to change our jurisdiction of incorporation from Bermuda to Texas, and we refer to this change as the “Conversion.” We expect to effect the Conversion by filing in Texas a plan of conversion, certificate of formation and certificate of conversion, and by filing in Bermuda a notice of discontinuance and certified copies of the documents filed in Texas. Once these documents are effective, we anticipate the Conversion will be deemed to have occurred, under Bermuda and Texas law, as of the effective date set forth in the plan of conversion, certificate of conversion and notice of discontinuance, which we expect to be on or about August 12, 2011. For a more detailed discussion of the timing of the Conversion, see “Description of Capital Stock—Effective Time” on page 97 of this prospectus.

The Conversion does not require shareholder approval and we are not requesting a proxy in connection herewith. Further, as discussed below, our shareholders do not have dissenters’ or appraisal rights as a result of the Conversion.

The Conversion will cause our jurisdiction of incorporation to change from Bermuda to Texas. As a result of this change, we will be governed by a new certificate of formation and bylaws and will be subject to Texas law rather than Bermuda law. These changes are described in more detail below under the section “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” on page 87 of this prospectus. Notwithstanding these changes, our business, assets and liabilities, as well as our board of directors, executive officers, principal business locations and fiscal year, will be the same after the Conversion as they were prior to the change.

We believe that the Conversion will present several advantages to the Company. We believe that domiciling FES Ltd in the United States will result in an overall simplification of our corporate structure as all of the other major entities of the Forbes Group are domiciled in the United States. Further, we believe that Texas will provide an excellent domicile for FES Ltd within the United States due to the fact that (i) reincorporating into Texas will not result in additional taxes as the Company is already subject to U.S. federal income taxes and Texas franchise taxes, (ii) the majority of the Company’s operations and management are located in Texas and (iii) we believe Texas has a body of corporate law more familiar to the officers, board of directors and many of the shareholders of FES Ltd. We believe that the reincorporation into Texas will result in legal and administrative efficiencies. For example, a corporation’s jurisdiction of incorporation may be a litigation forum, from time to time, and litigation at a distance from the Company’s principal office can result in inconvenience and added expense. By converting to a Texas corporation, we are able to conform our legal domicile with our principal place of business. Further, we believe that familiarity in the marketplace with Texas corporate law may lead to greater acceptance of us in the capital markets and enhance shareholder value over the long term.

The board of directors believes that, in connection with the Conversion, it is in the best interest of the Company to attempt to list its common stock on the NASDAQ Stock Market, or NASDAQ. In order to be eligible for listing on NASDAQ, the Company must have a minimum bid price of $4.00 per share. As of July 29, 2011, the last reported sales price of our common shares on the TSX was CDN $2.77 and on the “Pink Sheets” over-the-counter market was USD $2.88. Therefore, in order to increase the bid price of the Company’s common shares, immediately prior to the Conversion, we plan to effect a four-to-one share consolidation, whereby each four common shares of par value $0.01 each will be consolidated into a single common share of par value $0.04. We believe that the Share Consolidation will result in an increase in the bid price of our common shares above the level required by NASDAQ’s listing requirements. Notwithstanding the Share Consolidation, there can be no assurance that our application to NASDAQ will be successful. We refer to this transaction as the “Share Consolidation.” Similar to the Conversion, under Bermuda law and our current bye-laws, we do not need shareholder approval to effect the Share Consolidation; however, the Share Consolidation is subject to the final approval of our board of directors.

Share Consolidation	The Company’s board of directors plans to conduct the Share Consolidation immediately prior to the Conversion. Upon effectiveness of the Share Consolidation, each four common shares of Forbes Bermuda outstanding immediately prior to the Share Consolidation will be consolidated into one common share. As of July 29, 2011, we had 83,673,700 common shares outstanding. Immediately after the Share Consolidation, we expect to have approximately 20,918,425 common shares outstanding. As required by Bermuda law and our current-bye-laws, the Share Consolidation will also reduce the total number of common shares that the Company is authorized to issue from 450,000,000 shares of par value $0.01 each to 112,500,000 shares of par value $0.04 each. As such, the authorized share capital of the Company, which is defined as the number of authorized shares multiplied by the par value of such shares, will remain unchanged. The share consolidation will cause the rate by which the Series B Senior Convertible Preference Shares are convertible into common shares to adjust proportionately. As mentioned above, the board of directors of the Company has the authority to conduct the Share Consolidation without seeking the consent of the Company’s shareholders.

Share Exchange	As of July 29, 2011, Forbes Bermuda had issued and outstanding 83,673,700 common shares of par value $0.01 each and 588,059 of par value

$0.01 each preference shares, which preference shares are designated as Series B Senior Convertible Preferred Shares, or Series B Preferred Shares. Immediately after the Share Consolidation, it is expected that we will have outstanding approximately 20,918,425 common shares of par value $0.04 each and 588,059 Series B Preferred Shares of par value $0.01 each. In the Conversion, which will occur immediately after the share consolidation, each common share and preference share of Forbes Bermuda that is outstanding immediately prior to the effective time of the Conversion will automatically convert, by operation of law, into one share of common stock par value $0.04 or one share of preferred stock par value $0.01, as applicable, of Forbes Texas. The converted preferred stock will be designated as Series B Senior Convertible Preferred Stock, or Series B Preferred Stock. Similarly, outstanding options and other rights to acquire shares of Forbes Bermuda will automatically convert into options or rights to acquire the corresponding shares of Forbes Texas. The procedures whereby shareholders of Forbes Bermuda who currently hold share certificates will exchange their existing share certificates for certificates of Forbes Texas are described in “The Conversion—Share Conversion” on page 24 of this prospectus.

Effective Date of the Conversion	The later of (i) the effective time of Forbes Texas’ conversion in Texas under Texas law as set forth in its certificate of formation filed with the Texas Secretary of State and (i) the effective time of Forbes Bermuda’s discontinuance from Bermuda as set forth in its certificate of discontinuance from the Bermuda Registrar of Companies.

Reasons for the Conversion	The board of directors of the Company believes that the Conversion will, among other things, simplify our corporate structure and provide for administrative and legal efficiencies.

Risk Factors	An investment in the common shares of Forbes Bermuda as well as in the common stock of Forbes Texas involves risks. Please review the section entitled “Risk Factors” beginning on page 10 of this prospectus.

Comparison of Shareholder Rights

There are differences between Texas and Bermuda corporate law. For example, currently under Bermuda law, in most circumstances, in the event that the Company amends its memorandum of association at a general meeting of its shareholders, holders of not less than 20% in par value of the Company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of such amendment. No similar right is available under Texas law. Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available to shareholders under Texas law. Additionally, Bermuda law requires that a company give its shareholders at least five days’ notice of a shareholder meeting, while Texas law requires that a company give at least 10 days’ and no more than 60 days’ notice of a shareholder meeting (both the bye-laws of Forbes Bermuda and the bylaws of Forbes Texas require the Company to give at least 21 days’ notice of a shareholder meeting). Further, under Bermuda law if a contract involving the transfer of shares of a company to another company has been approved by 90% of the shares involved in the transfer, the transferee may require, subject to certain conditions, dissenting shareholders to transfer their shares pursuant to the terms of the contract. No similar right exists under Texas law.

Additionally, there are differences between the new certificate of formation and bylaws of Forbes Texas and the current memorandum of association and bye-laws of Forbes Bermuda. For example, the certificate of formation and bylaws of Forbes Texas do not contain any class of share equivalent to the authorized Class B Shares of Forbes Bermuda (none of which are outstanding), nor any rights related thereto. Also, while the current bye-laws of Forbes Bermuda permit the Company to increase, divide or consolidate its share capital without shareholder approval, under the new certificate of formation of Forbes Texas, shareholder approval would be required to reclassify its securities in such a manner. Further, while our current bye-laws require that notice of shareholder proposals be received not less than 20 days and no more than 60 days before the anniversary of the last annual meeting, the bylaws of Forbes Texas, consistent with United States securities laws, provide that notice of shareholder proposals must be received not less than 90 days and no more than 150 days before the one-year anniversary of the preceding year’s annual meeting. We expect that these differences will result in some changes to your rights as a shareholder. For a description of your rights as a shareholder of Forbes Texas and how they may differ from your rights as a shareholder of Forbes Bermuda, please see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” on page 86 of this prospectus.

No Vote or Dissenters’ Rights of Appraisal in the Conversion	Under Bermuda and Texas law and our current bye-laws, we do not need shareholder approval of the Conversion, and our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal or dissenters rights as a result of the Conversion. See “The Conversion—No Vote or Dissenters’ Rights of Appraisal in the Conversion” on page 25 of this prospectus.

United States Federal Income Tax Consequences	The Company does not believe that the Conversion will have a material tax consequence on the Company or the holders of its common shares. See “United States Federal Income Tax Consequences” on page 97 of this prospectus.

Regulatory Approvals	In order to consummate the Conversion, the Company will have to file the plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Secretary of State of the State of Texas and must comply with U.S. federal and state securities laws. The Company is not aware of any other federal or state regulatory requirements applicable to or approvals required for the completion of the Conversion.

Summary Historical Financial Information

The statement of operations data for the years ended December 31, 2010, 2009, and 2008, and the balance sheet data as of December 31, 2010 and 2009, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2007 and 2006, and the balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from our audited combined financial statements not included in this prospectus. The statement of operations data for the three months ended March 31, 2011 and 2010, the balance sheet data as of March 31, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with accounting principles generally accepted in the United States and should be read with our financial statements, including notes, included elsewhere in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 28 of this prospectus.

			Year Ended December 31,
	Three Months Ended March 31,		Successor - Consolidated			Predecessor - Combined
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)	(unaudited)	(dollars in thousands)
Statement of Operations Data:
Revenues:
Well servicing	$48,717	$31,023	$155,273	$106,097	$189,980	$103,601	$58,574
Fluid logistics and other	58,247	36,241	178,797	109,823	170,949	103,405	74,141

Total revenues	106,964	67,264	334,070	215,920	360,929	207,006	132,715

Expenses:
Well servicing	38,609	28,648	123,332	96,826	128,614	60,570	32,453
Fluid logistics and other	42,223	28,265	138,079	87,263	117,940	69,887	49,620
General and administrative	5,917	5,659	23,373	21,229	17,700	8,824	6,026
Depreciation and amortization	10,109	9,924	39,960	39,472	33,724	15,342	7,410
Impairment of goodwill	—	—	—	—	4,364	—	—

Total expenses	96,858	72,496	324,744	244,790	302,342	154,623	95,509

Operating income (loss)	10,106	(5,233)	9,326	(28,870)	58,587	52,383	37,206
Other income (expense):
Interest income	18	86	119	15	6	7	—
Interest expense	(6,943)	(6,934)	(27,273)	(26,934)	(25,798)	(8,350)	(5,074)
Other income (expense)	—	(92)	17	1,314	38	237	141

Income (loss) before income taxes	3,182	(12,172)	(17,811)	(54,475)	32,827	44,277	32,273
Income tax expense (benefit) (1)	1,277	(4,001)	(6,501)	(25,144)	62,574	683	—

Net income (loss)	1,905	(8,172)	($11,310)	($29,331)	($29,748)	$43,594	$32,273

Preferred shares dividends	$(883)	—	$(1,041)	—	—	—	—

Net Gain (loss) attributable to common shareholders	$1,022	$(8,172)	(12,351)	($29,331)	($29,748)	$43,594	$32,273

Income (loss) per common share
Basic and diluted	$0.01	($0.10)	($0.15)	($0.47)	($0.65)

			Year Ended December 31,
	Three Months Ended March 31,		Successor - Consolidated			Predecessor - Combined
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)	(unaudited)	(dollars in thousands)
Pro forma information giving effect to the Bermuda Reorganization (2)
Net income					$20,681	$28,336	$20,978

Basic and diluted weighted average common shares					55,995	54,145	54,145

Basic and diluted earning per share					$0.37	$0.52	$0.39

Pro forma information giving effect to the Bermuda Reorganization (2) and Share Consolidation (3)
Net income					$20,681	$28,336	$20,978

Basic and diluted weighted average common shares					13,999	13,536	13,536

Basic and diluted (loss) earnings per share	$0.04	($0.40)	($0.60)	($1.88)	$1.48	$2.09	$1.55

(1)	On May 29, 2008, in connection with the reorganization under a Bermuda parent, Forbes Energy Services Ltd., the Forbes Group became a taxable entity, which resulted in $52.8 million of income tax expense that was recorded as a one-time, deferred income tax charge to recognize the conversion to a taxable entity. Prior to that time, the entities comprising the Forbes Group were flow through entities for federal income tax purposes and the only tax obligations of the entity were the Texas margin tax which was applicable after June 29, 2007.
(2)	Historical net income per share was not presented for 2007 and prior since we were structured as a limited liability company, had limited member units and had no equity interests that were convertible in common stock or a common stock equivalent. The unaudited pro forma net income and net income per share gives effect to the reorganization in which FES Ltd, a Bermuda exempt company became the direct parent of FES LLC and, as a result, the indirect parent of the operating subsidiaries, or the Bermuda Reorganization. Pursuant to the Bermuda Reorganization we changed from a flow through entity for federal income tax purposes to a “C” corporation, the issuance of our common stock in connection with our Canadian initial public offering and simultaneous U.S. private placement on May 29, 2008, and an assumed effective tax rate of between 35% and 37%, as though the Bermuda Reorganization and Canadian initial public offering had occurred on January 1, 2008, January 1, 2007 and January 1, 2006, respectively.
(3)	To show the effect on earnings per share upon the effectiveness of the Share Consolidation where each four common shares of Forbes Bermuda outstanding immediately prior to the Share Consolidation will be consolidated into one common share.

	Three Months Ended March 31,	Year Ended December 31,
		Successor - Consolidated			Predecessor - Combined
	2011	2010	2009	2008	2007	2006
Operating Data:
Well servicing rigs (end of periods)	173	173	171	170	101	43
Rig hours	107,327	377,073	273,395	378,657	180,700	90,941
Heavy trucks (end of period) (1)	365	361	366	370	262	179
Trucking hours	313,445	1,135,227	863,506	1,115,593	711,171	514,082
Salt water disposal wells (end of period)	15	15	18	14	14	9
Locations (end of period)	26	26	28	27	18	12
Frac tanks (end of period)	1,368	1,368	1,369	1,370	951	568

(1)	Includes vacuum trucks, high pressure pump trucks and other heavy trucks.

	As of March 31,	Year Ended December 31,
		Successor - Consolidated			Predecessor - Combined
	2011	2010	2009	2008	2007	2006
	(unaudited)	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$21,696	$30,458	$28,425	$23,469	$5,209	$7,650
Property and equipment, net	268,578	274,231	308,560	330,951	204,132	92,131
Total assets	458,721	451,830	457,432	482,801	259,995	128,518
Total long-term debt	213,949	212,915	214,465	205,378	107,458	56,188
Total liabilities	304,435	299,764	310,925	324,383	189,536	89,718
Temporary equity-preferred shares	16,153	15,270	—	—	—	—
Shareholder’s equity/Members’ equity/Partners’ capital	138,134	136,795	146,507	158,418	70,459	38,801

RISK FACTORS

The following information describes certain significant risks and uncertainties inherent in our business and the Conversion. You should take these risks into account in evaluating us. This section does not describe all risks applicable to us, our industry, our business or the Conversion, and it is intended only as a summary of known material risks that are specific to the Company or the Share Consolidation and the Conversion. You should carefully consider such risks and uncertainties together with the other information contained in this prospectus. If any of such risks or uncertainties actually occurs, our business, financial condition or operating results could be harmed substantially and could differ materially from the plans and other forward-looking statements included in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 28 and “Business” on page 47 and elsewhere in this prospectus.

RISKS RELATING TO THE CHANGE IN OUR PLACE OF INCORPORATION

Currently, your rights as a shareholder of Forbes Bermuda arise under Bermuda law as well as our existing Bermuda memorandum of association and bye-laws. Upon effectiveness of the Conversion, your rights as a shareholder of Forbes Texas will arise under Texas law as well as our new Texas certificate of formation and bylaws.

Upon effectiveness of the Conversion, our shareholders will become shareholders of Forbes Texas. As such their rights will arise under the new certificate of formation and bylaws of Forbes Texas as well as Texas law. There are differences between these new organizational documents and Texas law and our current organizational documents and Bermuda law which alter your rights as a shareholder of the Company. For example, currently under Bermuda law, in most circumstances, in the event that the Company amends its memorandum of association at a general meeting of its shareholders, holders of not less than 20% in par value of the Company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of such amendment. No similar right is available under Texas law. Further, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available to shareholders under Texas law. This change could increase the likelihood that the Company becomes involved in costly litigation, which could have a material adverse effect on the Company. Additionally, there are differences between the new certificate of formation and bylaws of Forbes Texas and the current memorandum of association and bye-laws of Forbes Bermuda. For example, while our current bye-laws require that notice of shareholder proposals be received not less than 20 days and no more than 60 days before the anniversary of the last annual meeting, the bylaws of Forbes Texas, consistent with United States securities laws, provide that notice of shareholder proposals must be received not less than 90 days and no more than 150 days before the one-year anniversary of the preceding year’s annual meeting. These differences, as wells a description of the rights of shareholders of Forbes Texas, are described in more detail below in “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” beginning on page 87 of this prospectus. We also encourage you to read the forms of the new certificate of formation, including the certificates of designation attached thereto, and bylaws of Forbes Texas, which are attached as Annex B and Annex C to this prospectus.

RISKS RELATING TO THE SHARE CONSOLIDATION PRECEEDING THE CONVERSION

There can be no assurance that the market price per share of the Common Shares after the Share Consolidation will increase in proportion to the reduction in the number of Common Shares outstanding.

If fair market value per share of the common shares does not increase proportionately to the decrease in the number of common shares outstanding, the Company’s aggregate market value will decrease. Further, it is possible that even after conducting the Share Consolidation that the Company will not meet the $4.00 per share minimum bid price requirement to list its common stock with NASDAQ.

RISKS RELATED TO OUR COMMON STOCK

The dividend, liquidation and redemption rights of the holders of our Series B Preferred Stock may adversely affect our financial position and the rights of the holders of our common stock.

        Similar to Forbes Bermuda, Forbes Texas will have shares of Series B Preferred Stock outstanding. Forbes Texas will have the obligation to pay to the holders of its Series B Preferred Stock quarterly dividends of five percent per annum of the original issue price, payable quarterly in cash or in-kind. No dividends may be paid to holders of common stock while accumulated dividends remain unpaid on the Series B Preferred Stock. Until recently, dividends for the quarterly periods ended November 28, 2010, February 28, 2011 and May 28, 2011 have not been paid on the Series B Preferred Shares. The Company had not paid these dividends until recently due to certain restrictions on cash dividends in the indentures governing the Second Priority Notes and the First Priority Notes and certain restrictions on in-kind dividends imposed by the Toronto Stock Exchange, which had taken the position that, in light of the market price of the Company’s common shares, the issuance of additional Series B Preferred Shares as a dividend in-kind would violate Toronto Stock Exchange rules regarding the issuance of discounted shares, unless the Company received shareholder approval for such an issuance. As discussed on page 81, the indenture restrictions on our ability to pay cash dividends on the Series B Preferred Shares were removed upon the discharge of the indentures governing the First Priority Notes and Second Priority Notes. The Company received shareholder approval at its annual meeting on June 27, 2011 for a pool of Series B Preferred Shares to be issued as in-kind dividends for this particular quarterly period and for future quarterly periods.

Further, Forbes Texas will be required, at the seventh anniversary of the issuance of the Series B Preferred Stock on May 28, 2017, to redeem any such outstanding shares at their original issue price, plus any accumulated and unpaid dividends, to be paid, at the election of Forbes Texas, in cash or shares of common stock. The payment of the redemption price in cash is expected to result in reduced capital resources available to the Company. The payment of the redemption price in shares of common stock would directly dilute the common shareholders. The payment of dividends in-kind would also have a dilutive effect on the common shareholders (as any Series B Preferred Stock issued as dividends will be themselves convertible into common stock). In the event that the Company is liquidated while Series B Preferred Stock is outstanding, holders of the Series B Preferred Stock will be entitled to receive a preferred liquidation distribution, plus any accumulated and unpaid dividends, before holders of common stock receive any distributions. See “Description of Capital Stock—Series B Senior Convertible Preferred Stock” on page 84 of this prospectus.

Holders of the Series B Preferred Stock have certain voting and other rights that may adversely affect holders of our common stock, and the holders of shares of our Series B Preferred Stock may have different interests from, and vote their shares in a manner deemed adverse to, holders of our common stock.

As mentioned in the preceding risk factor, until recently the Company had not paid a dividend on its Series B Preferred Shares for the quarterly periods ended November 28, 2010, February 28, 2011 and May 28, 2011. In the event that we fail to pay dividends, in cash or in-kind, on the Series B Preferred Stock for an aggregate of at least eight quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Stock will be entitled to vote at any meeting of the shareholders with the holders of the common stock and to cast the number of votes equal to the number of whole shares of common stock into which the Series B Preferred Stock held by such holders are then convertible. If the holders of the current Series B Preferred Shares were able to vote pursuant to this provision at this time or converted the Series B Preferred Shares into common shares, we believe that those holders would be entitled to an aggregate of 15,174,396 votes resulting from their ownership of Series B Preferred Shares, or 3,793,599 votes assuming the Share Consolidated had been effected. This together with common shares already held by these shareholders (as reported to the Company by such shareholders), would entitle these shareholders to just under 20%, in the aggregate, of the voting power of the Company. Further, the holders of Series B Preferred Stock may have certain voting rights with respect to the approval of amendments to the certificate of formation of Forbes Texas or certain transactions between Forbes Texas and affiliate shareholders. See “Capital Stock—Anti-Takeover Provisions in Texas Law and the New Forbes Texas Certificate of Formation and Bylaws” on page 85 of this prospectus.

The holders of Series B Preferred Stock may have different interests from the holders of our common stock and could vote their shares in a manner deemed adverse to the holders of common stock.

RISKS RELATING TO OUR BUSINESS

The industry in which we operate is highly volatile, and there can be no assurance that demand for our services will continue to improve from previous depressed levels.

The demand, pricing and terms for oilfield services in our existing or future service areas largely depend upon the level of exploration and development activity for both crude oil and natural gas in the United States. Oil and natural gas industry conditions are influenced by numerous factors over which we have no control, including oil and natural gas prices, expectations about future oil and natural gas prices, levels of consumer demand, the cost of exploring for, producing and delivering oil and natural gas, the expected rates of current production, the discovery rates of new oil and natural gas reserves, available pipeline and other oil and natural gas transportation capacity, weather conditions, political, regulatory and economic conditions, and the ability of oil and natural gas companies to raise equity capital or debt financing.

In the fourth quarter of 2008 and during 2009, the level of activity in the oil and natural gas industry in the United States experienced a severe downturn. The industry decline resulted in the reduction of oil and natural gas prices. Although oil prices and utilization trends improved during 2010, there can be no assurance that depressed natural gas prices will improve or that the current improving trend in oil prices or our utilization will continue. We expect that a continuation of the recent severe reduction in natural gas prices or a reduction in oil prices would have a negative effect on oil and natural gas production levels and therefore affect the demand for drilling and well services by oil and natural gas companies. Any addition to, or elimination or curtailment of, government incentives for companies involved in the exploration for and production of oil and natural gas could have a significant effect on the oilfield services industry in the United States. Lower oil and natural gas prices could also cause our customers to seek to terminate, renegotiate or fail to honor our services contracts. It could affect the fair market value of our equipment fleet which, under specific circumstances, in turn could trigger a write down of our assets for accounting purposes. Lower oil and natural gas prices could also affect our ability to retain skilled oilfield services personnel and our ability to obtain access to capital to fund and grow our business. A reversal in the current trend of improving industry activity and pricing at current levels could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be adversely affected by uncertainty in the global financial markets and the continuing worldwide economic downturn.

Our future results may be impacted by the continuing worldwide economic downturn, continued volatility or deterioration in the debt and equity capital markets, inflation, deflation, or other adverse economic conditions that may negatively affect us or parties with whom we do business resulting in their non-payment or inability to perform obligations owed to us such as the failure of customers to honor their commitments or the failure of major suppliers to complete orders. Additionally, credit market conditions may change slowing our collection efforts as customers may experience increased difficulty in obtaining requisite financing, potentially leading to lost revenue and higher than normal accounts receivable. This could result in greater expense associated with collection efforts and increased bad debt expense.

The current global economic environment may adversely impact our ability to issue additional debt. A continuation of the economic uncertainty may cause institutional investors to respond to their customers by increasing interest rates, enacting tighter lending standards or refusing to refinance existing debt upon maturity or on terms similar to expiring debt. Even with the net proceeds of the December 2009 common equity offering, our May 2010 preferred stock offering and the New Notes offering, we may require additional capital in the future. However, due to the above listed factors, we cannot be certain that additional funding will be available if needed and, to the extent required, on acceptable terms.

Our business depends on domestic spending by the oil and natural gas industry, and this spending and our business may be adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Current low natural gas prices, a decline in oil prices and global economic uncertainty may reduce the availability of capital for operating and capital expenditures and may curtail spending thereby reducing demand for our services and equipment.

Industry conditions are influenced by numerous factors over which we have no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, political instability in oil and natural gas producing countries and merger and divestiture activity among oil and natural gas producers. The volatility of the oil and natural gas industry and the consequent impact on exploration and production activity could adversely impact the level of drilling and workover activity by some of our customers. Any such reduction may cause a decline in the demand for our services or adversely affect the price of our services. In addition, reduced discovery rates of new oil and natural gas reserves in our market areas also may have a negative long-term impact on our business, even in an environment of stronger oil and natural gas prices, to the extent existing production is not replaced and the number of producing wells for us to service declines.

During 2009, adverse changes in capital markets caused a number of oil and natural gas producers to announce reductions in capital budgets for future periods. In the fourth quarter of 2009 and in 2010, several of these producers announced increased capital budgets relative to their lows in mid-2009. Even so, limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to limit capital budgets in the future even if commodity prices reach high levels.

These same economic factors impact our customers’ ability to pay amounts due to us on a timely basis. During 2009, this impacted a significant number of our customers resulting in several million dollars in uncollectable accounts receivable. While the severity of the negative financial impact of the industry downturn has subsided, there can be no assurances that another slowdown or downturn may not occur creating additional significant levels of uncollectable accounts receivable.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

As of March 31, 2011, after giving effect to the offering of the New Notes and the application of the proceeds therefrom, our long-term debt, including current portions, would have been 282.3 million. In the event the current industry upward trend reverses and we experience a decline in activity as we experienced in 2009, our level of indebtedness may adversely affect operations and limit our growth. Our level of indebtedness may affect our operations in several ways, including the following:

•	by increasing our vulnerability to general adverse economic and industry conditions;

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due to the fact that the covenants that are contained in the New Indenture and that we expect will be contained in the agreements governing our proposed new credit facility, limit our ability to borrow funds, dispose of assets, pay dividends, make certain investments and make certain capital expenditures;

•

due to the fact that any failure to comply with the covenants contained in the New Indenture and that we expect will be contained in the agreements governing our proposed new credit facility, (including failure to make the required interest payments) could result in an event of default, which could result in some or all of our indebtedness under our debt agreements becoming immediately due and payable; and

•	due to the fact that our level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes.

These restrictions could have a material adverse effect on our business, financial position, results of operations and cash flows and the ability to satisfy the obligations under our New Indenture and the agreements we expect will govern our proposed new credit facility. Further, due to cross-default provisions in the New Indenture, a default and acceleration of outstanding debt under one debt agreement could result in the default and possible acceleration of outstanding debt under our other debt agreements. Accordingly, an event of default could result in all or a portion of our outstanding debt under our New Indenture and agreements governing any of our other indebtedness becoming immediately due and payable. If this occurred, we might not be able to obtain waivers or secure alternative financing to satisfy all of our obligations simultaneously, which might even force us to seek bankruptcy protection.

Impairment of our long-term assets may adversely impact our financial position and results of operations.

We evaluate our long-term assets including property, equipment, and identifiable intangible assets in accordance with generally accepted accounting principles in the U.S. We use estimated future cash flows in assessing recoverability of our long-lived assets. The cash flow projections are based on our current estimates and judgmental assessments. We perform this assessment whenever facts and circumstances indicate that the carrying value of the net assets may not be recoverable due to various external or internal factors, termed a “triggering event.” Based on our evaluation for the year ended December 31, 2010, no impairment was recorded.

We may be unable to maintain pricing on our core services.

As a result of pressures stemming from deteriorating market conditions and falling commodity prices, we entered 2009 with rapidly dropping pricing. Although pricing has increased in 2010 and the first three months of 2011, there can be no assurances that we can maintain these increases in the event of an industry decline such as the one experienced in 2009. We have and will likely continue to face pricing pressure from our customers and our competitors. The inability to maintain prices at the current levels would have a material negative impact on our financial position, operating results, and cash flows.

Industry capacity may adversely affect our business.

As a result of the worldwide economic downturn and decline in U.S. onshore exploration and production activities experienced in 2008 and 2009, and in spite of the improving conditions experienced in 2010 and so far in 2011, demand in the industry is much lower than in the past which also means that neither we nor our competitors are fully utilizing significant portions of our respective rig fleets and related equipment. Lower utilization of our fleet has led to reduced pricing for our services from historical levels. Capacity that exceeds current demand in the industry has further exacerbated the pricing pressure for our services. In light of such conditions, the excess capacity could cause us to experience continued pressure on the pricing for our services and our utilization. This could have a material negative impact on our financial position, operating results, and cash flows.

The industry in which we operate is highly competitive.

The oilfield services industry is highly competitive and we compete with a substantial number of companies, some of which have greater technical and financial resources than we have. Our four largest competitors are Basic Energy Services, Inc., Complete Production Services, Inc., Key Energy Services Inc. and Nabors Industries Ltd. Our ability to generate revenues and earnings depends primarily upon our ability to win bids in competitive bidding processes and to perform awarded projects within estimated times and costs. There can be no assurance that competitors will not substantially increase the resources devoted to the development and marketing of products and services that compete with ours, or that new or existing competitors will not enter the various markets in which we are active. In certain aspects of our business, we also compete with a number of small and medium-sized companies that, like us, have certain competitive advantages such as low overhead costs and specialized regional strengths. In addition, reduced levels of activity in the oil and natural gas industry could intensify competition and the pressure on competitive pricing and may result in lower revenues or margins to us.

The New Indenture imposes significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict or limit our ability to operate our business.

The New Indenture contains covenants that restrict or limit our ability to take various actions, such as

•	incurring or guaranteeing additional indebtedness or issuing disqualified capital stock;

•	creating or incurring liens;

•	engaging in business other than our current business and reasonably related extensions thereof;

•	making loans and investments;

•	paying certain dividends, distributions, redeeming subordinated indebtedness or making other restricted payments;

•	incurring dividend or other payment restrictions affecting certain subsidiaries;

•	transferring or selling assets;

•	entering into transactions with affiliates; and

•	consummating a merger, consolidation or sale of all or substantially all of our assets.

The restrictions contained in the New Indenture could also limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to fund our operations, enter into acquisitions or to engage in other business activities that would be in our interest.

We are subject to the risk of technological obsolescence.

We anticipate that our ability to maintain our current business and win new business will depend upon continuous improvements in operating equipment, among other things. There can be no assurance that we will be successful in our efforts in this regard or that we will have the resources available to continue to support this need to have our equipment remain technologically up to date and competitive. Our failure to do so could have a material adverse effect on us. No assurances can be given that competitors will not achieve technological advantages over us.

We are highly dependent on certain of our officers and key employees.

Our success is dependent upon our key management, technical and field personnel, especially John E. Crisp, our President and Chief Executive Officer, and Charles C. Forbes, our Executive Vice President and Chief Operating Officer. Any loss of the services of any one of such officers or a sufficient number of other employees could have a material adverse effect on our business and operations. Our ability to expand our services is dependent upon our ability to attract and retain additional qualified employees. The ability to secure the services of additional personnel may be constrained in times of strong industry activity.

Our customer base is concentrated within the oil and natural gas production industry and loss of a significant customer could cause our revenue to decline substantially.

We served in excess of 1,115 customers for the year ended December 31, 2010. For the years ended December 31, 2010 and 2009, our largest customer comprised approximately 13.7% and 11.7%, respectively, of our consolidated revenues, our five largest customers comprised approximately 35.9% and 37.7%, respectively, of our consolidated revenues, and our top ten customers comprised approximately 51.9% and 49.8%, respectively, of our consolidated revenues. These customers currently represent a large portion of our consolidated revenues. The loss of our top customer or of several of our top customers would adversely affect our revenues and results of operations. We may be able to replace customers lost with other customers, but there can be no assurance that lost revenues could be replaced in a timely manner, with the same margins or at all.

We expect that we will continue to incur significant costs as a result of being obligated to comply with Securities Exchange Act reporting requirements, the Sarbanes-Oxley Act, Canadian reporting requirements and indenture covenants and that our management will be required to devote substantial time to compliance matters.

Under the New Indenture, we are required to comply with several covenants, including requirements to deliver certain opinions and certificates and file reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the Securities and Exchange Commission, or the SEC. In connection with the Conversion we plan on registering the common stock of Forbes Texas under Section 12 of the Exchange Act. As a result of this we anticipate increased reporting requirements under the Exchange Act. In addition, the Sarbanes-Oxley Act of 2002, and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including the establishment and maintenance of effective disclosure controls and procedures, internal controls and corporate governance practices. We are also required to comply with the rules and regulations applicable to public companies in Canada and to file reports with the Canadian securities administrators. Accordingly, we expect to continue to incur significant legal, accounting and other expenses. We anticipate that our management and other personnel will continue to devote a substantial amount of time and resources to comply with these requirements.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. We have performed and will perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. Our historical testing has, and our future testing may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or significant deficiencies in addition to the one discussed below that was revealed in our most recent evaluation.

We expect to continue to incur significant expense and devote substantial management effort toward ensuring compliance in particular with Section 404. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, if we identify or our independent registered public accounting firm identifies possible future deficiencies in our internal controls in addition to the one discussed below that are deemed to be material weaknesses or if we fail to adequately address existing and future deficiencies, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

We face several risks relating to a material weakness and significant deficiencies in our internal control over financial reporting.

In connection with the preparation of the Forbes Group’s consolidated financial statements for the year ended December 31, 2010, we identified control deficiencies that constitute a material weakness in the design and operation of our internal control over financial reporting. The following material weakness was present at December 31, 2010.

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We did not design or maintain effective controls over the billing process to ensure timely recognition of revenue. Specifically, we identified field tickets, which represented completed but unbilled revenue that had not been entered resulting in a post-closing adjustment.

This control deficiency could result in a future material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, we have determined that the above control deficiency represents a material weakness. In addition, we have identified certain significant deficiencies that are not considered material weaknesses, including our method of evidencing certain support for related party transactions.

Internal control deficiencies could cause investors to lose confidence in our reported financial information. In addition, even if we are successful in strengthening our controls and procedures, our controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements. We can give no assurance that the measures we have taken to date, or any future measures we may take, will remediate the material weakness identified or that any additional material weaknesses and significant deficiencies or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Remediation” on page 31 of this prospectus for a description of certain measures we have undertaken to remediate our deficiencies.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on the Company.

The Company has entered into a significant number of transactions with related parties. The details of certain of these transactions are set forth in the section “Transactions with Related Persons” on page 76. Related party transactions create the possibility of conflicts of interest with regard to the Company’s management. Such a conflict could cause an individual in the Company’s management to seek to advance his or her economic interests above those of the Company. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. The board of directors regularly reviews these transactions and, as previously required under the indentures governing the Second Priority Notes and the First Priority Notes and as currently required by the New Indenture, obtains the approval of the disinterested board members when such a transaction exceeds an aggregate consideration of $500,000 and an opinion regarding the fairness of such transaction from an outside firm when such a transaction exceeds an aggregate consideration of $2.5 million. Notwithstanding this, it is possible that a conflict of interest could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Activity in the oilfield services industry is seasonal and may affect our revenues during certain periods.

Our operations are impacted by seasonal factors. Historically, our business has been negatively impacted during the winter months due to inclement weather, fewer daylight hours and holidays. Our well servicing rigs are mobile, and we operate a significant number of oilfield vehicles. During periods of heavy snow, ice or rain, we may not be able to move our equipment between locations, thereby reducing our ability to generate rig or truck hours. In addition, the majority of our well servicing rigs work only during daylight hours. In the winter months when daylight time becomes shorter, this reduces the amount of time that the well servicing rigs can work and therefore has a negative impact on total hours worked. Finally, we historically have experienced significant slowdown during the Thanksgiving and Christmas holiday seasons.

We rely heavily on our suppliers and do not maintain written agreements with any such suppliers.

Our ability to compete and grow will be dependent on our access to equipment, including well servicing rigs, parts and components, among other things, at a reasonable cost and in a timely manner. We do not maintain written agreements with any of our suppliers (other than operating leases for certain equipment), and we are, therefore, dependent on the relationships we maintain with them. Failure of suppliers to deliver such equipment, parts and components at a reasonable cost and in a timely manner would be detrimental to our ability to maintain existing customers and obtain new customers. No assurance can be given that we will be successful in maintaining our required supply of such items.

We rely heavily on two suppliers, Agri-Empresa, Inc. and Tetra Technologies, Inc., for potassium chloride, a principal raw material that is critical for our operations. While the materials are generally available, if we were to have a problem sourcing raw materials or transporting these materials from one of these two vendors, our ability to provide some of our services could be limited. Alternate suppliers exist for all other raw materials. The source and supply of materials has been consistent in the past, however, in periods of high industry activity, periodic shortages of certain materials have been experienced and costs have been affected. We do not have contracts with, but we do maintain relationships with, a number of suppliers in an attempt to mitigate this risk. However, if current or future suppliers are unable to provide the necessary raw materials, or otherwise fail to deliver products in the quantities required, any resulting delays in the provision of services to our customers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We do not maintain written agreements with respect to some of our salt water disposal wells.

Our ability to continue to provide well maintenance services depends on our continued access to salt water disposal wells. Several of our currently active salt water disposal wells are not subject to written operating agreements or are located on the premises of third parties who have not entered into a written lease with us. We do not maintain written surface leases or right of way agreements with these third parties and we are, therefore, dependent on the relationships we maintain with them. Failure to maintain relationships with these third parties could impair our ability to access and maintain the applicable salt water disposal wells and any well servicing equipment located on their property. If that occurred, we would increase the levels of fluid injection at our remaining salt water disposal wells. However, our permits to inject fluid into the salt water disposal wells is subject to maximum pressure limitations and if multiple salt water disposal wells became unavailable, this might adversely impact our operations.

We extend credit to our customers which presents a risk of non-payment.

A substantial portion of our accounts receivable are with customers involved in the oil and natural gas industry, whose revenues may be affected by fluctuations in oil and natural gas prices. Collection of these receivables could be influenced by economic factors affecting this industry. We do not have significant exposure to any individual customer other than our top customer, PEMEX, which accounted for approximately 13.7% and 11.7% (or $45.9 million and $25.1 million) of the revenues for the year ended December 31, 2010 and 2009, respectively. The remaining top five customers are all U.S. customers and amounted to 22.2% and 26.0% of our revenues for the year ended December 31, 2010 and 2009, respectively.

Due to the nature of our business, we may be subject to environmental liability.

Our business operations and ownership of real property are subject to numerous United States and Mexican federal, state and local environmental and health and safety laws and regulations, including those relating to emissions to air, discharges to water, treatment, storage and disposal of regulated materials, and remediation of soil and groundwater contamination. The nature of our business, including operations at our current and former facilities by prior owners, lessors or operators, exposes us to risks of liability under these laws and regulations due to the production, storage, use, transportation and disposal of materials that can cause contamination or personal injury if released into the environment. Environmental laws and regulations may have a significant effect on the costs of transportation and storage of raw materials as well as the costs of the transportation, treatment, storage and disposal of wastes. We believe we are in material compliance with applicable environmental and worker health and safety requirements. However, we may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs, or experience interruptions in our operations for violations or liabilities arising under these laws and regulations. Although we may have the benefit of insurance maintained by our customers or by other third parties or by us, such insurances may not cover every expense. Further, we may become liable for damages against which we cannot adequately insure or against which we may elect not to insure because of high costs or other reasons.

Our customers are subject to similar environmental laws and regulations, as well as limits on emissions to the air and discharges into surface and sub-surface waters. Although regulatory developments that may occur in subsequent years could have the effect of reducing industry activity, we cannot predict the nature of any new restrictions or regulations that may be imposed. We may be required to increase operating expenses or capital expenditures in order to comply with any new restrictions or regulations.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for our services.

The U.S. Congress has been considering legislation to reduce the emissions of certain gases, commonly referred to as “greenhouse gases,” including carbon dioxide and methane, which, according to certain scientific studies, might contribute to the warming of the Earth’s atmosphere and other climatic changes. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of these greenhouse gases. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the Environmental Protection Agency, or the EPA, would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions permitting such sources to continue to emit greenhouse gases into the atmosphere. The cost of these allowances would be expected to increase significantly over time. ACESA would impose increasing costs on the combustion of carbon-based fuels such as oil and natural gas. The U.S. Senate began work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not currently possible to predict when and if the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address the emission of greenhouse gases could adversely affect demand for our services by reducing demand for the oil and natural gas produced by our customers. Such legislation could also increase our operating costs.

Additionally, on December 7, 2009, the EPA announced its finding that greenhouse gas emissions presented an endangerment to human health and the environment. These findings allow the EPA to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In September 2009, the EPA proposed regulations in anticipation of finalizing its endangerment finding that would require a reduction in greenhouse gas emissions from motor vehicles and, could also trigger permit review for greenhouse gas emissions from certain stationary sources. On October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 30, 2010, the EPA issued regulations that expanded reporting requirements to include onshore and offshore petroleum and natural gas production; natural gas processing, distribution and storage; and facilities that inject and store carbon dioxide underground for the purposes of geologic sequestration or enhanced oil and gas recovery. Reporting requirements under these new regulations are mandatory beginning in 2012 for emissions occurring in 2011.

The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations and the equipment and operations of our customers could require us to incur increased operating costs and could adversely affect demand for crude oil and natural gas produced by our customers, which would adversely affect demand for our services. The potential increase in the costs of our operations and the operations of our customers could include additional costs to operate and maintain equipment and facilities, install new emission controls on equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay any taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. While we may be able to include some or all of such increased operating costs in the rates we charge for our services, any recovery of such costs is uncertain.

Even if such legislation is not adopted at the national level, a number of states, acting either individually or through multi-state regional initiatives, have already begun implementing legal measures to reduce emissions of greenhouse gases. While no such legislation is currently being considered in Texas, many of our customers operate nationally and would be adversely affected by the requirements of such legislation. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Significant physical effects of climatic change, if they should occur, have the potential to damage oil and natural gas facilities, disrupt production activities and could cause us or our customers to incur significant costs in preparing for or responding to those effects.

In an interpretative guidance on climate change disclosures, the SEC indicates that climate change could have an effect on the severity of weather (including hurricanes and floods), sea levels, the arability of farmland, and water availability and quality. If any such effects were to occur, they could have an adverse effect on our assets and operations or the assets and operations of our customers. We may not be able to recover through insurance some or any of the damages, losses or costs that may result should the potential physical effects of climate change occur. Unrecovered damages and losses incurred by our customers could result in decreased demand for our services.

Increasing trucking regulations may increase our costs and negatively affect our results of operations.

In connection with the services we provide, we operate as a motor carrier and therefore are subject to regulation by the U.S. Department of Transportation, or U.S. DOT, and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations and changes in the regulations that govern the amount of time a driver may drive in any specific period, onboard black box recorder devices, or limits on vehicle weight and size.

Interstate motor carrier operations are subject to safety requirements prescribed by the U.S. DOT. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels, that may increase our costs or adversely affect the recruitment of drivers. Management cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted. We may be required to increase operating expenses or capital expenditures in order to comply with any new restrictions or regulations.

We are subject to extensive additional governmental regulation.

In addition to environmental and trucking regulations, our operations are subject to a variety of other United States and Mexico federal, state and local laws, regulations and guidelines, including laws and regulations relating to health and safety, the conduct of operations, and the manufacture, management, transportation, storage and disposal of certain materials used in our operations. Also, we may become subject to such regulation in any new jurisdiction in which we may operate. We believe that we are in compliance with such laws, regulations and guidelines. Although we continue to enhance our infrastructure, we have invested financial and managerial resources to comply with applicable laws, regulations and guidelines and expect to continue to do so in the future. Although regulatory expenditures have not, historically, been material to us, such laws, regulations and guidelines are subject to change. Accordingly, it is impossible for us to predict the cost or effect of such laws, regulations or guidelines on our future operations.

Our ability to use net operating loss carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code.

As of December 31, 2010, we had U.S. federal tax net operating loss carryforwards of approximately $84.2 million. Generally, net operating loss, or NOL, carryforwards may be used to offset future taxable income and thereby reduce or eliminate U.S. federal income taxes. If we were to experience a change in ownership within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, however, our ability to utilize our NOLs might be significantly limited or possibly eliminated. A change of ownership under Section 382 is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders owning 5% or more of the company’s stock over a three-year period.

Based on our review of the issue, we do not believe that we have experienced an ownership change under Section 382 of the Code. However, the issuance of additional equity in the future may result in an ownership change pursuant to Section 382 of the Code. In addition, an ownership change under Section 382 could be caused by circumstances beyond the Company’s control, such as market purchases of our stock. Thus, there can be no assurance that the Company will not experience an ownership change that would limit our application of our net operating loss carryforwards in calculating future federal tax liabilities.

Our operations are inherently risky, and insurance may not always be available in amounts sufficient to fully protect us.

We have an insurance and risk management program in place to protect our assets, operations and employees. We also have programs in place to address compliance with current safety and regulatory standards. However, our operations are subject to risks inherent in the oilfield services industry, such as equipment defects, malfunctions, failures, accidents and natural disasters. In addition, hazards such as unusual or unexpected geological formations, pressures, blow-outs, fires or other conditions may be encountered in drilling and servicing wells, as well as the transportation of fluids and company assets between locations. These risks and hazards could expose us to substantial liability for personal injury, loss of life, business interruption, property damage or destruction, pollution and other environmental damages.

Although we have obtained insurance against certain of these risks, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

The market for oil and natural gas may be adversely affected by global demands to curtail use of such fuels.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas and technological advances in fuel economy and energy generation devices could reduce the demand for oil and other liquid hydrocarbons. We cannot predict the effect of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Our international operations could be adversely affected by war, civil disturbance, or political or economic turmoil, fluctuation in currency exchange rates and local import and export controls.

In late 2008, we began operations in Mexico. We may continue to grow our business in Mexico or other foreign jurisdictions. Foreign operations are subject to various risks, including the risk of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. In Mexico and other foreign jurisdictions, our operations may be subject to additional risks associated with such jurisdictions’ political relations with the United States, currency values and exchange controls, prevailing worker wages, the ability to identify, hire, train and retain qualified personnel and operating management in such jurisdictions, difficulty in enforcing agreements due to differences in the legal and regulatory regimes compared to those of the United States, communication and translation errors due to language barriers, our ability to maintain the legal authority of the Company to own and operate its business in Mexico or such other jurisdictions, and our compliance with foreign laws and regulations governing the operation and taxation of our business and the import and export of our equipment. These risks could adversely affect the results of our future operations.

Our operations in Mexico are subject to risks associated with contract bidding .

Our operations in Mexico are performed for PEMEX pursuant to a contract. The failure by us to renew this contract could have a material adverse effect on our financial condition,

results of operations and cash flows. In March 2011, we completed amendments to the PEMEX contract which extended the term of the contract to December 31, 2011 and increased the dollar value available under the contract.

This contract is subject to competitive bid for renewal and there can be no assurances that we will be able to extend the contract beyond December 31, 2011, or increase the amounts available thereunder, or that we will be awarded other contracts by PEMEX. Failure to continue our relationship with PEMEX could negatively impact the Company as services performed for PEMEX have generated approximately USD $5.6 million in net income and USD $45.9 million in revenues for the year ended December 31, 2010.

We cannot predict how an exit by any of our principal equity investors could affect our operations or business.

As of July 29, 2011, John E. Crisp, Charles C. Forbes and Janet L. Forbes owned 10.1%, 10.5%, and 9.3%, respectively, of our common stock, on a beneficial ownership basis. Our principal equity investors may transfer their interests in us or engage in other business combination transactions with a third party that could result in a change in ownership or a change of control of us. Any transfer of an equity interest in us or a change of control could affect our governance. We cannot be certain that our equity investors will not sell, transfer or otherwise modify their ownership interest in us, whether in transactions involving third parties or other investors, nor can we predict how a change of equity investors or change of control would affect our operations or business.

Our principal equity investors control important decisions affecting our governance and our operations, and their interests may differ from those of the other shareholders and noteholders.

Circumstances may arise in which the interest of our principal equity investors could be in conflict with those of the other shareholders and noteholders. In particular, our principal equity investors may have an interest in pursuing certain strategies or transactions that, in their judgment, enhance the value of their investment in us even though these strategies or transactions may involve risks to other shareholders and noteholders. Further conflicts of interest may arise between noteholders and our principal equity investors when we are faced with decisions that could have different implications for noteholders and our principal equity investors, including financial budgets, potential competition, the issuance or disposition of securities, the payment of distributions by us, regulatory and legal positions and other matters. Because our principal equity investors control us, these conflicts may be resolved in a manner adverse to, or that imposes more risks on, the noteholders. Although the current bye-laws of Forbes Bermuda and the Texas corporate law which will govern Forbes Texas after the conversion provide certain procedural protections and require that certain business combinations between us and certain interested or affiliated shareholders meet certain approval requirements, this does not address all conflicts of interest that may arise. For example, our principal equity investors and their affiliates are not prohibited from competing with us. Because our principal equity investors control us, conflicts of interest arising because of competition between us and a principal equity investor could be resolved in a manner adverse to us. It is possible that there will be situations where our principal equity investors’ interests are in conflict with our interests, and our principal equity investors acting through the board of directors or through our executive officers could resolve these conflicts in a manner adverse to us.

We have anti-takeover provisions in our current bye-laws, the proposed organizational documents of Forbes Texas and elsewhere that may discourage a change of control.

The bye-laws of Forbes Bermuda and the proposed organizational documents of Forbes Texas contain provisions that could make it more difficult for a third party to acquire us without the consent of the board of directors. These provisions provide for the following:

•	restrictions on the time period in which directors may be nominated;

•

the ability of the board of directors to determine the powers, preferences and rights of the preference shares of Forbes Bermuda and the Preferred Stock of Forbes Texas and to issue such shares without shareholder approval; and

•	requirements that a majority of the board of directors to approve certain corporate transactions.

We also have a shareholder rights plan which makes it very difficult for anyone to accumulate more than a certain percentage of our outstanding equity without approval of the board of directors. This plan will remain in effect after the conversion. These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Future legal proceedings could adversely affect us and our operations.

Given the nature of our business, we are involved in litigation from time to time in the ordinary course of business. While we are not presently a party to any material legal proceedings, legal proceedings could be filed against us in the future. No assurance can be given as to the final outcome of any legal proceedings or that the ultimate resolution of any legal proceedings will not have a material adverse effect on us.

We may not be able to fully integrate future acquisitions.

We may undertake future acquisitions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends in part on having the acquired assets perform as expected, successfully consolidating functions, retaining key employees and customer relationships, and integrating operations and procedures in a timely and efficient manner. Such integration may require substantial management effort, time and resources and may divert management’s focus from other strategic opportunities and operational matters, and ultimately we may fail to realize anticipated benefits of acquisitions.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays for our customers.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions but is not subject to regulation at the federal level. The U.S. Environmental Protection Agency, or the EPA, has commenced a study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the U.S. House of Representatives is also conducting an investigation of hydraulic fracturing practices. Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states are considering adopting regulations that could restrict hydraulic fracturing in certain circumstances. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for producers, including our customers, to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in costs. Such increase in cost could result in decreased demand for our services.

MARKET VALUE OF COMMON SHARES

Our common shares began trading on the Toronto Stock Exchange, or TSX, under the symbol “FRB.TO” immediately after the completion of our initial public offering in Canada on May 29, 2008. On June 24, 2008, our common shares began to be quoted in the United States in U.S. dollars on the “Pink Sheets” over-the-counter market under the symbol “FESLF.PK.” The following table sets forth, for the periods indicated, the high and low sales prices reported on the TSX (in Canadian dollars) and the Pink Sheets for our common shares for the years ended December 31, 2010 and 2009, respectively. The prices reported on the Pink Sheets represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. In connection with the Conversion, the Company plans to apply to have the common stock of Forbes Texas listed on NASDAQ, nevertheless, there can be no assurance that our application will be successful.

	TSX		PINK SHEETS
	High	Low	High	Low
Fiscal Year 2011:
Second Quarter	CDN $ 3.03	CDN $ 1.92	USD $ 2.91	USD $ 1.98
First Quarter	CDN $ 2.10	CDN $ 1.40	USD $ 2.14	USD $ 1.42
Fiscal Year 2010:
Fourth Quarter	CDN $ 1.50	CDN $ 0.66	USD $ 1.42	USD $ 0.64
Third Quarter	CDN $ 0.74	CDN $ 0.40	USD $ 0.70	USD $ 0.42
Second Quarter	CDN $ 0.68	CDN $ 0.43	USD $ 0.61	USD $ 0.42
First Quarter	CDN $ 0.95	CDN $ 0.57	USD $ 0.83	USD $ 0.57
Fiscal Year 2009:
Fourth Quarter	CDN $ 1.14	CDN $ 0.65	USD $ 1.06	USD $ 0.68
Third Quarter	CDN $ 1.20	CDN $ 0.45	USD $ 0.92	USD $ 0.50
Second Quarter	CDN $ 1.46	CDN $ 0.57	USD $ 1.22	USD $ 0.58
First Quarter	CDN $ 2.00	CDN $ 0.25	USD $ 1.54	USD $ 0.24

As of July 29, 2011, the last reported sales price of our common shares on the TSX and on “Pink Sheets” was CDN $2.77 and USD $2.88 per share, respectively. As of July 29, 2011, we had 83,673,700 common shares issued and outstanding, held by 38 shareholders of record. All common shares held in street name are recorded in the Company’s stock register as being held by one stockholder.

The Company has never declared a cash dividend on its common shares and has no plans of doing so now or in the foreseeable future after the Conversion. As described in more detail on page 40 of this prospectus, the New Indenture restricts the Company’s ability to pay dividends on our equity interests, except dividends payable in equity interests and cash dividends on the Series B Preferred Shares up to $260,000 per quarter, unless, among other things, the Company is able to incur at least $1.00 of additional Indebtedness (as defined in the New Indenture) pursuant to the Fixed Charge Coverage Ratio set forth in such indenture.

Further, the Company is currently prohibited from paying dividends on its common shares by the Certificate of Designation of the Series B Preferred Shares, as there are accumulated and unpaid dividends on the Series B Preferred Shares. The Company has not paid its dividends in cash due to the restrictions in place until recently in the indentures governing the Second Priority Notes and First Priority Notes and, as discussed in greater detail on page 85, has not paid its dividends due in November 2010, February 2011 and May 2011 in-kind because the Toronto Stock Exchange has taken the position that, in light of the market price of the Company’s common shares, the issuance of additional Series B Preferred Shares as a dividend in-kind would violate Toronto Stock Exchange rules regarding the issuance of discounted shares, unless the Company receives shareholder approval for such an issuance. The Company received shareholder approval at its annual meeting on June 27, 2011 for a pool of Series B Preferred Shares to be issued as in-kind dividends for these particular quarterly periods and for future quarterly periods. Further, as described in the Recent Events section on page 5, the indentures governing the Second Priority Notes and First Priority Notes, which prevented the Company from paying cash dividends on the Series B Preferred Shares, have been discharged. The indenture governing the New Notes specifically permits the payment of cash dividends on the Series B Preferred Shares up to a maximum of $260,000 per quarter. As described above, this indenture does place restrictions on the payment of cash dividends on common shares.

The Series B Preferred Shares of Forbes Bermuda and the Series B Preferred Stock of Forbes Texas accrue dividends at a rate of $1.25 per share per year, which, at our discretion, is payable in-kind. Other than these dividends, the Board of Directors presently intends to retain all earnings for use in the Company’s business and, therefore, does not anticipate paying any other cash dividends in the foreseeable future. The declaration of dividends on common equity, if any, in the future would be subject to the discretion of the Board of Directors, which may consider factors such as the indenture restrictions discussed above, the Company’s results of operations, financial condition, capital needs and acquisition strategy, among others. Additionally, the certificate of designation of the Series B Preferred Shares of Forbes Bermuda and the Series B Preferred Stock of Forbes Texas prohibit the Company from paying a dividend on the common shares if dividends on the Series B Preferred Shares of Forbes Bermuda and the Series B Preferred Stock of Forbes Texas are not paid through the respective quarterly payment date. Further, if the aggregate cash payment of dividends on the common shares over a twelve month period exceeds five percent of the fair market value of the common shares, then we are required under the certificate of designation of the Series B Preferred Shares of Forbes Bermuda and the Series B Preferred Stock of Forbes Texas to pay the holders of such shares that amount that they would be entitled to receive had such holders converted their shares to common shares prior to the record date of such dividends.

In connection with the Bermuda Reorganization, the board of directors adopted and the Company’s sole shareholder at the time approved the 2008 Incentive Compensation Plan, or the Incentive Plan. The Incentive Plan will continue in effect as the plan of Forbes Texas after the Conversion. The Incentive Plan is an unfunded plan that provides for the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and other stock-based incentive compensation, collectively referred to as the Awards, to employees, directors and consultants of the Company or an affiliate. The board of directors believes that the Incentive Plan strengthens the Company’s ability to attract, retain, and reward employees, directors, and consultants by enabling such persons to acquire or increase a proprietary interest in the Company, strengthening the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. After the approval by the Company’s shareholders of an amendment to increase the maximum number of Common Shares that may be issued under the Incentive Plan by 6,690,000 at our annual meeting on June 27, 2011, the Incentive Plan provides for a reserve equal to 11,910,000 Common Shares. In August 2010, the compensation committee granted options to purchase a total of 2,540,000 common shares to officers, directors and employees. As of July 29, 2011, 6,690,000 shares remain available for issuance under the Incentive Compensation Plan.

In addition to the amendment referenced above to the Incentive Plan regarding the increase in Common Shares issuable pursuant to the plan, at the annual meeting on June 27, 2011, the shareholders also approved an amendment to the Incentive Plan that permits a one-time employee stock option exchange program whereby option holders will be given the opportunity to exchange stock options with an exercise price of $7.00 for a lesser number of new stock options that have approximately the same fair value as the options surrendered, or the Option Exhange. On July 14, 2011, the Company launched this Option Exchange. The Option Exchange only applies to options granted on May 29, 2008 and the Option Exchange expires on August 11, 2011, subject to amendment or extension. Those participating in the Option Exchange will receive new options for the old options they tender at a ratio of .72 to 1. To substantially minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis and may be amended prior to the expiration of the Option Exchange if the market value of the Company’s common shares changes to the extent that the original value-for-value calculation is altered significantly. The new options will have an exercise price set on the day such options are granted, which will be the day the Option Exchange expires. The Company expects that it is likely that all eligible option holders will participate in the Option Exchange. Assuming full participation, options to purchase 2,680,000 common shares would be cancelled and new options to purchase 1,929,600 common shares would be issued.

The following table provides information as of December 31, 2010, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(1)	5,220,000	$3.91	—
Equity compensation plans not approved by shareholders	—	—	—

Total	5,220,000	$3.91	—

(1)	Consists of common shares issued or remaining available for issuance under our Incentive Compensation Plan.

THE CONVERSION

General

Forbes Bermuda will effect the Conversion by filing a plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Texas Secretary of State and a notice of discontinuance for Forbes Bermuda with the Bermuda Registrar of Companies. The Conversion will be deemed to have occurred, under Bermuda and Texas law, on the date set forth as the effective date in the plan of conversion, certificate of conversion and notice of discontinuance once those documents are accepted by the Secretary of State of Texas and the Bermuda Registrar, respectively. We expect this to occur on or about August 12, 2011. Forbes Texas is required to file with the Bermuda Registrar of Companies certified copies of the certificate of formation issued in Texas within 30 days after the date of its issuance by the Secretary of State of the State of Texas. Upon making this filing in Bermuda, we expect the Bermuda Registrar of Companies to issue a certificate of discontinuance.

The Conversion will cause our jurisdiction of incorporation to change from Bermuda to Texas. As a result of this change, we will be governed by a new certificate of formation and bylaws, copies of which are attached hereto as Annex B and C, and will be subject to Texas law rather than Bermuda law. Neither our current organizational documents, Bermuda law or Texas law require shareholder consent to effect the Conversion and we are not seeking your proxy in connection herewith.

Background and Reasons for the Conversion

We believe that the Conversion will present several advantages to the Company. We believe that domiciling FES Ltd in the United States will result in an overall simplification of our corporate structure as all of the other major entities of the Forbes Group are domiciled in the United States. Further, we believe that Texas will provide an excellent domicile for FES Ltd within the United States due to the fact that (i) reincorporating into Texas will not result in additional taxes as the Company is already subject to U.S. federal income taxes and Texas franchise taxes, (ii) the majority of the Company’s operations and management are located in Texas and (iii) we believe Texas has a body of corporate law more familiar to the officers, board of directors and many of the shareholders of FES Ltd. We believe that the reincorporation into Texas will result in legal and administrative efficiencies. For example, a corporation’s jurisdiction of incorporation may be a litigation forum, from time to time, and litigation at a distance from the Company’s principal office can result in inconvenience and added expense. By converting to a Texas corporation, we are able to conform our legal domicile with our principal place of business. Further, we believe that familiarity in the marketplace with Texas corporate law may lead to greater acceptance of us in the capital markets and enhance shareholder value over the long term.

In connection with the Conversion, we believe that it is in the best interest of the Company to attempt to lists its common stock on the NASDAQ Stock Market, or NASDAQ. In order to be eligible for listing, immediately prior to the Conversion, we plan to effect the Share Consolidation, whereby each four common shares outstanding will be automatically converted into, and deemed for all purposes to be, one common share. Notwithstanding the Share Consolidation, there can be no assurance that our application to NASDAQ will be successful. Similar to the Conversion, under Bermuda law and our current bye-laws, we do not need shareholder approval to effect the Share Consolidation.

In November 2010, the board of directors of the Company gave preliminary approval of the Conversion and a ten-to-one share consolidation. On April 11, 2011, the board provided final approval and authorization of the filing of the documentation necessary to effect the Conversion. On June 16, 2011, the board of directors recently elected to change the consolidation ratio from ten-to-one to four-to-one. As the Share Consolidation will be effected by the resolution of the board, without the additional action of the Company’s management or any governmental filing, the Company expects the Board to provide final approval of the Share Consolidation nearer to the time of the Conversion and Share Consolidation at the new four-to-one ratio, after the effective date of this prospectus. Nevertheless, as the Share Consolidation is subject to final approval of the board of directors, the board has the flexibility to decide not to follow through with the Share Consolidation in the event it ceases to be advantageous to the company.

Effects of the Conversion

Under the Companies Act 1981 of Bermuda, or the Companies Act, a Bermuda exempted company may be discontinued from Bermuda and continued in an appointed jurisdiction outside of Bermuda (which includes Texas) as if it had been incorporated under the laws of that other jurisdiction. Under the Companies Act and our current bye-laws, our board of directors may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside of Bermuda. Additionally, under the Companies Act and our current bye-laws, the Company may increase, divide or consolidate the share capital by resolution of the board of directors. Neither the Companies Act nor our current bye-laws require shareholder consent to consummate these actions. For that reason, we are not asking for your vote or soliciting proxies with respect to the Conversion and Share Consolidation.

Section 10.102 of the Business Organizations Code of the State of Texas, or the TBOC, provides that a “non-code organization,” which includes any business organization organized in a jurisdiction other than Texas, may convert into a Texas corporation by taking any action required for conversion under the laws and governing documents of the organization’s jurisdiction of formation and by filing in Texas a plan of conversion, certificate of formation and certificate of conversion. Section 10.102 of the TBOC does not provide any separate approval requirements for a conversion. The TBOC also does not provide shareholders with statutory rights of dissent and appraisal in connection with a conversion where the converting entity is not a Texas entity subject to dissenters rights.

Under the Companies Act, our discontinuance from Bermuda and continuance to a new jurisdiction (in this case Texas) will not be deemed to create a new legal entity or prejudice or affect the continuity of our corporate existence. Similarly, Section 10.106 of the TBOC provides that, upon converting to Texas:

•	Forbes Bermuda continues to exist without interruption as a Texas corporation rather than a Bermuda exempt company;

•

all rights, title, and interests to all property of Forbes Bermuda continues to be owned, subject to any existing liens or other encumbrances on the property, by Forbes Texas without reversion or impairment, further act or deed, or any transfer or assignment having occurred;

•	all liabilities and obligations of Forbes Bermuda continue to be liabilities and obligations of Forbes Texas without impairment or diminution because of the conversion;

•

the rights of creditors or other parties with respect to or against the previous shareholders of Forbes Bermuda in their capacity as shareholders in existence when the conversion takes effect continue to exist as to those liabilities and obligations and may be enforced by the creditors and obligees as if a conversion had not occurred;

•

a proceeding pending by or against Forbes Bermuda or by or against any of Forbes Bermuda’s shareholders in their capacities as shareholders may be continued by or against Forbes Texas and by or against the previous shareholders without a need for substituting a party; and

•	the equity interests of Forbes Bermuda that are to be converted into equity interests of Forbes Texas as provided in the plan of conversion are converted as provided by the plan.

No Change in Management or our Board of Directors

Following the Conversion, the executive officers of Forbes Bermuda will continue as the executive officers of Forbes Texas. As set forth below, our current executive officers are John E. Crisp (President and Chief Executive Officer), Charles C. Forbes, Jr. (Executive Vice President and Chief Operating Officer) and L. Melvin Cooper (Executive Vice President and Chief Financial Officer).

Similarly, the board of directors of Forbes Bermuda will continue as the board of directors of Forbes Texas following the Conversion. As set forth below, our current board of directors is comprised of John E. Crisp, Charles C. Forbes, Jr., Janet Forbes, Travis H. Burris, William W. Sherrill and Dale W. Bossert.

In addition, the Conversion will not have any impact on the composition or chairpersons of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee. The committee charters and corporate governance guidelines of Forbes Bermuda will become the committee charters and corporate governance guidelines of Forbes Texas.

No Change in Business, Locations, Obligations or Incentive Plan

As discussed in this prospectus, the Conversion will result in a change to our jurisdiction of incorporation from Bermuda to Texas and the adoption of a new certificate of formation and bylaws. Nevertheless, the Conversion will not directly result in any change to our business, assets and liabilities, management, employees, principal business locations and fiscal year.

All of our obligations, including our First Priority Notes and Second Priority Notes, will continue as outstanding and enforceable obligations of Forbes Texas after the completion of the Conversion. Additionally, the Incentive Plan and other employee agreements of Forbes Bermuda will be continued by Forbes Texas.

Share Consolidation

In the Share Consolidation each four common shares of par value $0.01 each of Forbes Bermuda outstanding immediately prior to the Share Consolidation will be consolidated into one common share of par value $0.04. We are scheduling the Share Consolidation to take place immediately prior to the Conversion in accordance with the Bye-laws of Forbes Bermuda and Bermuda corporate law. As a result of this, the consent of the shareholders is not required to effect the Share Consolidation. The Company is conducting the Share Consolidation with the intent to cause the bid price per share of the common stock of Forbes Texas after the Conversion to be sufficient to qualify for listing on NASDAQ. NASDAQ requires a minimum bid price of $4.00 per share. As of July 29, 2011, the last reported sales price of our common shares on the TSX was CDN $2.77 and on the “Pink Sheets” over-the-counter market was USD $2.88. We believe that the Share Consolidation will raise the bid price of our common shares above NASDAQ’s $4.00 per share minimum bid price listing requirement. Nevertheless, there can be no assurances that our application for listing will ultimately be successful.

As of July 29, 2010, we had 83,673,700 common shares outstanding. After the Share Consolidation, we expect to have approximately 20,918,425 common shares outstanding. The Share Consolidation will also reduce the total number of common shares that the Company is authorized to issue from 450,000,000 to 112,500,000. Because we are required by Bermuda law and our current bye-laws to maintain the share capital, which is defined as the number of authorized shares multiplied by the par value of such shares, at the same value after the Share Consolidation, the par value of each common will be proportionately increased from $0.01 to $0.04.

The Share Consolidation will result in holders of less than 400 common shares holding an “odd lot” or less than 100 common shares. A securities transaction of 100 or more shares is a “round lot” transaction of shares for securities trading purposes and a transaction of less than 100 shares is an “odd lot” transaction. Round lot transactions are the standard size requirements for securities transactions and odd lot transactions may result in higher transaction costs to the odd lot seller. The Share Consolidation may also result in some shareholders mathematically holding fractions of shares of the Company’s common shares; however, the board of directors of the Company has made a determination not to issue fractional shares. In lieu of issuing such fractional shares, the board proposes to pay in cash the fair value of fractions of a share arising as a result of the Share Consolidation. Such cash amount will be equal to the value of the fractional amount of the common share to which the shareholder would otherwise be entitled based on the per share closing price of a common share on the Toronto Stock Exchange on the day immediately prior to the effective time of the Share Consolidation (such price being converted from CDN$ to USD$ based on the exchange rate reported on such day in the Wall Street Journal). These payments will be made through the Company’s exchange agent after consummation of the Share Consolidation and Conversion.

Share Conversion

At the effective time of the Conversion (which we anticipate to be immediately after the Share Consolidation), each outstanding common and preference shares of Forbes Bermuda will automatically be converted by operation of law, on a one-for-one basis, into shares of common or preferred stock of Forbes Texas, as applicable. Therefore, a shareholder of Forbes Bermuda will, after the Conversion, automatically be deemed to be a shareholder of Forbes Texas, in each case holding the same class and series and proportional equity interest in Forbes Texas as such shareholder held in Forbes Bermuda. The number of outstanding shares of common and preferred stock of Forbes Texas will be the same immediately after the Conversion as the number of outstanding common and preference shares of Forbes Bermuda immediately prior to the Conversion.

As soon as practicable after the effective time of the Conversion, shareholders will be notified that the Conversion has been effected. The Company expects its proposed American transfer agent, American Stock Transfer & Trust Company, LLC, to serve as the Company’s exchange agent, and its proposed Canadian co-transfer agent, CIBC Mellon Trust Company, to serve as the Company’s forwarding agent, to facilitate the exchange of stock certificates. Registered shareholders who hold their shares in certificate form will receive a letter of transmittal containing instructions on how to surrender share certificates of Forbes Texas. When the Company receives completed copies of the letter of transmittal and shares certificate(s) from a registered shareholder, the Company will cause new certificates to be issued to such shareholder.

We advise non-registered shareholders who hold their common shares in “street-name” through a broker, custodian or other nominee, that such nominees may have different procedures for processing a reverse stock split transaction, such as the Share Consolidation, than those that we plan to use for our registered shareholders. If you hold your common shares through a nominee, you should contact your nominee with any questions on how the Share Consolidation will be processed.

Each certificate evidencing common or preference shares of Forbes Bermuda will be deemed for all purposes to evidence the right to obtain identical number of shares of common or preferred stock, as applicable, of Forbes Texas, after giving effect to the Share Consolidation. Shareholders of Forbes Bermuda who hold uncertificated shares immediately prior to the Conversion, will continue to hold uncertificated shares of Forbes Texas immediately after the Conversion. Any registered shareholders entitled to a payment in lieu of any fractional share interest will receive such payment as discussed above in “The Conversion—Share Consolidation.”

The issuance of shares of preferred stock of Forbes Texas in exchange for preferences shares of Forbes Bermuda in connection with the Conversion is not being registered hereunder. The Company will rely on the exemptions from registration offered by Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder, with regard to the exchange of the preference shares of Forbes Bermuda for the preferred stock of Forbes Texas.

Comparison of Shareholder Rights

        There are differences between Texas and Bermuda corporate law. For example, currently under Bermuda law, in most circumstances, in the event that the Company amends its memorandum of association at a general meeting of its shareholders, holders of not less than 20% in par value of the Company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of such amendment. No similar right is available under Texas law. Further, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available to shareholders under Texas law. Additionally, there are differences between the new certificate of formation and bylaws of Forbes Texas and the current memorandum of association and bye-laws of Forbes Bermuda. For example, while our current bye-laws require that notice of shareholder proposals be received not less than 20 days and no more than 60 days before the anniversary of the last annual meeting, the bylaws of Forbes Texas, consistent with United States securities laws, provide that notice of shareholder proposals must be received not less than 90 days and no more than 150 days before the one-year anniversary of the preceding year’s annual meeting. For a description of your rights as a shareholder of Forbes Texas and how they may differ from your rights as a shareholder of Forbes Bermuda, please see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” on page 87 of this prospectus.

No Vote or Dissenters’ Rights of Appraisal in the Conversion or Share Consolidation

Under Bermuda law and our current bye-laws, we are authorized to effect the Conversion and Share Consolidation, without requesting or receiving shareholder approval. Further, Bermuda law does not provide our shareholders with statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Share Consolidation and Conversion. Similarly, Texas law does not provide for any such rights in connection with these transactions. We are not asking for your vote or soliciting that you send us a proxy in connection with these transactions.

SELECTED HISTORICAL FINANCIAL AND OPERATING INFORMATION

The following statement of operations data for the years ended December 31, 2010, 2009 and 2008, and the balance sheet data as of December 31, 2010 and 2009, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2007 and 2006, and the balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from our audited consolidated/combined financial statements not included in this prospectus. The statement of operations data for the three months ended March 31, 2011 and 2010, the balance sheet data as of March 31, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with accounting principles generally accepted in the United States and should be read with our financial statements, including notes, included elsewhere in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 28 of this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
			Successor-Consolidated			Predecessor-Combined
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)	(unaudited)
Statement of Operations Data:
Revenues:
Well servicing	$48,717	$31,023	$155,273	$106,097	$189,980	$103,601	$58,574
Fluid logistics and other	58,247	36,241	178,797	109,823	170,949	103,405	74,141

Total revenues	106,964	67,264	334,070	215,920	360,929	207,006	132,715

Expenses:
Well servicing	38,609	28,648	123,332	96,826	128,614	60,570	32,453
Fluid logistics and other	42,223	28,265	138,079	87,263	117,940	69,887	49,620
General and administrative	5,917	5,659	23,373	21,229	17,700	8,824	6,026
Depreciation and amortization	10,109	9,924	39,960	39,472	33,724	15,342	7,410
Impairment of goodwill	—	—	—	—	4,364	—	—

Total expenses	96,858	72,496	324,744	244,790	302,342	154,623	95,509

Operating income (loss)	10,106	(5,233)	9,326	(28,870)	58,587	52,383	37,206
Other income (expense):
Interest income	18	86	119	15	6	7	—
Interest expense	(6,943)	(6,934)	(27,273)	(26,934)	(25,798)	(8,350)	(5,074)
Other income (expense)	—	(92)	17	1,314	38	237	141

Income (loss) before income taxes	3,182	(12,172)	(17,811)	(54,475)	32,827	44,277	32,273
Income tax expense (benefit) (1)	1,277	(4,001)	(6,501)	(25,144)	62,574	683	—

Net income (loss)	1,905	(8,172)	($11,310)	($29,331)	($29,748)	$43,594	$32,273

Preferred shares dividends	(883)	—	($1,041)	—	—	—	—
Net gain (loss) attributable to common shareholders	$1,022	$(8,172)	($12,351)	($29,331)	($29,748)	$43,594	$32,273

Loss per common share Basic and diluted
Income (loss) per share basic and diluted	$0.01	($0.10)	($0.15)	($0.47)	($0.65)

	Three Months Ended March 31,		Year Ended December 31,
			Successor-Consolidated			Predecessor-Combined
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)	(unaudited)
Pro forma information giving effect to the Bermuda Reorganization (2)
Net income					$20,681	$28,336	$20,978

Basic and diluted weighted average common shares					55,995	54,145	54,145

Basic and diluted earning per share					$0.37	$0.52	$0.39

Pro forma information giving effect to the Bermuda Reorganization (2) and Share Consolidation (3)
Net Income					$20,681	$28,336	$20,978

Basic and diluted weighted average common shares					13,999	13,536	13,536

Basic and diluted (loss) earnings per share	$0.04	($0.40)	($0.60)	($1.88)	$1.48	$2.09	$1.55

(1)	On May 29, 2008, in connection with the Bermuda Reorganization, the Forbes Group became a taxable entity, which resulted in $52.8 million of income tax expense that was recorded as a one-time, deferred income tax charge to recognize the conversion to a taxable entity. Prior to that time, the entities comprising the Forbes Group were flow through entities for federal income tax purposes and the only tax obligations of the entity were the Texas margin tax which was applicable after June 29, 2007.
(2)	Historical net income per share was not presented for 2007 and prior since we were structured as a limited liability company, had limited member units and had no equity interests that were convertible in common stock or a common stock equivalent. The unaudited pro forma net income and net income per share gives effect to the Bermuda Reorganization pursuant to which we changed from a flow through entity for federal income tax purposes to a “C” corporation, the issuance of our common stock in connection with our Canadian initial public offering and simultaneous U.S. private placement on May 29, 2008, and an assumed effective tax rate of between 35% and 37%, as though the Bermuda Reorganization and Canadian initial public offering had occurred on January 1, 2008, January 1, 2007 and January 1, 2006, respectively.
(3)	To show the effect on earnings per share upon the effectiveness of the Share Consolidation where each four common shares of Forbes Bermuda outstanding immediately prior to the Share Consolidation shall be consolidated into one common share.

		Year Ended December 31,
	Three Months Ended March 31,	Successor - Consolidated			Predecessor - Combined
	2011	2010	2009	2008	2007	2006
Operating Data:
Well servicing rigs (end of periods)	173	173	171	170	101	43
Rig hours	107,327	377,073	273,395	378,657	180,700	90,941
Heavy trucks (end of period) (1)	365	361	366	370	262	179
Trucking hours	313,445	1,135,227	863,506	1,115,593	711,171	514,082
Salt water disposal wells (end of period)	15	15	18	14	14	9
Locations (end of period)	26	26	28	27	18	12
Frac tanks (end of period)	1,368	1,368	1,369	1,370	951	568

Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$21,696	$30,458	$28,425	$23,469	$5,209	$7,650
Property and equipment, net	268,578	274,231	308,560	330,951	204,132	92,131
Total assets	458,721	451,830	457,432	482,801	259,995	128,518
Total long-term debt	213,949	212,915	214,465	205,378	107,458	56,188
Total liabilities	304,435	299,764	310,925	324,383	189,536	89,718
Temporary equity-preferred shares	16,153	15,270	—	—	—	—
Shareholder’s equity/Members’ equity/Partners’ capital	138,134	136,795	146,507	158,418	70,459	38,801

(1)	Includes vacuum trucks, high pressure pump trucks and other heavy trucks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements within the meaning of the federal securities laws, including statements using terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. Forward looking statements involve various risks and uncertainties. Any forward-looking statements made by or on our behalf are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties in that the actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ include risks set forth in the “Risk Factors” included on page 10 herein.

Overview

Forbes Energy Services Ltd., or FES Ltd, and its domestic subsidiaries, Forbes Energy Services LLC, or FES LLC, Forbes Energy Capital Inc., or FES CAP, C.C. Forbes, LLC, or CCF, TX Energy Services, LLC, or TES, Superior Tubing Testers, LLC, or STT, and Forbes Energy International, LLC, or FEI LLC, are headquartered in Alice, Texas and conduct business primarily in Texas, Mississippi, Pennsylvania and Mexico. In late 2008, FES LLC and FEI LLC formed Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services México Servicios de Personal, S. de R.L. de C.V., Mexican limited liability companies (sociedad de responsabilidad limitada de capital variable), to conduct operations in Mexico. On June 8, 2009, FES Ltd formed a branch in Mexico. The Mexican branch of FES Ltd and the two Mexican limited liability companies are hereinafter referred to, collectively, as “FES Mexico.”

As used in this prospectus, the “Company,” the “Forbes Group,” “we,” and “our” mean FES Ltd and its subsidiaries on and after May 29, 2008; and FES LLC and its subsidiaries from January 1, 2008 to May 28, 2008 (in each case referred to in the financial statements column headings as “Successor”); CCF, TES and STT from June 29, 2007 to December 31, 2007, and C.C. Forbes, L.P., Texas Energy Services, L.P. and Superior Tubing Testers, L.P. prior to June 29, 2007 (in each case prior to January 1, 2008, referred to in the financial statement column headings as “Predecessor”).

We are an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. Our operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with locations in each of Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

We currently conduct our operations through the following two business segments:

•

Well Servicing. Our well servicing segment comprised 45.5% of consolidated revenues for the three months ended March 31, 2011. At March 31, 2011, our well servicing segment utilized our modern fleet of 173 owned or leased well servicing rigs, which included 162 workover rigs and 11 swabbing rigs, and related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, we have a fleet of nine tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

•

Fluid Logistics and Other. Our fluid logistics and other segment comprised 54.5% of consolidated revenues for the three months ended March 31, 2011. Our fluid logistics and other segment utilized our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks, water wells, salt water disposal wells and facilities, and related equipment. These assets are used to provide, transport, store, and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells. Beginning in the fiscal year 2010, the Company began providing additional services in which Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by the Company. We pay Wolverine for their services and materials and then bill the cost to the customer with a margin of between 5% - 10%. The amount of revenue associated with the sub-contractor work totaled approximately $3.2 million and $0.5 million for the three months ended March 31, 2011 and March 31, 2010, respectively. The following table provides a breakout of revenues, expenses and gross margin for our fluid logistics and other segment for the three months ended March 31, 2010 and 2011:

	2010				2011
(dollars in thousands)	Gross Profit				Gross Profit
	Revenues	Cost	Amount	% of Revenues	Revenues	Cost	Amount	% of Revenues
Fluid Logistics	$35,692	$27,857	$7,835	21.9%	$55,069	$39,205	$15,864	28.8%
Sub-contractor services	549	408	141	25.6%	3,178	3,018	160	5.0%

Total fluid logistics and other	$36,241	$28,265	$7,976	22.0%	$58,247	$42,223	$16,024	27.5%

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service allow us to capitalize on our existing customer base to grow within existing markets, generate more business from existing customers, and increase our operating profits. By offering our customers the ability to reduce the number of vendors they use, we believe we help improve our customers’ efficiency. This is demonstrated by the fact that 55.6% of our revenues for the three months ended March 31, 2011, were from customers that utilized services of both of our business segments. Further, by having multiple service offerings that span the life cycle of the well, we believe we have a competitive advantage over smaller competitors offering more limited services.

Factors Affecting Results of Operations

Oil and Natural Gas Prices

Demand for well servicing and fluid logistics services is generally a function of the willingness of oil and natural gas companies to make operating and capital expenditures to explore for, develop and produce oil and natural gas, which in turn is affected by current and anticipated levels of oil and natural gas prices. Exploration and production spending is generally categorized as either operating expenditures or capital expenditures. Activities by oil and natural gas companies designed to add oil and natural gas reserves are classified as capital expenditures, and those associated with maintaining or accelerating production, such as workover and fluid logistics services, are categorized as operating expenditures. Operating expenditures are typically more stable than capital expenditures and are less sensitive to oil and natural gas price volatility. In contrast, capital expenditures by oil and natural gas companies for drilling are more directly influenced by current and expected oil and natural gas prices and generally reflect the volatility of commodity prices.

Workover Rig Rates

Our well servicing segment revenues are dependent on the prevailing market rates for workover rigs. Market day rates for workover rigs increased from 2003 through the first three quarters of 2008, as high oil and natural gas prices and declining domestic production resulted in a substantial growth of drilling activity and demand for workover services that are used primarily to maintain or enhance production levels of existing producing wells. During the fourth quarter of 2008, all of 2009, and the majority of the first quarter of 2010, we experienced pricing pressure that resulted from the general economic decline and, more specifically, the precipitous decline in oil and natural gas prices. However, during the year ended December 31, 2010 utilization began to increase allowing us to increase rates in certain markets beginning in March 2010 and continuing through March 31, 2011. During the second half of 2010, our average revenue per rig hour increased approximately 5.3%. During the three months ended March 31, 2011, our average revenue per rig hour increased an additional 2.6%.

Fluid Logistics Rates

Our fluid logistics and other segment revenues are dependent on the prevailing market rates for fluid transport trucks and the related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks and salt water disposal wells. Prior to the general economic decline that commenced in the latter half of 2008, higher oil and natural gas prices resulted in growing demand for drilling and our services. The economic decline initially resulted in lower oil and natural gas prices, which reduced demand for drilling and our services. Required disposal of fluids produced from wells and the high level of drilling activity through the first three quarters of 2008 led to a higher demand for fluid logistics services. In the last quarter of 2008, throughout 2009 and through much of the first quarter of 2010, fluid logistics rates were under significant downward pressure. While natural gas prices remain low, recent increases in oil prices beginning in 2010 have increased the demand for some of our services. During the year-ended December 31, 2010, utilization began to increase allowing us to increase rates in certain markets beginning March 2010 and continuing through March 2011, particularly in the Eagle Ford shale formation in South Texas where drilling activity has increased substantially in the last twelve months.

Operating Expenses

Prior to the general economic decline, a strong oil and natural gas environment resulted in a higher demand for operating personnel and oilfield supplies and caused increases in the cost of those goods and services. In the last quarter of 2008 and throughout 2009 and through much of the first quarter of 2010, a weaker oil and natural gas environment resulted in lower demand for operating personnel and oilfield supplies which allowed us to decrease our costs, thereby offsetting a portion of the price decreases granted to our customers. As utilization and demand started to increase in 2010 and 2011, we are again experiencing cost pressures in areas such as labor, where we have incurred additional costs in the form of increased pay rates. Future earnings and cash flows will be dependent on our ability to manage our overall cost structure and either maintain our existing prices or obtain price increases from our customers as our operating costs increase.

Capital Expenditures and Debt Service Obligations

As a general matter, our capital expenditures to maintain our assets have been relatively limited. Historically, we have incurred indebtedness to invest in new assets to grow our business. As a result, the indebtedness we incurred for our capital expenditures has significantly increased our debt service obligations. Most of our new assets were acquired through bank borrowings, subsequently refinanced through our Second Priority Notes, First Priority Notes and New Notes, short-term equipment vendor financings, cash flows from operations and other permitted financings.

Capital Expenditures and Operating Income Margins

The well servicing segment typically has had higher operating income margins along with higher capital expenditures when compared with the fluid logistics and other segment, which has had lower operating margins but also lower capital expenditure requirements. However, with the recent industry downturn, we experienced less margin pressure on our fluid logistics and other segment, which has resulted in more favorable margins in that segment, relative to the well servicing segment. This is due to the fact that a large portion of the fluids business is comprised of services that are not discretionary, but required for wells to continue producing.

Renewal of PEMEX Contract

Our operations in Mexico are performed for PEMEX pursuant to a contract. In March 2011, we completed amendments to the PEMEX contract which extended the term of the contract to December 31, 2011 and increased the total amount available under the PEMEX contract to MXN $893.4 million plus USD $119.8 million, which amount is available to the Company and Merco Ingenieria Industrial S.A. de C.V., who is also a party to the PEMEX contract. The amounts available under this contract are allocated based on the work performed by the Company and Merco. Historically, the Company has performed all but a small portion of the services to be performed under the contract, with the balance being performed by Merco. For more information on the PEMEX contract and related amendments see the discussion of recent events on page 43 of this prospectus.

This contract is subject to competitive bid for renewal and there can be no assurances that we will be able to extend the contract beyond December 31, 2011 or increase the amounts available thereunder, or that we will be awarded other contracts by PEMEX. Failure to continue our relationship with PEMEX could have material adverse effect on our financial condition, results of operations and cash flows as services performed for PEMEX have generated approximately USD $5.6 million in net income and USD $45.9 million in revenues for the year ended December 31, 2010.

Presentation

The following discussion and analysis is presented on a consolidated basis to reflect the results of operations and financial condition of the Forbes Group. The financial information as of and for the years ended December 31, 2010, 2009 and 2008 is presented on a consolidated basis for FES LLC and its subsidiaries from and after January 1, 2008 to May 28, 2008, because of the completion of the reorganization in which FES LLC, a Delaware limited liability company, became the parent of the operating subsidiaries, or the Delaware Reorganization, and on a consolidated basis for FES Ltd and its subsidiaries from and after May 29, 2008, because of the completion of the reorganization in which FES Ltd, a Bermuda exempt company, became the direct parent of FES LLC and, as a result, the indirect parent of the operating subsidiaries, or the Bermuda Reorganization.

Finally, we note that the limited liability companies and their predecessor entities that comprised the Forbes Group prior to January 1, 2008, were not, and until May 29, 2008, FES LLC and its subsidiaries were not, subject to federal income tax. All of the income, losses, credit, and deductions of these entities were passed through to the equity owners for purposes of their individual income tax returns, which is why these are referred to as “flow through entities” for federal income tax purposes. Accordingly, no provision for income taxes is included in the following discussion and analysis of our historical operations through May 28, 2008. As of May 29, 2008, in conjunction with the Canadian initial public offering and simultaneous U.S. private placement of FES Ltd’s common shares and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax.

Material Weakness

In connection with the preparation of the Forbes Group’s consolidated financial statements for the year ended December 31, 2010, we identified control deficiencies that constitute a material weakness in the design and operation of our internal control over financial reporting. The following material weakness was present at December 31, 2010.

•

We did not design or maintain effective controls over the billing process to ensure timely recognition of revenue. Specifically, we identified field tickets, which represented completed but unbilled revenue that had not been entered resulting in a post-closing adjustment.

This control deficiency could result in a future material misstatement to the annual or interim combined financial statements that would not be prevented or detected. Accordingly, we have determined that the above control deficiency represents a material weakness.

Remediation

We have implemented, or are in the process of implementing and continue to implement, remedial measures to address the above deficiency on a going-forward basis. Specifically, we have engaged a consulting firm to document and assess the current policies and procedures related to our revenue cycle to ensure timely reporting of revenue. Once completed, the consulting firm will perform monthly tests to ensure compliance.

Results of Operations

Comparison of Three Months Ended March 31, 2011 and March 31, 2010

Consolidated Revenues. For the three months ended March 31, 2011, revenues increased by $39.7 million, or 59.0%, to $107.0 million when compared to the same period in the prior year. During the second half of 2010 and first quarter 2011 we experienced increases in demand which resulted in an increase in utilization and pricing.

Well Servicing—Revenues from the well servicing segment increased by $17.7 million for the period, or 57.0% to $48.7 million compared to the corresponding period in the prior year. The increase largely results from the continued higher prices for our well services. We were utilizing 173 well servicing rigs as of March 31, 2011, compared to 171 well servicing rigs at March 31, 2010. Of the 173 rigs available at March 31, 2011, 11 were being used by our Mexico operations. Of the 162 in the U.S. for the quarter ended March 31, 2011, our utilization was approximately 72.2% due to the general industry increase. All 11 Mexico rigs were working during the quarter.

Fluid Logistics and Other—Revenues from the fluid logistics segment increased by $22.0 million for the period, or 60.7%, to $58.2 million compared to the corresponding period in the prior year. Utilization for trucks in service during the three months ended March 31, 2011 and March 31, 2010 was 102.6 % and 85.3%, respectively. Our principal fluid logistics assets at March 31, 2011 and March 31, 2010 were as follows:

	As of March 31,		% Increase (Decrease)
Asset	2011	2010
Vacuum trucks	289	290	(0.1)%
High-pressure pump trucks	19	19	0.0%
Other heavy trucks	57	57	0.0%
Frac tanks (includes leased)	1,368	1,369	(0.1)%
Salt water disposal wells	15	18	(16.7)%

Consolidated Operating Expenses—Our operating expenses increased to $80.8 million for the three months ended March 31, 2011, from $56.9 million for the three months ended March 31, 2010, an increase of $23.9 million or 42.0% due to increases in utilization. Operating expenses as a percentage of revenues were down to 75.6% for the three months ended March 31, 2011, compared to 84.6% for the three months ended March 31, 2010. This decrease in operating expense as a percentage of our revenues is generally attributable to increase in the rates we are able to invoice our customers, and has been partially offset by increases in labor costs (rates and hours) and fuel price increases, as discussed below.

Well Servicing—Operating expenses from the well servicing segment increased by $10.0 million, or 34.8%, to $38.6 million. Well servicing operating expenses as a percentage of well servicing revenues were down to 79.3% for the three months ended March 31, 2011, compared to 92.3% for the three months ended March 31, 2010, a decrease of 13.0%. This can be attributed primarily to an increase of approximately 23.8% in average billing rates between the two quarters and an increase in utilization to 72.2% for the three months ended March 31, 2011 from 58.2 % for the three months ended March 31, 2010. The increase in well servicing operating costs was due in large part to the increase in labor costs of $2.3 million or 14.8%, for the three months ended March 31, 2011 compared to the same period of the prior year. Employee count at March 31, 2011 was 1,209 compared with 1,020 at March 31, 2010. Labor costs as a percentage of revenues were 36.2% and 49.5% for the three months ended March 31, 2011 and 2010, respectively. Repairs and equipment maintenance cost increased by $2.4 million, or 89.1% to $5.1 million. Repairs and equipment maintenance cost as a percentage of revenues was 10.5% and 8.7% for the three months ended March 31, 2011 and March 31, 2010, respectively. Fuel cost increased by $1.3 million, or 91.2% to $2.8 million. Fuel cost as a percentage of revenues was 5.7% and 4.7% for the three months ended March 31, 2011 and March 31, 2010, respectively. Fuel price increased 26.2% for the three months ended March 31, 2011 compared to March 31, 2010. Product and chemical expenses and equipment rental also increased by approximately $2.1 million and $1.7 million, respectively. The remaining $0.2 million is related to various expenses that were consistent with the activity of the business and were in line with management’s expectations.

Fluid Logistics and Other—Operating expenses from the fluid logistics segment increased by $14.0 million, or 49.4%, to $42.2 million. Fluid logistics operating expenses as a percentage of fluid logistics revenues were down to 72.5% for the three months ended March 31, 2011, compared to 78.0% for the three months ended March 31, 2010. The increase in fluid logistics operating expenses of $14.0 million was due in large part to an increase in contract services of $5.1 million, or 279.0% to $7.0 million for the three months ended March 31, 2011, compared to the same period in the prior year due to activity increase in drilling and well services and the need to utilize outside services to satisfy customer demand, particularly in times of peak demand in South Texas. The largest vendor in contract services is Wolverine Construction, Inc., a related party, which enabled us to provide additional billable services to our customers. The cost associated with their sub-contracted services was approximately $3.0 million of the $5.1 million increase year over year. Contract service costs as a percentage of revenues were 11.9% and 5.1% for the three months ended March 31, 2011 and 2010, respectively. Labor cost increased by $3.0 million, or 32.6% to $12.2 million. Employee count at March 31, 2011 was 891, as compared with 799 in March 31, 2010. Labor cost as a percentage of revenues were 21.2% and 25.4% for the three months ended March 31, 2011 and March 31, 2010, respectively. Rent equipment cost increased by $2.5 million, or 230.1% to $3.5 million. The increase in equipment rental relates to the increase in customer demand and the need for additional equipment to serve our customers. Rent equipment cost as a percentage of revenues was 6.1% and 3.0% for the three months ended March 31, 2011 and March 31, 2010, respectively. Repairs and equipment maintenance cost increased by $1.7 million, or 58.8% to $4.6 million. Repairs and equipment maintenance cost as a percentage of revenues was 7.9% and 7.9% for the three months ended March 31, 2011 and March 31, 2010, respectively. Fuel cost increased by $1.3 million, or 24.8% to $6.6 million. Fuel cost as a percentage of revenues was 11.4% and 14.7% for the three months ended March 31, 2011 and March 31, 2010, respectively. Fuel price increased 26.2% for the three months ended March 31, 2011 compared to March 31, 2010. The remaining $0.2 million change is related to various expenses that were consistent with the activity of the business.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $0.3 million, or 4.5%, to $5.9 million. General and Administrative expense as a percentage of revenues was 5.5% and 8.4% for the three months ended March 31, 2011 and 2010, respectively.

Depreciation and Amortization. Depreciation and amortization expenses increased by $0.2 million, or 1.9%, to $10.1 million. Capital expenditures incurred for the three months ended March 31, 2011 were $4.6 million compared to $0.7 million for the three months ended March 31, 2010.

Interest and Other Expenses. Interest and other expenses were $6.9 million in the three months ended March 31, 2011 and in the three months ended March 31, 2010. This is in line with management’s expectations.

Income Taxes. We recognized an income tax expense of $1.3 million and an income tax benefit of $4.0 million for the three months ended March 31, 2011 and 2010, respectively.

Comparison of Years Ended December 31, 2010 and December 31, 2009

Revenues. For the year ended December 31, 2010, revenues increased by $118.2 million, or 54.7%, to $334.1 million when compared to the same period in the prior year. The fourth quarter of 2009 was the bottom of the recent industry decline for Forbes Group resulting in lower revenues and profits as compared to the year-ended 2010 where the energy services industry has experienced a turn-around with increasing utilization and pricing.

Well Servicing — Revenues from the well servicing segment increased $49.2 million for the year, or 46.3% to $155.3 million compared to the prior year. Of this increase, approximately 16.2% was due to increased prices and 83.8% was due to increased rig hours for well services. We utilized 173 and 171 well service rigs as of December 31, 2010 and 2009, respectively. Of the 173 rigs available as of December 31, 2010, 11 were allocated to Mexico operations. The average rate charged per hour during the year-ended December 31, 2010 as compared to the same period in 2009 was essentially flat due to the fact that prices were steadily decreasing during the 2009 period while the reverse was true during the same period in 2010, when prices were increasing. Average utilization of our well service rigs during the year-ended December 31, 2010 and 2009 was 65.4% and 48.9%, respectively, based on a twelve hour day, working five days a week, except holidays in the U.S. and seven days a week, 24 hours a day in Mexico, except holidays and approximately two weeks in September where Pemex suspended operations for most all service providers in Mexico. This suspension resulted in a loss estimated to be approximately USD $1 million in gross revenue. Our contract with Pemex provides that we can invoice Pemex our cost during a Pemex imposed suspension. Accordingly, in the third quarter of 2010, we accrued revenues equal to a portion of our estimated costs of approximately USD $500,000. During the fourth quarter of 2010, we recovered approximately USD $710,000 from Pemex.

Fluid Logistics and Other — Revenues from the fluid logistics and other segment for the year ended December 31, 2010 increased $69.0 million, or 62.8%, to $178.8 million compared to the prior year, as a result of the general industry increase in pricing, activity and additional services we provided our customers through sub-contractor services. The revenue breakout for the $178.8 million consists of $166.8 million for the fluid logistics operations and $12.0 million for the sub-contractor services operations. Beginning in the fiscal year 2010, the Company began providing additional services in which Wolverine Construction, Inc., one of our related parties, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by the Company. We pay Wolverine for their services and materials and then bill the cost to the customer with a margin of between 5% - 10%. Of the total increase of $69.0 million, approximately 50.1% was due to an increase in hours worked, approximately 32.5% due to customer price increases and approximately 17.4% was due to the additional services we provided. An increase in hours of approximately 31.5% between the two years resulted in an increase in utilization from approximately 69.2% for the year ended December 31, 2009 to approximately 94.3% for the year ended December 31, 2010. Rates also increased approximately 23.8% for the year ended December 31, 2010 as compared with the year ended December 31, 2009. Our principal fluid logistics assets at December 31, 2010 and December 31, 2009 were as follows:

	As of December 31,		% Increase (Decrease)
Asset	2010	2009
Vacuum trucks	285	290	(1.72)%
High-pressure pump trucks	19	19	0.0%
Other heavy trucks	57	57	0.0%
Frac tanks (includes leased)	1,368	1,369	(0.1)%
Salt water disposal wells	15	18	(16.7)%

Consolidated Operating Expenses. Our operating expenses increased to $261.4 million for the year ended December 31, 2010, from $184.1 million for the year ended December 31, 2009, an increase of $77.3 million or 42.0%. Operating expenses as a percentage of revenues were 78.3% for the year ended December 31, 2010, compared to 85.3% for the year ended December 31, 2009. This decrease in operating expense as a percentage of our revenues is generally attributable to the general industry decline that was taking place in 2009 as compared to the uptrend experienced in 2010. During the 2009 decline companies, including Forbes, were not able to reduce costs as fast as revenues were declining. As industry activity began to stabilize in late 2009 and improve in 2010, revenues increased as the result of increased customer pricing and higher utilization. During this same time period, operating costs as a percentage of revenues declined not only as a result of increased revenues but also from the costs cuts introduced in 2009 and fixed operating expenses that did not increase in the same proportion as revenues.

Well Servicing — Operating expenses from the well servicing segment increased by $26.5 million, or 27.4%, to $123.3 million. Well servicing operating expenses as a percentage of well servicing revenues were 79.4% for the year ended December 31, 2010, compared to 91.3% for the year ended December 31, 2009, a decrease of 11.9%. This decrease in operating expense as a percentage of revenue was due to an increase in utilization to 65.4% for the year ended December 31, 2010 from 48.9% for the year ended December 31, 2009, which allowed the Company to spread its fixed costs over greater revenues, thereby increasing the gross margin. This increase in utilization consisted of 83.8% of the change. The remaining 16.2% was due to price increases of approximately 5.3% in average billing rates between the two years. Rates increased from the first quarter 2010 to the fourth quarter of 2010 by approximately 22.7%.

The dollar increase in well servicing costs between the two years was due to in large part to the increase in labor costs of $9.8 million or 22.4% for the year ended December 31, 2010 compared to the prior year. The employee count at December 31, 2010 was 1,103, compared to 896 employees as of December 31, 2009. Labor costs as a percentage of revenue were 34.7% and 41.5% for the years ended December 31, 2010 and 2009, respectively. Product and chemical costs increased $5.9 million, or 91.3%, for the year ended December 31, 2010, when compared to the prior year due to increased prices for such items as a result of the higher demand for drilling and well services driven by the increase of oil and natural gas prices. Product and chemical cost as a percentage of revenues were 7.9% and 6.1% for the year ended, December 31, 2010 and December 31, 2009, respectively. Repairs and equipment maintenance cost increased $4.0 million, or 46.4% to $12.5 million as a result of activity increases. Rig hours increased 37.9% and decreased 27.8% for the years ended December 31, 2010 and 2009, respectively. Repairs and equipment maintenance cost as a percentage of revenues was 8.0% and 8.0% for or the year ended December 31, 2010 and 2009, respectively. Out of town expenses increased $2.1 million, or 44.4%, for the year ended December 31, 2010, when compared to the prior year. Out of town expenses as of percentage of revenues was 4.5% and 4.6% for the year ended December 31, 2010 and 2009, respectively. Supplies and parts, fuel costs, rent equipment and safety expenses increased by $1.7 million, $1.5 million, $1.4 million and $0.8 million, respectively. These expenses were offset by approximately $0.8 million in realized foreign currency gains. The remaining $0.1 million was made up of various expenses in line with our expectations and were consistent with the rapidly changing industry.

Fluid Logistics and Other — Operating expenses from the fluid logistics and other segment increased by $50.8 million, or 58.2%, to $138.1 million. The expense breakout for the $138.1 million consists of $126.8 million for the logistics operations and $11.3 million for the sub-contractor services operations. Fluid logistics operating expenses as a percentage of fluid logistics revenues were 77.2% for the year ended December 31, 2010, compared to 79.5% for the year ended December 31, 2009. This decrease in operating expense as a percentage of revenue was due to an increase in utilization to 94.3% for the year ended December 31, 2010 from 69.2% for the year ended December 31, 2009, which allowed the Company to spread its fixed costs over greater revenues, thereby increasing the gross margin.

The increase in fluid logistics operating expenses of $50.8 million was due in large part to an increase in contract services costs of $18.2 million, or 781.8%, for the year ended December 31, 2010, when compared to the same period in the prior year, as a direct result of higher activity in the general industry and the need to utilize outside services to satisfy customer demand in South Texas. The largest vendor in contract services is Wolverine Construction, Inc., a related party, who allowed us to provide additional billable services to our customers. The cost associated with their sub-contracted services was approximately $11.3 million of the $18.2 million increase year over year. Contract services cost as a percentage of revenues was 11.5% and 2.1% for the year ended December 31, 2010 and 2009, respectively. Labor costs increased by $9.9 million, or 32.8% to $40.2 million partially as result of workforce headcount increases. Labor costs as a percentage of revenues were 22.5% and 27.6% for the year ended December 31, 2010 and 2009, respectively. The employee count at December 31, 2010 was 790, as compared with 706 employees as of December 31, 2009. Fuel costs increased $7.1 million, or 45.8%, for the year ended December 31, 2010, when compared to the same period in the prior year due to fuel price increase of 21.6% and higher activity in drilling and well services. Fuel cost as a percentage of revenues was 12.7% and 14.1% for the year ended December 31, 2010 and 2009, respectively. Repairs and equipment maintenance cost increased $6.6 million, or 93.1% to $13.7 million as a result of activity increases. Truck hours increased 31.5% for the year ended December 31, 2010 and 2009, respectively. Repairs and equipment maintenance cost as a percentage of revenues was 7.7% and 6.5% for or the year ended December 31, 2010 and 2009, respectively. Equipment rental cost increased $3.8 million, or 123.1% to $6.9 million. Equipment rental cost as a percentage of revenues was 3.9% and 2.8% for the year ended December 31, 2010 and 2009, respectively. Saltwater disposal cost increased $1.8 million, or 39.5% to $6.3 million. Saltwater disposal cost as a percentage of revenues was 3.5% and 4.1% for the year ended December 31, 2010 and 2009, respectively. Product and chemical cost increase $2.2 million, or 34.5%, for the year ended December 31, 2010, when compared to the prior year due to the higher demand for drilling and well services driven by the increase of oil and natural gas prices. Product and chemical cost as a percentage of revenues was 4.9 % and 5.9% for the year ended December 31, 2010 and 2009, respectively. Tire repair cost increased $0.8 million, or 49.8% to $2.5 million. Tire repair cost as a percentage of revenues was 1.4% and 1.5% for the year ended December 31, 2010 and 2009, respectively. The remaining $0.4 million change is related to various expenses that were consistent with the higher activity of the business.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $2.1 million, or 10.1%, to $23.4 million. General and administrative expense as a percentage of revenues were 7.0% and 9.8% for the year ended December 31, 2010 and 2009, respectively. Labor cost increased by approximately $1.9 million or 36.0%. This increase was due to the addition in employee count and increase of corporate staff, including an internal auditor, director of financial reporting and a tax accountant. Equipment rental also increased approximately $0.4 million due to the increase in hours and production. The remaining $0.1 million changes related to various expenses.

Depreciation and Amortization. Depreciation and amortization expenses increased by $0.5 million, or 1.2%, to $40.0 million. The slight increase is related to our increase in capital expenditures. Capital expenditures incurred for the year ended December 31, 2010 were $3.5 million compared to $16.3 million for the year ended December 31, 2009.

Interest and Other Expenses. Interest and other expenses were $27.1 million in the year ended December 31, 2010, compared to $25.6 million in the year ended December 31, 2009, an increase of $1.5 million, or 6.0%. This increase is primarily due to additional interest associated with the First Priority Notes issued on October 2, 2009, which was offset in part by a decrease in interest expense associated with the repurchase of certain of our 11% Senior Secured Notes due 2015, or the Second Priority Notes, in 2010.

Income Taxes. We recognized income tax benefit of $6.5 million and $25.1 million for the year ended December 31, 2010 and 2009, respectively, due to the losses recognized during the year of $11.3 million and $29.3. For the year-ended December 31, 2010 and 2009 the effective tax benefit rate was 36.5% and 46.2%, respectively.

Comparison of Years Ended December 31, 2009 and December 31, 2008

Revenues. For the year ended December 31, 2009, revenues decreased by $145.0 million, or 40.2%, to $215.9 million when compared to the same period in the prior year. During the fourth quarter 2008 and during 2009 we experienced declines in demand and significant pricing pressure that is a result of the general economic decline.

Well Servicing. Revenues from the well servicing segment decreased $83.9 million for the year, or 44.2% to $106.1 million compared to the prior year. The decrease was largely due to the decreased demand for oil and natural gas and the decline in oil and natural gas prices which resulted in a reduced demand for our well services. Of the decrease, approximately 65% was due to a reduction in hours worked with the remaining approximately 35% due to customer price reductions. A decrease in hours of 27.8% between the two periods resulted in a drop in utilization from 86.0% for the year ended December 31, 2008 to 49.0% for the year ended December 31, 2009. Rates also decreased 21.0% for the year ended December 31, 2009 as compared with the year ended December 31, 2008. We had 171 well servicing rigs available as of December 31, 2009, compared to 170 well servicing rigs at December 31, 2008, a 0.6% increase. Of the 171 rigs available as of December 31, 2009, 11 were allocated to Mexico operations. Of the 160 in the U.S. at December 31, 2009, utilization was approximately 48.0% due to the general industry decline. Of the 11 allocated to Mexico operations, utilization was approximately 90.9%.

Fluid Logistics and Other. Revenues from the fluid logistics and other segment for the year ended December 31, 2009 decreased $61.1 million, or 35.8%, to $109.8 million compared to the prior year, as a result of the general industry decline in pricing and activity. Of this decrease, approximately 63% was due to a reduction in hours worked with the remaining approximately 37% due to customer price reductions. A decrease in hours of approximately 23% between the two years resulted in a drop in utilization from approximately 100% for the year ended December 31, 2008 to approximately 69% for the year ended December 31, 2009. Rates also decreased approximately 17% for the year ended December 31, 2009 as compared with the year ended December 31, 2008. Our principal fluid logistics assets at December 31, 2009 and December 31, 2008 were as follows:

	As of December 31,
Asset	2009	2008	% Increase (Decrease)
Vacuum trucks	290	294	(1.36%)
High-pressure pump trucks	19	19	0.0%
Other heavy trucks	57	57	0.0%
Frac tanks (includes leased)	1,369	1,370	(0.07%)
Salt water disposal wells	18	14	28.6%

Operating Expenses. Our operating expenses decreased to $184.1 million for the year ended December 31, 2009, from $246.5 million for the year ended December 31, 2008, a decrease of $62.4 million or 25.3%. Operating expenses as a percentage of revenues were 85.3% for the year ended December 31, 2009, compared to 68.3% for the year ended December 31, 2008. This increase in operating expense as a percentage of our revenues is generally attributable to lower utilization of our equipment, and a significant reduction in the rates we are able to invoice our customers, which has been partially offset by reductions in labor costs (rates and hours) and fuel price decreases, as discussed below.

Well Servicing. Operating expenses from the well servicing segment decreased by $31.8 million, or 24.7%, to $96.8 million. Well servicing operating expenses as a percentage of well servicing revenues were 91.3% for the year ended December 31, 2009, compared to 67.7% for the year ended December 31, 2008, a decrease of 23.6%. This can be attributed primarily to a decrease of approximately 21.0% in average billing rates per well service rig between the two periods. In addition to declining rates from our customers, average well service rig utilization decreased to 49.0% for the year ended December 31, 2009 from 86.0% for the year ended December 31, 2008. Rent expenses increased by $3.8 million primarily due to an additional well service equipment operating leases entered into during 2008. Product & chemicals, repairs & maintenance, freight charges, and property taxes and also increased by $5.5 million, $1.6 million, $1.6 million and $0.3 million, respectively. Our bad debts expense increased by $1.2 million related to bad debts in Mexico created as a result of collectability issues, which was offset by a decrease of $0.2 million in bad debts expense in the U.S. Product and chemicals, freight charges, and professional fees all increased due to operations in Mexico. Labor costs decreased by $24.9 million or 36.1% of which approximately 77% was attributable to pay reductions and approximately 23% was attributable to headcount reductions. The employee count at December 31, 2009 was 896, as compared with 977 employees as of December 31, 2008. Other expenses that decreased included supplies and parts, fuel and oil expense, insurance, out of town expense, contract labor, auto and truck, safety, professional fees–other and uniforms decreased by $7.1 million, $4.0 million, $3.4 million, $3.3 million, $1.0 million, $0.6 million, $0.5 million $0.4 and $0.4 million, respectively. These decreases were the result of more aggressive cost management. The changes in expenses and decreases in revenues were in line with management’s expectations and were consistent with the rapidly changing industry.

Fluid Logistics and Other. Operating expenses from the fluid logistics and other segment decreased by $30.7 million, or 26.0%, to $87.3 million. Fluid logistics operating expenses as a percentage of fluid logistics revenues were 79.5% for the year ended December 31, 2009, compared to 69.0% for the year ended December 31, 2008. This was primarily attributable to a decrease in average utilization of approximately 63% and an approximately 37% decline in average customer billing rates that are a result of the general economic decline. The decrease in fluid logistics operating expenses of $30.7 million was due in large part to a decrease in fuel costs of $10.5 million, or 40.3%, for the year ended December 31, 2009, when compared to the same period in the prior year due to fuel price decreases of 36.6%. Fuel cost as a percentage of revenues was 14.1% and 15.2% for the year ended December 31, 2009 and 2008, respectively. Labor costs decreased by $10.2 million, or 27.0% to $28.1 million of which approximately 70% was attributable to workforce headcount decreases and approximately 30% was attributable to pay reductions throughout the Company. Labor costs as a percentage of revenues were 27.6% and 24.3% for the year ended December 31, 2009 and 2008, respectively. The employee count at December 31, 2009 was 706, as compared with 868 employees as of December 31, 2008. Product and chemical cost decreased $3.7 million, or 36.6%, for the year ended December 31, 2009, when compared to the prior year due to the lower demand for drilling and well services driven by the decrease of oil and natural gas prices. Product and chemical cost as a percentage of revenues was 5.9 % and 6.0% for the year ended December 31, 2009 and 2008, respectively. Contract services cost decreased $2.4 million, or 51.1% to $2.3 million. Contract services cost as percentage of fluid logistics revenues were 2.1% for the year ended December 31, 2009, compared to 2.8% for the year ended December 31, 2008 as a direct result of lower activity in the general industry. The remaining $3.9 million change is related to various expenses that were consistent with the lower activity of the business.

General and Administrative Expenses. General and administrative expenses from the consolidated operations increased by approximately $3.5 million, or 19.9%, to $21.2 million. General and administrative expense as a percentage of revenues were 9.8% and 4.9% for the year ended December 31, 2009 and 2008, respectively. The change in percentage is primarily the result of the significant decrease in revenues. Professional fees for accounting and legal services increased by $2.4 million primarily related to the costs associated with obtaining a consent from our bond holders, establishing operations in Mexico, and costs of public reporting. Mexico expenses increased by an additional $1.6 million (excluding certain federal taxes) as the Mexico location became fully operational in 2009. A portion of these expenses where one-time expenses related to the start-up of our Mexico location. The Company had an increase in non-cash, stock-based compensation expense of $1.0 million related to stock options issued in May 2008 upon the initial public offering of the company’s common stock. Wages, and various other expenses decreased by approximately $0.8 million, and $0.1 million, respectively, due to the decrease in activity.

Depreciation and Amortization. Depreciation and amortization expenses increased by $5.9 million, or 17.5%, to $39.6 million, primarily due to new equipment acquired throughout 2008 that incurred a full year of depreciation in 2009, and to a lesser extent, due to new equipment acquired in 2009. Capital expenditures incurred for the year ended December 31, 2009 were $16.3 million compared to $142.0 million for the year ended December 31, 2008.

Interest and Other Expenses. Interest and other expenses were $25.6 million in the year ended December 31, 2009, compared to $25.8 million in the year ended December 31, 2008. This decrease was due in part to the repurchase of bonds in the first quarter of 2009.

Income Taxes. We recognized income tax expense of $62.6 million for the year ended December 31, 2008 due to FES Ltd becoming subject to U.S. federal taxes on May 29, 2008 as a result of our Bermuda Reorganization. Prior to that time, the entities comprising the Forbes Group were flow through entities for federal income tax purposes and the only income tax obligation of the Forbes Group was the Texas margin tax. We recognized an income tax benefit of $25.1 million for the year ended December 31, 2009 with an effective rate of 46.2%. The difference between the statutory rate of 35% and the effective rate relates to bonus depreciation on fixed assets prior to the Bermuda Reorganization which was not taken during the preparation of the 2008 tax returns for tax planning purposes.

Liquidity and Capital Resources

Overview

As of December 31, 2009, we had concluded that approximately $15.0 million of additional funding would be required during 2010 in order to meet our working capital requirements. In May 2010, we received $14.2 million as the net proceeds from the issuance of preferred stock, which we deemed sufficient at the time to meet our working capital requirements delineated as of December 31, 2009. As discussed elsewhere herein, our industry has been experiencing an upturn and, currently, we project that our current available working capital plus cash flows generated from our operations will be adequate to meet our working capital requirements over at least the next twelve months.

For the twelve months ended December 31, 2010, there was a net use of cash provided by operating activities amounted to $2.4 million. This was a decrease of $12.9 million as compared to the twelve months ended December 31, 2009. This was mainly due to an increase in accounts receivable of $30.6 million, a decrease in accrued liabilities of $2.3 million, offset in part by an increase in related party payables of $7.2 million. During December 2010, we collected approximately $18.0 million in accounts receivable from our Mexico operations, of which the majority was disbursed to Mexico vendors by December 31, 2010.

Nevertheless, there can be no assurance that the current upward trends will continue. A reversal of such trends could require the Company to seek funding to meet working capital requirements. Further, although the Company feels it has adequate working capital for the foreseeable future, its projected liquidity is not at a level that the Company would prefer relative to its size. Therefore, the Company may elect to seek additional funding in order to increase its liquidity. Additionally, in the event that management elects to incur capital expenditures in excess of the levels incurred in 2010 or pursue other capital intensive activities, additional capital may be required to fund these activities. As discussed in more detail below, our ability to seek additional financing may be restricted by certain of our debt covenants.

As discussed in the Recent Events section starting on page 5, we recently completed the offering of the New Notes, the tender offer for and consent solicitation of the Second Priority Notes and the repurchase of the First Priority Notes. While we are no longer subject to the indentures governing the Second Priority Notes or the First Priority Notes as a result of these transactions, the New Indenture and the debt outstanding thereunder impose significant restrictions on us, which make us vulnerable to adverse economic and industry conditions that could limit our ability to obtain additional or replacement financing. For example, the New Indenture only allows the Company’s to incur indebtedness, other than certain specific types of permitted indebtedness, if the Fixed Charge Coverage Ratio (as defined in the New Indenture) for the most recently completed four full fiscal quarters is at least 2.0 to 1.0. Our inability to satisfy our obligations under the New Indenture, the potential new credit facility and any future debt agreements we may enter into could constitute an event of default under such agreements. An event of default could result in all or a portion of our outstanding debt becoming immediately due and payable. If this should occur, we might not be able to obtain waivers or secure alternative financing to satisfy all of our obligations simultaneously. Given the state of global events, our ability to access the capital markets or to consummate any asset sales might be restricted at a time when we would like or need to raise capital. These events could have a material adverse effect on our business, financial position, results of operations and cash flows and our ability to satisfy our obligations.

Within certain constraints, we can conserve capital by reducing or delaying capital expenditures, deferring non-regulatory maintenance expenditures and further reducing operating and administrative costs.

We have historically funded our operations, including capital expenditures, with bank borrowings, vendor financings, cash flow from operations, the issuance of our Second Priority Notes, and First Priority Notes and the proceeds from our Canadian initial public equity offering and simultaneous U.S. private placement, our October 2008 and December 2009 common share offerings, and our May 2010 Series B Preferred Share private placement.

As of March 31, 2011, we had $218.7 million in debt outstanding (including the Second Priority Notes based on $192.5 million aggregate principal amount at an issue price of 97.635% of par and the First Priority Notes based on $20.0 million aggregate principal amount at an issue price of 100% of par). As of March 31, 2011, we had outstanding 588,059 Series B Senior Convertible Preferred Shares, which are redeemable in May 2017 for cash or common stock at 95% of the fair market value of the common stock as determined in accordance with the Certificate of Designation for the Series B Preferred Shares.

The following sets forth our consolidated cash and cash equivalents and capitalization at March 31, 2011:

•	on an actual basis; and

•

as adjusted to reflect the issuance of the New Notes and the application of the net proceeds from the sale, based on the (i) purchase of all of the outstanding First Priority Notes for aggregate consideration of approximately $21.5 million, (ii) purchase of an aggregate of $192,145,000 of aggregate principal amount of our Second Priority Notes in June 2011 for aggregate consideration of approximately $223.2 million and (iii) the redemption of the remaining $355,000 principal amount of our Second Priority Notes at a price approximately equivalent to those recently purchased, together, in each instance, with accrued interest.

The information in this table is unaudited. This table should be read in conjunction with our audited and unaudited historical financial statements included with this prospectus.

	As of March 31, 2011
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents(1)	$21,696	$50,301

Debt:
First Priority Notes	$20,000	$—
Second Priority Notes	189,991	—
New Notes	—	273,650
Other debt	8,667	8,667

Total debt	218,658	282,317

Series B Preferred Shares	16,153	16,153

Shareholders’ equity(2)	138,134	102,253

Total capitalization	$372,945	$400,723

(1)	Includes other available funds in addition to proceeds of sale of the New Notes.
(2)	Adjusted to reflect the premiums paid on the Second Priority Notes in connection with the purchase of the Second Priority Notes and in connection with the repurchase of the First Priority Notes, along with the write-off of related deferred financing costs reflected on the balance sheet at March 31, 2011.

Based on the purchase and assumed purchase of the Second Priority Notes as discussed above, the Company expects to record in the second quarter of 2011 a charge for an estimated pre-tax loss on early extinguishment of debt of approximately $35.8 million, consisting of approximately $24.4 million of repurchase premium and related fees paid in excess of aggregate principal amount on the Second Priority Notes, and approximately $0.6 million of repurchase premium and related fees paid in excess of aggregate principal amount on the First Priority Notes. The remaining $10.8 million relates to the write off of deferred costs of $8.3 million and debt discount of $2.5 million. The Company expects the issuance of the New Notes and the repurchase of the outstanding Second Priority Notes and First Priority Notes will result in an increase in annualized net interest expense of approximately $1.2 million.

As of March 31, 2011, we had $21.7 million in cash and cash equivalents, $213.9 million in long-term debt outstanding, $4.7 million in short-term debt outstanding, and $4.7 million of short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. Our $4.7 million of short-term debt consisted of $2.1 million payable to equipment lenders under various installment notes, and $2.6 million payable related to financing of our insurance premiums over the term of the insurance coverage. We incurred $4.6 million and $0.7 million for capital equipment acquisitions during the three months ended March 31, 2011 and 2010, respectively, as compared to actual cash disbursements in payment of capital equipment purchases of $0.5 million and $1.7 million for the three months ended March 31, 2011 and 2010, respectively. Capital equipment added for the three months includes equipment related to rigs (primarily for our Mexico operations), saltwater disposal wells, and pickup trucks. We financed these purchases with cash flow from operations, and certain short term vendor financings.

As of December 31, 2010, we had $30.5 million in cash and cash equivalents, $212.9 million in long-term debt outstanding, $6.5 million in short-term debt outstanding, and $ 0.2 million of short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. Our $6.5 million of short-term debt consisted of $1.8 million payable to an equipment lender under various installment notes, and $4.6 million payable to spread the cost of our insurance premiums over the year of such coverage. For the year ended December 31, 2010, we incurred $3.5 million in capital expenditures, which included equipment related to rigs (primarily for our Mexico operations), saltwater disposal wells, and pickup trucks. We financed these purchases with cash flow from operations, and certain short-term vendor financings.

As of December 31, 2009, we had $28.4 million in cash and cash equivalents, $214.5 million in long-term debt outstanding, $12.4 million in short-term debt outstanding, and $7.5 million of short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. Our $12.4 million of short-term debt consisted of $6.8 million to be used to repurchase Second Priority Notes pursuant to a covenant entered into in connection with previous consent, $1.7 million payable to an equipment lender under various installment notes, and $4.0 million payable to First Insurance Funding to spread the cost of our insurance premiums over the year of such coverage. Our $7.5 million of vendor financing was comprised of $7.1 million payable to our well service rig and vacuum trailer supplier, with the balance due to several smaller vendors. In the year ended December 31, 2009, we incurred $16.3 million in capital expenditures, which included equipment related to rigs (primarily for our Mexico operations), saltwater disposal wells and pickup trucks. We financed these purchases with cash flow from operations, and certain short-term vendor financings.

As of December 31, 2008, we had $23.5 million in cash and cash equivalents, $205.4 million in long-term debt outstanding, $6.8 million in short-term debt outstanding, and $21.2 million of short-term (less than six months) equipment vendor financings for well servicing rigs and other equipment. Our $6.8 million of short-term debt consisted of $1.6 million payable to an equipment lender under various installment notes, $2.0 million payable to bond holders and $3.2 million payable to First Insurance Funding to spread the cost or our insurance premiums over the year of such coverage. In the year ended December 31, 2008, we incurred $142.0 million in capital expenditures, which included well service equipment, heavy trucks, vacuum trucks and trailers, pickups, and related equipment. We financed these purchases with cash flow the net proceeds of two equity offerings, the net proceeds from our bond offering, cash flow from operations, and certain short-term vendor financings.

Cash Flows

Our cash flows depend, to a large degree, on the level of spending by oil and gas companies’ development and production activities. Sustained increases or decreases in the price of natural gas or oil could have a material impact on these activities, and could also materially affect our cash flows. Certain sources and uses of cash, such as the level of discretionary capital expenditures, purchases and sales of investments, issuances and repurchases of debt and of our common shares are within our control and are adjusted as necessary based on market conditions.

Cash Flows from Operating Activities

Net cash provided by operating activities totaled $0.6 million for the three months ended March 31, 2011, compared to net cash used in operating activities of $12.4 million for the three months ended March 31, 2010, an increase of $13.0 million. The primary reasons for the increase in net cash flow resulted from an increase in net income of $10.1 million and a decrease in deferred tax benefit of $5.1 million. These were offset in part by cash used in working capital accounts of approximately $14.9 million.

Net cash provided by operating activities totaled $2.4 million for the year ended December 31, 2010, compared to net cash provided by operating activities of $15.4 million for the year ended December 31, 2009, a decrease of $13.0 million. This $13.0 million decrease resulted from cash flow decreases between the two periods as the result of an increase in accounts receivable from 2009 to 2010 of $38.5 million due to increased revenues from 2009 to 2010 as discussed elsewhere herein, a decrease in trade accounts payable of $8.1 million primarily as the result of a reduction in our Mexico trade payables as of December 31, 2010 corresponding to substantial Mexico collections in December 2010, a decrease between the two periods of $4.8 million in accrued expenses related primarily to our Mexico operations which began in early 2009 and ramped up through 2010, and prepaid expenses which decreased $4.9 million between 2009 and 2010 in the normal course of business. These decreases in cash flow between the periods were offset in part by increases in cash flow resulting from a reduction in the net loss from 2009 to 2010 of $18.0 million due to improved results of operations, an increase in various non-cash items between the periods of $17.9 million, an increase in related party accounts payable of $6.6 million related primarily to Wolverine Construction, Inc., and other net increases in cash flow resulting from changes in operating assets and liabilities of approximately $0.3 million which are in line with normal operating activities.

Net cash provided by operating activities totaled $15.4 million for the year ended December 31, 2009, compared to net cash provided by operating activities of $65.2 million for the year ended December 31, 2008, a decrease of $49.8 million. The most significant reason for the decrease in net cash flow was a decrease in pre-tax earnings of $87.3 million between the two periods. This decrease was offset by additional cash flow generated from a decrease in accounts receivable of $7.9 million at December 31, 2009 as compared to an increase of $28.9 million at December 31, 2008. The balance of the change was generated through changes in various working capital accounts.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the three months ended March 31, 2011 amounted to $8.9 million, primarily related to an additional $7.1 million required for restricted cash, compared to $1.7 million for the three months ended March 31, 2010. The additional uses of cash from investing activities were $1.9 million from capital expenditures. These uses were offset in part by $0.2 million of proceeds from the sale of equipment.

Net cash used in investing activities for the year ended December 31, 2010 amounted to $5.8 million, primarily related to principal payments on various equipment notes, compared to $37.7 million for the years ended December 31, 2009. The significant capital expenditures in 2009 were reflective of the expansion of business during 2008 and 2009. Capital expenditures for the year ended December 31, 2010 were primarily for payment of costs associated with yard improvements at three locations and a saltwater disposal well.

Net cash used in investing activities for the year ended December 31, 2009 amounted to $37.7 million compared to $176.9 million for the year ended December 31, 2008. The significant capital expenditures in 2008 were reflective of the expansion of business during 2008. Capital expenditures for the year ended December 31, 2009 were primarily for Mexico operations and payment for capital expenditures incurred in prior periods that were included in accounts payable at December 31, 2008.

Cash Flows from Financing Activities

Cash flows used in financing activities for the three months ended March 31, 2011 amounted to $0.5 million compared to $1.7 million for the three months ended March 31, 2010. This includes $0.5 million of principal payments on debt compared with $1.7 million in the quarter ended March 31, 2010.

Net cash provided by financing activities decreased to $5.4 million for the year ended December 31, 2010 compared to $27.3 million for the year ended December 31, 2009. In the May 2010 we issued 580,800 shares of Series B Senior Convertible Preferred Shares for net proceeds of $14.2 million (see Note 16 to the condensed consolidated financial statements for the year ended December 31, 2010 included herein). In June 2010, we re-purchased and retired $7.3 million of Second Priority Notes for $6.8 million, which represented a discounted price of approximately 93.5% of par value. In addition, in 2009, we repurchased $5.3 million in Second Priority Notes for $3.4 million or at an average discount price of approximately 65% of par value.

Net cash provided by financing activities decreased to $27.3 million for the year ended December 31, 2009, compared to $129.9 million for the year ended December 31, 2008. The primary financing activities in 2009 related to draws under our Credit Facility, the issuance of the First Priority Notes and the equity offering conducted in December 2009. Additional borrowings amounted to $32.0 million and $226.8 million for the years ended December 31, 2009 and 2008, respectively. The 2009 borrowings were primarily related to the offering of the First Priority Notes in October 2009 and advances under the Credit Facility. These borrowings were offset by debt repayments of $15.0 million and $128.3 million for the years ended December 31, 2009 and 2008, respectively.

Second Priority Notes

On February 12, 2008, we issued an aggregate of $205.0 million of Second Priority Notes. Pursuant to the requirements of the indenture governing the Second Priority Notes, we repurchased $12.5 million in aggregate principal amount of Second Priority Notes, including $7.3 million of principal amount of Second Priority Notes repurchased in the quarter ended June 30, 2010. In June 2011, we purchase 99.8% of the outstanding principal amount of the Second Priority Notes pursuant to the Tender Offer. As a result thereof, the provisions of the fourth supplemental indenture to the Second Priority Indenture became effective, eliminating most of the restrictive covenants and event of default provisions therein. On July 27, 2011, the Company redeemed the remaining approximately $0.4 million outstanding Second Priority Notes.

First Priority Notes

On October 2, 2009, FES LLC and FES CAP issued to Goldman, Sachs & Co. $20.0 million in aggregate principal amount of First Priority Notes in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. After offering expenses, the Forbes Group realized net proceeds of approximately $18.8 million which was used to repay and terminate its Credit Facility with Citibank, N.A. On June 7, 2011, we repurchased all of the outstanding First Priority Notes.

New Notes

On June 7, 2011 the Company issued the New Notes, which bear interest at 9% per annum on the principal amount, accruing from June 7, 2011. Interest is payable semi-annually in arrears in cash on June 15 and December 15 of each year commencing December 15, 2011. The New Notes will mature on June 15, 2019. The New Notes are senior, unsecured obligations, ranking equally in right of payment with all of the Company’s existing and future unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness incurred by the Company in the future. The Company’s obligations under the New Notes are and will be guaranteed by all of the Company’s current and future significant domestic subsidiaries that have not been designated as an Unrestricted Subsidiary (as defined by the New Indenture) by the board of directors of the Company.

On or after June 15, 2015, the Company may at its election redeem all or a part of the New Notes at an initial redemption price equal to 104.5% of the principal amount, plus accrued and unpaid interest, if any. The redemption price will decline to 102.25% of the principal amount, plus accrued and unpaid interest, if any, on or after June 15, 2016 and then will decline to 100% of the principal amount, plus accrued and unpaid interest, if any, beginning on June 15, 2017. In addition, before June 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the New Notes at 109% of their principal amount, plus accrued and unpaid interest, if any, with the proceeds of certain offerings of the Company’s capital stock. The Company also has the right to redeem any and all of the New Notes at any time prior to June 15, 2015 for the make-whole redemption price, which equals, for each Senior Note, 100% of the principal amount of each Senior Note plus any accrued and unpaid interest to, but excluding, the redemption date, plus the Applicable Premium. The Applicable Premium equals the excess of (i) the present value at the time we redeem such New Notes of the redemption price of the New Notes at June 15, 2015 plus all required interest payments due on the New Notes through June 15, 2015 (excluding accrued interest through the date of redemption) computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points, over (ii) the principal amount of the New Notes, if greater.

Upon a Change of Control (as defined in the New Indenture), the holders of the New Notes will have the right to require the Company to purchase the New Notes at a purchase price equal to 101% of the outstanding principal amount of the New Notes on the date of the purchase, plus accrued and unpaid interest, if any. Upon receipt of excess proceeds equal to or exceeding $10 million from certain asset sales, the Company will be required to make an offer to purchase all or a portion of the New Notes in amount equal to such excess proceeds at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. The New Notes are not entitled to the benefits of a sinking fund.

The New Indenture contains certain covenants that restrict the Company’s ability and the ability of certain of the Company’s subsidiaries to: (i) incur additional indebtedness; (ii) create liens on its assets to secure debt; (iii) pay dividends or make other distributions; (iv) purchase equity interests or redeem subordinated indebtedness early; (v) make investments or certain other restricted payments; (vi) sell assets or merge or consolidate with other companies; (vii) issue or sell capital stock of the Company’s subsidiaries; (viii) enter into certain transactions with affiliates; or (ix) engage in unrelated business activities. These limitations are subject to a number of important qualifications and exceptions. While similar in nature to the covenants in the indenture governing the Second Priority Notes, the effect of many of the covenants in the New Indenture is significantly less restrictive on the Company and its subsidiaries. For example, the New Indenture (a) does not place restrictions on capital expenditures, (b) permits the payment of cash dividends on the Series B Preferred Shares up to $260,000 per quarter, (c) allows the incurrence of indebtedness (in addition to certain permitted debt) if the Company’s Fixed Charge Coverage Ratio (as defined in the New Indenture) is 2.0 to 1 rather than 3.0 to 1 and (d) does not require the creation and perfection of security interests.

Details of two of the more significant restrictive covenants in the New Indenture are set forth below:

•

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the New Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the New Indenture) for the most recently completed four full fiscal quarters is at least 2.0 to 1.0.

•

Limitation on Restricted Payments—Subject to certain limited exceptions, including permission to pay up to $260,000 in cash per quarter as dividends on the Series B Preferred Shares, we are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness contractually subordinated to the New Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the New Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the New Notes must be less than the aggregate of (a) 50% of cumulative Consolidated Net Income (as defined in the New Indenture) since April 1, 2011 (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the New Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

        Upon an Event of Default (as defined in the New Indenture), the trustee or the holders of at least 25% in aggregate principal amount of the New Notes then outstanding, may, and the trustee at the request of such holders is required to, declare the principal of and accrued interest on the New Notes to be due and payable immediately.

The initial purchaser of the New Notes and their direct and indirect transferees will be entitled to the benefits of the Registration Rights Agreement entered into between the Company, the guarantors subsidiaries of the New Notes and the initial purchaser. Under the Registration Rights Agreement, the Company has agreed to file a registration statement to register notes, or the Exchange Notes, substantially similar to the New Notes with the SEC within 90 days after June 7, 2011, as part of an offer to exchange such Exchange Notes that generally are freely transferable for the New Notes. The Company has agreed to use reasonable best efforts to cause the (i) exchange offer registration statement to become effective on or prior to 210 days after June 7, 2011, and (ii) exchange offer to be consummated on or prior to 30 business days after the exchange offer registration statement has become effective. In certain circumstances, if so obligated to file, the Company has agreed to use its reasonable best efforts to file a shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause such shelf registration statement to be declared effective by the SEC on or prior to 90 days after such shelf registration is filed. If the Company fails to register within the specified time, the exchange offer of the New Notes or the resale of the New Notes pursuant to a shelf registration statement, in each case as required in the Registration Rights Agreement, the Company will be obligated to pay additional interest to the holders of the New Notes.

Initial Public Offering and Simultaneous U.S. Private Placement

On May 29, 2008, FES Ltd completed the Initial Equity Offering. In the Initial Equity Offering, FES Ltd sold 24,644,500 common shares for CDN $7.00 per share and the common shares were listed on the Toronto Stock Exchange. Gross proceeds from the Initial Equity Offering were CDN $172,511,500, and net proceeds from the Initial Equity Offering after expenses were $162,465,730.

FES Ltd is a Bermuda company formed effective April 9, 2008 to act as the holding company for FES LLC and its subsidiaries. At the time of FES Ltd’s organization, 200 common shares were issued. On May 29, 2008, in conjunction with the Initial Equity Offering, the Forbes Group was reorganized, referred to herein as the Bermuda Reorganization, pursuant to which all of the members of FES LLC assigned approximately 63% of their membership interests in FES LLC to FES Ltd in exchange for 29,500,000 shares of FES Ltd’s Class B non-voting stock. Upon consummation of the Initial Equity Offering, FES Ltd contributed $120,000,000 cash as additional capital to FES LLC and FES LLC used the funds to redeem the remaining outstanding membership interests held by those members of FES LLC other than FES Ltd. The result was that FES LLC and its subsidiaries became wholly owned subsidiaries of FES Ltd.

Equity Offerings Subsequent to the Initial Equity Offering

In October 2008, FES Ltd completed a U.S. private placement of 7,966,500 of its common shares at a price per share of CDN $4.00 for an aggregate purchase price in the amount of USD $30,000,000 based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN$1.0622. The Company received net proceeds of USD $29,841,637 after legal fees and other offering costs of $238,028.

On December 22, 2009, FES Ltd completed a Canadian public offering and simultaneous U.S. private placement of 21,562,500 of its common shares at a price per share of CDN $0.80 for gross proceeds of USD $16,260,232 (CDN $17,250,000), based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $0.94. Offering costs including underwriter commission, auditors and legal fees amounted to USD $1,332,527 for net proceeds to the company of USD $14,927,705. Of the total shares offered, 750,000 shares were sold to U.S. residents in private placement in reliance on exemption from registration.

On May 28, 2010, the Company completed a private placement of 580,800 Series B Preferred Shares for total gross proceeds of $14,520,000, in reliance on exemptions from registration provided by Regulation D and Regulation S promulgated under the Securities Act of 1933, as amended. In connection with the private placement, the Company paid the investors who purchased the Series B Preferred Shares a closing fee of $290,400 and paid legal and other offering costs of $401,395 in connection with the offering. The Common Shares into which the Series B Preferred Shares are convertible have certain demand and “piggyback” registration rights.

Contractual Obligations and Financing

The table below provides estimated timing of future payments for which we were obligated as of December 31, 2010.

Actual	Total	1 Year or Less	2-3 Years	4-5 Years	More than 5 years
	(in thousands)
Maturities of long-term debt, including current portion (1)	$222,051	$6,464	$3,087	$212,500	$—
Operating lease commitments	17,194	6,649	9,800	745	—
Interest on long-term debt	115,983	23,885	47,345	44,753	—

Total	$355,228	$36,998	$60,232	$257,998	$—

(1)	In June 2010, we repurchased and retired $7.3 million of Second Priority Notes for $6.8 million, which represented a discounted price of approximately 93.5% of par value.

We have obligations to pay to the holders of our Series B Preferred Shares quarterly dividends of five percent per annum of the original issue price, payable in cash or in-kind.

Until recently, dividends for the quarterly periods ended November 28, 2010, February 28, 2011 and May 28, 2011 had not been paid on the Series B Preferred Shares. The Company did not paid these dividends until recently due to certain restrictions on cash dividends in place in the Company’s indentures governing the Second Priority Notes and First Priority Notes (now discharged) and certain restrictions on in-kind dividends, as described in greater detail on page 85 of this prospectus, imposed by the Toronto Stock Exchange, which had taken the position that, in light of the market price of the Company’s common shares, the issuance of additional Series B Preferred Shares as a dividend in-kind would violate Toronto Stock Exchange rules regarding the issuance of discounted shares, unless the Company received shareholder approval for such an issuance. The successful consummation of the Tender Offer Transactions and the discharge of the indentures governing the First Priority Notes and Second Priority Notes in connection therewith has resulted in the removal of the restrictions on the Company’s ability to pay cash dividends on its Series B Preferred Shares. Further, the Company received shareholder approval at its annual meeting on June 27, 2011 for a pool of Series B Preferred Shares to be issued as in-kind dividends for this particular quarterly period and for future quarterly periods. The Company has recently paid these outstanding dividends in cash.

On May 28, 2017, the Company is required to redeem any of its Series B Preferred Shares then outstanding. Such mandatory redemption may, at the Company’s election, be paid in cash or Common Shares (valued for such purpose at 95% of the then fair market value of the Common Shares). As of December 31, 2010, we had 588,059 Series B Preferred Shares outstanding. For a discussion of the rights and preferences of the Series B Preferred Shares, see “Description of Capital Stock—Series B Senior Convertible Preferred Stock” on page 84 of this prospectus.

Seasonality

Our operations are impacted by seasonal factors. Historically, our business has been negatively impacted during the winter months due to inclement weather, fewer daylight hours, and holidays. Our well servicing rigs are mobile, and we operate a significant number of oilfield vehicles. During periods of heavy snow, ice or rain, we may not be able to move our equipment between locations, thereby reducing our ability to generate rig or truck hours. In addition, the majority of our well servicing rigs work only during daylight hours. In the winter months when daylight time becomes shorter, this reduces the amount of time that the well servicing rigs can work and, therefore, has a negative impact on total hours worked. Finally, during the fourth quarter, we historically have experienced significant slowdowns during the Thanksgiving and Christmas holiday seasons.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the applicable reporting periods. On an ongoing basis, management reviews its estimates, particularly those related to depreciation and amortization methods, useful lives and impairment of long-lived assets, and asset retirement obligations, using currently available information. Changes in facts and circumstances may result in revised estimates, and actual results could differ from those estimates.

Estimated Depreciable Lives

A substantial portion of our total assets is comprised of equipment. Each asset included in equipment is recorded at cost and depreciated using the straight-line method, which deducts equal amounts of the cost of such assets from earnings every year over the asset’s estimated economic useful life. As a result of these estimates of economic useful lives, net equipment as of December 31, 2010 totaled $274.2 million which represented 60.7% of total assets. Depreciation expense for the year ended December 31, 2010 totaled $37.1 million which represented 11.4% of total operating expenses. Given the significance of equipment to our financial statements, the determination of an asset’s economic useful life is considered to be a critical accounting estimate. The estimated economic useful life is monitored by management to determine its continued appropriateness.

Impairments

Long-lived assets, which include property, equipment, and finite lived intangible assets subject to amortization, comprise a significant amount of our total assets. We review the carrying values of these assets for impairment periodically, or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires us to make judgments regarding long-term forecasts of future revenues and costs related to the assets subject to review. These forecasts include assumptions related to the rates we bill our customers, equipment utilization, equipment additions, debt borrowings and repayments, staffing levels, pay rates, and other expenses. In turn, these forecasts are uncertain in that they require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions. Based on our analysis as of December 31, 2008, we concluded that goodwill was impaired and recorded a $4.4 million impairment charge. Since then, we have regularly assessed our long-lived assets for impairment and concluded that no such impairment writedown was necessary.

Allowance for Doubtful Accounts

The determination of the collectability of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customers’ payment history and current credit worthiness to determine that collectability is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Inherently, these uncertainties require us to make frequent judgments and estimates regarding our customers’ ability to pay amounts due to us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customer will not make the required payments at either contractual due dates or in the future. At December 31, 2010 and 2009, allowance for doubtful accounts totaled $6.4 million, or 6.9%, and $5.3 million, or 9.2%, of gross accounts receivable, respectively. We believe that our allowance for doubtful accounts is adequate to cover potential bad debt losses under current conditions; however, uncertainties regarding changes in the financial condition of our customers, either adverse or positive, could impact the amount and timing of any additional provisions for doubtful accounts that may be required. A five percent change in the allowance for doubtful accounts would have had an impact on income from continuing operations before income taxes of approximately $0.3 million in 2010.

Revenue Recognition

Well Servicing. Well servicing consists primarily of maintenance services, workover services, completion services, plugging and abandonment services, and tubing testing. We price well servicing by the hour of service performed.

Fluid Logistics and Other. Fluid logistics and other consists primarily of the sale, transportation, storage, and disposal of fluids used in drilling, production, and maintenance of oil and natural gas wells. We price fluid logistics by the job, by the hour, or by the quantities sold, disposed, or hauled.

We recognize revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable.

Income Taxes

As of May 29, 2008, in conjunction with the Initial Equity Offering and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax. For the period ended December 31, 2010 and 2009, the Forbes Group had an income tax benefit of $6.5 million and $25.1 million, respectively. For the years ended December 31, 2010 and 2009, $0.2 million and $0 in state tax expense was recorded and $0.2 million and $0 in foreign income tax expense, respectively. As of December 31, 2010 and 2009, $29.7 million and $36.6 million in deferred U.S. federal income tax was reflected in the FES Ltd’s balance sheet, respectively.

Current and deferred net tax liabilities are recorded in accordance with enacted tax laws and rates. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for valuation allowances, we have considered and made judgments and estimates regarding estimated future taxable income and ongoing prudent and feasible tax planning strategies. These estimates and judgments include some degree of uncertainty and changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets.

Deferred taxes have not been provided for on the majority of undistributed earnings of foreign subsidiaries since substantially all of these earnings are expected to be permanently reinvested in our foreign operations. A deferred tax liability is recognized when we expect that we will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. Determination of the amount of the unrecognized U.S. income tax liability on undistributed earnings is not practical because of the complexities of the hypothetical calculation.

Environmental

We are subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge or release of materials into the environment and may require us to remove or mitigate the adverse environmental effects of the disposal or release of petroleum, chemical or other hazardous substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. We believe, on the basis of presently available information, that regulation of known environmental matters will not materially affect our liquidity, capital resources or consolidated financial condition. However, there can be no assurances that future costs and liabilities will not be material.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board, FASB, issued ASU No. 2010-13, Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This ASU codifies the consensus reached in EITF Issue No. 09-J, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” The amendments to the Codification clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The adoption of ASU 2010-13 is effective for fiscal years on or after December 15, 2010 and is not expected to have a material impact on the Company’s consolidated financial statements.

The FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:

•	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

•

For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

Impact of Inflation on Operations

We are of the opinion that inflation has not had a significant impact on our business.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Events

As stated previously, the Company performs services for PEMEX in Mexico pursuant to a contract. This contract was entered into in September 2008 and provides that the Company and Merco Ingenieria Industrial S.A. de C.V., or Merco, jointly perform well maintenance and repair work with regard to PEMEX’s Altamira Asset Package in Poza Rica, Mexico. Pursuant to the contract, Merco performs site preparation services, including road construction, and the Company performs well servicing and repair work. The term of the original contract expired on September 25, 2010 and the total amount available under the original contract, for both the Company and Merco, was approximately MXN $234.3 million plus USD $48.8 million. The amounts available under this contract are allocated based on the work performed by the Company and Merco. Historically, the Company has performed all but a small portion of the services to be performed under the contract. Pursuant to the contract, the Company agreed to post a performance bond, be liable for defects arising from the work completed under the contract and maintain insurance policies that cover the work performed under the contract. Pursuant to the contract, both the Company and Merco agree to be jointly and severally liable for each other’s obligations under the contract.

In December 2009, the Company, Merco and PEMEX entered into an amendment to the original contract which increased the scope of the work performed under the contract to include the PEMEX’s Gulf Tertiary Oil Project. Further, this first amendment increased the amounts available under the original contract (for both the Company and Merco) to a total of approximately MXN $275.3 million plus USD $69.8 million. In connection with this increase, the Company agreed to increase the size of its performance bond.

In September 2010, the Company, Merco and PEMEX entered into a second amendment whereby they agreed to extend to the term of the original contract to December 31, 2010. In October 2010, a third amendment was entered into, whereby the parties agreed to add some services, including services related to chemical injection, to the list of permitted services to be performed under the contract.

In March 2011, the Company, Merco and PEMEX entered into a fourth amendment to the original PEMEX contract that extends the term of the agreement to December 31, 2011. Further, pursuant to this amendment, the Company and Merco agree to provide PEMEX with an 8% discount, from the pricing schedule set forth in the original agreement, on all invoices submitted during the portion of the term extended by the fourth amendment.

In March 2011, the Company, Merco and PEMEX entered into a fifth amendment to the original PEMEX contract that increased the amounts available under the original contract (for both the Company and Merco) to a total of approximately MXN $893.4 million plus USD $119.8 million. In connection with this increase, the Company agreed to increase the size of its performance bond. Prior to this amendment, the Company and Merco had exhausted all amounts available under the contract. Upon the expiration of this contract on December 31, 2011, we cannot assure you that we will be able to extend the contract to a later date. See “Risk Factors—Our operations in Mexico are subject to risks associated with contract bidding”.

On May 9, 2011, the Second Priority Issuers of the Second Priority Notes commenced a cash tender offer to purchase any and all of such Second Priority Notes then outstanding. In connection with this tender offer, the Second Priority Issuers solicited consents to proposed amendments that eliminate most of the restrictive covenants and event of default provisions contained in the indenture governing such Second Priority Notes and modify the terms of any intercreditor agreement applicable to such Second Priority Notes.

Adoption of the proposed amendments required the consent of the holders of at least a majority of the $192,500,000 aggregate principal amount of the outstanding Second Priority Notes and holders who tendered their Second Priority Notes in the tender offer were deemed to consent to the proposed amendments. A total of approximately $187,932,000, or over 97%, in aggregate principal amount of outstanding Second Priority Notes were validly tendered and not validly withdrawn before the end of the consent period, on May 20, 2011. Notwithstanding the end of the consent period, the Second Priority Issuers continued to accept Second Priority Notes tendered pursuant to the tender offer. On May 24, 2011, the Second Priority Issuers, Forbes Bermuda and certain of its other subsidiaries entered into a fourth supplemental indenture with Wells Fargo Bank, National Association, trustee and collateral agent for the Second Priority Notes, that adopted the amendments proposed in the consent solicitation. The fourth supplemental indenture became effective, by its terms, upon consummation of the purchase of the Second Priority Notes tendered pursuant to the previously announced tender offer and payment of the related consent fee.

In order to fund the repurchase of the Second Priority Notes, on June 7, 2011, Forbes Bermuda issued $280,000,000 in aggregate principal amount of the New Notes in a private placement pursuant to exemptions from registration under the Securities Act of 1933. On that same date, Forbes Bermuda and its significant subsidiaries entered into the New Indenture with Wells Fargo Bank, National Association, as trustee. The net proceeds to Forbes Bermuda from this offering were approximately $272.7 million dollars, net of estimated transaction costs.

In June 2011, we used approximately $223.2 million of such proceeds to repurchase approximately 99.8% of the outstanding $192,500,000 aggregate principal amount of its Second Priority Notes pursuant to the tender offer for the Second Priority Notes and consent solicitation. We accepted for purchase and payment all Second Priority Notes that were tendered by the time of expiration of the tender offer. The $223.2 million comprised the total consideration paid for such Second Priority Notes tendered, including related accrued interest and consent fees for those Second Priority Notes tendered by the consent date. In addition, we used $21.5 million of the net proceeds to repurchase all of the outstanding $20 million aggregate principal amount of its First Priority Notes, which amount comprised the outstanding principal and accrued interest plus a make-whole premium. On July 27, 2011, we used remaining proceeds to redeem the remaining $0.4 million in aggregate principal amount of Second Priority Notes. Upon the repurchase and/or redemption of all First Priority Notes and Second Priority Notes, the indentures and liens associated therewith were discharged.

We are also seeking to enter into a new secured credit facility with a maximum initial commitment amount of approximately $75.0 million.

On June 9, 2011, CCF, a subsidiary of FES Ltd, settled certain litigation for a required cash payment of $5.5 million. This lawsuit had alleged that we had infringed on U.S. patents owned by the plaintiff in connection with our performance of our service contract for PEMEX in Mexico. Despite a favorable summary judgment on certain aspects of the suit and prior estimates by counsel of a low risk profile for the case, events at the trial on June 8 and 9, caused us to reassess the risks of continued litigation and, in light of these risks, to elect to settle the case immediately. This expense will be recorded in the quarter ending June 30, 2011. We do not believe this will impact our ongoing operations, including those operations providing services to PEMEX.

On July 14, 2011, the Company launched an option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common shares, or the Option Exchange. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applies to options granted on May 29, 2008 and the Option Exchange expires on August 11, 2011, subject to amendment or extension. Those participating in the Option Exchange will receive new options for the old options they tender at a ratio of .72 to 1. To substantially minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis and may be amended prior to the expiration of the Option Exchange if the market value of the Company’s common shares changes to the extent that the original value-for-value calculation is altered significantly. The new options will have an exercise price set on the day such options are granted, which will be the day the Option Exchange expires. The Company expects that it is likely that all eligible option holders will participate in the Option Exchange. Assuming full participation, options to purchase 2,680,000 common shares would be cancelled and new options to purchase 1,929,600 common shares would be issued.

Quantitative and Qualitative Disclosures About Market Risk

In addition to the risks inherent in our operations, we are exposed to financial, market and economic risks. Changes in interest rates may result in changes in the fair market value of our financial instruments, interest income and interest expense. Our financial instruments that are exposed to interest rate risk are long-term borrowings. The following discussion provides information regarding our exposure to the risks of changing interest rates and fluctuating currency exchange rates.

        Our primary debt obligations are the outstanding Second Priority Notes and the First Priority Notes. Changes in interest rates do not affect interest expense incurred on our Second Priority Notes as such notes bear interest at a fixed rate. However, changes in interest rates would affect their fair values. Generally, the fair market value of debt with a fixed interest rate will increase as interest rates fall. Conversely, the fair market value of debt will decrease as interest rates rise. A hypothetical change in interest rates of 10% relative to interest rates as of December 31, 2010 would have no impact on our interest expense for the Second Priority Notes.

The First Priority Notes have a variable interest rate and, therefore, are subject to interest rate risk. A 100 basis point increase in interest rates on our variable rate debt would result in approximately $200,000 in additional annual interest expense after exceeding the interest rate floor of 12% based on the balance outstanding as of December 31, 2010 in the amount of $20 million.

Historically, we have not been exposed to significant foreign currency fluctuation; however, as we have expanded operations in Mexico, we have become exposed to certain risks typically associated with foreign currency fluctuation as we collect revenues and pay expenses in Mexico in the local currency. Effective July 1, 2010, we changed the functional currency of our Mexican operations from the U.S. dollar to the Mexican peso in response to the growing volume of business required to be transacted in the local currency. Nevertheless, as of December 31, 2010, a 10% unfavorable change in the Mexican Peso-to-U.S. Dollar exchange rate would not materially impact our consolidated balance sheet. To date, we have not taken any action to hedge against any foreign currency rate fluctuations; however, we continually monitor the currency exchange risks associated with conducting foreign operations.

We have not entered into any derivative financial instrument transactions to manage or reduce market risk or for speculative purposes.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

(a) Previous Independent Registered Public Accounting Firm

On June 23, 2009, Forbes Energy Services Ltd., or the Company, dismissed PricewaterhouseCoopers LLP, or PwC, as the principal independent registered public accounting firm of the Company. The dismissal of PwC was approved by the Audit Committee of the Board of Directors of the Company.

During the Company’s fiscal years ended December 31, 2007 and 2008, and in the subsequent interim period from January 1, 2009 through June 23, 2009:

(i) No report of PwC on the consolidated financial statements of the Company contained any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle;

(ii) There were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference in connection with their report to the subject matter of the disagreement; and

(iii) There were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously reported, material weaknesses in internal control over financial reporting were identified during the years ended December 31, 2007 and 2008, and during the quarter ended March 31, 2009.

As disclosed in the Registration Statement on Form S-4/A filed on June 27, 2008, the following material weaknesses were identified at March 31, 2008:

•

The Company did not maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Forbes Group. Specifically, the Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training to ensure the proper selection, application and implementation of U.S. GAAP.

•

The Company did not maintain effective controls over the preparation and review of the combined financial statements and disclosures. Specifically, effective controls were not designed and in place around (i) the recording of period-end adjustments and accruals necessary to ensure the completeness, accuracy and valuation of the combined accounts, and (ii) the oversight and review of the combined financial statements and disclosures. This material weakness resulted in audit adjustments affecting substantially all of the financial statement accounts and disclosures of the Forbes Group’s 2005, 2006 and 2007 combined financial statements and resulted in a prior restatement of the combined statements of cash flows for the years ended December 31, 2005 and 2006.

•

The Company did not maintain effective controls over revenue. Specifically, the Company did not maintain effective controls over the cut-off and completeness of unbilled fluid logistics revenue and associated accounts receivable. This control deficiency resulted in a prior restatement of the Forbes Group’s 2005 and 2006 combined financial statements.

•

The Company did not maintain effective control over accounts payable. Specifically, the Company did not maintain effective controls over cut-off and completeness of accounts payable and associated expenses and capital expenditures.

•	The Company did not maintain effective control over recording of invoices to the proper accounts in the general ledger, including the determination of capital and expense items.

•

The Company did not maintain effective control over its “OTE” (Accounting for Out of Town Expenses) income statement account as it did not reconcile OTE reimbursement activity with the detailed supporting documentation in a timely manner.

•

The Company did not maintain effective control over unissued checks as there were numerous check numbers omitted from the 2008 C.C. Forbes, LLC disbursements listing as a consequence of insufficient control in distributing checks in addition to lack of support for voided checks.

•

The Company did not maintain effective control over accrual of the liability for health insurance and workers’ compensation expense, as it did not consider all relevant information to assist it in estimating the level of accrual required relating to the incurred but not reported component of the health insurance and workers’ compensation expense.

As disclosed in both the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, the following material weaknesses were identified at December 31, 2008 and at March 31, 2009:

•

The Company did not maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Forbes Group. Specifically, the Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training to ensure the proper selection, application and implementation of GAAP.

•

The Company did not maintain effective controls over the preparation and review of the consolidated financial statements and disclosures. Specifically, effective controls were not designed and in place around the oversight and review of the consolidated financial statements and disclosures.

•

The Company did not design or maintain effective controls over purchase accounting. Specifically, the Company did not design and maintain effective controls over the accuracy and completeness of the purchase price allocation associated with the January 1, 2008 Delaware Reorganization. This material weakness resulted in the requirement to restate the Company’s unaudited condensed consolidated financial statements issued and filed for the quarters ended June 30, 2008 and September 30, 2008 (as well as the issued but unfiled financial statements for the quarter ended March 31, 2008).

•

During the year ended December 31, 2008, the Company did not design and maintain effective controls over the review of the accuracy and completeness of the income tax provision. This material weakness resulted in the requirement to restate the Company’s unaudited condensed consolidated financial statements issued and filed for the quarters ended June 30, 2008 and September 30, 2008.

These material weaknesses have been discussed by the board of directors with PwC and the Company has authorized PwC to respond fully to the inquiries of its successor accountant concerning the subject of these matters. The Company is in the process of implementing and continues to implement, remedial measures to address the remaining material weaknesses that were present as of March 31, 2009.

The Company provided PwC with a copy of this report and requested that PwC provide a letter addressed to the United States Securities and Exchange Commission stating whether or not it agrees with the foregoing statements. A copy of this letter from PwC, dated June 26, 2009, is attached hereto as Exhibit 16.1.

(b) New Independent Registered Public Accounting Firm

On June 23, 2009, BDO Seidman, LLP, or BDO, was engaged as the principal independent registered public accounting firm to audit the financial statements of the Forbes Energy Services Ltd. The engagement of BDO was approved by the Audit Committee of the Board of Directors of the Company.

During the Company’s fiscal years ended December 31, 2008 and 2007, and in the subsequent interim period from January 1, 2009 through June 23, 2009, the date of BDO’s engagement, neither the Company nor anyone acting on its behalf consulted BDO with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any other matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

BUSINESS

Our Company

We are an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with locations in Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

We believe that our broad range of services listed in the preceding paragraph, which extends from initial drilling, through production, to eventual abandonment, is fundamental to establishing and maintaining the flow of oil and natural gas throughout the life cycle of our customers’ wells.

Since our inception in September 2003, we have grown organically from a small South Texas operational base with two well servicing rigs and eight vacuum trucks to a major regional provider of an integrated offering of production and well services. During the period from 2007 to 2009, we successfully executed an organic growth strategy focused on fleet expansion with the construction of new equipment in a segment of the oilfield services industry characterized by competitors with aging fleets. We believe that our modern well servicing rigs and equipment, with an average age of less than four years, significantly differentiate us from our competitors.

We currently provide a wide range of services to a diverse group of over 1,115 companies. Our blue-chip customer base includes ConocoPhillips Company, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Shell Oil Company, EOG Resources, Inc., Penn Virginia Corporation and PEMEX, among others. John E. Crisp and Charles C. Forbes, our senior management team, have cultivated deep and ongoing relationships with our top customers in the United States during their average of over 30 years of experience in the oilfield services industry. For the three months ended March 31, 2011, we generated revenues of approximately $107.0 million.

We currently conduct our operations through the following two business segments:

•

Well Servicing. Our well servicing segment comprised 45.5% of consolidated revenues for the three months ended March 31, 2011. At March 31, 2011, our well servicing segment utilized our modern fleet of 173 owned or leased well servicing rigs, which included 162 workover rigs and 11 swabbing rigs, and related assets and equipment. These assets are used to provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, we have a fleet of nine tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

•

Fluid Logistics and Other. Our fluid logistics and other segment comprised 54.5% of consolidated revenues for the three months ended March 31, 2011. Our fluid logistics and other segment utilizes our fleet of owned or leased fluid transport trucks and related assets, including specialized vacuum, high-pressure pump and tank trucks, frac tanks, water wells, salt water disposal wells and facilities, and related equipment. These assets are used to provide, transport, store, and dispose of a variety of drilling and produced fluids used in, and generated by, oil and natural gas production. These services are required in most workover and completion projects and are routinely used in daily operations of producing wells. Beginning in the fiscal year 2010, the Company began providing additional services in which Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. These services involve site preparation and are complementary to the traditional services offered by the Company.

We believe that our two business segments are complementary and create synergies in terms of selling opportunities. Our multiple lines of service are designed to capitalize on our existing customer base to grow within existing markets, generate more business from existing customers, and increase our operating performance. By offering our customers the ability to reduce the number of vendors they use, we believe that we help improve our customers’ efficiency. This is demonstrated by the fact that 55.6% of our revenues for the three months ended March 31, 2011 were from customers that utilized services of both of our business segments. Further, by having multiple service offerings that span the life cycle of the well, we believe that we have a competitive advantage over smaller competitors offering more limited services.

The following table summarizes the major components of our equipment fleet at the dates indicated.

			December 31,
	March 31,		Successor - Consolidated			Predecessor - Combined
	2011	2010	2010	2009	2008	2007	2006
Locations	26	27	26	28	27	18	12

Well Servicing Segment
Workover rigs	162	162	162	162	162	95	41
Swabbing rigs	11	9	11	9	8	6	2
Tubing testing units	9	6	9	6	6	6	4
Fluid Logistics and Other Segment
Vacuum trucks(1)	289	290	285	290	294	205	147
High pressure pump trucks	19	19	19	19	19	14	7
Other trucks	57	57	57	57	57	43	25
Frac tanks(1)	1,368	1,369	1,368	1,369	1,370	951	568
Salt water disposal wells	15	18	15	18	14	14	9

(1)	At December 31, 2010, 16 of the vacuum trucks, 10 of the workover rigs, 3 swab rig and 143 of the frac tanks were leased under operating leases.

Corporate Structure

Forbes Energy Services Ltd. is a holding company for Forbes Energy Services LLC and its subsidiaries. As a result of the Conversion described in this prospectus, Forbes Energy Services Ltd., currently a Bermuda company, will become a Texas corporation.

Reorganizations

Effective January 1, 2008, the members of each of CCF, TES and STT (which included Messrs. John Crisp and Charles Forbes and Ms. Janet Forbes) transferred all of the membership interests they held in such companies to FES LLC in exchange for all of the outstanding membership interests in FES LLC, or the Delaware Reorganization.

In connection with a reorganization completed on May 29, 2008, or the Bermuda Reorganization, each of these members transferred 63% of their respective membership interests in FES LLC to FES Ltd in exchange for Class B shares of FES Ltd. Of the proceeds from the Canadian initial public offering and simultaneous U.S. private placement of 24,644,500 common shares by FES Ltd in May 2008, or the Initial Equity Offering, $120 million was contributed by FES Ltd as additional capital to FES LLC and used to pay the cash consideration for the repurchase by FES LLC of the remaining membership interests held by the individuals who were members of such company. The purchase price for such transaction was determined on the basis of the price per common share under the initial public offering. Mr. John E. Crisp, the Chairman of the Board, President and Chief Executive Officer of FES Ltd, Mr. Charles C. Forbes, the Executive Vice President and Chief Operating Officer of FES Ltd, and Ms. Janet L. Forbes, a director of FES Ltd, each received approximately $36 million from FES LLC upon the repurchase of their remaining membership interests, or approximately 20.9% each of the gross proceeds of the Initial Equity Offering.

In connection with the Bermuda Reorganization, John E. Crisp, our President and Chief Executive Officer, Charles C. Forbes, our Executive Vice President and Chief Operating Officer, and Janet L. Forbes, one of our directors, who were the founders of the Forbes Group and were also the three largest owners of each of the entities comprising the original Forbes Group, along with all of the other members of FES LLC, received Class B shares of FES Ltd. The Class B shares were convertible at any time at the discretion of each holder into common shares and were converted into common shares by the Class B holders in May 2010.

Upon completion of the Bermuda Reorganization, FES LLC became the wholly owned subsidiary of FES Ltd. Our headquarters and executive offices are located at 3000 South Business Hwy 281, Alice, Texas 78332. We can be reached by phone at (361) 664-0549.

Industry Overview

Participants in the upstream oil and natural gas industry in the United States generally fall into one of two categories: (i) oil and natural gas companies and (ii) oilfield services companies. Oil and natural gas companies generally explore for, develop and produce oil and natural gas reserves. Oilfield services companies generally provide equipment, products and services to assist oil and natural gas companies in their efforts to explore for, develop and produce oil and natural gas reserves.

The scope of services provided ranges widely among oilfield services companies, with some companies focusing on the provision of limited services in narrow geographic markets and others providing a broader, integrated range of oilfield services within the continental United States and, in some cases, internationally.

Demand for services offered by the oilfield services industry in the continental United States is generally a function of the willingness of oil and natural gas companies to make operating and capital expenditures to explore for, develop and produce oil and natural gas in the continental United States, which in turn is affected by current and anticipated levels of oil and natural gas demand and prices.

Our Competitive Strengths

We believe that the following competitive strengths position us well within the oilfield services industry:

•

Young and Modern Fleet. We believe we operate one of the youngest and most modern fleets of well servicing rigs among the large well-servicing companies, based on an average age of well servicing rigs. Approximately 88.4% of our 173 well servicing rigs at March 31, 2011 were built in the last five years. Many of our customers tell us that a younger and more modern fleet is more attractive to them because newer well servicing rigs require less down time for maintenance and generally are more reliable than older equipment. As part of our strategy, we have undertaken to enhance our design specifications to improve the operational and safety characteristics of our equipment compared with older equipment.

•

Exposure to Revenue Streams Throughout the Life Cycle of the Well. Our maintenance and workover services expose us to demand from our customers throughout the life cycle of a well, from drilling through production and eventual abandonment. Each new well that is drilled provides us a potential multi-year stream of well services revenue, as our customers attempt to maximize and maintain a well’s productivity. Accordingly, demand for our services is generally driven by the total number of producing wells in a region and is generally less volatile than demand for new well drilling services.

•

High Level of Customer Retention with a Blue Chip Customer Base. Our top customers include many of the largest integrated and independent oil and natural gas companies operating onshore in the United States and the government owned energy company, PEMEX, in Mexico. We believe we have been successful in growing in our existing markets as well as expanding to new markets with existing customers due to the quality of our well servicing rigs, our personnel and our safety record. We believe members of our senior management have maintained excellent working relationships with our top customers in the United States during their average of over 30 years of experience in the oilfield services industry. We believe the complementary nature of our two business segments also helps retain customers because of the efficiency we offer a customer that has multiple needs at the wellsite. Notably, 55.6% of our revenues from the three months ended March 31, 2011 were from customers that utilize services of both of our business segments.

•

Industry-Leading Safety Record. For 2010, we had approximately 88.0% fewer reported incidents than the industry average. Our customers tell us that our safety record and reputation are critical factors to purchasing and operations managers in their decision-making process. Over several years, we have developed a strong safety culture based on our training programs and safety seminars for our employees and customers. For example, for several years, members of our senior management have played an integral part in monthly joint safety training meetings with customer personnel. In addition, our deployment of new well servicing rigs with enhanced safety features has contributed to our strong safety record and reputation.

•

Experienced Senior Management Team and Operations Staff. Our senior management team of John E. Crisp and Charles C. Forbes has over 65 years of combined experience within the oilfield services industry. In addition, our next level of management, which includes our location managers, has an average of approximately 24 years of experience in the industry.

Our Strategy

Our strategy is to continue to do the following:

•

Maintain maximum asset utilization. We constantly monitor asset usage and industry trends in order to maximize utilization. We accomplish this through moving assets from regions with less activity to those with more activity or that are increasing in activity. In the current economic environment, we are focusing on basins that are either predominantly oil or contain natural gas with high liquids content, such as the Eagle Ford basin in South Texas, as we anticipate these areas to experience substantial growth in the foreseeable future.

•

Focus on Proven and Established Oil and Natural Gas Basins. We focus our operations on customers that operate in well-established basins which have proven production histories and that have maintained a higher level of activity throughout various oil and natural gas pricing environments. We believe that this creates a more stable revenue stream for us as the production related services we provide our customers are tied more to ongoing production from proven wells and less to exploratory activity that was negatively influenced by the recent precipitous decreases in oil and natural gas prices throughout 2009. Our experience shows that production-related services have generally withstood the current depressed economic conditions better than exploratory services.

•

Establish and Maintain Leadership Position in Core Operating Areas. Based on our estimates, we believe that we have a significant market share in well servicing and fluid logistics in South Texas. We strive to establish and maintain market leadership positions within all of our core operating areas. To achieve this goal, we maintain close customer relationships and offer high-quality services and the newest equipment for our customers. In addition, our significant presence in our core operating areas facilitates employee retention and hiring and brand recognition.

•

Maintain a Disciplined Growth Strategy. Through the third quarter of 2008, we grew our business by following our customers to new locations which have been in reasonably close proximity to our existing locations. In 2007, we expanded from our initial presence in the Cotton Valley with a location in Marshall to Kilgore and Carthage, Texas. We have followed the same strategy in the Permian Basin, where we established an initial presence in Ozona and subsequently expanded to San Angelo, Monahans, Odessa and Big Spring, Texas. In 2008 we expanded to Mexico, acquiring a presence in the city of Poza Rica. We believe that this growth strategy allows us to create synergies in geographic areas and then permits us to expand profitably from those geographic areas in which we have created a critical mass. During 2009, we severely curtailed our expansion due to the severe downturn in the industry, expanding into only two new locations in Franklin, Texas and Washington, Pennsylvania while closing one location in Denver City, Texas. During 2010, we began to experience an upturn in the industry resulting in higher utilization of our assets. During that period, in response to customer demand, we opened new rig yards in Laurel, Mississippi, and Lamesa, Texas as well as moving our Pennsylvania rig yard from Washington, Pennsylvania to Indiana, Pennsylvania. We also closed four yards. We exited North Texas with the closing of our Godley well service yard. We also closed three additional yards and absorbed those assets into existing yards; Edinburg, Texas, Liberty, Texas, and Franklin, Texas. In prior filings, we disclosed that we were working on an agreement for the use of two workover rigs in Colombia. This transaction has been terminated.

Description of Business Segments

Well Servicing Segment

Through a modern fleet of 173 owned or leased well servicing rigs, as of March 31, 2011, situated in 11 operational areas across Texas, two in Mississippi, one in Pennsylvania and one in Mexico, we provide a comprehensive offering of well servicing activities to oil and natural gas companies in Texas and our other locations, including completions of newly drilled oil and natural gas wells, wellbore maintenance, workovers and re-completions, tubing testing and plugging and abandonment services. Our well servicing rig fleet has an average age of less than four years. As part of our operational strategy, we enhanced our design specifications to improve the operational and safety characteristics of our well servicing rigs compared with older well servicing rigs operated by others in the industry. These include increased derrick height and weight ratings and increased mud pump horsepower. We believe these enhanced features translate into increased demand for our equipment and services along with better pricing for our equipment and personnel. In addition, we augment our well servicing rig fleet with auxiliary equipment, such as mud pumps, power swivels, mud plants, mud tanks, blow-out preventers, lighting plants, generators, pipe racks and tongs, which results in incremental rental revenue and increases the profitability of a typical well service job.

We provide the following services in our well servicing segment:

•

Completions. Utilizing our well servicing rig fleet, we perform completion services, which involve perforating and/or stimulating a wellbore to allow it to flow oil or natural gas, along with swabbing operations that are utilized to clean a wellbore prior to production. Completion operations are generally shorter term in nature and involve our equipment operating on a site for a period of two to three days.

•

Maintenance. Through our fleet of well servicing rigs, we provide for the removal and repair of sucker rods, downhole pumps and other production equipment, the repair of failed production tubing and the removal of sand, paraffin and other downhole production-related byproducts that impair well productivity. These operations typically involve our well servicing rigs operating on a wellsite for five to seven days.

•

Workovers and Re-completions. We provide workover and re-completion services for existing wellbores. These services are designed to significantly enhance productivity by re-perforating to initiate or re-establish productivity from an oil and natural gas wellbore. In addition, we provide major downhole repairs such as casing repair, production tubing replacement and deepening and sidetracking operations used to extend a wellbore laterally or vertically. These operations are typically longer term in nature and involve our well servicing rigs operating on a wellsite for one to two weeks at a time.

•

Tubing Testing. Through a fleet of nine downhole testing units, we provide downhole tubing testing services that allow operators to verify tubing integrity. Tubing testing services are performed as production tubing is run into a new wellbore or on older wellbores as production tubing is replaced during a workover operation. Tubing testing services are complementary to our other service offerings and provide a significant opportunity for cross-selling.

•

Plugging and Abandonment. Our well servicing rigs are also used in the process of permanently closing oil and natural gas wells that are no longer capable of producing in economic quantities. Plugging and abandonment work can be performed with a well servicing rig along with wireline and cementing equipment; however, this service is typically provided by companies that specialize in plugging and abandonment work. Many well operators bid this work on a “turnkey” basis, requiring the service company to perform the entire job, including the sale or disposal of equipment salvaged from the well as part of the compensation received and complying with state regulatory requirements. We perform plugging and abandonment work in conjunction with equipment provided by other service companies. In January 2011, we hired several experienced plugging and abandonment employees and plan to expand our presence in this segment.

Fluid Logistics and Other Segment

Our fluid logistics and other segment provides an integrated array of oilfield fluid sales, transportation, storage and disposal services that are required on most workover, drilling and completion projects and are routinely used in daily operation of producing wells by oil and natural gas producers. We have a substantial operational footprint with 16 fluid logistics locations across Texas as of March 31, 2011 and an extensive fleet of transportation trucks, high-pressure pump trucks, frac tanks and salt water disposal wells. This combination of services enables us to provide a one-stop source for oil and natural gas companies. We believe that the vast majority of our smaller competitors in this segment can provide some, but not all, of the equipment and services required by customers, thereby requiring them to use several companies to meet their requirements and increasing their administrative burden. In addition, by pursuing an integrated approach to service, we experience increased asset utilization rates, as multiple assets are usually required to provide a given service.

We provide the following services in our fluid logistics and other segment:

•

Fluid Hauling. At March 31, 2011, we owned or leased 361 fluid service vacuum trucks, trailers and other hauling trucks equipped with a fluid hauling capacity of up to 150 barrels per unit. Each fluid service truck unit is equipped to pump fluids from or into wells, pits, tanks and other on-site storage facilities. The majority of our fluid service truck units are also used to transport water to fill frac tanks on well locations, including frac tanks provided by us and others, to transport produced salt water to disposal wells, including injection wells owned and/or operated by us and to transport drilling and completion fluids to and from well locations. In conjunction with the rental of frac tanks, we use fluid service trucks to transport water for use by our customers in fracturing operations. Following completion of fracturing operations by our customers, our fluid service trucks are used to transport the flowback produced as a result of the fracturing operations from the wellsite to disposal wells.

•

Disposal Services. Most oil and natural gas wells produce varying amounts of salt water throughout their productive lives. Under Texas law, oil and natural gas wastes and salt water produced from oil and natural gas wells are required to be disposed of in authorized facilities, including permitted salt water disposal wells. Injection wells are licensed by state authorities and are completed in permeable formations below the fresh water table. At March 31, 2011, we operated 15 disposal wells in 13 locations across Texas, with an aggregate injection capacity of approximately 115,500 barrels per day, that are permitted to dispose of salt water and incidental non-hazardous oil and natural gas wastes throughout our operational bases in Texas. Our transport trucks frequently transport fluids that are disposed of in these salt water disposal wells. The salt water disposal wells are strategically located in close proximity to the producing wells of our customers. We maintain separators at all 15 of our disposal wells, which permits us to salvage residual crude oil that is used in operations or later sold.

•

Equipment Rental. At March 31, 2011, we owned or leased a fleet of 1,368 fluid storage tanks that can store up to 500 barrels of fluid each or an aggregate storage capacity of approximately 684,000 barrels. This equipment is used by oilfield operators to store various fluids at the wellsite, including fresh water, brine and acid for frac jobs, flowback, temporary production and mud storage. We transport the tanks with our trucks to well locations that are usually within a 75-mile radius of our nearest location. Frac tanks are used during all phases of the life of a producing well. A typical fracturing operation conducted by a customer can be completed within four days using five to 25 or more frac tanks. We believe we maintain one of the youngest frac tank fleets in the industry with an average equipment age of less than four years.

•

Fluid Sales. We sell and transport a variety of fluids used in drilling, completion and workover operations for oil and natural gas wells. Although a relatively small percentage of our overall business, the provision of these fluids drives asset utilization rates and revenue from associated equipment. Through these services, we provide fresh water used in fracturing fluid, completion fluids, cement and drilling mud. In addition, we provide potassium chloride for completion fluids, brine water and water-based drilling mud.

•

Site Preparation Services. In the fiscal year 2010, the Company began providing site preparation services that are complementary to the traditional services offered by the Company. Wolverine Construction, Inc., a related party, completed such services as a sub-contractor. We billed the cost to the customer with a margin of between 5%-10%.

Seasonality

Our operations are impacted by seasonal factors. Please see “Risk Factors – Activity in the oilfield services industry is seasonal and may affect our revenues during certain periods” on page 14 of this prospectus for additional information.

Financial Information about Segments and Geographic Areas

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 14 to our consolidated financial statements for the year ended December 31, 2010 included with this prospectus for further discussion regarding financial information by segment and geographic location, respectively. For a discussion of the risks associated with our foreign operations, please see “Risk Factors – Our international operations could be adversely affected” and “Our operations in Mexico are subject to risks associated with contract bidding” on page 17 of this prospectus.

Sales and Marketing

Sales and marketing functions are performed at two levels: at the field level and through our sales representatives and executives. At the field level, our operations and rig supervisors are in constant contact with their counterparts at our customers. This contact includes working closely in the field, problem resolution efforts and 24-hour availability. Employees of our customers become accustomed to working closely with and depending on our personnel for assistance, guidance, advice and in other areas where teams typically interact. Our objective is for our customers to see our employees as an extension of the customers’ employees and resources. These relationships not only secure business long-term, but also generate additional business as new opportunities arise.

Our sales representatives and executives perform more traditional sales activities such as calling on customers, sending proposals and following up on jobs to ensure customer satisfaction. This includes heavy participation in customer safety programs where our executives and sales staff either participate in or teach safety classes at various customer locations. From a sales standpoint, this close involvement and support is key to establishing and maintaining long-term relationships with the major oil and natural gas companies.

We operate a decentralized sales and marketing organization, where local management teams are largely responsible for developing stronger relationships with customers at the field level. Our customers typically are relationship driven and make decisions at the local level.

We cross-market our well servicing rigs along with our fluid logistics services, thereby offering our customers the ability to minimize vendors, which we believe improves the efficiency of our customers. This is demonstrated by the fact that 55.6% of our revenues for the year ended March 31, 2011 were from customers that utilized services of both of our business segments.

Employees

At March 31, 2011, we had 2,100 employees. We provide comprehensive employee training and implement recognized standards for health and safety. None of our employees are represented by a union or employed pursuant to a collective bargaining agreement or similar arrangement. We have not experienced any strikes or work stoppages and we believe we have good relations with our employees. As of March 31, 2011, we had increased our overall workforce by approximately 15.4% or 281 employees when compared to March 31, 2010. This is a direct result of the current positive industry trends which have resulted in the need for additional personnel to service the increased activity levels.

Continued retention of existing qualified management and field employees and availability of additional qualified management and field employees will be a critical factor in our continued success as we work to ensure that we have adequate levels of experienced personnel to service our customers. Given industry trends, this continues to be increasingly challenging.

Competition

Our competition includes small regional service providers as well as larger companies with operations throughout the continental United States and internationally. Our four largest competitors are Basic Energy Services, Inc., Complete Production Services, Inc., Key Energy Services, Inc. and Nabors Industries Ltd. We believe that these larger competitors primarily have centralized management teams that direct their operations and decision-making primarily from corporate and regional headquarters. In addition, because of their size, these companies market a large portion of their work to the major oil and natural gas companies. We compete primarily on the basis of the young age and quality of our equipment, our safety record, the quality and expertise of our employees and our responsiveness to customer needs.

Customers

We served in excess of 1,115 customers during the year ended December 31, 2010. For the years ended December 31, 2010, 2009 and 2008, our largest customer, which was PEMEX in 2010 and 2009, comprised approximately 13.7%, 11.7%, and 8.6% of our consolidated revenues, respectively, our five largest customers comprised approximately 35.9%, 37.7%, and 30.3% of our consolidated revenues, respectively, and our ten largest customers comprised approximately 51.9%, 49.8%, and 42.9% of our consolidated revenues, respectively. During 2010, PEMEX comprised 13.7% of our consolidated revenues. During 2009, PEMEX and ConocoPhillips comprised of 11.7% and 11.1% of our consolidated revenues, respectively. During 2008 no customers comprised greater than 10.0% of our consolidated revenues. We had been expanding our market base and adding new customers until the decrease in activity in the oil and gas industry that began in the fourth quarter of 2008. Activity in the oil and gas industry began to improve in the last half of 2010 through the current period and we are again expanding revenues within our existing customer base. Nevertheless, the loss of our top customer or of several of the customers in the top ten would materially adversely affect our revenues and results of operations. We believe that customers lost could be replaced with other customers, but there can be no assurance that lost revenues could be replaced in a timely manner or at all, especially given the market competitiveness.

Our business segments charge customers by the hour, day or project for services, equipment and personnel.

We have master service agreements in place with most of our customers, under which jobs or projects are awarded on the basis of price, type of service, location of equipment, and the experience level of work crews.

Suppliers

Historically, we have purchased or leased our well servicing rigs from several third-party or related party suppliers. During the year ended December 31, 2010, we leased two swab units and we purchased no well servicing rigs or swab units.

We purchase well servicing chemicals, drilling fluids, and related supplies from various third-party suppliers. We purchase potassium chloride from two suppliers Agri-Empresa, Inc. and Tetra Technology, Inc.. For all other well servicing products, such as barite, surfactants, and drilling fluids, we purchase from various suppliers of well servicing products when needed.

Although we do not have written agreements with any of our suppliers (other than leases with respect to certain of our rigs and equipment), we have not historically suffered from an inability to purchase or lease equipment or purchase raw materials.

Insurance

Our operations are subject to risks inherent in the oilfield services industry, such as equipment defects, malfunctions, failures and natural disasters. In addition, hazards such as unusual or unexpected geological formations, pressures, blow-outs, fires or other conditions may be encountered in drilling and servicing wells, as well as the transportation of fluids and our assets between locations. We have obtained insurance coverage against certain of these risks which we believe is customary in the industry, including $1 million in general liability per occurrence, $25 million in umbrella coverage and $50 million of excess liability coverage. Such insurance is subject to coverage limits and exclusions and may not be available for all of the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we incur substantial liability and such damages are not covered by insurance or are in excess of policy limits, or if we incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially and adversely affected.

Environmental Regulations

Our operations are subject to various federal, state and local laws and regulations in the United States and Mexico pertaining to health, safety and the environment. Laws and regulations protecting the environment have become more stringent over the years and in certain circumstances may impose strict liability, rendering us liable for environmental damage without regard to negligence or fault on our part. Moreover, cleanup costs, penalties and other damages arising as a result of new, or changes to existing, environmental laws and regulations could be substantial and could have a material adverse effect on our financial condition, results of operations and cash flows. We believe that we conduct our operations in substantial compliance with current in the United States and Mexico federal, state and local requirements related to health, safety and the environment.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our operations are subject and for which compliance may have a material adverse effect on our results of operation or financial position. See “Risk Factors—Due to the nature of our business, we may be subject to environmental liability” on page 15 of this prospectus for further details.

Hazardous Substances and Waste

The Comprehensive Environmental Response, Compensation and Liability Act, as amended, or CERCLA and comparable state laws in the United States impose liability without regard to fault or the legality of the original conduct on certain defined persons, including current and prior owners or operators of the site where a release of hazardous substances occurred and entities that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these responsible persons may be liable for the costs of cleaning up the hazardous substances, for damages to natural resources and for the costs of certain health studies. In the course of our operations, we generate materials that are regulated as hazardous substances and, as a result, may incur CERCLA liability for cleanup costs. Also, claims may be filed for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants.

We also generate solid wastes that are subject to the requirements of the Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state statutes. Certain materials generated in the exploration, development, or production of crude oil and natural gas are excluded from RCRA’s hazardous waste regulation, but these wastes, which include wastes currently generated during our operations, could be designated as “hazardous wastes” in the future and become subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations could have a material adverse effect on our operating expenses.

Although we have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been released at properties owned or leased by us now or in the past, or at other locations where these hydrocarbons and wastes were taken for treatment or disposal. Under CERCLA, RCRA and analogous state laws, we could be required to clean up contaminated property (including contaminated groundwater), perform remedial activities to prevent future contamination, or pay for associated natural resource damages.

In Mexico, hazardous wastes must be handled in accordance with the provisions of the General Law for the Prevention and Integral Management of the Wastes and its Regulations. This law requires, among other things, that persons who generate hazardous waste (i) register the amount and kind of hazardous waste generated; (ii) label, package and store the hazardous waste in a prescribed manner; (iii) maintain duly completed manifests regarding generation, transportation and final disposition of the hazardous waste; (iv) obtain a registration from Mexican authorities; (v) ensure that all subcontractors dealing with the transportation, treatment and final disposition of the hazardous waste have the proper registration issued by Mexican authorities; and (vi) avoid soil contamination and/or spills.

Water Discharges

We operate facilities that are subject to requirements of the Clean Water Act, as amended, or CWA and analogous state laws that impose restrictions and controls on the discharge of pollutants into navigable waters. Pursuant to these laws, permits must be obtained to discharge pollutants into state waters or waters of the United States, including to discharge storm water runoff from certain types of facilities. Spill prevention, control and countermeasure requirements under the CWA require implementation of measures to help prevent the contamination of navigable waters in the event of a hydrocarbon spill. The CWA can impose substantial civil and criminal penalties for non-compliance.

Employee Health and Safety

We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA and comparable state laws that regulate the protection of employee health and safety. OSHA’s hazard communication standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements.

Climate Change Regulation

The U.S. Congress has been considering legislation to reduce the emissions of certain gases, commonly referred to as “greenhouse gases,” including carbon dioxide and methane, which, according to certain scientific studies, might contribute to the warming of the Earth’s atmosphere and other climatic changes. On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of these greenhouse gases. ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under the ACESA, the EPA would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions permitting such sources to continue to emit greenhouse gases into the atmosphere. The cost of these allowances would be expected to increase significantly over time. ACESA would impose increasing costs on the combustion of carbon-based fuels such as oil and natural gas. The U.S. Senate began work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not currently possible to predict when or if the Senate may act on climate change legislation or how any such bill would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address the emission of greenhouse gases could adversely affect demand for our services by reducing demand for the oil and natural gas produced by our customers. Such legislation could also increase our operating costs.

Additionally, on December 7, 2009, the EPA announced its finding that greenhouse gas emissions presented an endangerment to human health and the environment. This endangerment finding allows the EPA to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In September 2009, the EPA proposed regulations in anticipation of finalizing its endangerment finding that would require a reduction in greenhouse gas emissions from motor vehicles and, could also trigger permit review for greenhouse gas emissions from certain stationary sources. On October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 30, 2010, the EPA issued regulations that expanded reporting requirements to include onshore and offshore petroleum and natural gas production; natural gas processing, distribution and storage; and facilities that inject and store carbon dioxide underground for the purposes of geologic sequestration or enhanced oil and gas recovery. Reporting requirements under these new regulations are mandatory beginning in 2012 for emissions occurring in 2011.

In Mexico, emissions generated as a result of the development of oil and other petrochemicals, including work related to oil wells, are governed by Mexican regulation which requires a license issued by Mexican authorities. The license must be updated annually by filing an annual operation report.

The adoption and implementation of additional regulations that would impose reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations and the equipment and operations of our customers could require us to incur increased operating costs and could adversely affect demand for crude oil and natural gas produced by our customers, which would adversely affect demand for our services. The potential increase in the costs of our operations and the operations of our customers could include additional costs to operate and maintain equipment and facilities, install new emission controls on equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay any taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. While we may be able to include some or all of such increased operating costs in the rates we charge for our services, any recovery of such costs is uncertain. Even if such legislation is not adopted at the national level, a number of states, acting either individually or through multi-state regional initiatives, have already begun implementing legal measures to reduce emissions of greenhouse gases. While no such legislation is currently being considered in Texas, many of our customers operate nationally and would be adversely affected by the requirements of such legislation. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Other Laws and Regulations

We operate salt water disposal wells that are subject to the CWA, Safe Drinking Water Act, and state and local laws and regulations, including those established by the Environmental Protection Agency’s Underground Injection Control Program which establishes the minimum program requirements. Our salt water disposal wells are located in Texas, which requires us to obtain a permit to operate each of these wells. We have such permits for each of our salt water disposal wells. The Texas regulatory agency may suspend or modify any of these permits if such well operation is likely to result in pollution of fresh water, substantial violation of permit conditions or applicable rules, or leaks to the environment. We maintain insurance against some risks associated with our well service activities, but there can be no assurance that this insurance will continue to be commercially available or available at premium levels that justify its purchase by us. The occurrence of a significant event that is not fully insured or indemnified could have a materially adverse effect on our financial condition and operations.

In Mexico, all work related to the development of oil and other petrochemicals, including work related to oil wells, must be authorized by Mexican authorities, that require an environmental impact statement related to such work.

Properties

The following sets forth the principal locations from which the Company conducts its operations. The Company leases or rents all of the properties set forth below, except for the Alice rig yard, San Ygnacio truck yard and a portion of the property in Poza Rica, Mexico, which are owned by the Company. In order to secure the First Priority Notes and Second Priority Notes, mortgages have been filed with respect to the Alice rig yard and San Ygnacio truck yard and a leasehold mortgage has been filed with respect to salt water disposal well leases in Marshall County and Zapata County. A description of the lien securing the First Priority Notes and Second Priority Notes and the Company’s leased locations is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 28 of this prospectus.

Location	Date in Service	Service Offering
South Texas
Alice – truck location	9/1/2003	Fluid Logistics and Other
Alice – rig location	9/1/2003	Well Servicing
Freer	9/1/2003	Fluid Logistics and Other
Laredo	10/1/2003	Fluid Logistics and Other
San Ygnacio	4/1/2004	Fluid Logistics and Other
Goliad	8/1/2005	Fluid Logistics and Other
Bay City	9/1/2005	Fluid Logistics and Other
Edna	2/1/2006	Well Servicing/Fluid Logistics and Other
Three Rivers	8/1/2006	Fluid Logistics and Other
Carrizo Springs	12/1/2006	Fluid Logistics and Other

West Texas
Ozona	3/1/2006	Fluid Logistics and Other
San Angelo	7/1/2006	Well Servicing/Fluid Logistics and Other
Monahans	8/31/2007	Well Servicing/Fluid Logistics and Other
Odessa	9/30/2007	Well Servicing/Fluid Logistics and Other
Big Spring	10/15/2007	Well Servicing
Big Lake	7/16/2008	Well Servicing/Fluid Logistics and Other
Andrews	8/27/2008	Well Servicing
Lamesa	7/1/2010	Well Servicing

East Texas
Marshall	12/1/2005	Fluid Logistics and Other
Carthage	3/1/2007	Well Servicing
Kilgore	11/1/2007	Well Servicing
Nacogdoches	6/5/2008	Fluid Logistics and Other

Mississippi
Baxterville	3/20/2008	Well Servicing
Laurel	7/1/2010	Well Servicing

Mexico
Poza Rica	12/01/2008	Well Servicing

Pennsylvania
Indiana	7/9/2009	Well Servicing

Enforceability of Civil Liabilities Against Foreign Persons

Forbes Energy Services Ltd. is currently incorporated under the laws of Bermuda, but as a result of the Conversion will be incorporated in Texas. The Company has assets and operations in foreign countries. Nevertheless, a substantial part of the Company’s assets are located in the United States, and all but one of its current officers and directors and the experts named in this prospectus are in the United States.

Legal Proceedings

There are no pending material legal proceedings, and the Forbes Group is not aware of any material threatened legal proceedings, to which the Forbes Group is a party or to which its property is subject, other than in the ordinary course of business.

MANAGEMENT

The following table sets out information for each of our directors and executive officers.

Name	Age	Position
John E. Crisp	49	Chairman of the Board, President and Chief Executive Officer
Charles C. Forbes	57	Executive Vice President, Chief Operating Officer and Director
L. Melvin Cooper	57	Senior Vice President, Chief Financial Officer and Secretary
Dale W. Bossert	66	Director
Travis H. Burris	49	Director
Janet L. Forbes	56	Director
William W. Sherrill	84	Director

The following are brief biographies of each of our executive officers and directors, including a description of their present occupations; their principal occupations during the last five years; and the specific experience, qualifications, attributes or skills that caused the nominating and corporate governance committee and the Board to determine that the person should continue serving in his or her stated capacity.

Executive Officers

John E. Crisp, Chairman of the Board, President and Chief Executive Officer

Mr. Crisp is our President and Chief Executive Officer and was appointed to such offices and elected as a director and Chairman of the Board upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has been the Chairman of the Board, President and Chief Executive Officer of Forbes Energy Services LLC. Prior to the Delaware Reorganization, Mr. Crisp was a founding partner of the Forbes Group and Director of Operations of TX Energy Services since 2003. Prior to founding the Forbes Group, Mr. Crisp was a Division Manager at Key Energy from 1998 to 2003. Key Energy acquired Dawson Production Services shortly after Dawson acquired Hellums Services, Inc. in 1998. Mr. Crisp became a partner of Hellums in 1995, after serving as their Equipment and Safety Manager from 1990 and served in the same capacity until it was sold to Dawson in 1998, at which time Mr. Crisp was serving as a district manager. Mr. Crisp started in the energy industry in 1978, working as an equipment operator. Mr. Crisp has over 30 years of oilfield services industry experience and has twice before founded, built and later sold oilfield service businesses.

Charles C. Forbes, Executive Vice President, Chief Operating Officer and Director

Mr. Forbes is our Executive Vice President and Chief Operating Officer and was appointed to such offices and elected a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has been a director and Executive Vice President and Chief Operating Officer of Forbes Energy Services LLC. Prior to the Delaware Reorganization, Mr. Forbes was a founding partner of the Forbes Group and Director of Operations of C.C. Forbes since 2003. Mr. Forbes founded Forbes Oil & Gas Company, an independent exploration and production company, in the mid-1980s which he continues to operate. From 1998 to 2003, Mr. Forbes served as a consultant to various independent oilfield services companies in South Texas. Mr. Forbes started in the oilfield industry with Otis Engineering doing workover and wireline work. Mr. Forbes purchased Hellums Services, Inc. in 1995, which was acquired by Dawson Production Services in 1998. Mr. Forbes started O.K. Well Service in 1978, with three rigs and sold it to Pride Petroleum Services in 1990, when such company had 22 workover rigs, 12 swabbing rigs and 6 winch trucks with approximately 145 employees. Mr. Forbes managed the operations of oil and natural gas leases from 1980 through 2006 and various salt water disposal wells from 1980 through 2006. Mr. Forbes has over 35 years of oilfield services industry experience and has founded, built and later sold oilfield services businesses.

L. Melvin Cooper, Senior Vice President, Chief Financial Officer and Assistant Secretary

Mr. Cooper is our Senior Vice President, Chief Financial Officer and Assistant Secretary and was appointed to such offices upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has been the Senior Vice President, Chief Financial Officer and Secretary of Forbes Energy Services LLC. Prior to the Delaware Reorganization, Mr. Cooper was Senior Vice President & Chief Financial Officer of the Forbes Group from June 2007. In October 2010, Mr. Cooper joined the board of Flotek Industries Inc., a company listed on the New York Stock Exchange that provides specialty chemicals, downhole drilling tools and artificial lift equipment to energy companies. From January to June, 2007, he served as Senior Vice President and Chief Financial Officer of Cude Oilfield Contractors, Inc., an oilfield construction company. From September 2004 to January 2007, Mr. Cooper served as President of SpectraSource Company, a supplier of products and services to the new home building industry. From April 2000 to September 2004, Mr. Cooper served as President and Chief Executive Officer of Cerqa, the supply chain management division of Nationwide Graphics, Inc., a national printing and supply chain management company where

Mr. Cooper served as Senior Vice President and Chief Financial Officer. Mr. Cooper has also served as Chief Financial Officer of private and public companies involved in scrap metal recycling, manufacturing, water purification, natural gas marketing and drilling fluids. Mr. Cooper earned a degree in accounting from Texas A & I University in 1975. Mr. Cooper is a Certified Public Accountant.

Directors

In addition to Messrs. Crisp and Forbes, the following individuals are our directors.

Dale W. Bossert

Mr. Bossert was elected as a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and has served as a director of Forbes Energy Services LLC since March 20, 2008. Since its inception on May 1, 2006, Mr. Bossert has served as a director of GasFrac Energy Services. In August 2010 GasFrac Energy Services conducted a Canadian initial public offering and was listed on the Toronto Stock Exchange. Mr. Bossert recently served as the Chairman of the Board and a director of Turnkey E&P Inc., or Turnkey, a company listed on the Toronto Stock Exchange, from July 16, 2007 to February 14, 2010 and served as director of Keeper Resources Inc., a company that was listed on the Toronto Stock Exchange, until its sale in May 2008. Prior to his service as Chairman of the Board and director of Turnkey, he was its President and Chief Executive Officer for three years and prior to that was President of DWB Oil and Gas Consulting Ltd. for four years. On November 17, 2008, the principal operating subsidiary of Turnkey filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Turnkey was subject to a cease trade order by the Alberta Securities Commission on December 14, 2009 and received cease trade orders from other Canadian securities commissions subsequently. Mr. Bossert resigned as a director of Turnkey on February 14, 2010. Mr. Bossert has approximately 40 years of experience in the upstream oil and natural gas industry and has held various positions with Amoco Corporation in Calgary, Alberta and Chicago, Illinois, and with Union Pacific Resources Company in Calgary, Alberta, Denver, Colorado and Fort Worth, Texas. Mr. Bossert has worked for or acted as a consultant to a number of U.S. based energy companies, including Celsius Energy Company, Chesapeake Energy Corp. and Bass Enterprises.

Travis H. Burris

Mr. Burris was elected as a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has served as a director of Forbes Energy Services LLC. Mr. Burris has been President, Chief Executive Officer and a director of Texas Champion Bank since 1987. Mr. Burris received a BBA degree in Finance from Texas A & M University.

Janet L. Forbes

Ms. Forbes was elected as a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has served as a director of Forbes Energy Services LLC. Ms. Forbes was a founding investor in the Forbes Group. Ms. Forbes was a partner and Chief Financial Officer of O.K. Well Service from 1978 until it was sold to Pride Petroleum Services in 1990. When such company was sold, it had 22 workover rigs, 12 swabbing rigs and 6 winch trucks with approximately 145 employees. Ms. Forbes was the Managing Director and owner of CJC Ventures, LLC, a salon company, since January 2007 until the company’s dissolution in 2010. Prior to that time, Ms. Forbes was a private investor.

William W. Sherrill

Mr. Sherrill was elected as a director upon Forbes Energy Services Ltd.’s formation effective April 11, 2008 and since the Delaware Reorganization effective January 1, 2008, has served as a director of Forbes Energy Services LLC. Mr. Sherrill has extensive experience in both operations and finance. In addition to his active business interests, Mr. Sherrill has taught Entrepreneurship as an Executive Professor at the University of Houston’s Bauer College of Business Administration since September 1990 and has been Chairman of the Center for Entrepreneurship and Innovation at that university since September 1993, which recently ranked second in the nation among similar programs at other universities. Mr. Sherrill is also an Adjunct Professor at the Cullen College of Engineering. Mr. Sherrill was President of Associates Company of North America. Mr. Sherrill has served as a director of Gulf and Western and Dasa Company. In addition, Mr. Sherrill was a director of the Federal Deposit Insurance Corporation, a Commissioner to the United Nations Commission for UNESCO (the United Nations Educational, Scientific and Cultural Organization), a Governor of the Federal Reserve System in Washington D.C., Treasurer of the City of Houston, President of a commercial bank, Executive Vice President of a savings and loan association and President of a federal credit union. Mr. Sherrill holds an MBA from Harvard Graduate School of Business Administration, with Distinction in Finance and Manufacturing.

The Board of Directors has determined that Dale W. Bossert, Travis H. Burris and William W. Sherrill are independent directors under the definition of independence used by NASDAQ, as set forth in more detail on pages 60-61 of this prospectus.

Corporate Governance

Our board of directors has implemented the corporate governance initiatives below consistent with the Sarbanes-Oxley Act of 2002 and has adopted corporate governance guidelines. Our corporate governance guidelines address various topics, including:

•	responsibilities and duties of our board of directors;

•	composition of our board of directors, including criteria for remaining a director;

•	compensation of our board of directors;

•	the audit committee of our board of directors;

•	the relationship of our board of directors to management; and

•	director orientation and continuing education.

Our board of directors will continue to evaluate and seek to improve upon, as appropriate, our corporate governance principles and policies on a going-forward basis.

In connection with the Delaware Reorganization, our board of directors and audit committee adopted an employee code of business conduct and ethics and a director code of business conduct and ethics, which address various topics, including:

•	compliance with laws, rules and regulations;

•	competition and fair dealing;

•	protection and proper use of company assets;

•	corporate opportunities;

•	conflicts of interest;

•	confidentiality;

•	insider trading; and

•	record keeping and public disclosure obligations.

On April 30, 2010, the board of directors amended the employee code of business conduct and ethics. The primary purpose of the amendment was to clarify the procedures for reporting violations of the code. Both the employee code of business conduct and ethics and a director code of business conduct and ethics are available on the Investor Relations section of our website at http://www.forbesenergyservices.com.

Board of Directors

The bye-laws of Forbes Bermuda and the bylaws of Forbes Texas provide for a board of directors consisting of six directors, which is the current number of directors we have. Our board of directors has had six meetings in 2010, conducting all other business to date by unanimous written consent. The board of directors intends to meet at least quarterly every year.

As we are not currently listed on a U.S. national securities exchange or an inter-dealer quotation system that has requirements that a majority of the board of directors be independent, we use the definition of independence of the Nasdaq Stock Exchange, or NASDAQ, to determine whether our directors are independent for purposes of U.S. securities laws. The board of directors has determined that Dale W. Bossert, Travis H. Burris and William W. Sherrill are independent directors as defined by NASDAQ. Our securities are listed on the Toronto Stock Exchange, which employs a different definition of independence than NASDAQ. The board of directors has determined that Messrs. Bossert, Burris and Sherrill are independent under the rules of the Toronto Stock Exchange.

Nominating and Voting Agreement

In connection with the Bermuda Reorganization, Charles C. Forbes, Janet L. Forbes, John E. Crisp and FES Ltd entered into a nominating and voting agreement. Under the terms of this agreement, Mr. Crisp, Mr. Forbes, Ms. Forbes and their respective successors or assigns, or the Founders, were granted the right to designate a majority of members of the board of directors of the Company for election. In connection with the Company’s proposed listing of its common stock on NASDAQ, the Company and the Founders decided to amend certain provisions of this agreement in order to tie the Founders’ nomination rights more closely to their combined ownership percentage of the Company’s voting stock. On March 9, 2011, the Company and the Founders executed an amended and restated nominating and voting agreement to become effective as of the date of the Conversion. Pursuant to this restated agreement, effective as of the Conversion, for as long as the Founders own greater than 25% in the aggregate of the total outstanding common stock of the Company (or other stock that at such time votes with the Common Stock with respect to the election of directors), they will have the right to designate for election such number of members of the board of directors, rounded up to the greatest whole number, commensurate with their aggregate ownership percentage of such stock. Notwithstanding the foregoing, the Founders will not have the right to designate for election a majority of the board of directors unless the Founders own a majority of the such voting stock of the Company. To the extent that the Founders are unable to mutually agree upon which individuals shall be the board designees, the Founders agree to use good-faith best efforts to nominate Mr. Crisp, Mr. Forbes and Ms. Forbes as board designees, provided that if the number of board designees is less than three, then the Founders agree to use good-faith best efforts to nominate the individuals with the higher ownership percentage of the Company’s voting stock to the available designee positions.

Similar to the original agreement, pursuant to the restated agreement, to the extent that the Founders hold any shares of the Company entitled to vote, such parties have agreed to vote their shares in favor of the designees nominated by the Founders to the Board of Directors. Such parties have also agreed to vote any shares of the Company entitled to vote, and to instruct their designees on the Board of Directors to vote, so as to provide that each subsidiary has at least one manager or director who is also designee of the Founder. Unless 100% of the Founders are in agreement, the parties are contractually bound to instruct their designees to vote against (i) the issuance, reduction, redemption, or alteration of rights of any equity or debt securities of the Company or any other capitalization of the Company; (ii) the formation or sale of any subsidiary, the issuance, reduction, redemption, sale, disposition, or alteration of rights of any equity or debt securities of any subsidiary; and (iii) any decision to increase or decrease the number of directors. The Nominating and Voting Agreement will terminate upon (i) the bankruptcy or dissolution of the Company, (ii) the ownership by the Founders of all the then issued and outstanding share capital of the Company, (iii) the execution of a written instrument of termination by all applicable parties, and (iv) ten years following the date of execution of the restated agreement. The Nominating and Voting Agreement applies to the Founders as owners of common shares of the Company following the conversion by the Founders of their Class B shares into common shares in May 2010.

Committees of the Board of Directors

The board of directors has established three board committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The information below summarizes the functions of each of the committees in accordance with their charters. Copies of our committee charters are available on the Investor Relations section of our website at http://www.forbesenergyservices.com.

Audit Committee

The audit committee has been structured to comply with the requirements of Multilateral Instrument 52-110—Audit Committees of the Canadian Securities Administrators, or MI 52-110, and the equivalent requirements under U.S. federal securities laws. The board of directors has determined that the audit committee members have the appropriate level of financial understanding and industry specific knowledge to be able to perform the duties of the position and in particular are financially literate as defined in MI 52-110 and qualify as audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act of 1934, as amended, or the Exchange Act.

The audit committee, as permitted by, and in accordance with, the requirements of the Companies Act of 1981 (Bermuda) and Forbes Bermuda’s articles and bye-laws prior to the Conversion and Texas law and the bylaws of Forbes Texas after the Conversion and any legal or regulatory authority having jurisdiction, is responsible to periodically assess the adequacy of procedures for the public disclosure of financial information and review on behalf of the board of directors, and report to the board of directors, the results of its review and its recommendation regarding all material matters of a financial reporting and audit nature, including, but not limited to, the following main subject areas:

•	financial statements, including management’s discussion and analysis thereof;

•	financial information in any annual information form, management proxy circular, prospectus or other offering document, material change report, or business acquisition report;

•	reports to shareholders and others;

•	press releases regarding annual and interim financial results or containing earnings guidance;

•	internal controls;

•	audits and reviews of financial statements of us and our subsidiaries; and

•	filings with securities regulators containing financial information.

The audit committee is responsible to ensure satisfactory procedures for receipt, retention, and treatment of complaints and for the confidential, anonymous submission by employees regarding any accounting, internal accounting controls or auditing matters. The board of directors is informed of the audit committee’s activities by a report delivered at each regular meeting of the board of directors.

The audit committee is responsible to recommend the appointment and compensation of the independent registered public accounting firm annually and to review and evaluate the external auditor. Once appointed by the shareholders, the external auditor reports directly to the audit committee. The audit committee is responsible to review and approve our hiring policies regarding current and former partners and employees of the external auditor. In addition, the audit committee is responsible to pre-approve non-audit services undertaken by the external auditor.

The audit committee has direct responsibility for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services, including the resolution of disagreements between the external auditor and management.

The audit committee meets at least once per financial quarter to fulfill its responsibilities under its charter, which includes the review of our quarterly and annual financial statements. In 2010, the audit committee met eight times. The audit committee is comprised of Dale W. Bossert, Travis H. Burris and William W. Sherrill, each of whom is independent under the rules of the NASDAQ and the Toronto Stock Exchange, financially literate as required by MI 52-110 and qualifies as audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Mr. Sherrill is the chair of the audit committee.

Compensation Committee

In accordance with its charter, the compensation committee’s role is to assist the board of directors in fulfilling its responsibilities relating to matters of human resources and compensation, including equity compensation and to establish a plan of continuity and development for our senior management. The compensation committee also reviews and recommends to the board of directors a comprehensive statement of compensation philosophy, strategy and principles for our executives and periodically evaluates our compensation and benefits program in accordance with such statement. The compensation committee reviews and makes recommendations to the board of directors regarding all new employment, consulting, retirement and severance agreements and arrangements proposed for our executives and evaluates existing agreements with our executives, including the Chief Executive Officer and with our directors. The compensation committee may not form or delegate authority to subcommittees without the prior approval of the board of directors.

The compensation committee is comprised of Dale W. Bossert, Travis H. Burris and William W. Sherrill, all of whom are independent under the rules of the NASDAQ and the Toronto Stock Exchange. Mr. Burris is the chair of the compensation committee. In 2010, our compensation committee has met two times. The compensation committee meets as necessary.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s charter provides that the responsibilities of such committee include:

•	establishing and reviewing member characteristics for the board of directors;

•	evaluating, identifying and recommending nominees to the board of directors;

•	considering written recommendations from the shareholders of the Company for nominees for directors;

•	monitoring and reviewing the education and development of members of the board of directors;

•	recommending directors to serve as committee members and chairs;

•	reviewing and developing corporate governance guidelines, policies and procedures for the board of directors;

•	establishing and implementing evaluation processes for the board of directors, committees and chairs;

•	establishing procedures for the engagement of independent counsel by a director;

•	reviewing disclosure by us of matters within the committee’s mandate; and

•	reviewing and evaluating the committee’s charter and efficacy.

The nominating and corporate governance committee is comprised of Dale W. Bossert, Travis H. Burris and William W. Sherrill, all of whom are independent under the rules of the NASDAQ and the Toronto Stock Exchange. Mr. Bossert is the chair of the nominating and corporate governance committee. Our nominating and corporate governance committee met once in 2010. The nominating and corporate governance committee meets at least annually and otherwise as necessary.

The nominating and corporate governance committee is responsible for, among other things, identifying and recommending potential candidates for nomination to the board of directors. The identification of potential board members is undertaken with a view to ensuring overall diversity of experience, backgrounds, skills and geographic representation of board members. The nominating and corporate governance committee receives advice from the board of directors and considers written recommendations from the shareholders of the Company respecting individuals best suited to serve as directors and, when necessary, develops its own list of appropriate candidates for directorships.

Indemnification of Directors and Officers

Section 98 of the Companies Act of 1981 (Bermuda), which governs Forbes Bermuda prior to the Conversion, provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty, or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer, or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The bye-laws of Forbes Bermuda, which apply to Forbes Bermuda prior to the Conversion, has provisions that provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or on our behalf, against each of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. The Companies Act of 1981 (Bermuda) permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty, or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

The Texas Business Organization Code, which will govern Forbes Texas after the Conversion, provides that a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of Forbes Texas, which will apply to Forbes Texas after the Conversion, provide that Forbes Texas shall indemnify to the fullest extent permitted by Texas law its directors and officers, or former directors and officers (including directors and officers of Forbes Bermuda), or any person who serves or served at the request of Forbes Texas (or Forbes Bermuda) as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of Forbes Texas (or Forbes Bermuda) or any of its subsidiaries or other affiliates. Forbes Texas will remain obligated on any indemnification obligations with respect to directors and officers of Forbes Bermuda arising prior to the Conversion.

Directors’ and Officers’ Liability Insurance and Indemnification

We have a directors’ and officers’ liability insurance policy that covers indemnification of directors and officers and individual directors and officers in certain circumstances. The policy has a $5 million coverage limit and indemnification deductibles apply. In addition, both Forbes Energy Services Ltd. and Forbes Energy Services LLC have entered into indemnification agreements with each of their respective directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law. These agreements, among other things, would indemnify such directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or on our behalf, arising out of such person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our philosophy on the compensation of our executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of high quality, recognize performance and align executive goals with the short-term and long-term objectives of the Company. Our compensation program is designed to reward performance, leadership and loyalty. The elements of our executive compensation program for our executive officers consist of base salary and benefits, cash bonuses and equity incentive awards. We provide base salary and benefits in order to compensate executive officers for their day-to-day services rendered to the Company, cash bonuses in order to encourage achievement of operating results and equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our shareholders. We believe that each of these three principal elements play a role in achieving our overall compensation objective of attracting and maintain high quality individuals, recognizing performance and aligning executive goals with the objectives of the Company.

The Company does not have a formal policy for allocating between cash and non-cash compensation, generally or with respect to its named executive officers. Rather the compensation committee evaluates each element of compensation separately. For the named executive officers, the factors used in such evaluation are set forth below.

In connection with our Bermuda reorganization and Canadian initial public offering, in May 2008 we entered into employment agreements with each of our executive officers named in our summary Compensation Table on Page 65, or Named Executive Officers. The compensation committee was involved in this process and considered the following factors in setting compensation levels, including base salary, potential bonus and option awards, for each of the Named Executive Officers:

•	The roles of Messrs. Forbes and Crisp in launching each of our current lines of business;

•	The roles of Messrs. Forbes and Crisp in developing and growing each of our current lines of business to our current levels;

•

The roles of Messrs. Forbes and Crisp in creating a business model that allows us to differentiate ourselves from competitors in the marketplace through newer equipment, enhanced customer service and safety for employees;

•	The roles of Messrs. Forbes, Crisp and Cooper in completing our most recent, significant business transactions including:

•	The reorganization of our predecessor companies from limited partnerships into limited liability companies in June 2007;

•	The reorganization of the limited liability companies under a Delaware holding company in January 2008;

•	Our private placement of $205 million in 11% senior secured notes in a 144A transaction in February 2008;

•	The reorganization of our companies under our Bermuda holding company in May 2008;

•	Our May 2008 Canadian initial public offering and related U.S. private placement of common shares for aggregate gross proceeds of approximately $172 million;

In connection with the employment agreements described above, at the time of our Canadian initial public offering, each of the Named Executive Officers were granted an option to purchase 450,000 common shares at an exercise price of $7.00 per share, based primarily on the price at which common shares were sold in our Canadian initial public offering. This grant was commensurate with the factors considered by the compensation committee described in the preceding section.

On August 24, 2010 and September 9, 2010, the compensation committee met to discuss, among other things, the compensation of Mr. Cooper. It was determined that, in order to ensure that Mr. Cooper’s compensation adequately reflects what the committee felt, based on the general experience of its members, is available in the market, Mr. Cooper’s compensation should be increased. The committee felt that it was appropriate to grant Mr. Cooper an incentive option to purchase 475,000 common shares to Mr. Cooper at an exercise price of $0.65 per share. The option has a ten year life and vests in four equal installments over two years. Further, the committee decided to raise Mr. Cooper’s base salary from $200,000 a year to $250,000 a year. The committee feels that this mix of compensation (both long-term equity compensation and base salary increase) rewards Mr. Cooper for his efforts a Chief Financial Officer and provides incentives for performance that align with the interests of our shareholders.

Our compensation committee has not conducted a complete review of the compensation of Messrs. Crisp and Forbes since May 2008. Nevertheless, due to economic conditions, our compensation committee did acknowledge and agree, in April 2009, to the voluntary and temporary reduction in base salary of Messrs. Crisp, Forbes and Cooper of $37,500, $37,500 and $5,000, respectively. As discussed above, Mr. Cooper’s salary has subsequently been increased. Additionally, due to economic conditions, the compensation committee determined that Messrs. Crisp, Forbes and Cooper should not receive bonus payments for 2010. It is anticipated that, in the future, the compensation committee will establish formal methodologies for reviewing base salary and determining cash and equity bonus awards.

On April 11, 2011, based on the recommendation of the compensation committee, the board of directors approved cash bonuses of $300,000, $300,000 and $100,000 to John E. Crisp, Charles C. Forbes and L. Melvin Cooper, respectively. The compensation committee decided to recommend these bonuses in an attempt to ensure that the total cash compensation of its executive officers adequately reflects the cash compensation that is available to executives of similarly situated companies in our market. In arriving at this decision, the compensation committee reviewed data from the following published surveys: 2010 Economics Research Institute Platform Library, Watson Wyatt’s 2008/2009 Top/Middle Management Calculator, 2010 Mercer Compensation Survey for the Energy Sector.

Messrs. Crisp, Forbes and Cooper are eligible to exchange their May 2008 options in the previously discussed Option Exchange and, should they do so, they would receive options to purchase 324,000 common shares each, at an exercise price set on the day the Option Exchange expires.

Summary Compensation

The following table sets forth all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by Forbes Energy Services Ltd. or a subsidiary thereof, in U.S. dollars, to the individuals who were, at December 31, 2010, the Chief Executive Officer, the Chief Financial Officer and the only other executive officer whose total annual compensation was more than $100,000. The currency of compensation awarded, earned, paid or payable is in U.S. dollars.

Name and principal position	Year	Salary ($)		Bonus ($)	Share- based awards ($)	Option- based awards ($)		Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)		Total compensation ($)
								Annual incentive plans	Long-term incentive plans
John E. Crisp President & Chief Executive Officer(1)	2010	462,500		—	—	—		—	—	—	57,178	(2)	519,678
	2009	474,038		—	—	—		—	—	—	61,148	(3)	535,186
	2008	500,019	(4)	—	—	1,307,523	(5)	—	—	—	52,115	(6)	1,859,657
Charles C. Forbes Executive Vice President & Chief Operating Officer	2010	462,500		—	—	—		—	—	—	52,337	(7)	514,837
	2009	474,038		—	—	—		—	—	—	55,145	(8)	529,183
	2008	500,019	(4)	—	—	1,307,523	(5)	—	—	—	46,702	(9)	1,854,244
L. Melvin Cooper Senior Vice President & Chief Financial Officer	2010	233,154		—	—	255,574	(5)	—	—	—	31,403	(10)	520,131
	2009	197,692		—	—	—		—	—	—	27,604	(11)	225,296
	2008	200,000		—	—	1,307,523	(3)	250,000	—	—	32,228	(12)	1,757,523

(1)	Prior to June 1, 2007, Mr. Crisp also performed the functions of Chief Financial Officer. Mr. Cooper was appointed Chief Financial Officer on June 1, 2007. All of the named executive officers were employed by the Forbes Group prior to the Delaware Reorganization and the Bermuda Reorganization.
(2)	This amount is comprised of $33,000 for fees earned as a director, $6,178 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(3)	This amount is comprised of $36,000 for fees earned as a director, $7,148 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(4)	Pursuant to the Bermuda Reorganization, Messrs. Crisp and Forbes received equity interests in us in exchange for 63% of their respective equity interests in Forbes Energy Services LLC. In addition, they have received payments indirectly from us as a result of the transactions described under Item the section “Transactions with Related Persons” on page 76 of this prospectus. Finally, as owners of the member entities of the Forbes Group, Messrs. Crisp and Forbes received cash distributions from the Forbes Group with respect to the fiscal period ended May 28, 2008, the date immediately preceding the Bermuda Reorganization, of $2.1 million and $2.1 million, respectively, primarily to allow them to make tax payments.

(5)	The options were priced using the Black-Scholes option pricing model, using assumptions included in Note 5 of our audited financial statements for the year ended December 31, 2010 included herein.
(6)	This amount is comprised of $23,000 for fees earned as a director, $11,115 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(7)	This amount is comprised of $30,996 for fees earned as a director, $3,341 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(8)	This amount is comprised of $33,996 for fees earned as a director, $3,145 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(9)	This amount is comprised of $21,664 for fees earned as a director, $7,038 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(10)	This amount is comprised of $13,403 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(11)	This amount is comprised of $9,604 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.
(12)	This amount is comprised of $14,228 for premiums paid by the Company for health insurance and $18,000 as an allowance for an automobile and related auto expenses.

Employment Agreements

As part of our overall compensation plan, we have long-term employment agreements with our three executive officers. John E. Crisp serves as our President and Chief Executive Officer, Charles C. Forbes serves as our Executive Vice President and Chief Operating Officer, and L. Melvin Cooper serves as our Senior Vice President, Chief Financial Officer and Assistant Secretary. Each long-term employment agreement has a current term expiring April 30, 2011, provided that the term of each agreement has automatically extended for an additional year on May 1, 2011 and will automatically extend for an additional year on every May 1 hereafter unless notice of termination is given before any such date by us or the employee.

For the year ending December 31, 2010, the employment agreements of Messrs. Crisp, Forbes, and Cooper provided for annual base salaries of $500,000, $500,000 and $200,000, respectively. Notwithstanding this fact, in April 2009, Messrs. Crisp, Forbes and Cooper voluntarily agreed to a temporary reduction in base salary of $37,500, $37,500 and $5,000 per year, respectively, provided that Mr. Cooper’s salary was subsequently increased in September 2010 as discussed above.

If, during the term of his respective agreement, we terminate the employment of Messrs. Crisp, Forbes, or Cooper for any reason other than for cause, he would be entitled to his base salary, bonus, automobile, and medical and other benefits through the actual expiration date of his agreement, and any and all options, rights, or awards granted in conjunction with the Incentive Plan would immediately vest. If we should undergo a change in control while the agreements are in effect and any of Messrs. Crisp, Forbes, or Cooper is either constructively or actually terminated under the conditions set forth in his agreement, then he would be entitled to receive three times his salary for the year in which the termination occurs and, in general, three times the bonus he received for the previous year, three years of medical and other insurance benefits from the date of termination, and any and all options, rights, or awards granted in conjunction with the Incentive Plan would immediately vest. To the extent that such medical benefits are taxable to the employee or his dependents, we would gross-up the employee for such taxes based on the employee’s actual tax rates.

For Messrs. Forbes and Crisp, if either were terminated without cause as of December 31, 2010, each would have been entitled to his then-current base salary of $500,000 until April 30, 2011 and 450,000 common shares issuable upon exercise of his options would have immediately vested. If either had been terminated following a change in control, each would have been entitled to three times his then-current base salary, or $1.5 million, plus a bonus equal to one-fourth his annual base salary, or $125,000, and the same acceleration of vesting of his options would apply. For Mr. Cooper, if he had been terminated without cause as of December 31, 2010, he would have been entitled to his then-current base salary of $250,000 until April 30, 2011 and 925,000 common shares issuable upon exercise of his options would have immediately vested. If he had been terminated following a change in control, he would have been entitled to three times his then-current base salary, or $750,000, plus a bonus equal to one-fourth his annual base salary, or $62,500 and the same acceleration of vesting of his options would apply.

Pursuant to our employment agreements with Messrs. Crisp, Forbes and Cooper, certain tax protection is provided in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the U.S. Code as well as any additional income taxes resulting from such reimbursement. Section 4999 of the U.S. Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and U.S. Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. If such additional excise tax is due, we have agreed to pay such tax on a “grossed-up” basis for those executives.

Our employment agreements with Messrs. Crisp, Forbes and Cooper define change of control to mean (i) any person or group obtaining a majority of the voting shares of Forbes Energy Services Ltd. pursuant to a tender offer; (ii) a majority of the directors of

Forbes Energy Services Ltd. being replaced during any twelve months period by new directors whose appointment or election is not endorsed by a majority of the board prior to such appointment or election; or (iii) any person or group acquires assets from Forbes Energy Services Ltd. that have a total gross fair market value equal to 75% of the total gross fair market value of all of the assets of the Parent immediately prior to such acquisition.

If the employment of any of Messrs. Crisp, Forbes, or Cooper is terminated for good cause or if any of Messrs. Crisp, Forbes, or Cooper voluntarily terminates his employment with us, we will pay any compensation earned but not paid to him prior to the effective date of termination. Each of Messrs. Crisp, Forbes, or Cooper may voluntarily terminate his employment by giving at least thirty days’ notice. At that time, we would have the right to relieve him of his duties; however, his salary would continue during the notice period.

If any of Messrs. Crisp, Forbes, or Cooper dies or becomes permanently disabled during the term of his employment, we will pay to his estate the compensation that such executive would have earned through the date of death or permanent disability, including any bonus earned but not yet paid, any and all options, rights or awards granted in conjunction with the Incentive plan would immediately vest and his dependants would be entitled to benefits, including medical and other benefits and use of a company automobile for a period of one year.

Each of Messrs. Crisp, Forbes, and Cooper has agreed that, during the term of his agreement and for a period of one year after termination, he will not (i) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (ii) solicit any of our employees to terminate their employment, or (iii) accept employment with or payments from any of our clients or customers who did business with us while he was employed by us.

Under their respective agreements, the compensation committee has discretion to establish the methodology for determining annual bonuses. Due to its decision not to award bonuses based on the economic conditions, the compensation committee has not yet established a methodology for determining annual bonuses.

The respective agreements of Messrs. Crisp and Forbes acknowledge their existing interests in other business ventures described under “Business – Transactions with Related Parties” on page 76 of this prospectus and their right to engage in other such businesses that would comply with the terms of the covenant applicable to transactions with affiliates in the New Indenture.

Potential Payments upon Termination or Change of Control (1)

Name and principal position		Voluntary Termination		Termination for Cause		Termination by Company without Cause		Change in Control with Termination for Good Reason by Executive or Without Cause		Death and Permanent Disability
John E. Crisp President & Chief Executive	Compensation: Severance		$—		$—		$664,384		$1,734,375		$123,288
Officer	Acceleration of Unvested
	Stock Options		$—		$—		$—		$—		$—
	Benefits and Perquisites: Insurance continuation 280G Tax Gross Up	$ $	— —	$ $	— —	$ $	17,809 —	$ $	40,208 633,114	$ $	13,271 —

			$—		$—		$682,193		$2,407,697		$136,559
Charles C. Forbes Executive Vice President &	Compensation: Severance		$—		$—		$664,384		$1,734,375		$123,288
Chief Operating Officer	Acceleration of Unvested
	Stock Options		$—		$—		$—		$—		$—
	Benefits and Perquisites: Insurance continuation 280G Tax Gross Up	$ $	— —	$ $	— —	$ $	17,809 —	$ $	40,208 669,126	$ $	13,271 —

			$—		$—		$682,193		$2,443,709		$136,559
L. Melvin Cooper Senior Vice President &	Compensation: Severance		$—		$—		$332,192		$937,500		$61,647
Chief Financial Officer	Acceleration of Unvested
	Stock Options		$—		$—		$356,250		$356,250		$356,250
	Benefits and Perquisites: Insurance continuation 280G Tax Gross Up	$ $	— —	$ $	— —	$ $	17,809 —	$ $	40,208 490,448	$ $	13,271 —

			$—		$—		$706,251		$1,824,406		$431,168

(1)	Calculated as of December 31, 2010

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis referred to above be included in this prospectus.

This foregoing report is given by the following members of the compensation committee:

Dale W. Bossert,

Travis H. Burris,

William W. Sherrill

Compensation Committee Interlocks and Insider Participation

All members of the compensation committee are independent directors, and none of them are present or past employees of ours. Except as set forth in the following sentences, no member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Exchange Act and none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation committee. As disclosed in our discussion of Transactions with Related Persons beginning on page 76 of this prospectus, Mr. Burris has a noncontrolling interest in Resonant Technology Partners, a computer networking group that provides services to the Company. The Forbes Group recognized expenses of approximately $0.3 million, $0.2 million, and $0, and capital expenditures of approximately $28,000, $0 and $0 for the year-ended December 31, 2010, 2009, and 2008, respectively, with respect to Resonant Technology Partners. Further, Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank for which Mr. Burris, the Chairman of our compensation committee, serves as President and Chief Executive Officer. However, Texas Champion Bank has a separate compensation committee and Mr. Crisp does not serve on that committee. We have a business relationship with Texas Champion Bank and, as of December 31, 2010, 2009 and 2008, we had $11.0 million, and $7.2 million and $10.6 million, respectively, on deposit with this bank.

Officers Who Also Act As Directors

Our Named Executive Officers who serve as directors receive the same cash compensation as our other directors for their service as directors but do not receive any additional equity-based compensation.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth for each Named Executive Officer all option-based and share-based awards outstanding at December 31, 2010.

	Option-based Awards								Share-based Awards
Name	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option grant date	Option expiration date	Value of unexercised in-the- money options (1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
John E. Crisp, President & Chief Executive Officer	300,000	(2)	150,000	(2)	7.00	05/29/2008	05/29/2018	0	—	—
Charles C. Forbes, Executive Vice President & Chief Operating Officer	300,000	(2)	150,000	(2)	7.00	05/29/2008	05/29/2018	0	—	—
L. Melvin Cooper,	—		475,000	(3)	0.65	08/24/2010	08/24/2020	$356,250	—	—
Senior Vice President & Chief Financial Officer	300,000	(2)	150,000	(2)	7.00	05/29/2008	05/29/2018	0	—	—

(1)	These amounts are calculated based on the difference between the market value of the securities underlying the options at the end of the year (CDN$1.40), and the exercise price of the options.
(2)	These option-based awards were granted on May 29, 2008 and vest in three equal installments over a three year period.
(3)	This option-based award was granted on August 24, 2010 and vests in four equal installments over a two year period.

Options Exercised and Stock Vested

None of our Named Executive Officers exercised any of their exercisable options during fiscal 2010 nor did any of our named executive officers vest in any stock awards during fiscal 2010.

Value Vested or Earned During the Year

The following table sets forth for each Named Executive Officer the value vested or earned on all option-based awards, share-based awards, and non-equity incentive plan compensation during the financial year ending December 31, 2010.

Name	Option grant date	Option- based awards – Value vested during the year ($)	Share- based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
John E. Crisp, President & Chief Executive Officer	05/29/2008	—	—	—
Charles C. Forbes, Executive Vice President & Chief Operating Officer	05/29/2008	—	—	—
L. Melvin Cooper, Senior Vice President & Chief Financial Officer	05/29/2008	—	—	—

Incentive Compensation Plan

In connection with the Bermuda Reorganization, the board of directors adopted and the Company’s sole shareholder at the time approved the Incentive Plan. The Incentive Plan is an unfunded plan that provides for the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and other stock-based incentive compensation, collectively referred to as the Awards, to employees, directors and consultants of the Company or an affiliate. The board of directors believes that the Incentive Plan strengthens the Company’s ability to attract, retain, and reward employees, directors, and consultants by enabling such persons to acquire or increase a proprietary interest in the Company, strengthening the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. After the approval by the Company’s shareholders of an amendment to increase the maximum number of Common Shares that may be issued under the Incentive Plan by 6,690,000 at our annual meeting on June 27, 2011, the Incentive Plan provides for a reserve equal to 11,910,000 Common Shares. In August 2010, the compensation committee granted options to purchase a total of 2,540,000 common shares to officers, directors and employees. As of July 29, 2011, there are 6,690,000 shares available for future grants under this plan. The compensation committee has determined to have the options outstanding under the Incentive Plan proportionately reduced after the Share Consolidation has been effected. After the Conversion, which we expect to occur immediately after the Share Consolidation, the Incentive Plan will continue in effect as the Incentive Plan of Forbes Texas.

In addition to the amendment referenced above to the Incentive Plan regarding the increase in Common Shares issuable pursuant to the plan, at the annual meeting on June 27, 2011, the shareholders also approved an amendment to the Incentive Plan that permits a one-time employee stock option exchange program whereby option holders will be given the opportunity to exchange stock options with an exercise price of $7.00 for a lesser number of new stock options that have approximately the same fair value as the options surrendered, or the Option Exchange. On July 14, 2011, the Company launched this Option Exchange. The Option Exchange only applies to options granted on May 29, 2008 and the Option Exchange expires on August 11, 2011, subject to amendment or extension. Those participating in the Option Exchange will receive new options for the old options they tender at a ratio of .72 to 1. To substantially minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis and may be amended prior to the expiration of the Option Exchange if the market value of the Company’s common shares changes to the extent that the original value-for-value calculation is altered significantly. The new options will have an exercise price set on the day such options are granted, which will be the day the Option Exchange expires. The Company expects that it is likely that all eligible option holders will participate in the Option Exchange. Assuming full participation, options to purchase 2,680,000 common shares would be cancelled and new options to purchase 1,929,600 common shares would be issued.

The following table provides information as of December 31, 2010, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(1)	5,220,000	$3.91	—
Equity compensation plans not approved by shareholders	—	—	—

Total	5,220,000	$3.91	—

(1)	Consists of common shares issued or remaining available for issuance under our Incentive Compensation Plan.

Summary of the Incentive Plan

The following is a summary of the principal features of the Incentive Plan. This summary, however, does not purport to be a complete description of all provisions of the Incentive Plan. The following description is qualified in its entirety by reference to the Incentive Plan.

Purpose of the Incentive Plan

In order to attract, retain and motivate employees, directors, and consultants who perform substantial services for or on behalf of the Company or an affiliate, the board of directors adopted the Incentive Plan, pursuant to which Awards consisting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and other stock-based incentive compensation may be granted to such persons.

Shares Subject to the Incentive Plan

Awards covering 11,910,000 Common Shares may be issued to eligible employees, directors, and consultants. Shares subject to the Incentive Plan include authorized and unissued shares, as well as previously issued shares that have been reacquired by the Company. The total number of shares authorized under the Incentive Plan will be subject to increase or decrease in order to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of Common Shares or other similar event, and will be increased proportionately upon any increase in the total number of Common Shares issued without the Company’s receipt of consideration. If any Award granted under the Incentive Plan expires, terminates or is canceled for any reason without having been exercised in full, or if any Common Shares issued in connection with an Award are repurchased by the Company, the corresponding number of Common Shares will again be available for Awards under the Incentive Plan. Awards may be granted under the Incentive Plan at any time prior to the 10th anniversary of the date on which the shareholders shall have approved the Incentive Plan, as long as the total number of Common Shares that may be issued pursuant to Awards granted does not exceed the limitations of the Incentive Plan.

Administration

The Incentive Plan will be administered by the compensation committee of the board of directors (the compensation committee in its capacity as administrator of the Incentive Plan is referred to herein as the Plan Administrator). The board of directors has designated the compensation committee as the Plan Administrator of the Incentive Plan. The Plan Administrator is vested with full and final authority to administer and interpret the Incentive Plan and to make all determinations necessary or advisable for the administration of the Incentive Plan. Subject to the terms of the Incentive Plan, the Plan Administrator will determine who will receive Awards, the time or times at which Awards will be granted, the type of Awards to be granted, the number of Common Shares covered by each Award, vesting schedules and other limitations on the vesting of the Awards, and such other terms and conditions of each Award as are not inconsistent with the provisions of the Incentive Plan.

Participation in the Incentive Plan

Employees, directors, and consultants of the Company who are selected by the Plan Administrator will be eligible for participation in the Incentive Plan.

Agreements Evidencing Awards

Awards will be evidenced by award agreements, referred to as Award Agreements, in such form as the Plan Administrator approves and containing such terms and conditions, including the substance of the Incentive Plan, and such other terms and provisions as are not inconsistent with the Incentive Plan. Award Agreements need not be identical.

Options

Types of Options

The types of stock options, or Options, that may be granted under the Incentive Plan include (i) options that meet the requirements of Section 422 of the U.S. Code, or Incentive Stock Options, and (ii) stock options that do not qualify as Incentive Stock Options, or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees; however, Nonstatutory Stock Options may be granted to employees, directors or consultants of the Company. The exercise price per share for Common Shares subject to an Option will be determined by the Plan Administrator at the date of grant, provided that the exercise price for any Option shall not be less than 100% of the fair market value of the Common Shares at the date of grant, as determined by the board of directors, or, if greater, the par value of such Common Shares, and if the participant receiving an Incentive Stock Option owns more than 10% of the total combined voting power of all classes of shares of the Company and its affiliates, as described in Section 422(b)(6) of the U.S. Code, then the exercise price of any Incentive Stock Option granted to such participant shall not be less than 110% of the fair market value or, if greater, the par value of the Common Shares at the date of grant. Fair market value on any date shall be determined by the board of directors, in its sole discretion, on the basis of available prices for the Common Shares on an established stock exchange or national market system of the United States or, if not so reported, the average of the high and low bids or, in the absence of an established market, any other good faith valuation method that complies with the requirements of U.S. Code Section 409A. Notwithstanding the foregoing, if the Common Shares are traded on the TSX on the determination date, the fair market value shall be the volume weighted average trading price for the five trading days immediately preceding the determination date.

Payment on Exercise

No Common Shares will be issued upon the exercise of an Option unless notice of exercise is received by the Company and the Common Shares are paid for in full. Payment for Common Shares purchased upon the exercise of an Option may, subject to the terms of the applicable Award Agreement, be made in cash or by wire transfer or check, by execution of a promissory note, to the extent permitted by and in accordance with applicable law by withholding shares that would otherwise be issued upon exercise of the Option, referred to as a cashless exercise, or by delivery of Common Shares then owned by the participant at the time of the exercise of the Option, provided that the participant shall have held such shares for a period of six months prior to such exercise (or such shorter or longer period of time as is necessary for the Company to avoid a charge to earnings).

Term of Options

The term of each Option will be such period as may be determined by the Plan Administrator, provided that in no event will the term of any Option exceed a period of ten years (or, in the case of an Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of shares of the Company and its affiliates, five years). The Plan Administrator shall determine on the date of grant what conditions shall apply to the exercise of an Option granted under the Incentive Plan in the event the participant shall cease to be employed or retained as a director or consultant by the Company or its affiliates for any reason, including by reason of death or disability, or a termination for cause, and such conditions will be described in the applicable Award Agreement.

Restricted Stock Awards

Grant of Restricted Stock

Restricted Stock may be granted alone or in addition to other Awards granted pursuant to the Plan. Each Award of Restricted Stock will be evidenced by an Award Agreement that will describe the price to be paid for the shares, which shall be no less than the par value of such shares, and the restrictions applicable to the shares received thereunder.

Effect of Restrictions

Restricted Stock may be subject to such restrictions as may be provided under the applicable Award Agreement. The Plan Administrator may accelerate the lapse of all or a portion of the restrictions on an Award of Restricted Stock at any time. Upon the lapse of the restrictions on Restricted Stock, the Plan Administrator shall cause a share certificate to be delivered to the participant with respect to such shares, free of all restrictions under the Plan.

Stock Appreciation Rights

Grant of Stock Appreciation Rights

Stock appreciation rights, or SARs, may be granted alone or in addition to other Awards, or may be granted in tandem with Options. SARs are rights to be paid an amount equal to no more than 100% of the difference between the fair market value or, if greater, par value of a specified number of Common Shares on the date on which the SARs are granted and the fair market value of such Common Shares on the date on which the SARs are exercised. This amount may be paid in cash or Common Shares, as described in the applicable Award Agreement.

Ownership Rights

SARs do not generally provide voting, dividend, or other rights associated with share ownership.

Term of SARs

The term of each SAR will be such period as may be determined by the Plan Administrator. The Plan Administrator shall determine on the date of grant what conditions shall apply to the exercise of a SAR granted under the Incentive Plan in the event the participant shall cease to be employed or retained as a director or consultant by the Company or its affiliates for any reason, including by reason of death or disability, or a termination for cause, and such conditions will be described in the applicable Award Agreement. If a SAR is granted in tandem with an Option, the SAR will have the same term and will be exercisable at the same time as the Option. If a SAR is granted in tandem with an Incentive Stock Option, the SAR may be exercised only at a time when the fair market value of the Common Shares exceeds the exercise price of the Incentive Stock Option.

Other Share-Based Incentive Awards

The Plan Administrator may grant other forms of Awards based upon, payable in, or otherwise related to, in whole or in part, Common Shares. The types of Awards that may be issued may include, but shall not be limited to, restricted stock units, dividend equivalent rights, and performance-based compensation. These Awards may constitute nonqualified deferred compensation under U.S. Code Section 409A and, thus, the terms of the Awards must comply with the provisions of that Section.

Restricted Stock Units

Grant of Restricted Stock Units

Restricted Stock Units may be granted alone or in addition to other Awards granted pursuant to the Incentive Plan. Restricted Stock Units are rights to be paid cash or shares based upon the value of the Company’s Common Shares at the time the Award vests. The transfer of cash or shares may be made upon vesting or at a later time specified in the Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will describe the price to be paid for the shares, which shall be no less than the par value of such shares, and the restrictions applicable to the units received thereunder.

Ownership Rights

Restricted Stock Units do not generally provide voting, dividend, or other rights associated with stock ownership.

Effect of Restrictions

The Restricted Stock Units may be subject to such restrictions as may be provided under the applicable Award Agreement. The Plan Administrator may accelerate the lapse of all or a portion of the restrictions on the Restricted Stock Units at any time. Upon the lapse of the restrictions on Restricted Stock Units, or at such later time as is specified in the applicable Award Agreement, the Plan Administrator shall cause a share certificate to be delivered to the participant with respect to such shares.

Dividend Equivalent Rights

Dividend Equivalent Rights, or DERs, may be granted alone or in addition to other Awards granted pursuant to the Incentive Plan. DERs are rights to be paid an amount based upon the dividends declared on a set number of Common Shares on one or more specified declaration dates during the term of the right. This amount may be paid in cash or Common Shares, as described in the applicable Award Agreement.

Performance-Based Compensation

Awards of performance-based compensation may be granted alone or in addition to other Awards granted pursuant to the Incentive Plan. An Award of performance-based compensation is based upon the attainment of performance goals, such as an increase in the per share value of the Common Shares, and shall be subject to such other conditions and restrictions as are described in the applicable Award Agreement. This amount may be paid in cash or Common Shares, as described in the applicable Award Agreement.

Other Provisions of the Incentive Plan

Amendment or Termination of the Incentive Plan

The board of directors may, at any time, suspend or terminate the Incentive Plan. The board of directors may also at any time, without shareholder approval, add to, repeal, or otherwise amend any of the terms of the Plan or any Awards and, without limiting the generality of the foregoing, may make the following changes, deletions, revisions, or amendments, referred to as amendments herein: (a) any amendment to the vesting provisions of the Plan or any Award; (b) any amendment to the termination provisions of the Plan or any Award, provided that such amendment does not entail an extension beyond the expiry date of the Award or extend the term of the Plan beyond its expiration date; (c) any amendment to the persons eligible to receive Awards or otherwise relating to the eligibility of anyone to receive Awards, other than an amendment that would have the potential of broadening or increasing insider participation (which amendment shall require shareholder approval); (d) any amendment with respect to the method or manner of exercise of any Award; (e) any amendment of a “housekeeping” nature; and (f) any other amendment that under the rules of the TSX (or such other stock exchange on which the Shares may be listed) does not require shareholder approval; provided that no such addition, repeal, or amendment shall in any manner materially adversely affect the rights of any participant under any Award previously granted under the Incentive Plan without such participant’s consent. Without the approval of the shareholders, however, the board of directors may not amend the Incentive Plan to increase the number of shares reserved for issuance as Incentive Stock Options under the Incentive Plan (other than pursuant to capitalization adjustments set forth in the Incentive Plan), modify the class of individuals eligible to receive Incentive Stock Options under the Incentive Plan, or change the identity of the granting company or the shares to be issued upon the exercise of Incentive Stock Options.

Notwithstanding the foregoing, and absent any action by the board of directors to terminate the Incentive Plan prior to such date, no Award will be granted under the Incentive Plan after the tenth anniversary of its effective date or, if later, the tenth anniversary of any action by the board of directors or approval of shareholders to (i) increase the number of shares reserved for issuance under the Incentive Plan, (ii) modify the class of persons eligible to receive Awards under the Incentive Plan, or (iii) change the identity of the granting company or the shares issued upon exercise of Incentive Stock Options.

Change in Control Benefits

Unless the Plan Administrator determines otherwise, upon or following a “Change in Control” of the Company, as such term is defined in the Incentive Plan, Awards shall accelerate and all restrictions shall immediately lapse. In addition, Options that remain unexercised on the effective date of the Change in Control may be immediately forfeited or, if the Company is not the surviving company, all outstanding Options and SARs may be substituted or assumed by the surviving company. Pursuant to the Incentive Plan, a Change in Control is generally deemed to have occurred upon (i) the sale, transfer, or other conveyance of all or substantially all of the Company’s assets, (ii) the acquisition of beneficial ownership, directly or indirectly, by a person of securities representing 50% or more of the total voting power of the Company’s voting shares, or (iii) the occurrence of an event that would be required to be reported by the Company in Item 1 of a Current Report of a Form 8-K under the U.S. Securities Act (such as the replacement of 2 / 3 of the members of the board of directors during a 24-month period, unless such replacement was approved by a vote of at least 2 / 3 of the directors then still in office who either were directors at the beginning of such 24-month period or whose election or nomination for election was previously approved). Notwithstanding the foregoing, with respect to an Award that is treated as nonqualified deferred compensation subject to U.S. Code Section 409A, a Change in Control is deemed to occur upon (i) the sale, transfer or other conveyance of all or substantially all of the Company’s assets, (ii) the acquisition of beneficial ownership, directly or indirectly, by a person of securities representing more than 50% of the total voting power of the Company’s voting shares, or (iii) the replacement of   1/2 of the members of the board of directors during a 12-month period, unless such replacement was approved by a vote of at least  1/2 of the directors then still in office who either were directors at the beginning of such 12-month period or whose election or nomination for election was previously approved.

Awards Not Transferable

An Award granted under the Incentive Plan may, by its terms, be non-transferable by the holder thereof and as such may not be sold, assigned, pledged, mortgaged, or otherwise transferred or disposed of other than by will or the laws of descent and distribution. During the lifetime of the holder of an Award, such Awards are exercisable only by him or her.

Restrictions on Issuance of Shares

The Company is not obligated to sell or issue any Common Shares upon the exercise of any Award granted under the Incentive Plan unless, among other requirements, the shares with respect to which such Award is being exercised are registered under applicable federal and state securities laws, or the issuance of the shares is exempt from such registration, and the issuance otherwise complies with applicable law. If the Common Shares to be issued upon the exercise of any Award granted under the Incentive Plan are intended to be issued by the Company in reliance upon the exemptions from the registration requirements of applicable federal and state securities laws, the participant, if so requested by the Company, shall furnish to the Company such evidence and representations as may be requested, including an opinion of counsel satisfactory to the Company. The Plan Administrator may impose such other restrictions on the ownership and transfer of Common Shares issued pursuant to the Incentive Plan as it deems appropriate.

Pension and Retirement Plans

We do not have in place any pension or retirement plan with the exception of a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. We may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since inception of the plan.

Director Compensation

The following table details the compensation received by each Director, other than Named Executive Officers, in 2010.

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Dale W. Bossert	$44,000	—	$40,500	—	—	—	$84,500
Travis H. Burris	$44,000	—	$40,500	—	—	—	$84,500
Janet L. Forbes	$33,996	—	—	—	—	—	$33,996
William W. Sherrill	$44,000	—	$40,500	—	—	—	$84,500

Each director, including Messrs. Crisp and Forbes, whose compensation is set forth in the Summary Compensation Table, receives an annual retainer of $25,000 and each committee chair receives an additional annual retainer of $2,000. Each director receives $1,000 per meeting plus expenses for attendance at any board meeting or any committee meeting.

Narrative Discussion

Each director, including Messrs. Crisp and Forbes, whose compensation is set forth in the Summary Compensation Table, receives an annual retainer of $25,000 and each committee chair receives an additional annual retainer of $2,000. Each director receives $1,000 per meeting plus expenses for attendance at any board meeting or any committee meeting.

On August 24, 2010, the compensation committee resolved to grant each of the directors who did not participate in the founding of the Company (Messrs Bossert, Burris and Sherrill) an option to purchase 75,000 shares at an exercise price of $0.65 per share. The options have a ten year life and vest in four equal installments over two years.

Mr. Bossert, Mr. Burris, Ms. Forbes and Mr. Sherrill are eligible to exchange their May 2008 options in the previously discussed Option Exchange and, should they do so, they would receive options to purchase 54,000 common shares each, at an exercise price set on the day the Option Exchange expires.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth for each Director, other than Named Executive Officers who are directors, all option-based and share-based awards outstanding at December 31, 2010.

	Option-based Awards							Share-based Awards
Name	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options (1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Dale W. Bossert	50,000	(2)	25,000	(2)	7.00	05/29/2018	—	—	—
	—		75,000	(3)	0.65	08/24/2020	56,250	—	—
Travis H. Burris	50,000	(2)	25,000	(2)	7.00	05/29/2018	—	—	—
	—		75,000	(3)	0.65	08/24/2020	56,250	—	—
Janet L. Forbes	50,000	(2)	25,000	(2)	7.00	05/29/2018	—	—	—
William W. Sherrill	50,000	(2)	25,000	(2)	7.00	05/29/2018	—	—	—
	—		75,000	(3)	0.65	08/24/2020	56,250	—	—

(1)	These amounts are calculated based on the difference between the market value of the securities underlying the options at December 31, 2010 (CDN$1.40), and the exercise price of the options.
(2)	These option-based awards were granted on May 29, 2008.
(3)	These option-based awards were granted on August 24, 2010.

Value Vested or Earned During the Year

The following table sets forth for each Director the value vested or earned on all option-based and share-based awards, and non-equity incentive plan compensation during the financial year ending December 31, 2010.

Name	Option grant date		Option-based awards –Value vested during the year ($)	Share-based awards –Value vested during the year ($)	Non-equity incentive plan compensation –Value earned during the year ($)
Dale W. Bossert	5/29/2008	(1)	0	—	—
	8/24/2010	(2)	0	—	—
Travis H. Burris	5/29/2008	(1)	0	—	—
	8/24/2010	(2)	0	—	—
Janet L. Forbes	5/29/2008	(1)	0	—	—
William W. Sherrill	5/29/2008	(1)	0	—	—
	8/24/2010	(2)	0	—	—

(1)	These options granted to each of our directors that did not participate in the founding of the Company vest in three equal installments over a three year period.
(2)	These options granted to each of our non-employee directors vest in four equal installments over a two year period.

TRANSACTIONS WITH RELATED PERSONS

The Forbes Group enters into transactions with related parties in the normal course of conducting business. Accounts receivable–related parties and accounts payable–related parties result from transactions with related parties which we believe are on terms consistent with those available to third-party customers and from third-party vendors.

Messrs. John E. Crisp and Charles C. Forbes Jr., our executive officers and two of our directors, are also owners and managers of Alice Environmental Holdings, Ltd and indirect owners and managers of Alice Environmental Services, LP, a wholly owned subsidiary of Alice Environmental Holdings, Ltd, collectively referred to as AES. The Forbes Group has entered into the following transactions with AES:

•	AES owns aircraft that the Forbes Group uses on a regular basis.

•	The Forbes Group has also entered into long-term operating leases with AES for well service rigs, vacuum trucks and related equipment.

•	The Forbes Group has entered into long-term real property leases, disposal well leases and disposal well operating agreements with AES.

In October 2008, the Forbes Group entered into a five year, operating lease agreement with AES to lease ten workover rigs and related support equipment. The gross lease amount of this agreement is approximately $15.2 million with monthly payments of approximately $0.3 million. The Forbes Group has the option to purchase the equipment at the end of the term for a purchase price of approximately $5.3 million.

In October 2010, the Forbes Group entered into an operating lease agreement effective January 2010 with AES to lease certain well servicing equipment, including trucks, tanks, swab units and other equipment. Previously this equipment was being rented month-to-month until certain conditions, which at this time have been satisfied, were met, upon which the term became four years. The gross agreement amount is approximately $3.2 million with monthly payments of approximately $0.1 million. The Forbes Group has the option to purchase the equipment at the end of the four year term for a purchase price of approximately $1.2 million.

On June 27, 2011, the Company purchased from AES the equipment being leased pursuant to the two equipment leases described above, as wells as certain other frac tank equipment being rented from AES. The Company paid AES an aggregate purchase price of approximately $18.0 million, plus $1.7 million to cover estimated sales tax.

The Forbes Group has thirteen rental or lease agreements with AES for separate parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Ten of the leases are written and three are oral. Each written lease has a five-year term with the Forbes Group having the option to extend from between one and five years. Aggregate amounts paid for the thirteen rentals and leases were $0.3 million and $0.3 million for the three months ended March 31, 2011 and 2010, respectively, and $1.3 million, $1.3 million, and $0.9 million for the year-ended December 31, 2010, 2009 and 2008, respectively.

The Forbes Group entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leases its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also receives a “skim oil” payment of 20% of the amount realized by the Forbes Group for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term is for three years and is renewable for successive three year terms as long as AES has rights to the well.

The Forbes Group entered into a waste water disposal lease agreement dated April 1, 2007, with AES. Under the agreement, the Forbes Group is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Forbes Group pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Forbes Group pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected or any skim oil.

Other expenses related to the items discussed above, were approximately $1.7 million and $1.2 million related to aircraft and equipment rental, approximately $351,000 and $398,000 related to disposal of waste water and approximately $18,000 and $0 related to other various expenses for the three months ended March 31, 2011 and 2010, respectively, and $2.0 million, $2.3 million and $1.5 million related to aircraft and equipment rental, approximately $1.6 million, $1.2 million and $1.4 million related to disposal of waste water and approximately $0, $0 and $0.8 million related to other various expenses for the years-ended December 31, 2010, 2009, and 2008, respectively.

For the three months ended March 31, 2011 and 2010, Forbes Group recognized no revenue from AES, total expenses of approximately $2.4 million and $2.1 million, respectively, and no capital expenditures. Accounts payable to AES as of March 31, 2011 and December 31, 2010, resulting from such transactions were $409,000 and $406,000 respectively. For the year-ended December 31, 2010, 2009, and 2008 the Forbes Group recognized revenue from AES of approximately $0, $0 and $11,000, respectively, total expenses of approximately $9.3 million, $8.4 million and $5.5 million, respectively, and capital expenditures $0, $0, and $2.4 million respectively. Accounts payable to AES as of December 31, 2010, 2009 and 2008, resulting from such transactions were approximately $0.4 million, $0.7 million and $0.1 million, respectively. The Forbes Group had no accounts receivable from AES as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively.

Dorsal Services, Inc. is a trucking service provider that provides services to the Forbes Group. Mr. Crisp, an executive officer and director of FES Ltd, is a partial owner of Dorsal Services, Inc. The Forbes Group recognized revenues of $10,600 and $3,500 related to trucking services, equipment rental, and wash out activities; expenses of approximately $117,000 and $136,000; and capital expenditures of approximately $8,500 and $0 from transactions with Dorsal Services, Inc. for the three months ended March 31, 2011 and 2010, respectively, and $9,000, $58,000, and $58,000 related to trucking services, equipment rental, and wash out activities; expenses of approximately $0.8 million, $0.2 million and $1.4 million; and capital expenditures of approximately $38,000, $0, and $29,000 from transactions with Dorsal Services, Inc. for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Dorsal Services, Inc. of approximately $0.1 million, $0.1 million, $0.2 million and $0.1 million as of March 31, 2011, December 31, 2010, 2009 and 2008, respectively, resulting from such transactions. The Forbes Group had accounts payable to Dorsal Services, Inc. of approximately $0.1 million, $0.1 million, $0.1 million and $0.1 million as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively, resulting from such transactions.

Tasco Tool Services, Inc. is a down-hole tool company that is partially owned and managed by a company that is owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd. Tasco rents and sells tools to the Forbes Group from time to time. The Forbes Group had revenues from Tasco of $1,000 and $1,000 and recognized expenses of approximately $26,000 and $8,000 and no capital expenditures related to transactions with Tasco for the three months ended March 31, 2011 and 2010, respectively, and revenues from Tasco of $4,000, $1,000 and $0 and recognized expenses of approximately $0.1 million, $0.1 million and $0.3 million and capital expenditures of $0, $0.1 million, and $0.1 million related to transactions with Tasco for the years ended December 31, 2010, 2009, and 2008, respectively. Accounts payable to Tasco as of March 31, 2011 and December 31, 2010, 2009 and 2008 were $21,000, $10,000, $20,000 and $40,000, respectively, resulting from these transactions.

FCJ Management LLC, or FCJ, is a limited liability company that leases land and facilities to the Forbes Group and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Forbes Group recognized expenses of $9,000 and $9,000 for the three months ended March 31, 2011 and 2010, respectively, and $36,000, $23,000 and $18,000 for the year ended December 31, 2010, 2009 and 2008, respectively. No revenues have been recognized from FCJ for any period. The Forbes Group had no accounts receivable from FCJ or accounts payable to FCJ as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively.

C&F Partners is an entity that is owned by Messrs. Crisp and Forbes. The Forbes Group recognized no revenues, expenses of $126,000 and $169,000 and no capital expenditures for the three months ended March 31, 2011 and 2010, respectively, and recognized no revenues, expenses of approximately $0.5 million, $0.5 million, and $0.1 million and no capital expenditures for the years ended December 31, 2010, 2009 and 2008, respectively. All expenses are related to aircraft rental. There were no accounts receivable, and accounts payable were $0, $45,000, $0 and $42,000 as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively.

Resonant Technology Partners is a computer networking group that provides services to the Forbes Group. Travis Burris, a director of the Forbes Group, has a noncontrolling interest in the computer networking company. The Forbes Group recognized expenses of approximately $95,000 and $77,000, and capital expenditures of approximately $0 and $28,000 for the three months ended March 31, 2011 and 2010, respectively, and expenses of approximately $0.3 million, $0.2 million, and $0, and capital expenditures of approximately $28,000, $0 and $0 for the year-ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts payable of approximately $43,000, $0, $34,000 and $0 as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively.

Wolverine Construction, Inc is a construction and site preparation services company that is owned by Daniel Crisp, a son of Mr. Crisp, an executive officer and director of FES Ltd. Mr. Crisp’s son is also a fulltime employee of the Forbes Group. The Forbes Group provided additional services to customers in the fiscal years 2011 and 2010 that was sub-contracted to Wolverine Construction, Inc. The Forbes Group recognized no capital expenditures, revenues of approximately $8,000, and $18,000 and expenses of approximately $7.3 million and $568,000 for the three months ended March 31, 2011 and 2010, respectively, and recognized capital expenditures of approximately $0, $0.1 million and $0.1 million, revenues of approximately $0.1 million, $11,000 and $3,000 and expenses of approximately $12.2 million, $0.9 million and $0.2 million for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Wolverine as of March 31, 2011 and December 31, 2010, 2009 and 2008 of approximately $7,000, $0.1 million, $6,000 and $0, respectively. The Forbes Group had accounts payable due to Wolverine of approximately $2.5 million, $7.5 million, $19,000 and $0 as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively.

Testco Well Services LLC, or Testco, is a company that provides valve and gathering system testing services to the Forbes Group. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with Daniel Crisp, a son of Mr. Crisp, are partial owners of Testco. The Forbes Group recognized revenues of approximately $100 and $3,000 and no expenses for the three months ended March 31, 2011 and 2010, respectively, and recognized revenues of approximately $4,000, $0 and $0.4 million, and expenses of approximately $7,000, $12,400 and $0 for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had no accounts receivable from and no accounts payable to Testco as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively.

CJ Petroleum Service LLC, or CJ Petroleum, is a company that owns saltwater disposal wells and is owned by Messrs. Crisp and Forbes, Daniel Crisp and Pete Crisp, both sons of John Crisp, and Janet Forbes, a director of the FES Ltd. In 2010, we began paying CJ Petroleum to use their disposal wells. The Forbes group recognized no revenue, expenses of approximately $26,000 and $0, and no capital expenditures for the three months ended March 31, 2011 and March 31, 2010, respectively, and recognized no revenue, expenses of approximately $0.2 million and no capital expenditures for the year ended December 31, 2010. We had no accounts receivable from CJ Petroleum as of March 31, 2011 and December 31, 2010. We had accounts payable of $0 and $24,000 to CJ Petroleum as of March 31, 2011 and December 31, 2010, respectively.

LA Contractors Ltd. is a bulk material hauling company partially owned by Janet Forbes, a director of FES Ltd., and Charles Forbes V, a son of both Charles Forbes, a director and executive officer of FES Ltd. and Janet Forbes, a director of FES Ltd. The Forbes Group recognized no revenue, expenses of $0 and $100,000 and capital expenditures of approximately $71,000 and $0 for the three months ended March 31, 2011 and 2010, respectively, and recognized revenue of $0, $2,000 and $0, expenses of approximately $0.2 million, $34,000, and $8,000 and capital expenditures of approximately $0.3 million, $26,000 and $24,000 for the year ended December 31, 2010, 2009, and 2008, respectively. We had no accounts receivable from LA Contractors as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively. We had accounts payable to LA Contractors of $16,000, $8,000, $3,000 and $0 as of March 31, 2011 and December 31, 2010, 2009 and 2008, respectively.

Energy Fishing and Rentals, Inc., or EFR, is a specialty oilfield tool company that is partially owned by Messrs. Crisp and Forbes. EFR rents and sells tools to the Forbes Group from time to time. The Forbes Group recognized revenues from EFR of $0 and $1,000 and recognized expenses of approximately $79,000 and $10,000 and capital expenditures of $3,400 and $11,100 related to transactions with EFR for the three months ended March 31, 2011 and 2010, respectively, and recognized revenue of $1,000 from EFR for the year ended December 31, 2010, and recognized expenses of approximately $38,000, $38,000 and $41,000 and capital expenditures of $11,000, $0.3 million and $0 for the years ended December 31, 2010, 2009 and 2008, respectively. We had no accounts receivable from EFR as of December 31, 2010, 2009 and 2008, respectively. Accounts payable to EFR as of March 31, 2011 and December 31, 2010, 2009 and 2008 were $35,000, $9,000, $18,000 and $0, respectively, resulting from these transactions.

JITSU Services LLC, or JITSU, is a trucking service provider that, since October 2010, provides services to the Forbes Group. Janet Forbes and Mr. Crisp are owners of JITSU. The Forbes Group recognized no revenues; expenses of approximately $101,000 and $0 and no capital expenditures from transactions with JITSU, Inc. for the three months ended March 31, 2011 and 2010, respectively, and recognized no revenues; expenses of approximately $0.1 million and no capital expenditures from transactions with JITSU, Inc. for the year ended December 31, 2010. The Forbes Group had no accounts receivable from or accounts payable to JITSU as of March 31, 2011 and December 31, 2010, respectively.

Texas Quality Gate Guard, LLC is an entity owned by Messrs. Crisp and Forbes that since October 2010 has provided security services to the Forbes Group. The Forbes Group recognized revenues of approximately $2,000 and $0; expenses of approximately $41,000 and $0, and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. for the three months ended March 31, 2011 and 2010, respectively, and recognized no revenues; expenses of approximately $0.1 million and no capital expenditures from transactions with Texas Quality Gate Guard, LLC for the year ended December 31, 2010. At March 31, 2011 and December 31, 2010, the Forbes Group had no accounts receivable and accounts payable to Texas Quality Gate Guard, LLC of approximately $17,000 and $0.1 million, respectively.

Animas Holdings, LLC, or Animas, is a property and disposal company that is owned by Daniel and Pete Crisp, both sons of John Crisp and Charles Forbes V, Cori Forbes and Christine Gamez, each a child of Charles Forbes and Janet Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Under this agreement, TES also agrees to pay to Animas ten percent of all skim oil payments obtained from this waste water disposal. The Forbes Group also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the use of the two properties. The Forbes Group recognized no revenues; expenses of approximately $105,000 and $83,000 and no capital expenditures from transactions with Animas Holding, Inc. for the three months ended March 31, 2011 and 2010, respectively. For the year-ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $0.3 million and no capital expenditures from transactions with Animas Holding, Inc. The Forbes Group had no accounts receivable and accounts payable of $36,000 and $0 to Animas Holding, Inc. as of March 31, 2011 and December 31, 2010, respectively.

TSWD, LLC, doing business as Texas Saltwater Disposal Treatment, a company owned by Daniel Crisp, a son of John Crisp, provides saltwater disposal services to the Company. The Forbes Group recognized no revenues, expenses of approximately $90,000 and $102,000 for the three months ended March 31, 2011 and 2010, respectively, and recognized no revenues and expenses of approximately $400,000, $400,000, and $100,000 for the years ended December 31, 2010, 2009 and 2008, respectively, from this related party. There were no accounts receivable, and accounts payable were approximately $30,000, $20,000, $70,000, and $40,000 as of March 31, 2011 and December 2010, 2009, and 2008, respectively, from this related party.

The Forbes Group has a relationship with Texas Champion Bank. Travis Burris, one of the directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of March 31, 2011 and December 31, 2010, 2009, and 2008, the Forbes Group had $6.9 million, $11.0 million, $7.2 million, and $10.6 million, respectively, on deposit with this bank.

Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which we conduct business. As of March 31, 2011 and December 31, 2010, 2009 and 2008, the Forbes Group had $2.5 million, $3.3 million, $1.3 million and $1.8 million on deposit with this bank.

Daniel Crisp, a son of John E. Crisp, the Chief Executive Officer of the Company, is employed as a manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Daniel Crisp received salary compensation of $145,639, $145,489 and $164,497 in 2010, 2009 and 2008, respectively. We expect to pay Daniel Crisp a salary of $178,600 in 2011. Daniel Crisp received an option to purchase 200,000 common shares at $7.00 per share in May 2008, which award vested over three years. He received an option to purchase 100,000 common shares at $0.65 per share in August 2010, which award vests over two years. He is eligible to exchange his May 2008 options in the previously discussed Option Exchange and, should he do so, he would receive options to purchase 144,000 common shares, at an exercise price set on the day the Option Exchange expires.

Marcus Crisp, a brother of John E. Crisp, is employed as the West Texas Fluids Manager by C.C. Forbes, LLC and TX Energy Services, LLC, both subsidiaries of the Company. Marcus Crisp received salary compensation of $122,892, $118,731 and $143,133 in 2010, 2009 and 2008, respectively. We expect to pay Marcus Crisp a salary of $144,000 in 2011. In addition to these amounts, Marcus receives a monthly vehicle allowance. Marcus Crisp received an option to purchase 50,000 common shares at $7.00 per share in May 2008, which award vested over three years. He received an option to purchase 75,000 common shares at $0.65 per share in August 2010, which award vests over two years. He is eligible to exchange his May 2008 options in the previously discussed Option Exchange and, should he do so, he would receive options to purchase 36,000 common shares, at an exercise price set on the day the Option Exchange expires.

Pete Crisp, a son of John E. Crisp, is employed by Forbes Energy Services LLC, a subsidiary of the Company. Pete Crisp received salary compensation of $114,000, $114,000 and $115,000 in 2010, 2009 and 2008. We expect to pay Pete Crisp a salary of $114,000 in 2011. Pete Crisp received an option to purchase 50,000 common shares at $7.00 per share in May 2008, which award vested over three years. He received an option to purchase 50,000 common shares at $0.65 per share in August 2010, which award vests over two years. He is eligible to exchange his May 2008 options in the previously discussed Option Exchange and, should he do so, he would receive options to purchase 36,000 common shares, at an exercise price set on the day the Option Exchange expires.

We believe all of the terms with the companies described above are comparable to terms that were and are available to us in arm’s-length transaction with non-related parties.

Review, Approval or Ratification of Transactions with Related Persons.

It is the informal policy of the Company to have the disinterested members of its board of directors review and approve or ratify certain significant related party transactions. Further, the Company is required by its New Indenture to obtain the approval of the disinterested board members when a related party transaction exceeds an aggregate consideration of $500,000 and an opinion regarding the fairness of such transaction from an outside firm when such a transaction exceeds an aggregate consideration of $2.5 million.

The board, including all of the disinterested members thereof, has unanimously approved or ratified the abovementioned transactions. Under the bye-laws of FES Ltd, a director who is interested in a contract or proposed contract must declare the nature of his or her interest in such contract. When this interest is declared, unless disqualified by the chairman of the relevant board meeting, such director may vote and be counted for the purpose of determining quorum in respect of the contract or proposed contract in which such director has an interest, provided that the transaction is approved by a majority of the disinterested members of the board.

Additionally, the Company has a written Employee Code of Business Conduct and Ethics that requires that an employee obtain written approval of the President or the Chief Executive Officer prior to doing business on behalf of the Company with a member of that employee’s family. As the employment of the son and brother of Mr. Crisp described above involved the President and Chief Executive Officer, the board of directors of the Company, including the disinterested members thereof, in conformance with the Company’s informal policy regarding significant related party transactions, took the step of unanimously ratifying and approving the employment of Mr. Crisp’s son and brother. Neither the Company’s informal policy regarding significant related party transactions nor its employee code of conduct has formal standards outlining the procedures or scope of review and approval of such related party transactions.

PRINCIPAL HOLDERS OF EQUITY SECURITIES

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of July 29, 2011:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our executive officers and all of our executive officers and directors as a group.

Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Common Shares Beneficially Owned(*)		Percentage of Common Shares Beneficially Owned(%)
Executive Officers and Directors:
John E. Crisp	10,154,700	(1)	10.1%
Charles C. Forbes	10,584,850	(1)	10.5%
L. Melvin Cooper.	742,500	(2)	*
Dale W. Bossert	126,700	(3)	*
Travis H. Burris	182,850	(3)	*
Janet L. Forbes	9,358,000	(4)	9.3%
William W. Sherrill	112,500	(5)	*
All directors and executive officers as a group (7 persons)	31,262,100	(6)	31.1%

Other 5% Stockholders:
The West Face Group	19,769,596	(7)	19.6%
The Modern Group Ltd.	5,311,000	(8)	5.3%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock. “Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of July 29, 2011 if that such person or group has the right to acquire within 60 days after such date.
(1)	Includes 450,000 Common Shares issuable upon exercise of options.
(2)	Includes 568,750 Common Shares issuable upon exercise of options.
(3)	Includes 93,750 Common Shares issuable upon exercise of options.
(4)	Includes 75,000 Common Shares issuable upon exercise of options.
(5)	Includes 93,750 Common Shares issuable upon exercise of options.
(6)	Includes 1,825,000 Common Shares issuable upon exercise of options.
(7)	Includes 4,595,200 Common Shares collectively owned by the West Face Group as reported to the Company by the West Face Group on June 3, 2011 and 15,174,396 Common Shares currently issuable upon the conversion of the 588,059 Series B Preferred Shares currently held by the West Face Group. Each Series B Preferred Share is convertible, as of July 29, 2011, at the option of the holder into 36 common shares, provided that no holder is entitled to effect such a conversion if it would result in such holder (and affiliates) beneficially owning 20% or more of the number of common shares outstanding immediately after giving effect to the conversion. Therefore, the maximum number of common shares into which the Series B Preferred Shares owned by the West Face Group could convert is 15,174,396, assuming the numbers reported to by the West Face Group on, June 3, 2011 remains accurate. The West Face Group consists of West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P.
(8)	Based on information derived from insider reporting filings on the System for Electronic Disclosure by Insiders as of July 29, 2011, available at www.sedi.com.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock (both common and preferred) of Forbes Texas as it will exist upon the completion of the Conversion. As discussed below, the capital stock of Forbes Texas will be governed by Texas law, our new certificate of formation, including the certificates of designation attached thereto, and our new bylaws. As this description is only a summary, we urge you to review the forms of the new certificate of formation (including the certificates of designation attached thereto) and bylaws of Forbes Texas in their entirety, which are attached as Annex B and Annex C to this prospectus.

General

We currently are an exempted company organized under the laws of Bermuda. We were incorporated on April 9, 2008 under the name Forbes Energy Services Ltd. and are registered with the Registrar of Companies in Bermuda under registration number 41727. As a result of the Conversion, we will discontinue our existence in Bermuda and will become a Texas corporation under the name Forbes Energy Services Ltd.

Authorized Share Capital

Forbes Bermuda’s authorized share capital, prior to the Share Consolidation, is $500,000, divided into 450,000,000 common shares of par value $0.01 each, 40,000,000 Class B shares of par value $0.01 each and 10,000,000 preference shares of par value $0.01 each (of which 600,000 shares have been designated as Series A Junior Participating Preferred Shares, or Series A Preferred Shares, and 825,000 shares have been designated as Series B Senior Convertible Preference Shares, or Series B Preferred Shares). After the Share Consolidation, the number of common shares issued or available for issuance will be reduced from 450,000,000 to 112,500,000.

Prior to Conversion, FES Ltd will not exist under Texas law and will not have any Texas share capital. Upon the completion of the Conversion, Forbes Texas’s authorized share capital will consist of 112,500,000 shares of common stock, par value $0.04 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Of the shares of preferred stock of Forbes Texas authorized, 600,000 shares will be designated as Series A Junior Participating Preferred Stock, or Series A Preferred Stock, and 825,000 shares will be designated as Series B Senior Convertible Preferred Stock, or Series B Preferred Stock. The authorized share capital of Forbes Texas after the Conversion will be the same as that of Forbes Bermuda immediately prior to the Conversion, except that Forbes Texas will not have any Class B shares, none of which are outstanding at the current time. See “Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas— Class B Shares” on page 88 of this prospectus.

Common Stock

As of July 29, 2011, we had 83,673,700 common shares, par value $0.01 each, issued and outstanding. Upon effectiveness of the Share Consolidation, each four common shares of par value $0.01 each will be consolidated into one common share of par value $0.04. Further, as a result of the Share Consolidation, the total number of authorized common shares will be reduced from 450,000,000 to 112,500,000. Upon effectiveness of the Conversion, which will occur immediately after the Share Consolidation, each common share of Forbes Bermuda then outstanding will automatically convert by operation of law into a share of common stock of Forbes Texas, par value $0.04 per share. Simultaneously with the reduction of the authorized common shares by a factor of four as a result of the Share Consolidation the par value of the common shares will increase by a factor of four. As a result of this, the authorized share capital, which is defined as the number of authorized common shares multiplied by the par value of such shares will remain the same before and after the Share Consolidation, as required by Bermuda law and our current bye-laws.

Forbes Bermuda currently reserves 11,910,000 common shares for issuance under its Incentive Plan after taking into account the increase to the number of common shares subject to the Incentive Plan approved by the shareholders at the Company’s annual meeting on June 27, 2011. The compensation committee of the Company has determined, pursuant to the terms of the Incentive Plan, that after the Share Consolidation is effected, the options outstanding and the shares reserved under the Incentive Plan will be proportionately reduced. After the Share Consolidation and Conversion, Forbes Texas will reserve 2,977,500 shares of its common stock for issuance under the Incentive Plan.

Forbes Bermuda also reserves common shares for issuance upon the exchange of rights associated with its Series A Preferred Shares and the conversion of its Series B Preferred Shares. Under the Rights Agreement dated May 19, 2008, between the Company and CIBC Mellon Trust Company, the Company is required to maintain sufficient authorized common shares to effect the exchange of each right to purchase one one-hundredth of one Series A Preferred Share, or Rights, for one common share. Each common share outstanding prior to the Share Consolidation has one Right associated therewith. While the Share Consolidation will reduce the number of outstanding shares, it will not reduce the number of Rights outstanding. Nevertheless, if an exchange of Rights for common equity is ever effected, the exchange ratio will be adjusted at that time to take into account the Share Consolidation. Currently, Forbes Bermuda reserves a number of common shares equal to the number of common shares at that time outstanding for issuance upon the exchange of Rights for common shares. After the

Share Consolidation and Conversion, Forbes Texas will also reserve a number of shares of its common stock equal to the number of shares of common stock outstanding for issuance upon the exchange of Rights for common shares. For more information see “Description of Capital Stock— Shareholder Rights Plan” on page 85 of this prospectus.

Under the certificate of designation of its Series B Senior Convertible Preferred Shares, or the Series B Preferred Shares, the Company is required to reserve for issuance the number of its duly authorized common shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares. Forbes Bermuda currently reserves 21,170,124 common shares for issuance on the conversion of the Series B Preferred Shares. The ratio by which the Series B Preferred Shares convert into common shares will automatically adjust as a result of the Share Consolidation. After the Share Consolidation and Conversion, Forbes Texas will reserve 5,292,531 shares of common stock for issuance upon the conversion of its Series B Preferred Stock.

In the event that the common stock of Forbes Texas is issued either upon the exchange of rights associated with our Series A Preferred Shares or the conversion of our Series B Preferred Shares, the shareholders of Forbes Texas may experience substantial dilution.

The rights, terms and preferences of the Series A Preferred Stock and the Series B Preferred Stock are discussed in further detail below under “—Preferred Stock—Series A Junior Participating Preferred Stock” and “—Preferred Stock—Series B Senior Convertible Preferred Stock” on page 84 of this prospectus. For a full description of the Series A Preferred Stock and the Series B Preferred Stock of Forbes Texas, please see the certificates of designation attached to the certificate of formation, attached hereto as Annex B.

Forbes Texas’s common stock will carry the following rights:

•

Voting. Holders of the common stock of Forbes Texas will be entitled to one vote per share of common stock owned as of the relevant record date on all matters submitted to a vote of shareholders. Except as otherwise required by Texas law, holders of common stock of Forbes Texas (as well as holders of any preferred stock of Forbes Texas entitled to vote with such common shareholders) will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. Texas law and the new certificate of formation of Forbes Texas does not provide for cumulative voting with respect to the election of directors or any other matters.

•

Dividends and distributions. Subject to certain restrictions set forth in Texas law and the certificates of designation of the Company’s series of preferred stock, the holders of the common stock of Forbes Texas will have the right to receive dividends and distributions, whether payable in cash or otherwise, as they may be declared from time to time by its board of directors.

•

Liquidation, dissolution or winding up. In the event of the liquidation, dissolution or winding-up of Forbes Texas, holders of its common stock will be entitled to share equally and ratably in the Company’s assets, if any, that remain after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding Preferred Stock

•

Restrictions on transfer. The common stock of Forbes Teas is not subject to restrictions on transfer as a result of the certificate of formation or bylaws of Forbes Texas. Nevertheless, there may be restrictions imposed by applicable securities laws or by the terms of other agreements. The bylaws of Forbes Texas permit the Company to place restrictive legends on its share certificates in order to ensure compliance with these restrictions.

•	Other rights. Holders of the common stock of Forbes Texas have no preemptive, redemption, conversion or sinking fund rights.

The rights, preferences, and privileges of the holders of the common stock of Forbes Texas will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock of Forbes Texas.

Preferred Stock

We currently have no Series A Preferred Shares and 588,059 Series B Preferred Shares outstanding, respectively. The Share Consolidation will not impact the number of outstanding Series B Preferred Shares; however, it will impact the rate by which such preferred shares convert into common shares, reducing such rate by a factor of 4. Upon the completion of the Conversion, our Series A Preferred Shares and Series B Preferred Shares will automatically convert by operation of law into an equal number of shares of Series A Preferred Stock and Series B Preferred Stock of Forbes Texas of equivalent par value per share. Under the new Forbes Texas certificate of formation, our board of directors is authorized to provide, by a vote of at least seventy-five percent of the directors then in office, for the issuance of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series. Both before and after the completion of the Conversion, our board of directors could, without shareholders approval, issue preference shares or preferred stock, respectively, with rights that could adversely affect the holders of its common stock (including their voting ability) and which could have certain anti-takeover effects.

Series A Junior Participating Preferred Stock

The designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, of the Series A Preferred Stock are set forth in the proposed form of certificate of designation of Series A Junior Participating Preferred Stock of Forbes Texas, which is attached as Appendix A to the form of the new certificate of formation attached to this prospectus as Annex B. This certificate of designation is identical in all material respects to the existing certificate of designation of Series A Junior Participating Preferred Shares of Forbes Bermuda that is attached hereto as Exhibit 4.9.

The Series A Preferred Stock is not redeemable. Each share of Series A Preferred Stock is entitled to receive, when, as and if declared, a minimum preferential quarterly dividend payment of $1.00 per share or, at the most, an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100.00 per share (plus any accrued but unpaid dividends) and will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights are subject to adjustment and protected by customary antidilution provisions, including a proportional adjustment as a result of the Share Consolidation.

The Series A Preferred Stock is associated with the shareholder rights plan of Forbes Texas, which is discussed below. See “Description of Capital Stock— Shareholder Rights Plan” on page 86 of this prospectus.

Series B Senior Convertible Preferred Stock

The designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, of the Series B Preferred Stock are set forth in the proposed form of certificate of designation of Series B Senior Convertible Preferred Stock of Forbes Texas, which is attached as Appendix B to the form of the new certificate of formation attached to this prospectus as Annex B. This certificate of designation is identical in all material respects to the existing certificate of designation of Series B Senior Convertible Preferred Shares, or Series B Preferred Shares, of Forbes Bermuda that is attached hereto as Exhibit 4.10.

The Series B Preferred Stock will be convertible into the common stock of Forbes Texas, at an initial rate of 36 shares of common stock per share of Series B Preferred Stock, which rate will be proportionally adjusted pursuant to the Shares Consolidation. The rate will be subject to further adjustment in the case of any other subdivision, or consolidation of the common stock, any dividend to holders of common stock in shares of common stock in which the holders of Series B Preferred Stock do not otherwise receive an equivalent distribution, any dividend to holders of common stock payable in cash that is greater in value than five percent (5%), calculated on an annual basis, of the then current common stock fair market value, or certain reorganizations, recapitalizations, reclassification, consolidations or mergers. If all such shares of Series B Preferred Stock are converted, at the initial conversion rate adjusted for the Share Consolidation, 5,292,531 shares of common stock will be issued to the holders of the Series B Preferred Stock. Nevertheless, no holder of the Series B Preferred Stock will be entitled to effect a conversion of Series B Preferred Stock if such conversion would result in the holder (and affiliates) beneficially owning 20% or more of the common stock of Forbes Texas. Other terms of the Series B Preferred Stock are summarized below:

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Rank. The Series B Preferred Stock will rank senior in right of payment to the common stock and any class or series of capital stock that is junior to the Series B Preferred Stock, and pari passu with any series of the preferred stock of Forbes Texas that by its terms ranks pari passu in right of payment as to dividends and liquidation with the Series B Preferred Stock.

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Dividends. The Series B Preferred Stock will be entitled to receive preferential dividends equal to five percent (5%) per annum of the original issue price per share, payable quarterly in February, May, August and November of each year. Such dividends may be paid by Forbes Texas in cash and in kind (in the form of additional Series B Preferred Stock). In the event that the payment in cash or in kind of any such dividend would cause Forbes Texas to violate a covenant under its debt agreements, the obligation to pay, in cash or in kind, will be suspended until the earlier to occur of (i) and only to the extent any restrictions under the debt agreements lapse or are no longer applicable or (ii) February 16, 2015. During any such suspension period, the preferential dividends shall continue to accrue and accumulate.

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Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Forbes Texas, no distribution shall be made (i) to the holders of shares ranking junior to the Series B Preferred Stock unless the holders of Series B Preferred Stock shall have received, subject to adjustment as provided above, an amount equal to the original issue price per share of the Series B Preferred Stock plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and (ii) to the holders of shares ranking on a parity with the Series B Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Stock are entitled.

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Voting Rights. The holders of Series B Preferred Stock will not be entitled to any voting rights except as provided under the TBOC. If the preferential dividends on the Series B Preferred Stock have not been declared and paid in full in cash or in kind for eight or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Stock shall be entitled to vote at any meeting of shareholders with the holders of common stock and to cast the number of votes equal to the number of whole shares of common stock into which the Series B Preferred Stock held by such holders are then convertible.

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Optional Redemption. The Series B Preferred Stock may be redeemed by the Forbes Texas at any time after the third anniversary of the issue date provided that at such time the fair market value of a share of common stock is greater than 120% of the issue price of the Series B Preferred Stock per share divided by the number of shares of common stock then issuable upon conversion of the Series B Preferred Stock. The redemption price, payable in cash will be the original issue price per share of Series B Preferred Stock plus the related accumulated but unpaid dividends through the redemption date (the “Redemption Price”).

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Mandatory Redemption. On the seventh anniversary of the date of issuance of the Series B Preferred Stock, Forbes Texas shall redeem any Series B Preferred Stock then outstanding at the then applicable Redemption Price. Such Redemption Price for mandatory redemption may, at the election of Forbes Texas, be paid in cash or in common stock valued for such purpose at 95% of the then fair market value of the common stock.

The initial issuance of Series B Preferred Shares was made by Forbes Bermuda on May 28, 2010. The private placement pursuant to which the Series B Preferred Shares were issued, and the listing of the common shares issuable upon conversion of the initially issued Series B Preferred Shares, was approved by the Toronto Stock Exchange, or the TSX, which reviewed the Certificate of Designation in respect of the Series B Preferred Shares prior to granting such approval. On August 28, 2010, Forbes Bermuda issued 7,259 Series B Preferred Shares as an in-kind dividend in satisfaction of its obligations under the Certificate of Designation of the Series B Preferred Shares, and the TSX has conditionally approved the listing of the common stock issuable upon conversion of these Series B Preferred Shares, subject to the satisfaction of customary listing conditions, including the delivery of certified documents and an opinion of counsel related to the share consolidation and conversion and the continued compliance with the listing requirements of the TSX. However, the TSX informed the Company that the approval by the TSX of all issuances of Series B Preferred Shares issued in payment of in-kind dividends subsequent to August 2010 will be subject to certain restrictions imposed by the rules of the TSX upon the issuance of listed stock at a discount. Under these rules, the payment of in-kind dividends may contravene the rules of the TSX if the effective conversion price of the common stock underlying such Series B Preferred Shares represents a discount to the market price of the common stock at the time of payment of such dividend exceeding the maximum discount permissible under the rules of the TSX, unless the Company receives shareholder approval for such an issuance. As the trading price of the Company’s common shares has increased substantially from the time of the initial issuance of Series B Preferred Shares, the application of the rules of the TSX in this manner at this time requires the company to receive shareholder approval prior to issuing Series B Preferred Shares as an in-kind dividend because the effective conversion price of the underlying common stock represents a greater discount to the current trading price of the common stock on the TSX than is permissible under the rules of the TSX. For this reason, as permitted in the Certificate of Designation for the Series B Preferred Shares, the Company refrained for a period of time from making the in-kind dividend payment it had planned to make on November 28, 2010, February 28, 2011 and May 28, 2011. Further, the indentures that governed our Second Priority Notes and First Priority Notes restricted the Company’s ability to pay dividends on our equity interests, except dividends payable in equity interests, unless, among other things, the Company was able to incur at least $1.00 of additional Indebtedness pursuant to the Fix Charge Coverage Ratios set forth in such indentures. Prior to the Tender Offer Transactions, the Company was not able to incur additional Indebtedness pursuant to these ratios and, therefore, could not pay dividends in cash. For these reasons, as permitted in the Certificate of Designation for the Series B Preferred Shares, the Company refrained for a period of time from making the dividend payments scheduled on November 28, 2010, February 28, 2011 and May 28, 2011 in cash. In the event that the Company fails to pay dividends on the Series B Preferred Shares outstanding for eight or more quarterly periods, the holders of the Series B Preferred Shares will be entitled to vote with the holders of common shares, on an as converted basis.

The TSX has indicated that in-kind dividends of Series B Preferred Shares can be issued, regardless of the price of the Company’s common shares, if the Company receives shareholder approval. Therefore, the Company sought and received shareholder approval at its annual meeting on June 27, 2011 for a pool of Series B Preferred Shares equal to the maximum number of such shares which may be issued as in-kind dividends for these oustanding and future quarterly periods. Further, as described in the Recent Events section on page 5, pursuant to the Tender Offer Transactions, the indentures governing the Second Priority Notes and First Priority Notes, which prevented the Company from paying cash dividends on the Series B Preferred Shares, have been discharged. While the New Indenture has a general restriction on the Company’s ability to pay cash dividends unless the Company can incur additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth therein, it specifically permits the payment of cash dividends on the Series B Preferred Shares up to a maximum of $260,000 per quarter. The Company has now paid in cash the outstanding dividends for the periods ended November 28, 2010, February 28, 2011 and May 28, 2011.

On January 18, 2011, the holders of the Series B Preferred Shares approved an amendment to the Certificate of Designation of the Series B Preferred Shares designed to allow the Company to pay cash in lieu of issuing fractional shares created as a result of the Share Consolidation. On January 20, 2011, this amendment was approved by the Company’s board of directors and became effective. As the Company has not paid dividends on the Series B Preferred Shares through the most recent quarterly payment date due to the issues described above, the Company is subject to certain restrictions in the Certificate of Designation of the Series B Preferred Shares, include a prohibition on purchasing or otherwise acquiring for consideration any shares junior to the Series B Preferred Shares. The amendment adopted by the holders of the Series B Preferred Shares creates an exception for the purchase by the Company of, or the payment of cash in lieu of the issuance of, fractional shares of any of the Company’s capital stock arising out of any bonus issue of shares, share consolidations or subdivisions, stock dividends, splits or combinations or business combinations. This change is reflected in the form Certificate of Designation of the Series B Preferred Stock of Forbes Texas.

Certain of the redemption features are outside of the Company’s control, and as a result, the Series B Preferred Shares have been reflected in the consolidated balance sheet as temporary equity.

Anti-Takeover Provisions in Texas Law and the New Forbes Texas Certificate of Formation and Bylaws

As with the organizational documents of Forbes Bermuda, the certificate of formation and bylaws of Forbes Texas will contain provisions that may discourage or prevent a change of control, even if such transaction would be beneficial to our shareholders.

Both the bye-laws of Forbes Bermuda and the bylaws of Forbes Texas contain restrictions on the time period in which directors may be nominated. Under the bye-laws of Forbes Bermuda director nominations for consideration at an annual meeting, other than nominations made by the board of directors or holders of the Class B shares, must be made not less than 20 and no more 60 days before the anniversary of the last annual meeting (with certain limited exceptions). In order to better conform with U.S. securities laws, the bylaws of Forbes Texas are slightly different from the bye-laws for Forbes Bermuda in that they provide that shareholder nominations for the board of directors must be received by the Company not less than 90 and no more than 150 days before the anniversary of our last annual meeting in order to be considered at the following annual meeting.

Both the organizational documents of Forbes Bermuda and Forbes Texas give our board of directors the authority, provided that they act by a vote of at least 75% of the directors then in office, to fix the designation, preferences, terms, qualifications, limitations, restrictions and relative rights of the preferred stock of Forbes Texas and to issue such shares without a shareholder vote. Notwithstanding the foregoing, while shares of Series B Preferred Stock are outstanding, we will not be permitted to issue any series of Preferred Stock with rights and privileges senior to or greater than those of the Series B Preferred Stock.

Under our current bye-laws, a business combination with certain interested shareholders must be approved by the board of directors and by a vote of 66 2/3% of the shareholders. While the organizational documents of Forbes Texas do not contain a similar provision, after the Conversion, Forbes Texas will be subject to Section 21 of the TBOC. Section 21 prohibits Forbes Texas from engaging in certain business combination (including mergers, share exchanges and conversions) with a shareholder beneficially owning 20% or more of our voting stock for a period of three years subsequent to the date on which the shareholder became an affiliated shareholder unless:

•	the business combination or acquisition of shares by the affiliate shareholder is approved prior to the time that the person becomes an affiliated shareholder; or

•	the business combination is approved by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the affiliated shareholders.

These provisions may have the effect of discouraging or slowing any attempt to acquire Forbes Texas even if such acquisition may be favorable to the interests of Forbes Texas’s shareholders. Further, as discussed below, our shareholder rights plan will continue in effect after the Conversion. For information on the anti-takeover effects of this plan see “Description of Capital Stock— Shareholder Rights Plan” on this page below.

Board of Directors

Similar to our current bye-laws, the bylaws for Forbes Texas provide that the board of directors shall consist of not less than five and not more than seven directors or such greater or lesser number as may be determined by a unanimous vote of the board of directors or the vote of the holders of at least 66 2/3% of the voting stock represented in person or by proxy at a meeting at which a quorum is present. Upon completion of the Conversion, Forbes Texas’s board of directors will have six members.

Additionally, similar to our current bye-laws, the bylaws of Forbes Texas provide that any shareholder wishing to propose for election as a director someone who is not an existing director and not proposed by the board of directors must give notice of the intention to propose such person for election. Under the bye-laws for Forbes Bermuda, this notice must generally be given not less than 20 and no more than 60 days before the anniversary of the last annual meeting, however, under the new bylaws for Forbes Texas, this notice must generally be given not less than 90 and no more than 150 days before the anniversary of the last annual meeting. Under both the bye-laws for Forbes Bermuda and the bylaws for Forbes Texas, where the number of persons validly proposed for election (or re-election) as a director is greater than the number of directors to be elected, the persons receiving the most votes shall be elected. An absolute majority of the votes cast is not a prerequisite to the election of directors. Under both documents, a director may be removed by shareholders owning a majority of the common stock voted at a shareholders’ meeting, provided notice of the shareholder meeting convened to remove the director is properly given to the director. The notice must contain a statement of the intention to remove the director and a summary of the basis for the proposed removal and must be served on the director not less than 30 days before the meeting. The director is entitled to attend the meeting and to be heard on the motion for his or her removal.

After the Conversion, our existing Corporate Governance Guidelines will continue to apply to Forbes Texas and it board of directors.

Shareholder Rights Plan

Forbes Bermuda adopted a shareholder rights plan prior to our initial Canadian public offering and simultaneous U.S. private placement. In connection with the adoption of our shareholder rights plan, the board of directors of Forbes Bermuda declared a dividend of one Right for each outstanding common share to shareholders of record on May 19, 2008. One Right also attaches to each share issued after such implementation. The Rights will become exercisable, and transferable apart from the common shares, 10 business days following a public announcement that a person or group has acquired beneficial ownership of, or has commenced a tender or exchange offer for, a specified percentage or more of the common shares.

The Share Consolidation will not impact the number of Rights outstanding (therefore, immediately after the Share Consolidation, there will be four rights attaching to each common share); however, it will impact the ratio whereby such Rights may be exchanged for common shares. Additionally, the Share Consolidation will cause the voting, dividend and other rights of the Series A Preferred Shares to be proportionally adjusted. After the Conversion, our current shareholder rights plan will be amended so as to continue as a shareholder rights plan of Forbes Texas. Therefore, four Rights will attach to each share of common stock issued by Forbes Texas while the rights plan is effective. We do not anticipate any material changes in the provisions of the rights plan as a result of the Conversion.

Each Right of Forbes Texas will initially entitle the holder to purchase one one-hundredth of one share of Series A Junior Participating Preference Stock at a price of $42.00, subject to adjustment. If a person becomes an “acquiring person” as defined below, each holder of a Right who is not an acquiring person will have the right to receive, upon exercise of each Right and payment of the purchase price, that number of shares of common stock (or, in certain circumstances, cash, property, or other securities) having a then current market price equal to twice the exercise price for one one-hundredth of one share of Series A Preference Stock. Similarly, if after an event triggering the exercise of the Rights, Forbes Texas is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold or transferred, each holder of a Right (other than holders whose Rights have been voided) will have the right to receive, upon exercise of the Right and payment of the purchase price, that number of shares of common stock of the acquiror having a then current market price equal to twice the exercise price for one one-hundredth of a share of Series A Preference Stock.

Under the rights plan, an acquiring person is a person or group that has acquired or has announced an offer to acquire 15% or more of the common stock then outstanding. The following are excluded from the definition of acquiring person:

•	Forbes Texas;

•	any subsidiary of Forbes Texas;

•	any employee benefit plan or employee stock plan of Forbes Energy, any subsidiary of Forbes Energy, or any person appointed under or holding common stock pursuant to the terms of any such plan; and

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any person whose ownership of 15% or more of the common stock then outstanding results solely from being a beneficial owner of 15% or more of the common stock at the effective date of the Rights Plan, results from any transaction approved by at least 80% of the members of the board of directors, or results from a reduction in the number of issued and outstanding common stock pursuant to a transaction approved by the board of directors.

A person excluded for these reasons will become an acquiring person if it acquires any additional common stock, unless such additional acquisition does not result in the person owning 15% or more of the common stock, does not increase its percentage ownership of common stock, or is approved in the same manner.

Forbes Texas may redeem the Rights in whole, but not in part, at a redemption price of $.001 per Right at any time before the Rights become exercisable. The Rights will expire ten years after the implementation of the rights plan. Pursuant to the rights plan, all of the Series A Preference Stock is reserved for issuance upon exercise of the Rights.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire Forbes Texas without the approval of the Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire Forbes Texas even if such acquisition may be favorable to the interests of Forbes Texas’s shareholders. Because the Board of Directors can redeem the Rights or approve certain offers, the Rights should not interfere with any merger or other business combination approved by the board of directors.

The description and terms of the Rights are set forth in a rights agreement between New Parent and CIBC Mellon Trust Company, which serves as the rights agent attached hereto as Exhibit 4.9.

Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas

The rights of our current shareholders are governed by the laws of Bermuda and our existing memorandum of association and bye-laws. Upon the completion of the Conversion, we will be incorporated in Texas and will become subject to Texas corporate law. Further, we will discontinue our existence in Bermuda and cease to be subject to Bermuda law. Therefore, the rights, preferences and privileges of shareholders of Forbes Texas will be governed by the certificate of formation and bylaws of Forbes Texas and Texas corporate law.

As a result of the Conversion, some of your rights as a shareholder of Forbes Texas will differ from the rights you currently possess as a shareholder of Forbes Bermuda. The following description summarizes the principal differences between the rights our shareholders currently possess under Bermuda law and the Forbes Bermuda memorandum of association and bye-laws, as compared with the rights our shareholders will possess under Texas law and the new Forbes Texas certificate of formation and bylaws.

Class B Shares

Our current bye-laws authorize 40,000,000 Class B shares, par value $0.01 per share. Holders of Class B shares have all of the rights of holders of common shares, except for the differences described in this section. The Class B shares are convertible, at any time, at the discretion of each holder into common shares. Holders of Class B shares have the right to be present at annual shareholder meetings, but, except as otherwise provided in the Companies Act and the bye-laws, have no right to vote on any matters at such meetings. Under the bye-laws, the holders of the Class B shares are permitted to vote with the common shares on an as-converted basis for the following actions:

•	any increase or decrease in the authorized number of common shares or preference shares;

•	any agreement by the Company or its shareholders regarding a “business combination” (as defined in the bye-laws);

•	any increase or decrease in the authorized number of members of the board of directors;

•	the liquidation, dissolution or winding up of the Company; and

•	the voluntary placement of the Company into receivership proceedings in any relevant jurisdiction.

In addition, the following actions require the approval of holders of 75% of the Class B shares:

•	any increase or decrease in the authorized number and any issuance of Class B shares;

•	any amendment, alteration or waiver of any provision of the bye-laws in a manner adverse to the holders of the Class B shares; and

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any authorization or any designation, whether by reclassification or otherwise, of any new class or series of shares or any other securities convertible into equity securities of the Company having voting rights or ranking on a parity with or senior to the Class B shares in right of redemption, liquidation preference, or dividend rights, or any increase in the authorized or designated number of any such new class or series.

In addition to the rights above, holders of Class B shares have the right to nominate a majority of the board of directors for election for as long as such holders own at least a majority of the shares of the Company. In the event that such holders own between 25% and 50% of the shares of the Company, they shall have the right to nominate that number of directors commensurate with their percentage ownership of the Company, with such number being not less than two.

There are no Class B shares currently outstanding and the board of directors of Forbes Bermuda has no intention of issuing any further Class B shares. For this reason, the organizational documents of Forbes Texas do not contain any class of share equivalent to the Class B shares of Forbes Bermuda.

Duties of Directors

Bermuda law provides that directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act honestly and in good faith with a view to the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended. The Companies Act also imposes a duty on directors and officers of a Bermuda company to (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. The bye-laws of Forbes Bermuda state that our business is to be managed and conducted by the board of directors.

Under Texas law, the board of directors of a corporation is charged with the fiduciary duties of obedience, loyalty and due care. The duty of obedience demands that a director avoid committing ultra vires acts, i.e., acts beyond the scope of the authority of the corporation. The duty of loyalty requires that a director act in good faith, not allowing his or her personal interests to prevail over the interests of the corporation. The duty of due care dictates that a director handle his corporate duties with such care as an ordinarily prudent man would use under similar circumstances. In applying the duty of care, Texas courts have given directors the benefit of the “business judgment rule” and have often refrained from imposing liability on directors absent a showing of an ultra vires action or the taint of fraud.

Interested Directors

Both our current bye-laws and the bylaws of Forbes Texas allow an interested director to be taken into account in determining whether a quorum is present and, if not disqualified by the chairman of the relevant meeting, to vote on a transaction in which the director has an interest, provided that such director makes a declaration of his or her interest in the transaction pursuant to the applicable laws.

Further, under Texas law, an otherwise valid contract or transaction is valid notwithstanding that the director has an interest if (i) the material facts as to the relationship or interest are disclosed or are known to (a) the board of directors and the board of directors authorizes the contract by the approval of a majority of the disinterested investors, regardless of whether the disinterested directors constitute a quorum; or (b) the shareholders entitled to vote on the authorization of the contract or transaction and the contract or transaction is specifically approved in good faith by a vote of the shareholders; and (ii) the contract or transaction is fair to the company when the contract or transaction is authorized, approved or ratified. The fact that an interested director is present and voting on a transaction in which he is interested does not, in and of itself, make the transaction void. Under Texas law, such interested director could be held liable for a transaction in which such director breached his or her duty of loyalty or received improper benefit.

Voting Rights

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, the Companies Act. With the exception of certain shareholder actions discussed below, our current bye-laws provide that questions proposed for the consideration of the shareholders, including the removal of a director, shall be decided by the affirmative vote of a majority of the votes cast in accordance with the bye-laws. With respect to the election of directors, our current bye-laws only require a plurality of the shareholder votes properly cast. Further, our current bye-laws require the affirmative vote of at least 66 2/3% of the shares represented, in person or by proxy at a meeting at which a quorum is present, in order to pass a shareholder resolution approving (i) a business combination with an interested shareholder, (ii) the amendment of certain bye-laws or (iii) a change to the board of directors which reduces the number of directors below five or increases the number above seven. Additionally, our bye-laws provide that any variation of the rights of the holders of a class of the Company’s securities requires the vote of at least 66 2/3% of the shares of that class represented in person or by proxy at a meeting at which a quorum is present.

Under Texas law, which will govern Forbes Texas, unless otherwise provided in a company’s certificate of formation or bylaws, (i) directors shall be elected by a plurality of votes cast by the holders of shares entitled to vote thereon; (ii) fundamental actions, which shall include an amendment to the certificate of formation or a voluntary winding up the company, shall be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such action; (iii) all other shareholder action must be approved by a vote of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the matter at a shareholder meeting at which a quorum is present. The certificate of formation and bylaws of Forbes Texas provide for similar voting rights to those described above in the bye-laws of Forbes Bermuda, provided that the organizational documents of Forbes Texas do not contain requirements for the approval of business combinations with interested shareholders. Texas law imposes statutory requirements on the approval of transactions with affiliated shareholders, which are described above in “Capital Stock—Anti-Takeover Provisions in Texas Law and the New Forbes Texas Certificate of Formation and Bylaws” on page 86 of this prospectus.

Bermuda law permits a Bermuda company to divide its board of directors into multiple classes having staggered terms of up to three years each. Similarly, Texas law permits a company to divide its directors into two or three classes of directors with staggered terms of office of up to three years each. Nevertheless, our board of directors has not been divided into classes with staggered terms.

Each share of our Series A Preferred Shares, none of which are currently outstanding, entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company, subject to adjustment. Further, in the event that dividends on the Series A Preferred Shares have not been declared and paid or set apart for payment, the holders of the Series B Preferred Shares shall have the right to elect two members to the board of directors. Holders of our Series B Preferred Shares, of which 588,059 shares are outstanding, also have the right to vote with the holders of the common shares on an “as-converted” basis, upon all matters presented to the shareholders of the Company for their action or consideration, in the event that Forbes Bermuda has not declared and paid in full dividends on the Series B Preferred Shares, in cash or in kind, for eight or more quarterly dividend periods. Both the Series A Preferred Shares and the Series B Preferred Shares grant their holders certain rights to vote as a separate class on matters that affect their rights adversely. See “Capital Stock—Preferred Stock” on page 83 for more information. The voting rights of the Series A Preferred Shares and the Series B Preferred Shares of Forbes Bermuda are substantially identical to the voting rights of the Series A Preferred Stock and Series B Preferred Stock of Forbes Texas.

Dividends and Other Distributions

Bermuda law does not permit a company to declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts. Issued share capital is the aggregate par value of the company’s issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. Our current bye-laws provide that the holders of common shares are entitled to such dividends as the board of directors may from time to time declare.

Under Texas law, subject to any restrictions contained in the company’s certificate of formation, a company may pay dividends if there is surplus that is equal to or greater than the aggregate par value of the dividend and if the payment of the dividend would not render the company insolvent. Each share of Forbes Texas common stock is entitled to dividends if, as and when dividends are declared by the board of directors of Forbes Texas, subject to any preference dividend right of the holders of any preferred stock, which include the rights of the Series B Preferred Stock discussed above.

Special Meetings of Shareholders

Bermuda law and our current bye-laws provide that a special general meeting of shareholders may be called by the president or chairman of the board of directors of the Company. Further, upon the request of shareholders holding not less than one-tenth of the paid-up capital of the Company carrying the right to vote at general meetings the board of directors must call a special general meeting.

Texas law provides that a special meeting of the shareholders of a corporation may be called by the president, the board of directors, shareholders of at least 10% of more of the shareholders entitled to vote (unless a greater percentage is required by the certificate of formation), and any other person authorized to call special meetings by the certificate of formation or the bylaws.

Similar to the bye-laws of Forbes Bermuda, the bylaws of Forbes Texas permit shareholders who hold one-tenth or more of the share capital entitled to vote, to request a special meeting of the shareholders. Additionally, as with our current bye-laws, the bylaws of Forbes Texas do not permit shareholders to call special meetings for the purpose of electing directors.

Notice of Shareholder Meetings

Bermuda law requires that a company give its shareholders at least five days notice of a meeting of the company, other than an adjourned meeting. The bye-laws of Forbes Bermuda provide that we must give our shareholders at least 21 days’ notice of an annual or special general meeting. Notices must state the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting. Notice may be given by the Company to a shareholder by delivering it to such shareholder in person, sending it by letter or courier or transmitting it by electronic means in accordance with the consent and directions of such shareholder. The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

Under Texas law and the new bylaws of Forbes Texas, notice of an annual or special meeting must be give no later than the tenth day and not earlier than the sixtieth day before the date of the meeting to each shareholder entitled to vote thereat. Notice must state the date, place and time of the meeting and a statement regarding the purpose or purposes of the meeting. In the event that a fundamental business transaction (as defined by the TBOC) is to be considered at a special or annual meeting, notice must be given to the shareholders not later than the 21st day before the date of the meeting.

Similar to the bye-laws of Forbes Bermuda, the bylaws of Forbes Texas permit notice to be given to shareholders by delivering it to such shareholder in person, sending it by letter or courier or transmitting it by electronic means in accordance with the consent and directions of such shareholder. Texas law and the bylaws of Forbes Texas require that a shareholder consent before the Company is permitted to provide notice by electronic transmission. Further such shareholder retains the right to revoke its consent to notice by electronic transmission. Under Texas law, electronic notice is deemed given when the notice is: (i) transmitted to a facsimile number provided by the shareholder for the purpose of receiving notice; (ii) transmitted to an electronic mail address provided by the shareholder for the purpose of receiving notice; (iii) posted on an electronic network and a message is sent to the shareholder at the address provided by the shareholder for the purpose of alerting the shareholder of a posting; or (iv) communicated to the shareholder by any other form of electronic transmission consented to by the shareholder. An affidavit of the secretary, assistant secretary, transfer agent or other agent of the Company stating that notice has been provided to a shareholder by electronic transmission is, in the absence of fraud, prima facie evidence that the notice was provided.

Advance Notice of Shareholder Proposals

Our current bye-laws provide that any shareholder wishing to propose for election as a director someone who is not an existing director and not proposed by the board of directors must give notice of the intention to propose the person for election. This notice must generally be given not less than 20 and no more than 60 days before the anniversary of the last annual meeting.

Consistent with securities law, the new Forbes Texas bylaws provide that notice of shareholder nomination for director or other proposals must be given in writing to the secretary of Forbes Texas during a specific period prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Forbes Texas (i) in the case of an annual meeting, not less than 90 and no more than 150 days before the one-year anniversary of the preceding year’s annual meeting and (ii) in the case of a special meeting, not less than 90 and no more than 150 days before the special meeting or 10 days following the day on which notice of the special meeting is publicly announced. Such notices must set forth (i) information regarding the shareholder giving the notice, including the name, address and holdings of such shareholder, (ii) any agreements such shareholder has made with respect to the equity securities of the Company, (iii) a description of the matter to be considered by at the meeting, including if the matter relates to the election of a director, information about the director nominee, and (iv) other information required by securities laws. Shareholders may not nominate directors at a special meeting unless the board of directors calls for an election of directors at the meeting. To submit a nomination or other proposal for consideration at a shareholder meeting, the shareholder must be entitled to vote on the matter at the meeting.

Conduct of Meetings

Bermuda law provides that a company’s bye-laws may contain provisions relating to the conduct of annual and special meetings and our current bye-laws provide that the Chairman of our board of directors, or if there is no Chairman, the President of the Company, shall serve as chairman of shareholder meetings at which he or she is present and in his or her absence a chairman shall be appointed or selected by those present at the meeting and entitled to vote.

Texas law does not restrict a company’s ability to provide for the conduct of shareholder meetings in its organizational documents. The bylaws of Forbes Texas, similar to the bye-laws of Forbes Bermuda, provide that the chairman of its board of directors or, in his or her absence, the President of the Company, will serve as chairman of shareholder meetings. In the absence of the chairman of the board of directors and the President, a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

Approval of Corporate Matters by Written Consent

The Companies Act provides that, unless otherwise provided in a company’s bye-laws, anything which may be done in a general meeting of the shareholder may be done by resolution in writing, without a meeting, provided that notice of such resolution is circulated, along with a copy of the resolution, to all shareholders who would be entitled to attend a meeting and vote on the resolution. Our current bye-laws provide that, after an initial public offering, holders of voting shares, other than holders of Class B Shares, shall not be entitled to vote their respective voting shares in the form of a written resolution.

With certain limited exceptions, Texas law permits shareholders to take action by unanimous written consent. Nevertheless, Texas law only permits shareholder action by less than unanimous written consent to the extent it is provided for in the certificate of formation of the company. The certificate of formation of Forbes Texas does not contain a provision allowing for shareholder action by less than unanimous written consent. Thus, shareholders will only be permitted to take action by written consent only if such consent is unanimous.

Bylaws

The current bye-laws of Forbes Bermuda contain provisions which under Texas law are contained in a corporation’s certificate of formation, such as provisions related to the power to issue shares and the rights attaching to shares. Therefore, those provisions are located in the certificate of formation of Forbes Texas.

Alteration of Share Capital

Under the current bye-laws of Forbes Bermuda, the board of directors of the Company is authorized to increase, divide, consolidate, subdivide or reduce its share capital in any manner permitted by Bermuda law, without the consent of the shareholders. Under Texas law, the reclassification of issued securities would require an amendment to a Company’s certificate of formation, which would require shareholder consent, as discussed below. Therefore, after the Conversion, Forbes Texas will not have the ability to conduct a future stock split after Conversion without shareholder consent.

Amendment of Certificate of Formation and Bylaws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Nevertheless, the holders of not less than 20% in par value of the company’s issued share capital or any class thereof have the right, under Bermuda law, to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

The Companies Act provides that the board of directors of a company may amend bye-laws but any such amendment shall be submitted to a general meeting of the company and shall become operative only to such extent as they are approved as such meeting. Our current bye-laws provide that no bye-law may be rescinded, altered or amended and no new bye-law may be made until the same has been approved by a majority of the directors then in office and by a resolution of the shareholders. In the case of certain bye-laws, such as the bye-laws relating to approval of business combinations and the power to alter the share capital, the required resolutions must be approved by the affirmative vote of at least 66 2/3% of our directors then in office and of at least 66 2/3% percent of the votes attaching to all shares in issue (including any Class B shares outstanding, voting on an as-converted basis). In the case of certain Bye-laws related to matters affecting Class B shares, the required resolutions must include the affirmative vote of holders of at least 75% of the Class B shares then outstanding.

Under Texas law, certain provisions regarding the regulation of a corporation which would traditionally be found in the bye-laws of a Bermuda company, such as the description of the share capital of the company, are placed in a corporation’s certificate of formation. Therefore, provisions regarding the share capital and amendments to the bylaws of Forbes Texas are found in its certificate of formation. Under Texas law, most amendments to the certificate of formation require the affirmative vote of 66 2/3% of the voting stock.

Under Texas law, the board of directors of a corporation may amend, repeal or adopt new bylaws unless the corporation’s certificate of formation wholly or partly reserve’s this power to the shareholders. The certificate of formation of Forbes Texas partly reserves this right to the shareholders. Similar to our current bye-laws, the certificate of formation of Forbes Texas requires that amendments to the bylaws be approved by a resolution of a majority of our board of directors and by a resolution of the shareholders. Further, similar to our current bye-laws, certain amendments to the bylaws, such as the bylaw regarding the removal of directors, must be approved by at least 66 2/3% of the voting stock.

Mergers and Similar Arrangements

The amalgamation (or merger) of a Bermuda company with another company or corporation (other than certain affiliated companies) requires approval of the amalgamation agreement by the company’s board of directors and by its shareholders. Unless the company’s bye-laws otherwise provide, the Companies Act requires the approval of 75% of the shareholders voting at such meeting to approve the amalgamation and amalgamation agreement, and the quorum for such meeting must be at least two persons holding or representing by proxy more than one-third of the issued and outstanding shares of the company. Our bye-laws contain provisions regarding “business combinations” with “interested shareholders”. Pursuant to our bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Under Texas law, with certain exceptions (discussed below), a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and shareholders. Unless the certificate of formation provides otherwise, which the bylaws of Forbes Texas do not, the vote of at least two-thirds of the issued and outstanding shares entitled to vote thereon is required to approve most of these types of transaction. Further, in certain circumstances, separate voting by a class is required for the approval of the merger or consolidation.

Under Texas law, no shareholder approval is required with respect to a merger or consolidation where (i) the corporation is the sole surviving corporation in the merger; (ii) the certificate of formation of the corporation following the merger will not differ from the corporation’s certificate of formation following the merger; (iii) immediately after the merger, each shareholder of the company before the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights; (iv) the sum of the voting power of the shares outstanding immediately after them merger and the voting power of the securities that may be acquired on the conversion of securities issued under the merger does not exceed by more than 20% the voting power of the shares outstanding immediately before the merger; and (v) the sum of the number of participating shares that are outstanding immediately after the merger and the number of participating shares that may be acquired on the conversion of securities issued under the merger does not exceed by more than 20% the total number of participating shares of the outstanding immediately before the merger.

Texas law also prohibits companies from engaging in any business combination with an “affiliated shareholder” (which is defined as a person owning 20% or more of the outstanding voting stock of an issuing corporation) for a period of three years subsequent to the date on which the shareholder became an interested shareholder unless: (i) the business combination or acquisition of shares by the affiliate shareholder is approved prior to the time that the person becomes an affiliated shareholder; or (ii) the business combination is approved by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the affiliated shareholders.

These provisions may have anti-takeover implications in that they may delay, defer or prevent a change of control through a merger or other transaction having a similar effect.

Appraisal Rights

Under Bermuda law, any shareholder of a Bermuda company who does not vote in favor of an amalgamation (or merger) of such Bermuda company with another company and is not satisfied that fair value offered for his or her shares may apply to the Bermuda Supreme Court within one month of notice of the shareholders’ meeting, for appraisal of the fair value of his or her shares. Under Bermuda law and our bye-laws, our amalgamation with another company (other than certain affiliated companies) requires the amalgamation and the agreement related thereto first be approved and recommended by a majority of our board of directors and then approved by a majority of shareholder votes cast at a meeting at which the transaction is considered.

Except for the limited classes of mergers, share exchanges, sales and asset dispositions for which no shareholder approval is required under Texas law, shareholders of Texas corporations have rights of dissent and appraisal in the event of a merger, share exchange, sale, lease, exchange or other disposition of all, or substantially all, the property and assets of the corporation if special authorization of the shareholders is required by Texas law. Notwithstanding the foregoing, a shareholder of a Texas corporation has no rights of dissent and appraisal with respect to any plan of merger in which there is a single surviving or new domestic or foreign corporation, or with respect to any plan of exchange, if: (i) the shares held by the shareholder are part of a class of shares which are (a) listed on a national securities exchange, (b) listed on NASDAQ or successor entity or (c) are held of record by not less than 2,000 holders, on the record date for the plan of merger or the plan of exchange; (ii) the shareholder is not required by the terms of the plan of merger or exchange to accept for his shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any holder of shares of the same class or series; and (iii) the shareholder is not required by the terms of the plan of merger or exchange to accept any consideration other than (a) shares of a corporation that, immediately after the merger or exchange, will be part of a class or series of shares which are (A) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, (B) approved for quotation as a national market security on an interdealer quotation system by the NASD or successor entity, or (C) held of record by not less than 2,000 holders, (b) cash in lieu of fractional shares otherwise entitled to be received or (c) any combination of (a) and (b).

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to allegations of acts constituting fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company shareholders than the percentage of shareholders who actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Further, our current bye-laws contain a provision by virtue of which the shareholders waive any claim or right of action that they have, both individually and on behalf of the Company, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. See “—Limitation of Liability and Indemnification Matters” on page 96 of this prospectus.

Under Texas law, class actions and derivative actions are generally available to shareholders of a corporation. With regard to derivative actions, except in limited circumstances, a shareholder of a Texas corporation may not institute a derivative action until the 91st day after the date a written demand is filed with the corporation stating with particularity the act, omission or other matter that is the subject of the claim. Further, Texas law permits a court to order the winning party in a derivative action to pay the attorneys fees incurred in connection with such action.

The new Forbes Texas certificate of formation limits or eliminates the liability of directors of Forbes Texas to the shareholders of Forbes Texas under certain circumstances. See “—Limitation of Liability and Indemnification Matters” on page 96 of this prospectus.

Takeovers

Under Bermuda law, if a scheme or contract involving the transfer of shares (or any class of shares) of a company to another company has, within four months after the making of the offer, been approved by the holders of not less than 90% of the shares whose transfer is involved, the transferee company may, at any time within two months of the date on which such approval is obtained, require the dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the Bermuda Supreme Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court should be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Under Texas law, a parent company is permitted to merge with a subsidiary by the resolution of its board of directors, without shareholder approval, if the parent company owns at least 90% of each class of equity interest of its subsidiary and the parent company will be the surviving entity. With respect to certain mergers and takeovers of Texas corporations, Texas law provides rights of dissent and appraisal for dissenting shareholders.

Share Repurchases

Bermuda law permits a company to purchase its own shares if authorized to do so by its memorandum of association or bye-laws. Our current bye-laws allow us to purchase our own shares for cancellation or to acquire them as treasury shares on such terms as our board of directors may see fit, without obtaining prior shareholder approval. Our ability to repurchase our common shares may be limited by the New Indenture and by the rights of the holders of our Series B Preferred Shares.

Texas law permits a corporation to redeem its own shares on such terms as its board of directors may authorize, provided that a redemption may not violate such corporation’s certificate of formation and, unless done in compliance with the termination of the corporation, may not cause the corporation to become insolvent and may not exceed the net assets of the corporation. As with Forbes Bermuda prior to the conversion, the ability of Forbes Texas’s to repurchase its common stock may be limited by the New Indenture and the rights of the holders of the Series B Preferred Stock.

Blank Check Preferred Stock

The authorized share capital of Forbes Bermuda, under our current bye-laws, includes 10,000,000 authorized preference shares, of which no Series A Preferred Shares and 588,059 Series B Preferred Shares have been issued. Our current bye-laws allow our board of directors, without shareholder approval, to determine the powers, preferences and rights of the preference shares and to issue any authorized but unissued preference shares (subject to restrictions in our current certificates of designation).

The share capital of Forbes Texas will include 10,000,000 authorized shares of preferred stock of which no shares of Series A Preferred Stock and 588,059 shares of Series B Preferred Stock will be outstanding. Similar to the bye-laws of Forbes Bermuda, the certificate of formation of Forbes Texas permits the board of directors, without shareholder approval, to determine the powers, preferences and rights of the preference shares and to issue any authorized but unissued preference shares. This ability could be used by our board to delay, defer or prevent a change of control. Further, the issuance of preferred stock with a liquidation preference greater than the common stock could decrease the amount of assets available for distribution to holders of common stock in the event of a liquidation. Our board of directors does not currently intend to seek shareholder approval to issue any preferred stock, unless otherwise required by law.

Variation of Shareholder Rights

Under Bermuda law, if at any time the Company has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, the rights attached to any class of share may be varied with (i) the consent in writing of the holders of 75% in nominal value of the issued shares of that class, or (ii) the sanction of a resolution passed at a separate general meeting of holders of the shares of the class at which a quorum consisting of at least two persons holding or representing of one-third of the issued shares of the relevant class is present. Notwithstanding the foregoing, our current bye-laws provide that the rights attached to any class of share (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of 66 2/3% of the issued shares of that class or with the sanction of a resolution passed by holders of 66 2/3% of the shares of the class represented in person or by proxy at a meeting at which a quorum is present. In addition, the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

The rights attached to the share classes of Forbes Texas are set forth in its certificate of formation. Under the TBOC, an amendment to the certificate of formation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation, unless any class or series is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and at least two-thirds of the total outstanding shares entitled to vote thereon. Holders of the outstanding shares of a class, or series, must vote as a class upon a proposed amendment, regardless of whether the holders are entitled to vote thereon by the certificate of formation, if the amendment would: (i) increase or decrease the aggregate number of authorized shares of such class or series; (ii) increase or decrease the par value of the shares of such class or series; (iii) effect an exchange, reclassification or cancellation of all or part of the shares of such series; (iv) effect an exchange, or create a right of exchange of all or part of the shares of such class or series; (v) change the designations, preferences, limitations or relative rights of such class or series; (vi) change the shares of such class or series into the same or a different number of shares of the same class or another class or series; (vii) create a new class or series of shares having rights and preferences equal, prior or superior to the shares of such class or series; (viii) increase the rights and preferences of any class or series having rights and preferences equal, prior or superior to the shares of such class or series; (ix) increase the rights and preferences of any class or series having rights or preferences later or inferior to the shares of such class or series in such a manner as to become equal, prior or superior to the shares of such class or series; (x) divide the shares of such class into series; (xi) limit or change the existing preemptive rights of the shares of such class or series; (xii) cancel or otherwise affect dividends on the shares of such class or series which had accrued but had not been declared; or (xiii) include or delete any provision required or permitted as to close corporations.

Access to Books and Records and Dissemination of Information

Under Bermuda law, members of the general public have a right to inspect the public documents of a Bermuda company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association, notice of registered office, certificate of incorporation, register of charges and any prospectus filed with the Bermuda Registrar of Companies. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings, and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Texas law provides that, subject to the governing documents and on written demand stating a proper purpose, a shareholder of a corporation, which has been a shareholder for at least six months immediately preceding the demand or holds at least five percent of all the outstanding shares of the corporation, is entitled to examine and copy the relevant books, records of account, minutes and share transfer records. Further, a list of shareholders entitled to vote at each shareholder meeting must be available for inspection by shareholders during regular business hours at least 10 days prior to such shareholder meeting.

Limitation of Liability and Indemnification Matters

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers, and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty, or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer, or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers, and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Our bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against each of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. The Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty, or breach of trust, whether or not the Company may otherwise indemnify such officer or director. The Company has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Under the TBOC, a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of Forbes Texas provide that we shall indemnify, to the fullest extent permitted by Texas law, any person who was, is or is threatened to be made a respondent in a proceeding by reason of the fact that such person is or was a governing person or a delegate of the Company. Under Texas law, Forbes Texas will remain obligated on any indemnification obligations of Forbes Bermuda arising prior to the Conversion.

Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, the majority of the directors, shall each make and file with the Bermuda Register of Companies a statutory declaration to the effect that they have formed the opinion that the company would be able to pay its debts in full within such period not exceeding twelve months from the commencement of the winding up. A general meeting of shareholders would be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Under Texas law, a corporation with outstanding capital stock may voluntarily dissolve (1) if the board of directors adopts a resolution to that effect and the holders of two-thirds of the outstanding shares entitled to vote thereon vote for such resolution (unless any class or series is entitled to vote thereon as a class, in which event the proposed resolution shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and at least two-thirds of the total outstanding shares entitled to vote thereon); or (2) if all shareholders of the corporation consent in writing to the dissolution.

Listing

Our common shares are listed on the Toronto Stock Exchange under the symbol “FRB.TO” and trade in the U.S. on the “pink sheets” under the symbol “FESLF.PK.” We have received conditional approval from the TSX, subject to the satisfaction of customary listing conditions, including the delivery of certified documents and an opinion of counsel related to the share consolidation and conversion, and continued compliance with the listing requirements of the TSX, to continue listing the common stock of Forbes Texas after the Share Consolidation and Conversion under the symbol “FRB.TO.” As discussed above, the Company also intends to list the common stock of Forbes Texas on NASDAQ. Nevertheless, there can be no assurance that our application will be successful.

The Series A and Series B preference shares of Forbes Bermuda are not listed on any exchange, and we do not intend to list the corresponding preferred stock of Forbes Texas.

Transfer Agent and Registrar

The Transfer Agent for our common shares is CIBC Mellon Trust Company. Upon effectiveness of the Conversion, the Transfer Agent for the common stock of Forbes Texas is expected to be American Stock Transfer & Trust Company, LLC.

Governing Documents

Upon final authorization of the board of directors, we plan to effect the Conversion by filing a plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Texas Secretary of State and a notice of discontinuance for Forbes Bermuda with the Bermuda Registrar of Companies. In connection with the Conversion, we also plan to adopt a new set of bylaws that will be governed by Texas law. The governing documents of Forbes Texas differ from the governing documents of Forbes Bermuda. Similarly, Texas law differs from Bermuda law. These differences may affect the rights of our shareholders. See “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” on page 87 of this prospectus.

Termination

The completion of the Share Consolidation is subject to the final approval of our board of directors. Further, we may elect to terminate or abandon the Conversion and/or the Share Consolidation at any time before such transactions become effective. In the event we do not consummate the Conversion, we would continue to be a Bermuda company and our current governing documents would remain in effect.

Effective Time

In order to effect the Conversion we must (i) file the plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Secretary of State of the State of Texas, (ii) file a notice of discontinuance with the Bermuda Registrar of Companies and (iii) file certified copies of the certificates filed in Texas with the Bermuda Registrar of Companies. The Conversion is deemed effective on the effective date set forth in the plan of conversion, certificate of conversion and notice of discontinuance once those documents have been properly filed. We expect these steps to be completed on or about August 12, 2011.

Expenses of the Conversion

We plan to pay the expenses of the Conversion incurred by us and any related transactions regardless of whether the Conversion is completed.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE

SHARE CONSOLIDATION AND CONVERSION

Since its formation in 2008, Forbes Bermuda has always been treated as a U.S. domestic corporation pursuant to Section 7874 (b) of the Internal Revenue Code of 1986, as amended, and, as a result, has been and remains subject to U.S. federal income taxes. Further, as the principal operations of Forbes Bermuda are in Texas, Forbes Bermuda has been and remains subject to Texas franchise taxes. For these reasons, the Conversion will not cause the Company to be subject to additional U.S. federal Income taxes or Texas franchise taxes.

Additionally, with respect to the Company’s shareholders, it is the opinion of Winstead PC that the four-to-one Share Consolidation and Conversion of Forbes Energy Services Ltd. from a Bermuda exempted company to a Texas corporation will each constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) and Section 368(a)(1)(F) of the Code, respectively. Accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by the holders of common stock of Forbes Texas as a result of the consummation of the Share Consolidation and Conversion (except with respect to any cash received in lieu of fractional shares), (ii) the aggregate tax basis of shares of common stock of Forbes Texas received as a result of the Share Consolidation and in the Conversion will be the same as the aggregate tax basis of common shares of Forbes Bermuda exchanged in the Share Consolidation and Conversion, (iii) the holding period with respect to the common stock of Forbes Texas will include the period during which such shareholder held the corresponding common shares of Forbes Bermuda, so long as the common shares were held as a capital asset at the time of the consummation of the Share Consolidation and Conversion, and (iv) the Company will not recognize any gain or loss as a result of the Share Consolidation and Conversion.

For United States federal income tax purposes, the payment of cash in lieu of the issuance of fractional shares as a result of the Share Consolidation will result in a taxable gain or loss. The amount of such gain or loss to a shareholder will be the same as if fractional shares were actually issued by the Company and were immediately sold by such shareholder for the cash payment received.

The foregoing is a discussion of all material federal income tax consequences associated with the Share Consolidation and the Conversion for the Company and its U.S. shareholders. The laws, regulations, rulings and decisions on which this overview is based, are all subject to change (possibly with retroactive effect). This discussion does not address applicable state, local or foreign tax laws. WE STRONGLY URGE EACH SHAREHOLDER TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE SHARE CONSOLIDATION AND CONVERSION.

SECURITIES ACT RESTRICTIONS ON THE RESALE OF FORBES TEXAS COMMON STOCK

Upon effectiveness of the Conversion, the exchange of the common stock of Forbes Texas and the Series A Preferred Stock purchase rights related thereto for previously outstanding common shares of Forbes Bermuda and the Series A Preferred Share purchase rights related thereto will have been registered under the Securities Act of 1933 (the “Securities Act”), and owners of the Forbes Texas common stock who are not affiliates of the Company may freely resell such common stock under the Securities Act. We believe that owners who are affiliates, however, will not be permitted to resell their Forbes Texas common stock unless an exemption from registration under the Securities Act, such as Rule 144 thereunder, is available. We believe that, in general, Rule 144 will permit an affiliate to resell shares of stock received upon completion of the Conversion, beginning 90 days after the date of this prospectus, only if certain requirements are met. Among other things, the affiliate may not sell shares of any class (including any shares of that class otherwise acquired) in an amount that, during any three-month period, exceeds 1% of the outstanding shares of that class. In addition, all such resales must be made in unsolicited brokers’ transactions, the Company must have filed all periodic reports it was required to file under the Exchange Act within the year preceding the resale (or for such shorter period that the Company was required to file such reports) and (depending on the amount being resold), the affiliate must have filed a notice of sale on Form 144 with the SEC. For this purpose, an “affiliate” of the Company is any person who controls, is controlled by or is under common control with the Company.

ACCOUNTING TREATMENT OF THE SHARE CONSOLIDATION AND CONVERSION

We believe that there will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Forbes Texas as a result of share consolidation and Conversion, except with regard to the proportional impact on earnings per share of the Share Consolidation. We believe that the consolidated business, capitalization, assets, liabilities and financial statements of Forbes Texas immediately following the Conversion will be the same as those of Forbes Bermuda immediately prior to thereto.

VALIDITY OF THE CAPITAL STOCK

The validity of the common stock and associated Series A Preferred Stock purchase rights of Forbes Texas into which the outstanding common shares and associated Series A Preferred Shares purchase rights of Forbes Bermuda are expected to be converted by operation of law in the Conversion has been passed upon for Forbes Texas by Winstead PC, Houston, Texas. Aspects of the Conversion governed by Bermuda law and the validity of the common shares and associated Series A Preferred share purchase rights of Forbes Bermuda prior to the Conversion have been passed upon by Conyers Dill & Pearman, Hamilton, Bermuda.

TAX MATTERS

The opinion that the Conversion and the Share Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(F) and 368(a)(1)(E), respectively, of the Internal Revenue Code has been passed upon by Winstead PC, Houston, Texas.

EXPERTS

The financial statements as of December 31, 2010 and 2009 and for each of the two years then ended included in this Prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Forbes Energy Services Ltd. and Subsidiaries (A/K/A The “Forbes Group”)

Consolidated Financial Statements

Reports of Independent Registered Public Accounting Firms

Board of Directors and Shareholders

Forbes Energy Services Ltd.

Alice, TX

We have audited the accompanying consolidated balance sheets of Forbes Energy Services, Ltd and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forbes Energy Services Ltd and Subsidiaries at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

March 29, 2011

Houston, TX

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Shareholders of Forbes Energy Services Ltd.:

In our opinion, the consolidated statements of operations, of changes in shareholders’ equity and comprehensive loss and of cash flows for the year ended December 31, 2008 present fairly, in all material respects, the results of operations and cash flows of Forbes Energy Services, Ltd. and its subsidiaries (the “Company”) for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 31, 2009

Houston, Texas

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$30,458,457	$28,425,367
Restricted cash	—	2,932,279
Accounts receivable–trade, net of allowance of $6.4 million and $5.3 million for 2010 and 2009, respectively	85,682,475	52,765,601
Accounts receivable – related parties	178,174	168,940
Accounts receivable – other	2,985,052	5,159,324
Prepaid expenses	5,733,664	3,857,527
Other current assets	839,192	879,167

Total current assets	125,877,014	94,188,205
Property and equipment, net	274,231,466	308,559,885
Other intangible assets, net	33,737,585	36,598,781
Deferred financing costs, net of accumulated amortization of $5.7 million and $3.5 million for 2010 and 2009, respectively	8,907,520	11,453,830
Restricted cash	9,043,246	6,560,225
Other assets	33,036	71,970

Total assets	$451,829,867	$457,432,896

Liabilities and Shareholders’ Equity
Current liabilities
Current portions of long-term debt	$6,463,820	$12,432,900
Accounts payable – trade	20,719,691	23,375,729
Accounts payable – related parties	8,106,960	899,102
Income taxes payable	249,022	—
Accrued interest payable	9,028,812	8,928,970
Accrued expenses	12,595,848	14,201,278

Total current liabilities	57,164,153	59,837,979
Long-term debt, less unamortized discount on senior secured notes and current portions of long-term debt	212,914,685	214,465,329
Deferred tax liability	29,685,339	36,622,111

Total liabilities	299,764,177	310,925,419

Commitments and contingencies (Note 10)
Temporary equity
Series B senior convertible preferred shares	15,270,293	—
Shareholders’ equity
Preference shares, $.01 par value, 10,000,000 shares authorized, none issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Common shares, $.01 par value, 450,000,000 shares authorized, 83,673,700 and 54,173,700 shares issued and outstanding at December 31, 2010 and 2009, respectively	836,737	541,737
Class B shares, $.01 par value, 40,000,000 shares authorized, none and 29,500,000 shares issued and outstanding at December 31, 2010 and 2009	—	295,000
Additional paid-in capital	185,134,992	183,880,128
Accumulated other comprehensive income	342,974	—
Accumulated deficit	(49,519,306)	(38,209,388)

Total shareholders’ equity	136,795,397	146,507,477

Total liabilities and shareholders’ equity	$451,829,867	$457,432,896

The accompanying notes are an integral part of these consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008
Revenues
Well servicing	$155,273,276	$106,097,280	$189,980,242
Fluid logistics and other	178,796,699	109,822,640	170,949,057

Total revenues	334,069,975	215,919,920	360,929,299

Expenses
Well servicing	123,332,501	96,825,911	128,614,600
Fluid logistics and other	138,078,555	87,263,351	117,940,153
General and administrative	23,373,046	21,228,819	17,700,341
Depreciation and amortization	39,960,295	39,471,755	33,724,218
Goodwill impairment	—	—	4,363,369

Total expenses	324,744,397	244,789,836	302,342,681

Operating income (loss)	9,325,578	(28,869,916)	58,586,618
Interest income	118,924	15,001	6,064
Interest expense	(27,273,125)	(26,933,518)	(25,797,663)
Other income, net	17,573	1,313,857	31,883

Income (loss) before taxes	(17,811,050)	(54,474,576)	32,826,902
Income tax expense (benefit)	(6,501,132)	(25,143,867)	62,574,492

Net loss	(11,309,918)	(29,330,709)	(29,747,590)
Preferred shares dividends	(1,040,693)	—	—

Net loss attributable to common shareholders	$(12,350,611)	$(29,330,709)	$(29,747,590)

Loss per share of common stock (Note 13)
Basic and diluted	$(0.15)	$(0.47)	$(0.65)
Weighted average number of shares outstanding
Basic and diluted	83,673,700	62,642,878	45,894,557
Pro forma earnings per share (Note 13)
Basic and diluted	$—	$—	$0.37
Pro forma weighted average number of shares outstanding
Basic and diluted	—	—	55,994,843

The accompanying notes are an integral part of these consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss

	Common Shares		Preferred Shares		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Members’	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Equity	Equity
Balance December 31, 2007	—	$—	—	$—	$—	$—	$—	$70,459,267	$—
January 1, 2008 Delaware reorganization-conversion of CCF	—	—	—	—	—	—	—	35,603,182	35,603,182
Acquisition of TES and STT	—	—	—	—	—	—	—	96,067,739	96,067,739
Distribution	—	—	—	—	—	—	—	(14,734,271)	(14,734,271)
Class B shares issued in connection with Bermuda Reorganization	29,500,000	295,000	—	—	95,772,739	—	20,868,911	(116,936,650)	—
Common shares issued in Initial Equity Offering, net	24,664,700	246,447	—	—	39,691,348	—	—	—	39,937,795
Additional common shares issued	7,966,500	79,665	—	—	29,761,972	—	—	—	29,841,637
Share-based compensation	—	—	—	—	1,449,995	—		—	1,449,995
Net loss and comprehensive loss	—	—	—	—	—	—	(29,747,590)	—	(29,747,590)

Balance December 31, 2008	62,111,200	621,112	—	—	166,676,054	—	(8,878,679)	—	158,418,487
Share-based compensation	—	—	—	—	2,491,994	—	—	—	2,491,994
Net loss and comprehensive loss	—	—	—	—	—	—	(29,330,709)	—	(29,330,709)

Common shares issued in Equity Offering, net	21,562,500	215,625	—	—	14,712,080	—	—	—	14,927,705

Balance December 31, 2009	83,673,700	836,737	—	—	183,880,128	—	(38,209,388)	—	146,507,477
Share-based compensation	—	—	—	—	2,696,952	—	—	—	2,696,952
Preferred stock issuance	—	—	580,800	14,229,600	—	—		—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	(11,309,918)	—	(11,309,918)
Foreign currency translation adjustment	—	—	—	—	—	342,974	—	—	342,974

Comprehensive loss	—	—	—	—	—	—	—	—	(10,966,944)

Preferred shares dividends, accretion, and offering costs	—	—	7,259	1,040,693	(1,442,088)	—	—	—	(1,442,088)

Balance December 31, 2010	83,673,700	$836,737	588,059	$15,270,293	$185,134,992	$342,974	$(49,519,306)	$—	$136,795,397

The accompanying notes are an integral part of these consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(11,309,918)	$(29,330,709)	$(29,747,590)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation expense	37,099,099	36,715,074	30,863,020
Amortization expense	2,861,196	2,861,196	2,861,198
Amortization of Second Priority Notes OID	778,813	682,316	610,289
Stock-based compensation	2,696,952	2,491,994	1,449,995
Goodwill impairment	—	—	4,363,369
Deferred tax expense (benefit)	(6,936,774)	(25,446,509)	61,568,620
(Gain)/Loss on disposal of assets, net	(87,316)	(23,334)	682,851
Gain on extinguishment of debt	(18,591)	(1,421,750)	—
Bad debt expense	1,116,933	3,861,773	2,739,473
Amortization of deferred financing cost	2,199,399	2,078,765	5,976,131
Changes in operating assets and liabilities:
Accounts receivable	(30,619,696)	7,914,749	(28,937,814)
Accounts receivable – related party	(9,234)	(71,268)	54,004
Prepaid expenses and other current assets	(1,144,718)	3,737,221	(1,908,610)
Accounts payable - trade	661,228	8,771,774	4,110,765
Accounts payable - related party	7,214,655	621,949	(3,154,547)
Accrued expenses	(2,287,574)	2,501,623	4,626,861
Income taxes payable	249,022	(1,005,872)	1,005,872
Accrued interest payable	(14,367)	440,410	8,046,179

Net cash provided by operating activities	2,449,109	15,379,402	65,210,066

Cash flows from investing activities:
Proceeds from sale of property and equipment	748,313	—	50,017
Restricted cash	449,258	(9,492,504)	—
Purchases of property and equipment	(6,951,297)	(30,024,471)	(176,940,028)
Insurance proceeds	—	1,783,832	—

Net cash used in investing activities	(5,753,726)	(37,733,143)	(176,890,011)

Cash flows from financing activities:
Payments for debt issuance costs	—	(1,236,638)	(16,502,030)
Proceeds from issuance of common stock	—	14,927,705	189,779,432
Proceeds from issuance of preferred stock	14,229,600	—	—
Purchase outstanding interest in Forbes Energy Services LLC	—	—	(120,000,000)
Repayments of related party debt	—	—	(7,048,075)
Proceeds from borrowings on debt	—	32,000,000	226,775,441
Repayments of debt	(1,696,200)	(14,966,026)	(128,330,830)
Purchase and Retirement of Second Priority Notes	(6,778,750)	(3,415,000)	—
Distributions to members	—	—	(14,734,271)
Other	(392,969)	—	—

Net cash provided by financing activities	5,361,681	27,310,041	129,939,667

Effect of currency translation on cash and cash equivalents	(23,974)	—	—
Net increase in cash and cash equivalents	2,033,090	4,956,300	18,259,722
Cash and cash equivalents
Beginning of year	28,425,367	23,469,067	5,209,345

End of year	$30,458,457	$28,425,367	$23,469,067

The accompanying notes are an integral part of these consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

Nature of Business

Forbes Energy Services Ltd. (“FES Ltd”) and its subsidiaries, Forbes Energy Services LLC (“FES LLC”), Forbes Energy Capital Inc. (“FES CAP”), C.C. Forbes, LLC (“CCF”), TX Energy Services, LLC (“TES”), Superior Tubing Testers, LLC (“STT”) and Forbes Energy International, LLC (“FEI”) are headquartered in Alice, Texas, and conduct business primarily in the state of Texas. On October 15, 2008, FES LLC and FEI formed Forbes Energy Services México, S. de R.L. de C.V. (“FES Mexico Subsidiary”), a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable), to conduct operations in Mexico. On December 3, 2008, Forbes Energy Services Mexico Servicios de Personal, S. de R.L de C. V., a Mexican limited liability company, was formed to provide employee services to FES Mexico Subsidiary, and on June 8, 2009, FES LTD formed a branch in Mexico. The Mexican branch of FES Ltd and the two Mexican limited liability companies are hereinafter referred to, collectively, as FES Mexico.

As used in these consolidated financial statements, the “Company,” the “Forbes Group,” “we,” or “our” means FES Ltd and all subsidiaries on and after May 29, 2008 (the date of the Bermuda Reorganization (discussed below)); FES LLC and its subsidiaries from January 1, 2008 to May 28, 2008; CCF, TES and STT from June 29, 2007 to December 31, 2007; and C.C. Forbes, L.P., Texas Energy Services, L.P. and Superior Tubing Testers, L.P. prior to June 29, 2007.

The Forbes Group is an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with an area of operation in each of Baxterville and Laurel, Mississippi; Indiana, Pennsylvania; and Poza Rica, Mexico.

FES LLC is a Delaware limited liability company formed effective January 1, 2008 to act as the holding company for the three wholly-owned operating companies, CCF, TES, and STT. In the reorganization (the “Delaware Reorganization”), ownership of each of the three operating subsidiaries comprising our business at the time was transferred to FES LLC by their equity investors in exchange for equity interests in FES LLC. There was common ownership among CCF, TES and STT; however, they were not considered to be under common control for accounting purposes. As such, the Delaware Reorganization was treated as a business combination, and although FES LLC was the legal acquirer, CCF was considered the acquirer for accounting purposes. As a result, the net assets of CCF remain at their historical cost of $35.6 million and additional paid in capital of $1.5 million was presented separately similar to a change in reporting entity and a reorganization due to the change from a LLC to a corporation for the periods when the entities were under common control (effective January 1, 2008). Purchase accounting was applied to TES and STT. Consideration (in the form of FES LLC equity) was issued to purchase STT and TES in a business combination for approximately $94.5 million which was presented as additional paid in capital on the Consolidated Statement of Changes in Shareholders’/Members’ Equity. Amounts allocated to identifiable tangible and intangible assets acquired and liabilities assumed were based on valuations. FES LLC allocated $14.5 million as a step-up in book value to property and equipment of TES, $4.4 million to goodwill, and $42.3 million to other intangible assets (see Note 4 regarding impairment writedown). Total value added to the assets and shareholders equity was $61.1 million as a result of the Delaware Reorganization. The amount of $96.0 million reported as “Acquisition of TES and STT” under “Total Members Equity” represents the $94.5 million associated with TES and STT in addition to the $1.5 million associated with historical contributions into CCF. This amount is reduced by $0.3 million ($295,000 par value of Class B shares) in arriving at the $95.7 million reported on the “Class B stock issued in connection with Bermuda Reorganization” line under “Additional Paid-In Capital”. Since FES LLC was the legal parent entity until May 29, 2008, the Company reported all equity activity under “Members’ Equity” on the Consolidated Statement of Changes in Members’/Shareholders’ Equity until the Bermuda Reorganization as disclosed below.

Members’ Equity
Delaware Reorganization	$35,603,182
Historical Equity of TES & STT	33,369,896
Historical Contributions – CCF	1,486,189

Opening Balance – January 1, 2008	70,459,267
Step-Up associated with TES & STT	61,211,654
Member distributions prior to conversion from LLC to C Corporation	(14,734,271)
Change of Parent from LLC to a C Corporation on May 29, 2008	(116,936,650)

Ending Balance of members’ equity – December 31, 2008	$—

Additional Paid in Capital
Class B stock issued in exchange for membership interests in FES LLC:

Historical Equity of TES & STT	$33,369,896
Historical Contributions – CCF	1,486,189
Step-Up associated with TES	61,211,654
Less: Par Value of Class B shares	(295,000)

$95,772,739

FES Ltd is a Bermuda corporation formed effective April 9, 2008 to act as the holding company for FES LLC and its subsidiaries. At the time of FES Ltd’s organization, 200 common shares were issued. On May 29, 2008, concurrent with the Initial Equity Offering, all of the members of FES LLC assigned 63% of their membership interests in FES LLC to FES Ltd in exchange for 29,500,000 shares of FES Ltd’s Class B non-voting stock. Upon consummation of the Initial Equity Offering, FES Ltd contributed $120 million cash as additional capital to FES LLC, and FES LLC used the funds to redeem the remaining outstanding membership interests held by the members of FES LLC, other than FES Ltd. The result was that FES LLC and its subsidiaries became wholly-owned subsidiaries of FES Ltd. The foregoing is referred to herein as the “Bermuda Reorganization.” This transaction was accounted for as a transaction between entities under common control and deemed to be effective for accounting purposes as of January 1, 2008.

On May 29, 2008, FES Ltd completed its Canadian initial public offering and simultaneous U.S. private placement of its common shares (the “Initial Equity Offering”). In the Initial Equity Offering, FES Ltd sold 24,644,500 common shares for CDN $7.00 per share. The common shares are listed on the Toronto Stock Exchange under the symbol FRB.TO. Gross proceeds from the Initial Equity Offering were CDN $172,511,500 (USD $173,920,254) and net proceeds from the Initial Equity Offering after expenses were CDN $162,465,730 (USD $163,792,449).

Common stock issued in connection with Initial Equity Offering:

Gross Proceeds in US dollars	$173,920,254
Less: 6% commission	(10,127,805)

Net proceeds received after commission	163,792,449
Purchase outstanding membership interest in FES LLC	(120,000,000)
Less: Stock issuance costs	(3,854,654)
Less: Par value of common stock	(246,447)

$39,691,348

The net proceeds from this issuance after purchase of FES LLC membership interests, commissions and issuance costs were $39,937,795 which is the sum of the Capital Stock amount of $246,447 ($.01 par value of the 24,644,700 common shares) and the Additional Paid-In Capital amount of $39,691,348 reported on the Consolidated Statement of Changes in Members’/Shareholders’ Equity.

Equity Offerings Subsequent to the Initial Equity Offering

In October 2008, FES Ltd completed a U.S. private placement of 7,966,500 of its common shares at a price per share of CDN $4.00 for an aggregate purchase price in the amount of USD $30,000,000 based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN$1.0622. The Company received net proceeds of USD $29,841,637 after legal fees and other offering costs of $238,028.

On December 22, 2009, FES Ltd completed a Canadian public offering and simultaneous U.S. private placement of 21,562,500 of its common shares at a price per share of CDN $0.80 for gross proceeds of USD $16,250,232 (CDN $17,250,000), based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $0.94. Offering costs including underwriter commission, accounting, and legal fees amounted to USD $1,332,527 for net proceeds to the company of USD $14,927,705. Of the total shares offered, 750,000 shares were sold to U.S. residents in private placement in reliance on exemption from registration.

On May 28, 2010, FES Ltd completed a U.S. private placement of 580,800 convertible preferred shares at a price per share of CAD $26.37 for an aggregate purchase price in the amount of USD $14,520,000 based on the exchange rate between U.S. dollars and Canadian dollars then in effect of $1.00 to CDN $1.0547. The Company received net proceeds of USD $13,828,205 after closing fee paid to investors of $290,400 and legal fees and other offering costs of $401,395. This is presented as temporary equity on the balance sheet.

2. Risk and Uncertainties

As an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, our revenue, profitability, cash flows and future rate of growth are substantially dependent on our ability to (1) maintain adequate equipment utilization, (2) maintain adequate pricing for the services we provide, and (3) maintain a trained work force. Failure to do so could adversely affect our financial position, results of operations, and cash flows.

Because our revenues are generated primarily from customers who are subject to the same factors generally impacting the oil and natural gas industry, our operations are also susceptible to market volatility resulting from economic, cyclical, weather related or other factors related to such industry. Changes in the level of operating and capital spending in the industry, decreases in oil and natural gas prices, or industry perception about future oil and natural gas prices could materially decrease the demand for our services, adversely affecting our financial position, results of operations and cash flows.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The Forbes Group’s consolidated financial statements as of and for the year ended December 31, 2010, 2009, and 2008 include the accounts of FES Ltd and all of its wholly owned, direct and indirect, and consolidated subsidiaries from May 29, 2008 to December 31, 2010, and FES LLC and all of its wholly owned and consolidated subsidiaries from January 1, 2008 through May 28, 2008. All significant intercompany balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with Accounting Principles Generally Accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the consolidated financial statements.

Revenue Recognition

Well Servicing–Well servicing consists primarily of maintenance services, workover services, completion services, plugging and abandonment services and tubing testing. The Forbes Group prices well servicing by the hour of service performed.

Fluid Logistics–Fluid logistics consists primarily of the sale, transportation, storage, and disposal of fluids used in drilling, production, and maintenance of oil and natural gas wells. The Forbes Group prices fluid logistics services by the job, by the hour, or by the quantities sold, disposed, or hauled.

The Forbes Group recognizes revenue when services are performed, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Considerations” (“ASC 605-45”) revenues are presented net of any sales taxes collected by the Forbes Group from its customers that are remitted to governmental authorities.

Income Taxes

The Forbes Group was not subject to federal income tax until May 29, 2008 upon completion of the Initial Equity Offering and related Bermuda Reorganization. Prior to May 29, 2008, all income, losses, credits and deductions of the Forbes Group were passed through to the members. Subsequent to May 29, 2008 and in conjunction with the initial public offering of FES Ltd’s common shares and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax. As part of this reorganization, in 2008 $52.8 million in deferred U.S. federal income taxes was recorded as income tax expense in accordance with Financial Accounting Standards ASC Topic 740 “Income Taxes,” which required that the tax effect of recognizing deferred tax items upon a change in tax status be included in 2008 operations.

Effective May 29, 2008 the Forbes Group recognized deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the statutory enactment date. A valuation allowance for deferred tax assets is recognized when it is more likely than not that the benefit of deferred tax assets will not be realized.

Cash and Cash Equivalents

The Forbes Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash is serving as collateral for certain outstanding letters of credit. $9.0 million of restricted cash is classified as a long-term asset as it collateralizes certain long-term insurance notes and bonds issued pursuant to a customer contract.

Foreign Currency Gains and Losses

Effective July 1, 2010, our international location in Mexico changed its functional currency from the U.S. dollar to the Mexican pesos in response to the growing volume of business required to be transacted in pesos. A significant portion of our contract revenue being collected is also in pesos. Assets and liabilities are translated using the spot rate on the balance sheet date, while income and expense items are translated at average rates of exchange during the period. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. Dollar are included as a separate component of shareholders’ equity in accumulated other comprehensive income. If our foreign entity enters into transactions that are denominated in currencies other than their functional currency, these transactions are initially recorded in the functional currency based on the applicable exchange rate in effect on the date of the transaction. At the end of each month, these transactions are remeasured to an equivalent amount of the functional currency based on the applicable exchange rates in effect at that time. Any adjustment required to remeasure a transaction to the equivalent amount of the functional currency at the end of the month is recorded in the income or loss of the foreign entity as a component of other income and expense.

Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting shareholders’ equity that, under generally accepted principles are excluded from net income. The financial statements of the Company’s foreign subsidiaries are translated into U.S. dollars in accordance with generally accepted accounting principles. Where the functional currency of a foreign subsidiary is its local currency, balance sheet accounts are translated at the current exchange rate on the balance sheet date and income statement items are translated at the average exchange rate for the period. Exchange gains or losses resulting from the translation of financial statements of foreign operations are accumulated in other comprehensive income. The foreign currency translation adjustments relate to investments that are permanent in nature and no adjustments for income taxes are made.

Earnings per Share

The Company presents basic and diluted earnings per share “EPS” data for its common shares. Basic EPS is calculated by dividing the net income attributable to shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to shareholders and the weighted average number of common shares outstanding for the effects of all dilutive potential common shares, which comprise of options granted. Class B shares are treated as common for basic and diluted purposes. Preferred stock is a participating security under ASC 260 which means the security may participate in undistributed earnings with common stock. In accordance with ASC 260, securities are deemed to not be participating in losses if there is no obligation to fund such losses. Since the Company reported a loss from operations for the year ended December 31, 2010, the Series B Preferred Stock was not deemed to be participating.

Fair Value of Financial Instruments

The following is a summary of the carrying amounts and estimated fair values of our financial instruments as of December 31, 2010 and 2009. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The carrying amounts of cash and cash equivalents, restricted cash, trade accounts receivable, accounts receivable-related parties, accounts payable, prepaid expenses and accrued expenses approximate fair value because of the short maturity of these instruments. The carrying amount of our First Priority Notes approximates fair value due to the fact that the underlying instruments include provisions to adjust interest rates.

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
11.0% Second Priority Notes	$192,500	$188,650	$199,750	$185,768

The fair value of our Second Priority Notes is based upon the quoted market prices at December 31, 2010 and December 31, 2009.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is based on earned revenues. The Forbes Group provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Provisions for doubtful accounts are recorded when it becomes evident that the customer will not make the required payments at either contractual due dates or in the future. At December 31, 2010 and 2009, the allowance for doubtful accounts totaled $6.4 million and $5.3 million, respectively.

The following is a rollforward of the allowance for doubtful accounts

Balance as of January 1, 2008	$55,455
Provision	2,739,473
Bad debt write-off	(38,523)

Balance as of December 31, 2008	2,756,405
Provision	3,861,773
Bad debt write-off	(1,292,501)

Balance as of December 31, 2009	5,325,677
Provision	1,116,933
Bad debt write-off	(48,024)

Balance as of December 31, 2010	$6,394,586

Property and Equipment

Property and equipment are recorded at cost. Improvements or betterments that extend the useful life of the assets are capitalized. Expenditures for maintenance and repairs are charged to expense when incurred. The costs of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the period of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets. Depreciation expense was $37.1 million, $36.7 million, and $30.9 million for the years ended December 31, 2010, 2009, and 2008, respectively. For tax purposes, property and equipment are depreciated under appropriate methods prescribed by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Goodwill and Other Intangibles

Goodwill results from business acquisitions and represents the excess of acquisition costs over the fair value of the net assets acquired. We account for goodwill and other intangible assets under the provisions of ASC Topic 350 “Intangibles – Goodwill and Other” (“ASC 350”). Goodwill and other intangible assets not subject to amortization are tested for impairment annually as of December 31, or more frequently if events or changes in circumstances indicate that the asset might be impaired. ASC 350 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value. The Forbes Group evaluated its intangible asset group in accordance with ASC 350 which resulted in no impairment for the years ended December 31, 2010 and 2009. The Forbes Group recorded $4.4 million of goodwill in connection with the Delaware Reorganization effective January 1, 2008. An impairment charge of $4.4 million was recorded in the fourth quarter of 2008 which reduced the goodwill in our balance sheet to zero as of December 31, 2008.

Impairments

In accordance with ASC Topic 360 “Property, Plant and Equipment” (“ASC 360”), long-lived assets, such as property, and equipment, and finite-lived intangibles subject to amortization, are reviewed for impairment at a minimum annually, or whenever, in management’s judgment events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to estimated undiscounted future cash flows expected to be generated by the assets. Expected future cash flows and carrying values are aggregated at their lowest identifiable level. If the carrying amount of such assets exceeds their estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of such assets exceeds the fair value of the assets. The Forbes Group evaluated its asset group (other than goodwill) in accordance with ASC 360 which resulted in no impairment for the years ended December 31, 2010, 2009 and 2008.

Environmental

The Forbes Group is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Forbes Group to remove or mitigate the adverse environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

Deferred Financing Costs

Deferred financing costs are amortized over the period of the loan agreement on an effective interest basis, as a component of interest expense. For the twelve months ended December 31, 2010, 2009, 2008 amortization of deferred financing costs was $2.2 million, $2.1 million, and $6.0 million, respectively.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718 “Compensation – Stock Compensation”, (“ASC 718”). Upon adoption of ASC 718, the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The Company measures share-based compensation cost as of the grant date based on the estimated fair value of the award less an estimated rate for pre-vesting forfeitures, and recognizes compensation expense on a straight-line basis over the vesting period. Compensation expense is recognized with an off-setting credit to additional paid-in capital. When the award is distributed or the option is exercised, an entry is made to additional paid-in capital with the off-set to common stock equal to the par value times the number of shares. Consideration received on the exercise of stock options is also credited to additional paid-in capital.

Differences Between US GAAP and Canadian GAAP

The financial statements in this report have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and the reporting currency is the U.S. dollar. GAAP conforms in most respects to generally accepted accounting principles in Canada, or Canadian GAAP except for the following:

•

In accordance with GAAP, debt issuance costs are classified as other assets on the consolidated balance sheet of the Company. Under Canadian GAAP, debt issuance costs are netted with debt in the balance sheet. For GAAP and Canadian GAAP, debt issuance costs are amortized over the period of the loan agreement as a component of interest expense and any differences in the calculation are immaterial.

•

In accordance with GAAP, the $15.3 million of Series B Senior Convertible Preferred Shares are classified as temporary equity on the consolidated balance sheet of the Company. Under Canadian GAAP, the value of Series B Preferred Shares would be bifurcated, allocating the fair value of the conversion feature of the Series B Preferred Shares, estimated by the Company as $2.8 million, to Shareholders’ Equity, and the remaining balance, of $12.5 million to long-term liability. The liability portion would then be accreted each period, using the effective interest rate method, in amounts which will increase the liability to its full face amount of the convertible instrument as of the maturity date, with the accretion recorded as interest expense. These estimates are after the quarterly preferred dividend for the period ending November 28, 2010 and the estimated December 31, 2010 portion of the February 28, 2011 preferred dividends that are expected to be paid-in-kind after shareholder approval. This difference would not have material impact on the operations or cash flows of the consolidated financial statements of the Company in this report.

Recent Accounting Pronouncements

The FASB issued ASU No. 2010-13, Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This ASU codifies the consensus reached in EITF Issue No. 09-J, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” The amendments to the Codification clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The adoption of ASU 2010-13 is effective for fiscal years beginning on or after December 15, 2010 and is not expected to have a material impact on the Company’s consolidated financial statements.

The FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:

•	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

•

For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

4. Goodwill and Other Intangible Assets

ASC 350 eliminates the amortization of goodwill and other intangible assets with indefinite lives. Intangible assets with lives restricted by contractual, legal, or other means will continue to be amortized over their useful lives. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. ASC 350 requires a two-step process for testing impairment. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The fair value for goodwill is measured as the difference between the fair value of the reporting unit’s assets (excluding goodwill) and its fair value.

In step one of the annual impairment test of goodwill at December 31, 2008, and due to the adverse equity market conditions affecting our common stock price and the declines in oil and natural gas prices in the fourth quarter of 2008 and continuing into 2009, we tested our fluid services business unit for goodwill impairment. The first step was to estimate the fair value of the fluid services segment using a weighting of the discounted cash flow method, the public company guideline method, and the guideline transaction method, weighted 45%, 45% and 10%, respectively. The discounted cash flow method and public company guideline method provided the strongest indication of value due to their ability to incorporate the current state of the oil field services industry as well as the recent changes in the credit and equity markets. The guideline transaction method involved considering private transactions that were relevant but were considered to a lesser degree. In order to validate the reasonableness of the estimated fair value obtained for this reporting unit, a reconciliation of fair value for all the major reporting units to our market capitalization was performed. For purposes of reconciliation to the Company’s market capitalization, a control premium was applied. The control premium used in the reconciliation was derived from a market transaction data study. In addition, for purposes of calculating fair value, the market value of our debt as of December 31, 2008 was used. The measurement date for the stock price for the reconciliation was the 30-day average closing price, centered on December 31, 2008. The results of the fair value analysis for step one showed the carrying value of the fluid services business above the fair value as of December 31, 2008.

Based on the results of step one, impairment of goodwill for the fluid unit was indicated. The Company performed step two by allocating the estimated fair value to the tangible and intangible assets, which indicated that the entire value of the goodwill in the fluids services unit of $4.4 million was impaired. Based on this, an impairment charge of $4.4 million was recorded in the consolidated statement of operations for the year ended December 31, 2008, resulting in goodwill of $0 as of December 31, 2008. The goodwill, which was associated with the Delaware Reorganization had no tax basis, and accordingly, there was no tax benefit derived from recording the impairment charge.

Additionally in conjunction with the Delaware Reorganization effective January 1, 2008, the Forbes Group’s purchase price allocation assigned $42.3 million to other intangible assets with finite lives. Our major classes of intangible assets subject to amortization under ASC 350 consist of our customer relationships, trade name, safety training program and dispatch software. The Company expenses costs associated with extensions or renewals of intangibles assets. There were no such extensions or renewals in the years ended December 31, 2010, 2009 or 2008. Amortization expense is calculated using the straight-line method over the period indicated. Amortization expense for the twelve months ended December 31, 2010, 2009, and 2008 was $ 2.9 million, $2.9 million, and $2.9 million, respectively. Estimated amortization expense for each of the five succeeding fiscal years is $2.9 million per year. The weighted average amortization period remaining for intangible assets is 11.8 years.

The following sets forth the identified intangible assets by major asset class:

		As of December 31, 2010			As of December 31, 2009
	Useful Life (years)	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	15	$31,895,919	$6,379,184	$25,516,735	$31,895,919	$4,252,789	$27,643,130
Trade names	15	8,049,750	1,609,950	6,439,800	8,049,750	1,073,300	6,976,450
Safety training program	15	1,181,924	236,385	945,539	1,181,924	157,590	1,024,334
Dispatch software	10	1,135,282	340,585	794,697	1,135,282	227,055	908,227
Other	10	58,300	17,486	40,814	58,300	11,660	46,640

		$42,321,175	$8,583,590	$33,737,585	$42,321,175	$5,722,394	$36,598,781

5. Share-Based Compensation

General

The Forbes Group’s 2008 Incentive Compensation Plan is a long-term retention plan that is intended to attract, retain and provide incentives for talented employees, including officers, and non-employee directors, and to align shareholder and employee interests. The Company believes its 2008 Incentive Compensation Plan is critical to its operations and productivity.

2008 Incentive Compensation Plan

From time to time, the Company grants stock options to its employees, including executive officers, and directors from its 2008 Incentive Compensation Plan. Stock options issued in 2008 generally vest over a three-year period, with approximately one third vesting on the first, second and third anniversaries of the date of grant. For the 2010 stock option issuances, the standard option vests over a two year period, with one fourth vesting on the six month anniversary of the award date and one fourth vesting every six months thereafter, until fully vested. For most grantees, options expire at the earlier of either one year after the termination of grantee’s employment by reason of death, disability or retirement, ninety days after termination of the grantee’s employment other than upon grantee’s death, disability or retirement, or ten years after the date of grant. As of December 31, 2010, there were currently no options available for issuance under this plan.

Stock Option Activities

The following table presents a summary of the Company’s stock option activity for the year ended December 31, 2010:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2008	2,770,000	$7.00
Stock options:
Granted	—	—
Exercised	—	—
Forfeited	(90,000)	7.00

Options outstanding at December 31, 2009:	2,680,000	7.00

Stock options:
Granted	2,540,000	0.65
Exercised	—	—
Forfeited	—	—

Options outstanding at December 31, 2010:	5,220,000	$3.91	8.49 years	$1,905,000

Vested and expected to vest at December 31, 2010	1,786,667	$7.00	7.41 years	$—

Exercisable at December 31, 2009	893,334	$7.00	8.41 years	—

Exercisable at December 31, 2010	1,786,667	$7.00	7.41 years	$—

Stock-Based Compensation Expense

During the years ended December 31, 2010, 2009 and 2008, the Company recorded total stock-based compensation expense of $2.7 million, $2.5 million and $1.4 million, respectively. No stock-based compensation costs were capitalized as of December 31, 2010, 2009 or 2008. As of December 31, 2010, total unrecognized stock-based compensation cost amounted to $2.1 million, (net of estimated forfeitures) and is expected to be recorded over a weighted-average period of 1.04 years.

At December 31, 2010, outstanding options had a weighted average remaining contractual term of 8.49 years. The amount of unrecognized stock-based compensation will be affected by any future stock option grants and any termination of employment by any employee that has received stock option grants that are unvested as of their termination date.

At December 31, 2010, the Company has assumed an annualized forfeiture rate of approximately 3% for options granted during the year. Under the true-up provisions of ASC 718, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

Assumptions for Estimating Fair Value of Stock Option Grants

Upon adoption of ASC 718, the Company selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The use of the Black-Scholes model requires the use of extensive actual employee exercise behavior data and the use of a number of complex assumptions including expected volatility and expected term.

The following table summarizes the assumptions used to value options granted during the year ended:

	2008	2010
Expected term	6 years	6 years
Risk-free interest rate	4.12%	2.07%
Volatility	34.82%	108.36%
Dividend yield	0.00%	0.00%
Grant date fair value per share	$2.91	$0.54

The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. The expected term was determined by taking the weighted-average of the vesting period plus the expiration term divided by two. The risk-free interest rate is based on the U.S. Treasury constant maturity interest rate with a term consistent with the expected life of the options. Because the Forbes Group was a newly formed public company when the 2008 options were granted, the expected term approved and the expected volatility was based on the price of comparable company’s common stock in the same industry over a historical period which approximates the expected term of the options granted. For the 2010 options, the Company’s historical common stock was used to calculate the expected volatility. The dividend yield assumption is based on the Company’s expectation of no dividend payouts.

6. Property and Equipment

Property and equipment at December 31, 2010, and 2009, consisted of the following:

		December 31,
	Estimated Life in Years	2010	2009
Well servicing equipment	3-15 years	$291,227,182	$290,709,742
Autos and trucks	5-10 years	81,982,319	81,778,316
Disposal wells	5-15 years	11,446,624	10,774,874
Building and improvements	5-30 years	6,735,728	5,993,249
Furniture and fixtures	3-10 years	2,360,180	2,212,539
Land		581,242	581,242
Other	3-15 years	34,874	39,250

		394,417,883	392,089,212
Accumulated depreciation		(120,186,417)	(83,529,327)

		$274,231,466	$308,559,885

7. Accounts Payable and Accrued Liabilities

Accrued expenses and accounts payable at December 31, 2010 and 2009, consisted of the following:

	December 31,
	2010	2009
Accrued wages	$2,695,112	$1,834,741
Accrued payroll taxes	1,973,429	1,786,171
Accrued insurance	2,878,457	2,410,930
Accrued property tax	—	2,519,722
Accrued sales tax - Mexico	2,735,982	2,822,901
Accrued sales tax - US	426,339	2,476,401
Other accrued expenses	1,886,529	350,412

Total accrued expenses	$12,595,848	$14,201,278

Accounts payable – vendor financings	$4,000,724	$7,519,937
Accounts payable – other	16,718,967	15,855,792

Total accounts payable – trade	$20,719,691	$23,375,729

8. Long-Term Debt

Debt at December 31, 2010 and December 31, 2009, consisted of the following:

	December 31,
	2010	2009
Second Priority Notes, gross	$192,500,000	$199,750,000
Less: Unamortized original issue discount	(2,672,317)	(3,451,130)

Second Priority Notes, net	189,827,683	196,298,870
First Priority Notes	20,000,000	20,000,000
Paccar notes	4,916,659	6,612,859
Insurance notes	4,634,163	3,241,896

	219,378,505	226,898,229
Less: Current portion	(6,463,820)	(12,432,900)

Total long-term debt	$212,914,685	$214,465,329

Aggregate maturities of long-term debt as of December 31, 2010 are as follows:

2011	$6,463,820
2012	1,973,381
2013	1,113,621
2014	20,000,000
2015	192,500,000
Thereafter	—

Total	$222,050,822

Second Priority Notes

On February 12, 2008, FES LLC and FES CAP issued $205.0 million in principal amount of 11% senior secured notes (together with notes issued in exchange therefor, the “Second Priority Notes”). The Forbes Group reflects $189.8 million of debt outstanding in its balance sheet as of December 31, 2010, which recognizes the original issue discount as the Second Priority Notes were issued at 97.635% of par and the repurchase of certain Second Priority Notes as described below. The Second Priority Notes mature on February 15, 2015, and require semi-annual interest payments at an annual rate of 11% on February 15 and August 15 of each year until maturity. The Forbes Group was required to spend $6.6 million in cash to repurchase Second Priority Notes by June 30, 2010 after which no principal payments are due until maturity. The Second Priority Notes are senior obligations and rank equally in right of payment with other existing and future senior indebtedness and senior in right of payment to any subordinated indebtedness that may be incurred by the Forbes Group in the future.

The Second Priority Notes are guaranteed by FES Ltd, the parent company of FES LLC and FES CAP, as well as the domestic subsidiaries (the “Guarantor Subs”) of FES LLC, which includes CCF, TES, STT and FEI. All of the Guarantor Subs are 100% owned and each guarantees the securities on a full and unconditional and joint and several basis. FES Ltd has two 100% owned indirect subsidiaries, FES Mexico and a related employment company (the “Non-Guarantor Subs”) that have not guaranteed the Second Priority Notes. As contemplated by the indenture governing the Second Priority Notes (the “Second Priority Indenture”), however, the Forbes Group has granted a security interest in 65% of the equity interests of the Non-Guarantor Subs to secure the Second Priority Notes. FES Ltd has a branch office in Mexico and conducts operations independent of the Non-Guarantor Subs. The Guarantor Subs represent the majority of the Company’s operations.

The Second Priority Indenture, as amended, required the Forbes Group to pay $2.0 million in cash during the first quarter of 2009 and required the Forbes Group to pay an additional $8.0 million in cash by the end of the second quarter of 2010 to repurchase Second Priority Notes upon specified terms and conditions. Pursuant to this requirement, in the quarter ended March 31, 2009, the Forbes Group paid $2.0 million in cash to repurchase, at a discount, $3.25 million of Second Priority Notes. Additionally, in the quarter ended June 30, 2009, the Forbes Group paid $1.4 million cash to repurchase, at a discount, $2.0 million of Second Priority Notes. In connection with these repurchases, the Forbes Group realized a net gain of approximately $1.4 million after writing down a portion of the original issue discount and writing off a portion of the deferred financing costs. In the quarter- ended June 30, 2010, the Forbes Group paid $6.8 million in cash to repurchase, at a discount, $7.3 million of Second Priority Notes. In connection with this repurchase, the Forbes Group recognized a nominal net gain after writing down a portion of the original bond discount and writing off a portion of the deferred financing costs.

The Forbes Group may, at its option, redeem all or part of the Second Priority Notes from time to time at specified redemption prices and subject to certain conditions required by the Second Priority Indenture governing the Second Priority Notes. The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control or if the Forbes Group has excess cash flow. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The Forbes Group is permitted under the terms of the Second Priority Indenture to incur additional indebtedness in the future, provided that certain financial conditions set forth in the Second Priority Indenture are satisfied. The Forbes Group is subject to certain covenants contained in the Second Priority Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt, to create, incur or permit to exist certain liens on assets, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business, to engage in transactions with affiliates or to make capital expenditures in excess of certain amounts based on the year in which such expenditures are made.

Details of three of the more significant restrictive covenants in the Second Priority Indenture are set forth below:

•

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the Second Priority Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the Second Priority Indenture) for the most recently completed four full fiscal quarters is at least 3.0 to 1.0 for years beginning after December 31, 2009. As of December 31, 2010, we could incur no additional debt as Permitted Debt and under this Fixed Charge Coverage Ratio test.

•

Limitations on Capital Expenditures—Subject to certain adjustments and exceptions, permitted capital expenditures that may be made by us are limited to $115 million for the fiscal year ending December 31, 2011, plus or minus the amount by which Consolidated Cash Flow (as defined in the Second Priority Indenture) for the year ended December 31, 2010 exceeds or falls below $160 million. Currently, based on our calculation of Consolidated Cash Flow for the year ended December 31, 2010 we anticipate being able to make only nominal capital expenditures under this provision. Under the Second Priority Indenture, we are permitted to carry over into 2011, $10 million as permitted capital expenditures, which were permitted but unused in 2010. Further subject to the limitations under the First Priority Indenture, we are permitted under the Second Priority Indenture to make additional permitted capital expenditures based, in part, on the amount of aggregate net cash proceeds received from equity issuances since the issue date of the Second Priority Indenture, February 12, 2008.

•

Limitation on Restricted Payments—Subject to certain limited exceptions, we are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness contractually subordinated to the Second Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the Second Priority Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the Second Priority Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the Second Priority Indenture) since the issuance of the Second Priority Notes (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the Second Priority Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

Revolving Credit Facility

On April 10, 2008, the Forbes Group entered into a revolving credit facility (the “Credit Facility”). As discussed below, on October 2, 2009, the Forbes Group repaid and terminated the Credit Facility, using the proceeds from the issuance of the First Priority Notes. Borrowings under the Credit Facility accrued interest, at the option of the Forbes Group, at either (i) the greater of the Federal Funds Effective Rate in effect on such day plus 0.5% and the “prime rate” announced from time to time by Citibank, N.A., plus a margin of up to 1.25%, or (ii) the London Interbank Offered Rate, plus a margin of 1.75% to 2.25%. Unpaid interest accrued on outstanding loans was payable quarterly. The Credit Facility was secured by first priority security interests in substantially all of the Forbes Group’s assets, including those of all of the domestic subsidiaries that rank senior to the security interest granted to the holders of the Second Priority Notes. The credit agreement governing the Credit Facility (the “Credit Agreement”) also contained customary representations, warranties and covenants for the type and nature of the Credit Facility, including certain limitations or restrictions on the Forbes Group’s and certain future subsidiaries’ ability to incur additional debt, guarantee others’ obligations, create, incur or permit to exist liens on assets; make investments or acquisitions, make certain dispositions of assets, make payments on certain subordinated indebtedness, pay dividends or other payments to equity holders, engage in mergers, consolidations or other fundamental changes, sell assets, change the nature of its business and engage in transactions with affiliates. The Credit Agreement also contained restrictive financial covenants requiring us to maintain a certain Net Worth and certain ratios of Consolidated EBITDA to Consolidated Interest Expense, Senior Funded Debt to Consolidated Net Worth, and Consolidated Senior Funded Debt to Consolidated EBITDA. The Credit Agreement also contained a provision that would have made the occurrence of any Material Adverse Change an event of default (the capitalized terms used in this and the previous sentence have the meaning set forth in the Credit Agreement).

First Priority Notes

On October 2, 2009, FES LLC and FES CAP issued to Goldman, Sachs & Co. $20 million in aggregate principal amount of First Lien Floating Rate Notes due 2014 (the “First Priority Notes”), in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. After offering expenses, the Forbes Group realized net proceeds of approximately $18.8 million which was used, in part, to repay and terminate the Revolving Credit Facility. The First Priority Notes mature on August 1, 2014, and require semi-annual interest payments on February 1 and August 1 of each year until maturity at a rate per annum, reset semi-annually, equal to the greater of 4% or six month LIBOR, plus 800 basis points, which was 12% as of December 31, 2010. No principal payments are due until maturity. The First Priority are senior obligations and rank equally in right of payment with other existing and future senior indebtedness, including the Second Priority Notes, and senior in right of payment to any subordinated indebtedness that may be incurred by the Forbes Group in the future.

The First Priority Notes are guaranteed by FES Ltd, as well as the Guarantor Subs. Each of the Guarantor Subs guarantees the securities on a full and unconditional and joint and several basis. The two Non-Guarantor Subs have not guaranteed the First Priority Notes, however, the Forbes Group has granted a security interest in 65% of the equity interests of the Non-Guarantor Subs to secure the First Priority Notes. The Forbes Group may, at its option, redeem all or part of the First Priority Notes from time to time at specified redemption prices and subject to certain conditions required by the First Priority Indenture. The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control or if the Forbes Group has excess cash flow. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The First Priority Indenture contains certain covenants similar to those in the Second Priority Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt; to guarantee other obligations; to create, incur or permit to exist certain liens on assets, to make investments or acquisitions, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business, to engage in transactions with affiliates or to make capital expenditures in excess of certain amounts based on the year in which such expenditures are made. The First Priority Indenture also provides for certain limitations and restrictions on the Forbes Group’s ability to move collateral outside the United States or to dispose of assets. These covenants are subject to a number of important limitations and exceptions.

Details of three of the more significant restrictive covenants in the First Priority Indenture are set forth below:

•

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the First Priority Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the First Priority Indenture) for the most recently completed four full fiscal quarters is at least 2.5 to 1.0 until December 31, 2009, and 3.0 to 1.0 thereafter. As of December 31, 2010, we could incur no additional debt under this Fixed Charges Coverage Ratio test.

•

Limitations on Capital Expenditures—Subject to certain adjustments and exceptions, permitted capital expenditures that may be made by us are limited to $115 million for the fiscal year ending December 31, 2011, plus or minus the amount by which Consolidated Cash Flow (as defined in the First Priority Indenture) for the year ended December 31, 2010 exceeds or falls below $160 million. Currently, based on our calculation of Consolidated Cash Flow for the year ended December 31, 2010, we anticipate being able to make only nominal capital expenditures under this provision. Under the First Priority Indenture, we are permitted to carry over into 2011, $10 million as permitted capital expenditures, which were permitted but unused in 2010. Further, we are permitted under the First Priority Indenture to make additional permitted capital expenditures based, in part, on the amount of aggregate net cash proceeds received from equity issuances since the issue date of the First Priority Indenture, October 2, 2009.

•

Limitation on Restricted Payments—Subject to certain limited exceptions, We are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness other than First Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the First Priority Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the First Priority Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the First Priority Indenture) since the issuance of the First Priority Notes (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the First Priority Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

Each of the First Priority Indenture and Second Priority Indenture provides for events of default, which, if any of them occur, would, in certain circumstances, permit or require the principal, premium, if any, and interest on all the then outstanding First Priority Notes or Second Priority Notes, respectively, to be due and payable immediately. Additionally, in certain circumstances an event of default under the First Priority Indenture would cause an event of default under the cross-default provision of the Second Priority Indenture and vice versa. We are in compliance with the covenants of our First and Second Priority Indentures at December 31, 2010.

There are no significant restrictions under either indenture on FES Ltd’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan. See Note 16 for consolidating information required by Rule 3-10 of Regulation S-X.

Paccar Notes

During 2008, the Forbes Group financed the purchase of certain vehicles and equipment through commercial loans with Paccar Financial Group, with aggregate principal amounts outstanding as of December 31, 2010 and 2009 of approximately $4.9 million and $6.6 million, respectively. These loans are repayable in 60 monthly installments with the maturity dates ranging from May 2013 to October 2013. Interest accrues at rates ranging from 7.5% to 7.6% and is payable monthly. The loans are collateralized by equipment purchased with the proceeds of such loans.

Insurance Notes

During 2009 and 2010, the Forbes Group entered into a promissory note with First Insurance Funding for the payment of insurance premiums in an aggregate principal amount outstanding as of December 31, 2010 and December 31, 2009 of approximately $4.6 million and $4.0 million, respectively during the period of the insurance coverage. These notes are or were payable in twelve monthly installments with maturity dates of September 15, 2010 and September 15, 2009. Interest accrues or accrued at a rate of approximately 3.6% and 4.1% for 2010 and 2009, respectively, and is payable monthly. The amount outstanding could be substantially offset by the cancellation of the related insurance coverage.

9. Related Party Transactions

The Forbes Group enters into transactions with related parties in the normal course of conducting business. Accounts receivable–related parties and Accounts payable–related parties result from transactions with related parties which the company believes are at terms consistent with those available to third-party customers and from third-party vendors.

Messrs. John E. Crisp and Charles C. Forbes Jr., executive officers and directors of FES Ltd, are also owners and managers of Alice Environmental Holdings, Ltd and indirect owners and managers of Alice Environmental Services, LP, a wholly owned subsidiary of Alice Environmental Holdings, Ltd, collectively referred to as AES. The Forbes Group has entered into the following transactions with AES:

•	AES owns aircraft that the Forbes Group uses on a regular basis.

•	The Forbes Group has also entered into long-term operating leases with AES for well service rigs, vacuum trucks and related equipment.

•	The Forbes Group has entered into long-term real property leases, disposal well leases and disposal well operating agreements with AES.

In October 2008, the Forbes Group entered into a five year, operating lease agreement with AES to lease ten workover rigs and related support equipment. The gross lease amount of this agreement is approximately $15.2 million with monthly payments of approximately $0.3 million. The Forbes Group has the option to purchase the equipment at the end of the term for a purchase price of approximately $5.3 million.

In October 2010, the Forbes Group entered into an operating lease agreement effective January 2011 with AES to lease certain well servicing equipment, including trucks, tanks, swab units and other equipment. Previously this equipment was being rented month-to-month until certain conditions, which at this time have been satisfied, were met, upon which the term became four years. The gross agreement amount is approximately $3.2 million with monthly payments of approximately $67,000. The Forbes Group has the option to purchase the equipment at the end of the four year term for a purchase price of approximately $1.2 million.

The Forbes Group has thirteen rental or lease agreements with AES for parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Ten of the leases are written and three are oral. Each written lease has a five-year term with the Forbes Group having the option to extend from between one and five years. Aggregate amounts paid for the twelve rentals and leases were $1.3 million, $1.3 million, and $0.9 million for the year-ended December 31, 2010, 2009 and 2008, respectively.

The Forbes Group entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leases its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also receives a “skim oil” payment of 20% of the amount realized by the Forbes Group for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term is for three years and is renewable for successive three year terms as long as AES has rights to the well.

The Forbes Group entered into a waste water disposal lease agreement dated April 1, 2007, with AES. Under the agreement, the Forbes Group is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Forbes Group pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Forbes Group pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected or any skim oil.

Other expenses related to the items discussed above, were approximately $2.0 million, $2.3 million and $1.5 million related to aircraft and equipment rental, approximately $1.6 million, $1.2 million and $1.4 million related to disposal of waste water and approximately $0, $0 and $0.8 million related to other various expenses for the years-ended December 31, 2010, 2009, and 2008, respectively.

For the year-ended December 31, 2010, 2009, and 2008 Forbes Group recognized revenue from AES of approximately $0, $0 and $11,000, respectively, total expenses of approximately $9.3 million, $8.4 million and $5.5 million, respectively, and capital expenditures $0, $0, and $2.4 million respectively. Accounts payable to AES as of December 31, 2010 and 2009, resulting from such transactions were $406,000 and $683,000 respectively. The Forbes Group had no accounts receivable from AES as of December 31, 2010 and 2009, respectively.

Dorsal Services, Inc. is a trucking service provider that provides services to the Forbes Group. Mr. Crisp, an executive officer and director of FES Ltd, is a partial owner of Dorsal Services, Inc. The Forbes Group recognized revenues of $9,000 $58,000, and $58,000 related to trucking services, equipment rental, and wash out activities; expenses of approximately $795,000, $198,000 and $1.4 million; and capital expenditures of approximately $38,000, $0, and $29,000 from transactions with Dorsal Services, Inc. for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Dorsal Services, Inc. of $110,000 and $162,000 as of December 31, 2010 and 2009, respectively resulting from such transactions. The Forbes Group had accounts payable to Dorsal Services, Inc. of $77,000 and $144,000 as of December 31, 2010 and 2009, respectively, resulting from such transactions.

Tasco Tool Services, Inc. is a down-hole tool company that is partially owned and managed by a company that is owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd. Tasco rents and sells tools to the Forbes Group from time to time. The Forbes Group had revenues from Tasco of $4,000, $1,000 and $0 and recognized expenses of approximately $85,000, $68,000 and $314,000 and capital expenditures of $0, $130,000, and $50,000 related to transactions with Tasco for the years ended December 31, 2010, 2009, and 2008, respectively. Accounts payable to Tasco as of December 31, 2010, and 2009 were $10,000 and $20,000, respectively, resulting from these transactions.

FCJ Management, or FCJ, is a corporation that leases land and facilities to the Forbes Group and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Forbes Group recognized expenses of $36,000, $23,000 and $18,000 for the year ended December 31, 2010, 2009 and 2008, respectively. No revenues have been recognized from FCJ for any period. The Forbes Group had no accounts receivable from FCJ or accounts payable to FCJ as of December 31, 2010 and 2009, respectively.

C&F Partners is an entity that is owned by Messrs. Crisp and Forbes. The Forbes Group recognizes no revenues, expenses of approximately $531,000, $457,000, and $130,000 and no capital expenditures for the years ended December 31, 2010, 2009 and 2008, respectively. All expenses are related to aircraft rental. There were no accounts receivable, and accounts payable were $45,000 and $0 as of December 31, 2010 and 2009, respectively.

Resonant Technology Partners is a computer networking group that provides services to the Forbes Group. A director of the Forbes Group has an interest in the computer networking company. The Forbes Group recognized expenses of approximately $278,000, $242,000, and $0, and capital expenditures of approximately $28,000, $0 and $0 for the year-ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts payable of approximately $0 and $34,000 as of December 31, 2010 and 2009, respectively.

Wolverine Construction, Inc is a construction and site preparation services company that is owned by a son of Mr. Crisp, an executive officer and director of FES Ltd. Mr. Crisp’s son is also a fulltime employee of The Forbes Group. The Forbes Group provided additional services to customers in the fiscal year 2010 that was sub-contracted to Wolverine Construction, Inc.

The Forbes Group recognized capital expenditures of approximately $0, $119,000 and $60,000, revenues of approximately $62,000, $11,000 and $3,000 and expenses of approximately $12.2 million, $915,000 and $177,000 for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had accounts receivable from Wolverine as of December 31, 2010 and 2009 of approximately $67,000 and $6,000 respectively. The Forbes Group had accounts payable due to Wolverine of approximately $7.5 million and $19,000 as of December 31, 2010 and 2009, respectively.

Testco is a company that provides valve and gathering system testing services to the Forbes Group. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with a son of Mr. Crisp are partial owners of Testco. The Forbes Group recognized revenues of approximately $4,000, $0 and $423,000, and expenses of approximately $7,000, $12,400 and $0 for the years ended December 31, 2010, 2009, and 2008, respectively. The Forbes Group had no accounts receivable from and no accounts payable to Testco as December 31, 2010 and 2009, respectively.

CJ Petroleum Service LLC, or CJ Petroleum is a company that owns saltwater disposal wells and is owned by Messrs. Crisp and Forbes, two sons of Mr. Crisp, and Janet Forbes, a director of the FES Ltd. In 2010, we began paying CJ Petroleum to use their disposal wells. The Forbes group recognized no revenue, expenses of approximately $174,000 and no capital expenditures for the year ended December 31, 2010. We had no accounts receivable from CJ Petroleum as of December 31, 2010. We had accounts payable of $24,000 to CJ Petroleum as of December 31, 2010.

LA Contractors Ltd. is a bulk material hauling company partially owned by Mr. Crisp, Janet Forbes, directors of FES Ltd. and a son of Mr. Forbes. The Forbes Group recognized revenue of $0, $2,000 and $0, expenses of approximately $195,000, $34,000, and $8,000 and capital expenditures of approximately $348,000, $26,000 and $24,000 for the year ended December 31, 2010, 2009, and 2008, respectively. We had no accounts receivable from LA Contractors as of December 31, 2010 and 2009, respectively. We had accounts payable to LA Contractors of $8,000 and $3,000 as of December 31, 2010 and 2009, respectively.

Energy Fishing and Rentals, Inc., or EFR is a specialty oilfield tool company that is partially owned by Messrs. Crisp and Forbes. EFR rents and sells tools to the Forbes Group from time to time. The Forbes Group recognized revenue of $1,000 from EFR for the year ended December 31, 2010, and recognized expenses of approximately $38,000, $38,000 and $41,000 and capital expenditures of $11,000, $336,000 and $0 for the years ended December 31, 2010, 2009 and 2008, respectively. We had no accounts receivable from EFR as of December 31, 2010 and 2009, respectively. Accounts payable to EFR as of December 31, 2010 and 2009 were $9,000 and $18,000, respectively, resulting from these transactions.

JITSU, Inc. is a trucking service provider that, since October 2010, provides services to the Forbes Group. Janet Forbes and Mr. Crisp are owners of JITSU. For the year-ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $101,000 and no capital expenditures from transactions with JITSU, Inc. At December 31, 2010, the company had no accounts receivable from or accounts payable to JITSU.

Texas Quality Gate Guard, Inc. is an entity owned by Messrs. Crisp and Forbes that since October 2010 has provided security services to the Forbes Group. For the year ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $105,000 and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. At December 31, 2010, the company had no accounts receivable and accounts payable to Texas Quality Gate Guard, Inc. of approximately $68,000.

Animas Holding, Inc., or Animas, is a property and disposal company that is owned by the two sons of Mr. Crisp and three children of Mr. Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Animas agrees to pay TES ten percent of all skim oil payments obtained from this waste water disposal. The Forbes Group also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the use of the two properties. For the year-ended December 31, 2010, the Forbes Group recognized no revenues; expenses of approximately $260,000 and no capital expenditures from transactions with Animas Holding, Inc. At December 31, 2010, the company had no accounts receivable or accounts payable to Animas Holding, Inc.

TSWD, LLC, d/b/a Texas Saltwater Disposal Treatment, a company owned by a son of Mr. Crisp, provides saltwater disposal services to the Company. The Forbes group recognized no revenues and expenses of approximately $400,000, $400,000, and $100,000 for the years ended December 31, 2010, 2009 and 2008, respectively, from this related party. There were no accounts receivable, and accounts payable were $20,000, and $70,000, as of December 2010 and 2009, respectively, from this related party.

The Forbes Group has a relationship with Texas Champion Bank. Travis Burris, one of the directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of December 31, 2010, 2009, and 2008, the Forbes Group had $11.0 million, $7.2 million, and $10.6 million, respectively, on deposit with this bank.

Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which the Company conducts business. As of December 31, 2010 and 2009, the Forbes Group had $3.3 million and $1.3 million on deposit with this bank.

We believe all of the terms with companies described above are comparable to terms that were and are available to us in arm’s –length transaction with non-related parties.

10. Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments which subject the Forbes Group to credit risk consist primarily of cash balances maintained in excess of federal depository insurance limits and trade receivables. All of our non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. The Forbes Group restricts investment of temporary cash investments to financial institutions with high credit standings. The Forbes Group’s customer base consists primarily of multi-national and independent oil and natural gas producers. The Forbes Group does not require collateral on its trade receivables. For the year ended December 31, 2010 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 13.7%, 35.9%, and 51.9% of revenues, respectively. For the year ended December 31, 2009 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 11.7%, 37.7%, and 49.8% of revenues, respectively. For the year ended December 31, 2008 the Forbes Group’s largest customer, five largest, and ten largest customers constituted 8.6%, 30.3%, and 42.9% of revenues respectively. The loss of any one of our top five customers would have a significant negative impact on the revenues and profits of the company. Further, our trade accounts receivable are from companies within the oil and natural gas industry and as such Forbes Group is exposed to normal industry credit risks. The Forbes Group continually evaluates its reserves for potential credit losses and establishes reserves for such losses .

Major Customers

The Forbes Group had one individual customer that represented 13.7% of total consolidated revenues for the year ended December 31, 2010.The Forbes Group had two individual customers that represented 11.7% and 11.1% of total consolidated revenues for the year ended December 31, 2009. The Forbes Group had no individual customers that represented greater that 10% of total consolidated revenues for the year ended December 31, 2008.

Employee Benefit Plan

In 2005, the Forbes Group implemented a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. The Forbes Group may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since inception of the plan.

Self-Insurance

The Forbes Group is self-insured under its Employee Group Medical Plan for the first $125,000 per individual plus a $235,000 aggregate specific deductible. In October 2009 the Forbes Group eliminated the self insured portion of worker’s compensation, general liability and automobile liability. Incurred and unprocessed claims as of December 31, 2010 and 2009 amount to approximately $2.8 and $2.1 million, respectively. These claims are unprocessed, therefore their values are estimated and included in accrued expenses in the accompanying consolidated balance sheets. In addition, to accruals for the self-insured portion of the Employee Group Medical Benefits Plan, the liability for incurred and unprocessed claims also includes estimated “run off” liabilities payable at future dates related to the worker’s compensation, general liability and automobile liability self-insurance program that was eliminated in October 2009.

Litigation

The Forbes Group is subject to various other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these claims and actions, separately or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or cash flows, although we cannot guarantee that a material adverse effect will not occur.

Leases

Future minimum lease payments under non-cancellable operating leases as of December 31, 2010 are as follows:

	Related Party	Other	Total
2011	$4,135,020	$2,514,109	$6,649,129
2012	3,542,020	1,905,054	5,447,074
2013	2,487,764	1,865,450	4,353,214
2014	—	745,367	745,367
2015	—	—	—
Thereafter	—	—	—

Total	$10,164,804	$7,029,980	$17,194,784

Rent expense for the years ended December 31, 2010, 2009 and 2008 totaled approximately $16.9 million, $11.4 million and $5.0 million, respectively.

11. Supplemental Cash Flow Information

	Years Ended December 31,
	2010	2009	2008
Cash paid for
Interest	$24,782,114	$23,010,276	$17,026,761
Income tax	—	500,000	850,000
Supplemental schedule of non-cash investing and financing activities
Seller-financed purchases of property and equipment	$—	$—	$8,185,907
Financing of insurance notes	5,712,430	4,935,006	3,933,469
Changes in accounts payable related to capital expenditures	(3,519,212)	(13,682,564)	(41,954,237)

12. Income Taxes

In conjunction with the Initial Equity Offering of FES Ltd’s common shares on May 29, 2008 and the related Bermuda Reorganization, the Forbes Group became subject to U.S. federal income tax. As part of this reorganization, $52.8 million in deferred income taxes were recorded as income tax expense in accordance with ASC Topic 740 “Income Taxes”, “(ASC 740)”, which requires that the tax effect of recognizing deferred tax items upon a change in tax status be included in current year operations. In preparing tax returns for the short period ended May 29, 2008, the Bermuda Reorganization, the company elected to not take bonus depreciation on the fixed assets which resulted in a deferred tax benefit of $7.1 million being recorded as a change in estimate in 2009 related to the 2008 deferred tax due to change in tax status in the effective rate reconciliation.

In addition, the Forbes Group is subject to the Texas Franchise tax. The Texas Franchise tax is a tax equal to one percent of Texas-sourced revenue reduced by the greater of (a) cost of goods sold (as defined by Texas law), (b) compensation (as defined by Texas law) or (c) 30% of the Texas-sourced revenue. The Forbes Group accounts for the Texas Franchise tax as an income tax in accordance with ASC 740, as the tax is derived from a taxable base that consists of income less deductible expenses. For the years ended December 31, 2010, 2009 and 2008 the Forbes Group incurred current franchise tax expense of $0.2 million, $0 and $1 million, respectively. As of December 31, 2010 and 2009, the Forbes Group reflected on its balance sheet a franchise tax liability of $0.2 million and $0, respectively.

Income tax expense for the year ended December 31, 2010 includes approximately $0 of current federal income tax expense, approximately $0.2 million of Texas Franchise tax expense and approximately $0.2 million of foreign income tax expense.

The Forbes Group was not subject to U.S. federal income tax until May 29, 2008. Prior to May 29, 2008 all income, losses, credits, and deductions of the Forbes Group were passed through to the members. Accordingly, no provision for U.S. federal income taxes is included in the accompanying consolidated financial statements through May 29, 2008 which is reflected as an item in our effective tax rate reconciliation of $4.8 million. A reconciliation of federal statutory income taxes to our effective tax expense follows.

The domestic and foreign components of income (loss) before income taxes were as follows:

	2010	2009	2008
Domestic	$(23,627,787)	$(52,008,685)	$34,023,599
Foreign	5,816,737	(2,465,891)	(1,196,697)

	$(17,811,050)	$(54,474,576)	$32,826,902

The components of the provision for income taxes consisted of:

	2010	2009	2008
Current:
Federal	$—	$491,446	$—
State	249,022	(188,804)	1,005,872
Foreign	186,620	—	—

Total current income tax provision	435,642	302,642	1,005,872

Deferred:
Federal	(6,955,580)	(25,648,232)	61,425,508
State	18,806	201,723	143,112
Foreign	—	—	—

Total deferred income tax provision	(6,936,774)	(25,446,509)	61,568,620

Total income tax (benefit) expense	$(6,501,132)	$(25,143,867)	$62,574,492

Effective Tax Rate Reconciliation:
Income taxes at statutory rate	$(6,233,868)	$(19,066,102)	$11,489,416
Non-deductible expenses	584,413	216,722	324,282
State income taxes, net of federal benefit	161,864	(11,749)	775,850
Change in deferred tax valuation allowance	(1,025,525)	690,450	335,075
Deferred taxes due to change in tax status	—	—	52,835,075
Change in estimate-bonus depreciation	419,157	(7,145,800)	—
Foreign rate difference	(407,173)	172,612	83,768
Goodwill Impairment	—	—	1,527,179
Tax pass through entity earnings	—	—	(4,796,153)

	$(6,501,132)	$(25,143,867)	$62,574,492

At December 31, significant components of our deferred tax assets and liabilities were:

	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$29,333,629	$24,294,846
Foreign tax credits	796,363	—
Other	5,344,669	4,131,589

Total deferred tax assets	35,474,661	28,426,435

Valuation allowance for deferred tax assets	—	(1,025,525)

Deferred tax liabilities:
Tax over book depreciation	(53,354,294)	(51,213,448)
Intangible assets	(11,805,706)	(12,809,573)

Total deferred tax liabilities	(65,160,000)	(64,023,021)

Net deferred tax liabilities	$(29,685,339)	$(36,622,111)

We had a U.S. net operating loss carryforward at December 31, 2010 of approximately $84.2 million which is subject to expiration in various amounts from 2028 to 2030. Realization of deferred tax assets associated with net operating loss carryforwards is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to their expiration. Management believes it is more likely than not that the U.S. deferred tax asset will be realized through future taxable income or reversal of temporary differences. Additionally, at December 31, 2010 we determined an overall foreign loss position is no longer expected to exist, thereby reversing the valuation allowance recorded as of December 31, 2009. Also we recorded a foreign tax credit of approximately $800,000 that we expect to be able to fully utilize in future years. The foreign tax credit is subject to expiration in 2020.

Deferred taxes have not been provided for on the majority of undistributed earnings of foreign subsidiaries since substantially all of these earnings are expected to be permanently reinvested in our foreign operations. A deferred tax liability is recognized when we expect that we will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. Determination of the amount of the unrecognized U.S. income tax liability on undistributed earnings is not practical because of the complexities of the hypothetical calculation

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which was later codified into ASC 740. This interpretation clarified the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company was subject to the provisions of ASC 740 after June 27, 2008 when it became subject to filing under the Securities Exchange Act of 1934. Prior to that date, the entity was a flow-through entity for tax purposes; therefore, the former owners are responsible for any tax adjustments related to prior years, although Management believes no uncertainties exist related to those prior years. The Forbes Group has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns and is unaware of any uncertain tax positions. The Company files tax returns in the U.S., Texas, and Mexico. In addition, the Company was not required to record a cumulative effect adjustment related to the adoption of ASC 740.

The Company’s policy for recording interest and penalties associated with uncertain tax positions is to record such items as a component of tax expense.

The Company files U.S. federal, U.S. state, and foreign tax returns, and is generally no longer subject to tax examinations for fiscal years prior to 2008.

13. Loss per Share

Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted average common shares outstanding during the period (including for the periods prior to May 28, 2010 the Class B Shares convertible into common shares). Diluted net loss per share takes into account the potential dilution that could occur if securities or other contracts to issue common shares, such as warrants, options and convertible preference shares, were exercised and converted into Common shares. Potential common stock equivalents that have been issued by the Forbes Group relate to outstanding stock options, which are determined using the treasury stock method, and the Series B Senior Convertible Preferred Shares, which are determined using the “if converted” method. In applying the if-converted method, conversion is not assumed for purposes of computing diluted EPS if the effect would be antidilutive. As of December 31, 2010 and 2009, there were 5,220,000 and 2,680,000 options to purchase common shares outstanding, and 588,059 and 0 Series B Senior Convertible Preferred Shares outstanding, respectively. The preferred stock is convertible at a rate of 36 common shares to one. We did not include any common shares issuable upon the exercise of options or the conversion of the Series B Preferred Shares in the calculation of diluted loss per share during any period presented as they would be antidilutive.

The Company has determined that the Series B Preferred Stock is a participating security under ASC 260. Under ASC 260, a security is considered a participating security if the security may participate in undistributed earnings with common stock, whether the participation is conditioned upon the occurrence of a specified event or not. In accordance with ASC260, a company is required to use the two-class method when computing EPS when a company has a security that qualifies as a “participating security.” The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. A participating security is included in the computation of basic EPS using the two-class method. Under the two-class method, basic EPS for the Company’s Common Stock is computed by dividing net income applicable to common stock by the weighted-average common shares outstanding during the period. Diluted EPS for the Company’s Common Stock is computed using the more dilutive of the two-class method or the if-converted method.

In accordance with ASC 260, securities deemed to not be participating in losses if there is no obligation to fund such losses. Since the Company reported a loss from operations for the year ended December 31, 2010, the Series B Preferred Stock was not deemed to be a participating security for the year-ended December 31, 2010 pursuant to ASC 260.

Concurrent with the Equity Offering on May 29, 2008, the Company began conducting its business through, a newly formed Bermuda corporation and holding company. The unaudited pro forma net income per share gives effect to the Bermuda Reorganization pursuant to which our parent entity changed from a flow through entity for federal income tax purposes to a “C” corporation, the issuance of our common stock in connection with our Initial Equity Offering on May 29, 2008, and an assumed effective tax rate of 37%, as though the Bermuda Reorganization and Initial Equity Offering had occurred on January 1, 2008.

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2010	2009	2008
Basic and diluted:
Net loss	$(11,309,918)	$(29,330,709)	$(29,747,590)
Accumulated preferred stock dividends and accretion	(1,040,693)	—	—

Net loss attributable to common stockholders	$(12,350,611)	(29,330,709)	(29,747,590)
Weighted-average common shares	83,673,700	62,642,878	45,894,557

Basic and diluted loss per share	$(0.15)	$(0.47)	$(0.65)

The following table sets forth the computation of unaudited pro forma basic and diluted earnings per share:

Year Ended December 31, 2008
Pro Forma
Basic and diluted:
Net income	$20,680,948
Weighted-average common shares	55,994,843
Basic and diluted earnings per share	$0.37

14. Business Segment Information

        The Forbes Group has determined that it has two reportable segments organized based on its products and services—well servicing and fluid logistics and other. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Well Servicing

The well servicing segment consists of operations in the U.S. and Mexico that provide (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, the Forbes Group has tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

Fluid Logistics and Other

The fluid logistics and other segment consists of operations in the U.S., which provide, transport, store and dispose of a variety of drilling and produced fluids used in and generated by oil and natural gas production activities. These services are required in most workover and completion projects and are routinely used in daily producing well operations. In the fiscal year 2010, the Company began providing site preparation services which are complementary to the traditional services offered by the company. Wolverine Construction, Inc., a related party, was sub-contracted to completed such services.

The following table sets forth certain financial information with respect to Forbes Group’s reportable segments (amounts in 000’s):

	Well Servicing	Fluid Logistics and Other	Total
Year Ended December 31, 2010
Operating revenues	$155,273	$178,797	$334,070
Direct operating costs	123,332	138,079	261,411

Segment profits	$31,941	$40,718	$72,659

Depreciation and amortization	$22,027	$17,933	$39,960
Capital expenditures	1,756	1,770	3,526
Total assets	374,327	282,448	656,775
Year Ended December 31, 2009
Operating revenues	$106,097	$109,823	$215,920
Direct operating costs	96,826	87,263	184,089

Segment profits	$9,271	$22,560	$31,831

Depreciation and amortization	$21,746	$17,726	$39,472
Capital expenditures	14,488	1,854	16,342
Total assets	368,926	249,660	618,586
Year Ended December 31, 2008
Operating revenues	$189,980	$170,949	$360,929
Direct operating costs	128,615	117,940	246,555

Segment profits	$61,365	$53,009	$114,374

Depreciation and amortization	$18,253	$15,471	$33,724
Capital expenditures	106,016	36,017	142,033

	Year Ended December 31,
Reconciliation of Forbes Group Operating Income (Loss) As Reported:	2010	2009	2008
Segment profits	$72,659	$31,831	$114,374
General and administrative expense	23,373	21,229	17,700
Depreciation and amortization	39,960	39,472	33,724
Goodwill impairment	—	—	4,363

Operating income (loss)	9,326	(28,870)	58,587
Other income and expenses, net	(27,137)	(25,605)	(25,760)

Income (loss) before income taxes	$(17,811)	$(54,475)	$32,827

	Year Ended December 31,
Reconciliation of the Forbes Group Assets as Reported	2010	2009
Total reportable segments	$656,775	$618,586
Elimination of internal transaction	(801,930)	(716,571)
Parent	596,985	555,418

Total assets	$451,830	$457,433

Financial information about geographic areas

Revenues from the Company’s non-U.S. operations, which are located exclusively in Mexico, were $45.9 million, $26.2 million and $0 for the years ended December 31, 2010, 2009, and 2008 respectively. All other revenue was generated by the Company’s U.S. operations. The Company generates no revenues from Bermuda, the country of domicile of FES Ltd. Long-lived assets located in Mexico were approximately $13.4 million, $12.4 million and $0.3 million as of December 31, 2010, 2009, and 2008, respectively.

15. Equity Securities

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion, or sinking fund rights. Holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares. Unless a different majority is required by law or by the Bye-laws, resolutions to be approved by holders of Common Shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. In the event of the liquidation, dissolution, or winding up of the Company, the holders of common shares are entitled to share equally and ratably in the Company’s assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding Preference Shares.

Class B Shares

On May 28, 2010, in connection with the issuance of the Series B Preferred Shares, holders of Class B Shares holding greater than 66 2/3% of the Class B Shares then issued and outstanding elected to convert their Class B Shares into an equal number of the Company’s Common Shares, pursuant to Section 4.3 of the Company’s Bye-laws. This resulted in the automatic conversion of all issued and outstanding Class B Shares into the Company’s Common Shares, on a one-for-one basis. There are no Class B Shares currently issued and outstanding.

Prior to the conversion, holders of Class B shares had the right to be present at annual shareholder meetings, but, except as otherwise provided in the Companies Act 1981 of Bermuda (“CAB”) and the Company’s bye-laws, had no right to vote on any matters at such meetings. Under the bye-laws, the holders of the Class B shares were permitted to vote with the common shares on an as-converted basis for the following actions:

•	any increase or decrease in the authorized number of common shares or preference shares;

•	any agreement by the Company or its shareholders regarding a “business combination” (as defined in the bye-laws);

•	any increase of decrease in the authorized number of members of the board of directors;

•	the liquidation, dissolution or winding up of the Company; and

•	voluntary placement of the Company into receivership proceedings in any relevant jurisdiction.

In addition, the following actions required the approval of holders of 75% of the Class B shares:

•	any increase or decrease in the authorized number and any issuance of Class B shares;

•	any alteration or waiver of any provision of the bye-laws in a manner adverse to the holders of the Class B shares; and

•

any authorization or any designation, whether by reclassification or otherwise, of any new class or series of shares or any other securities convertible into equity securities of the Company having voting rights or ranking on a parity with or senior to the Class B shares in right of redemption, liquidation preference, or dividend rights, or any increase in the authorized or designated number of any such new class or series.

In addition to the rights above, holders of Class B shares, or the common shares into which they were converted in May 2010, had the right to nominate a majority of the board of directors for election for as long as such holders own at least a majority of the capital stock of the Company. In the event that such holders owned between 25% and 50% of the capital stock of the Company, they had the right to nominate that number of directors commensurate with their percentage ownership of the Company, with such number being not less than two.

Series B Senior Convertible Preferred Shares

Under our Certificate of Designation, we are authorized to issue 825,000 shares of Series B Senior Convertible Preferred Shares (the “Series B Preferred Shares”), par value $0.01 per share. On May 28, 2010 the Company completed a private placement of 580,800 Series B Preferred Shares for total gross proceeds of $14,520,000. In connection with the private placement, the Company paid the investors who purchased the Series B Preferred Shares a closing fee of $290,400 and incurred legal fees and other costs of $401,395. The Common Shares into which the Series B Preferred Shares are convertible have certain demand and “piggyback” registration rights.

The terms of the Series B Preferred Shares are as follows:

Rank – The Series B Preferred Shares rank senior in right of payment to the Common Shares and any class or series of capital stock that is junior to the Series B Preferred Shares, and pari passu with any series of the Company’s preferred stock that by its terms ranks pari passu in right of payment as to dividends and liquidation with the Series B Preferred Shares.

Conversion – The Series B Preferred Shares are convertible into the Company’s common shares at an initial rate of 36 common shares per Series B Preferred Shares (subject to adjustment). If all of the initially issued Series B Preferred Shares are converted, at the initial conversion rate, 20,908,800 Common Shares (representing 19.99% of the outstanding common shares outstanding at the time of the issuance of the Series B Preferred Shares after such conversion) will be issued to the holders of the Series B Preferred Shares. Pursuant to Certificate of Designation, no holder of the Series B Preferred Shares is entitled to effect a conversion of Series B Preferred Shares if such conversion would result in the holder (and affiliates) beneficially owning 20% or more of the Company’s Common Shares. Redeemable preferred stock (and, if ever, any other redeemable financial instrument we may enter into) is initially evaluated for possible classification as a liability or equity pursuant to ASC 480—Distinguishing Liabilities from Equity. Redeemable preferred stock that does not, in its entirety, require liability classification is evaluated for embedded features that may require bifurcation and separate classification as derivative liabilities. In determining the appropriate accounting for the conversion feature for the Series B Preferred Stock, the Company determined that the conversion feature does not require bifurcation, and as a result is not considered a derivative under the provisions of ASC 815—Derivatives and Hedging.

Dividends Rights – The Series B Preferred Shares are entitled to receive preferential dividends equal to five percent (5%) per annum of the original issue price per share, payable quarterly in February, May, August and November of each year. Such dividends may be paid by the Company in cash or in kind (in the form of additional Series B Preferred Shares). In the event that the payment in cash or in kind of any such dividend would cause the Company to violate a covenant under its debt agreements, the obligation to pay, in cash or in kind, will be suspended until the earlier to occur of (i) and only to the extent any restrictions under the debt agreements lapse or are no longer applicable or (ii) February 16, 2015. During any such suspension period, the preferential dividends shall continue to accrue and accumulate. As shares of the Series B Preferred Shares are convertible into shares of our common stock, each dividend paid in kind will have a dilutive effect on our shares of common stock.

Liquidation – Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made as follows:

(i)	to the holders of shares ranking junior to the Series B Preferred Shares unless the holders of Series B Preferred Shares shall have received an amount equal to the original issue price per share of the Series B Preferred Shares (subject to adjustment) plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and

(ii)	to the holders of shares ranking on a parity with the Series B Preferred Shares, unless simultaneously therewith distributions are made ratably on the Series B Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Shares are entitled.

Voting Rights – The holders of Series B Preferred Shares are not entitled to any voting rights except as provided in the following sentence in the Company’s Bye-laws or otherwise under the Company Act of 1981 of Bermuda. If the preferential dividends on the Series B Preferred Shares have not been declared and paid in full in cash or in kind for eight or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Shares shall be entitled to vote at any meeting of shareholders with the holders of Common Shares and to cast the number of votes equal to the number of whole Common Shares into which the Series B Preferred Shares held by such holders are then convertible.

Redemption – All or any number of the Series B Preferred Shares may be redeemed by the Company at any time after May 28, 2013 at a redemption price determined in accordance with the Certificate of Designation plus accrued and unpaid dividends and provided that the current equity value of our common stock exceeds specified levels. On May 28, 2017, the Company is required to redeem any Series B Preferred Shares then outstanding at a redemption price determined in accordance with the Certificate of Designation plus accrued but unpaid dividends. Such mandatory redemption may, at the Company’s election, be paid in cash or in common shares (valued for such purpose at 95% of the then fair market value of the common shares). In the event certain corporate transactions occur (such as a reorganization, recapitalization, reclassification, consolidation or merger) under which the Company’s common shares (but not the Series B Preferred Shares) are converted into or exchanged for securities, cash or other property, then following such transaction, each Series B Preferred Share shall thereafter be convertible into the same kind and amount of securities, cash or other property.

Certain of the redemption features are outside of the Company’s control, and as a result, the Series B Preferred Shares have been reflected in the consolidated balance sheet as temporary equity.

Dividends

Preferred stock dividends are recorded at their fair value. If paid in cash, the amount paid represents fair value. If paid in kind, the fair value of the preferred stock dividends is determined using valuation techniques that include a component representing the intrinsic value of the dividends (which represents the fair value of the common stock into which the preferred shares could be converted) and an option component (which is determined using a Black-Scholes Option Pricing Model). Management currently expects to pay dividends in-kind. As we have not paid dividends in cash or in-kind for two quarterly periods and are in an accumulated deficit position, these dividends are treated as a reduction of additional paid-in capital.

The Series B Preferred Shares are not redeemable as of December 31, 2010. The Company paid a closing fee to the Investors of $290,400 which is netted with the proceeds from the sale of the Series B Preferred Shares in temporary equity on the consolidated balance sheet. The value of the Series B Preferred Shares, for accounting purposes, is being accreted up to redemption value from the date of issuance to the earliest redemption date of the instrument using the effective interest rate method. If the Series B Preferred Shares had been redeemed as of December 31, 2010, the redemption amount would have been approximately $15.3 million.

16. Guarantor and Non-Guarantor Consolidating Financial Statements

The Company has certain foreign significant subsidiaries that do not guarantee the Second Priority Notes and the First Priority Notes discussed in Note 8 and is required to present the following condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X. These schedules are presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Supplemental financial information for Forbes Energy Services Ltd., the parent, Forbes Energy Services LLC and Forbes Energy Capital, Inc., the issuers, our combined subsidiary guarantors and our non-guarantor subsidiaries is presented below. The December 31, 2008 supplemental information has not been included because the parent company had no independent assets or operations, and the then existing non-guarantor was deemed to be minor as of and for the period ending that date.

Consolidating Balance Sheet

As of December 31, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets

Current assets
Cash and cash equivalents	$7,101,006	$1,853,717	$21,388,712	$115,022	—	$30,458,457
Accounts receivable	13,797,552	—	81,508,832	12,423,295	(18,883,978)	88,845,701
Other current assets	284,146	305,593	5,982,520	597	—	6,572,856

Total current assets	21,182,704	2,159,310	108,880,064	12,538,914	(18,883,978)	125,877,014

Property and equipment, net	658,901	—	272,825,909	746,656	—	274,231,466
Investments in affiliates	15,556,856	105,347,628	(2,622,006)	—	(118,282,478)	—
Intercompany receivables	95,785,698	114,836,363	—	—	(210,622,061)	—
Intercompany note receivable	902,261	—	—	—	(902,261)	—
Intangible assets, net	—	—	33,737,585	—	—	33,737,585
Deferred financing costs, net	—	8,907,520	—	—	—	8,907,520
Restricted cash	—	9,043,246	—	—	—	9,043,246
Other assets	13,392	—	8,983	10,661	—	33,036

Total assets	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$12,360,888	$922,471	$26,066,715	$18,040	$(10,541,463)	$28,826,651
Accrued liabilities	2,797,613	9,351,896	6,872,793	2,332,805	518,575	21,873,682
Current portion of long-term debt	—	4,634,163	1,829,657	—	—	6,463,820

Total current liabilities	15,158,501	14,908,530	34,769,165	2,350,845	(10,022,888)	57,164,153
Long-term debt	—	209,827,683	3,087,002	—	—	212,914,685
Intercompany payables	—	—	206,705,062	12,778,099	(219,483,161)	—
Intercompany note payable	—	—	—	902,261	(902,261)	—
Deferred tax liability (benefit)	(33,124,373)	—	62,922,417	(112,705)	—	29,685,339

Total liabilities	(17,965,872)	224,736,213	307,483,646	15,918,500	(230,408,310)	299,764,177

Series B Convertible Preferred Shares	15,270,293	—	—	—	—	15,270,293
Shareholders’ equity	136,795,391	15,557,854	105,346,889	(2,622,269)	(118,282,468)	136,795,397

Total liabilities and shareholders’ equity	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Consolidating Balance Sheet

As of December 31, 2009

	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$12,577,404	$7,860,204	$7,973,636	$14,123	$—	$28,425,367
Restricted cash	—	2,932,279	—	—	—	2,932,279
Accounts receivable	20,747,276	9,078	40,203,774	15,992,327	(18,858,590)	58,093,865
Other current assets	(14,107)	401,021	4,231,170	118,610	—	4,736,694

Total current assets	$33,310,573	$11,202,582	$52,408,580	$16,125,060	$(18,858,590)	$94,188,205

Property and equipment, net	546,107	—	307,115,247	898,531	—	308,559,885
Investments in affiliates	40,712,544	97,919,974	680,424	—	(139,312,942)	—
Intercompany receivables	63,984,843	143,549,204	—	—	(207,534,047)	—
Intercompany note receivable	5,013,405	—	—	—	(5,013,405)	—
Intangible assets, net	—	—	36,598,781	—	—	36,598,781
Deferred financing costs, net	—	11,453,830	—	—	—	11,453,830
Restricted cash	—	6,560,225	—	—	—	6,560,225
Other assets	1,890	27,500	31,436	11,144	—	71,970

Total assets	$143,569,362	$270,713,315	$396,834,468	$17,034,735	$(370,718,984)	$457,432,896

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$21,340,568	$445,376	$16,706,926	$5,137,388	$(19,355,427)	$24,274,831
Accrued liabilities	1,041,085	9,269,026	9,269,096	3,074,506	476,535	23,130,248
Current portion of long-term debt	—	10,736,500	1,696,400	—	—	12,432,900

Total current liabilities	22,381,653	20,450,902	27,672,422	8,211,894	(18,878,892)	59,837,979
Long-term debt	—	209,548,870	4,916,459	—	—	214,465,329
Intercompany payables	—	—	204,384,800	3,128,945	(207,513,745)	—
Intercompany note payable	—	—	—	5,013,405	(5,013,405)	—
Deferred tax liability (benefit)	(25,319,770)	—	61,941,881	—	—	36,622,111

Total liabilities	(2,938,117)	229,999,772	298,915,562	16,354,244	(231,406,042)	310,925,419

Shareholders’ equity	146,507,479	40,713,543	97,918,906	680,491	(139,312,942)	146,507,477

Total liabilities and shareholders’ equity	$143,569,362	$270,713,315	$396,834,468	$17,034,735	$(370,718,984)	$457,432,896

For the Year Ended December 31, 2010

Consolidating Statement of Operations

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues

Well servicing	$45,885,273	$—	$112,143,046	$15,975,781	$(18,730,824)	$155,273,276

Fluid logistics	—	—	178,796,699	—	—	178,796,699

Total revenues	45,885,273	—	290,939,745	15,975,781	(18,730,824)	334,069,975

Expenses

Well servicing	35,869,202		89,657,036	13,959,543	(16,153,280)	123,332,501

Fluid logistics	—	—	138,078,555	—	—	138,078,555

General and administrative	6,819,412	5,919,630	11,536,373	1,674,958	(2,577,327)	23,373,046

Depreciation and amortization	140,955	—	39,566,366	252,974	—	39,960,295

Total expenses	42,829,569	5,919,630	278,838,330	15,887,475	(18,730,607)	324,744,397

Operating income (loss)	3,055,704	(5,919,630)	12,101,415	88,306	(217)	9,325,578

Interest income (expense), net	28,728	(26,871,539)	(281,812)	(31,152)	1,574	(27,154,201)

Equity in income (loss) of affiliates	(22,022,016)	10,747,943	(70,642)	—	11,344,715	—

Other income (loss), net	3,645	21,210	(10,216)	4,291	(1,357)	17,573

Income (loss) before taxes	(18,933,939)	(22,022,016)	11,738,745	61,445	11,344,715	(17,811,050)

Income tax expense (benefit)	(7,624,021)	—	990,795	132,094	—	(6,501,132)

Net income (loss)	$(11,309,918)	$(22,022,016)	$10,747,950	$(70,649)	$11,344,715	$(11,309,918)

,

Consolidating Statement of Operations

For the Year Ended December 31, 2009

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues

Well servicing	$26,285,577	—	$85,420,185	$9,435,085	$(15,043,567)	$106,097,280
Fluid logistics	—	—	109,822,640	—	—	109,822,640

Total revenues	26,285,577	—	195,242,825	9,435,085	(15,043,567)	215,919,920

Expenses

Well servicing	25,638,378	138	77,344,249	5,274,041	(11,430,895)	96,825,911
Fluid logistics	—	—	87,263,351	—	—	87,263,351
General and administrative	7,225,894	5,890,640	9,822,892	1,921,404	(3,632,011)	21,228,819
Depreciation and amortization	33,552	—	39,143,261	294,942	—	39,471,755

Total expenses	32,897,824	5,890,778	213,573,753	7,490,387	(15,062,906)	244,789,836

Operating income (loss)	(6,612,247)	(5,890,778)	(18,330,928)	1,944,698	19,339	(28,869,916)

Interest income (expense), net	29,775	(26,133,136)	(775,310)	(26,955)	(12,891)	(26,918,517)
Equity in income (loss) of affiliates	(38,073,710)	(7,471,913)	1,917,501	—	43,628,122	—
Other income (loss), net	(138,191)	1,422,117	36,430	(51)	(6,448)	1,313,857

Income (loss) before taxes	(44,794,373)	(38,073,710)	(17,152,307)	1,917,692	43,628,122	(54,474,576)

Income tax expense (benefit)	(15,463,664)	—	(9,680,203)	—	—	(25,143,867)

Net income (loss)	$(29,330,709)	$(38,073,710)	$(7,472,104)	$1,917,692	$43,628,122	$(29,330,709)

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net cash provided by operating activities	$(19,642,041)	$323,005	$21,643,272	$124,873	—	$2,449,109

Cash flows from investing activities
Restricted cash	—	449,258	—	—	—	449,258
Purchase of property and equipment	—	—	(6,202,984)		—	(6,202,984)

Net cash used in investing activities	—	449,258	(6,202,984)		—	(5,753,726)
Cash flows from financing activities
Other	—	—	(392,969)	—	—	(392,969)

Proceeds from stock offering, net	14,229,600	—	—	—	—	14,229,600
Borrowings under debt agreements	—	—	—	—	—	—
Repayments of debt	—	(6,778,750)	(1,696,200)	—	—	(8,474,950)

Net cash provided by (used in) financing activities	14,229,600	(6,778,750)	(2,089,169)	—	—	5,361,681

Effect of currency translation on cash	—	—	—	(23,974)	—	(23,974)
Net increase/(decrease) in cash and cash equivalents	(5,412,441)	(6,006,487)	13,351,119	100,899	—	2,033,090
Cash and cash equivalents
Beginning of period	12,577,404	7,860,204	7,973,636	14,123	—	28,425,367

End of period	$7,164,936	$1,853,717	$21,324,755	$115,022	—	$30,458,457

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

	Parent	Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net cash provided by operating activities	$(2,487,192)	$20,570,970	$(3,602,204)	$897,828	—	$15,379,402

Cash flows from investing activities
Restricted cash	—	(9,492,504)	—	—	—	(9,492,504)
Insurance proceeds	—	—	1,783,832	—	—	1,783,832
Purchase of property and equipment	—	—	(29,120,985)	(903,486)	—	(30,024,471)

Net cash used in investing activities	—	(9,492,504)	(27,337,153)	(903,486)	—	(37,733,143)

Cash flows from financing activities
Payment for debt issuance costs	—	—	(1,236,638)	—	—	(1,236,638)

Proceeds from stock offering, net	14,927,705	—	—	—	—	14,927,705
Borrowings under debt agreements	—	—	32,000,000	—	—	32,000,000
Repayments of debt	—	(3,415,000)	(14,966,026)	—	—	(18,381,026)

Net cash provided by (used in) financing activities	14,927,705	(3,415,000)	15,797,336	—	—	27,310,041

Net increase/(decrease) in cash and cash equivalents	12,440,513	7,663,466	(15,142,021)	(5,658)	—	4,956,300
Cash and cash equivalents
Beginning of period	136,891	196,738	23,115,657	19,781	—	23,469,067

End of period	$12,577,404	$7,860,204	$7,973,636	$14,123	—	$28,425,367

17. Subsequent Events

On January 25, 2011, the Company filed Amendment No. 1 to its Registration Statement on Form S-4 that was originally filed on November 19, 2010. While this registration statement has been filed, it has not yet been declared effective. Upon its effectiveness, the registration statement will register the exchange of common shares (and Series A Junior Participating Preferred Share purchase rights attached thereto) associated with the Company’s proposed conversion from a Bermuda exempt company to a Texas corporation, or the Conversion. In connection with the Conversion and Share Consolidation, the Company has submitted an application to list its common equity on the NASDAQ Global Market. If this application is successful, the Company plans to dual list its common equity on both the NASDAQ Global Market and the Toronto Stock Exchange. Nevertheless, there can be no assurance that the NASDAQ listing application will be accepted.

In connection with the conversion, the Company plans to conduct a four-to-one consolidation of its common shares, or the Share Consolidation. In order to facilitate the Share Consolidation, on January 18, 2011, the holders of the Company’s Series B Preferred Shares consented to amend and restate the Certificate of Designation of the Series B Senior Convertible Preferred Shares in order to allow the Company to pay cash in lieu of issuing fractional shares created as a result of stock dividends, splits or combinations or business combinations. On January 20, 2011, this amendment was approved by Company’s board of directors and became effective.

Further, in connection with the Company’s proposed listing on the NASDAQ Global Market, the Company has executed an amended and restated the nominating and voting agreement between the Company, John E. Crisp, Charles C. Forbes and Janet Forbes. Under the terms of the original agreement, Mr. Crisp, Mr. Forbes, Ms. Forbes and their respective successors or assigns, or the Founders, were granted the right to designate a majority of members of the board of directors of the Company for election. In connection with the Company’s proposed listing of its common stock on NASDAQ, the Company and the Founders decided to amend certain provisions of this agreement in order to tie the Founders’ nomination rights more closely to their combined ownership percentage of the Company’s voting stock. On March 9, 2011, the Company and the Founders executed an amended and restated nominating and voting agreement to become effective as of the date of the Conversion. Pursuant to this restated agreement, effective as of the Conversion, for as long as the Founders own greater than 25% in the aggregate of the total outstanding common stock of the Company (or other stock that at such time votes with the Common Stock with respect to the election of directors), they will have the right to designate for election such number of members of the board of directors, rounded up to the greatest whole number, commensurate with their aggregate ownership percentage of such stock. Notwithstanding the foregoing, the Founders will not have the right to designate for election a majority of the board of directors unless the Founders own a majority of the voting stock of the Company. To the extent that the Founders are unable to mutually agree upon which individuals shall be the board designees, the Founders agree to use good-faith best efforts to nominate Mr. Crisp, Mr. Forbes and Ms. Forbes as board designees, provided that if the number of board designees is less than three, then the Founders agree to use good-faith best efforts to nominate the individuals with the higher ownership percentage of the Company’s voting stock to the available designee positions. Similar to the original agreement, pursuant to the restated agreement, to the extent that the Founders hold any shares of the Company entitled to vote, such parties have agreed to vote their shares in favor of the designees nominated by the Founders to the Board of Directors. Such parties have also agreed to vote any shares of the Company entitled to vote, and to instruct their designees on the Board of Directors to vote, so as to provide that each subsidiary has at least one manager or director who is also designee of the Founder. Unless 100% of the Founders are in agreement, the parties are contractually bound to instruct their designees to vote against (i) the issuance, reduction, redemption, or alteration of rights of any equity or debt securities of the Company or any other capitalization of the Company; (ii) the formation or sale of any subsidiary, the issuance, reduction, redemption, sale, disposition, or alteration of rights of any equity or debt securities of any subsidiary; and (iii) any decision to increase or decrease the number of directors. The Nominating and Voting Agreement will terminate upon (i) the bankruptcy or dissolution of the Company, (ii) the ownership by the Founders of all the then issued and outstanding share capital of the Company, (iii) the execution of a written instrument of termination by all applicable parties, and (iv) ten years following the date of execution of the restated agreement. The Nominating and Voting Agreement applies to the Founders as owners of common shares of the Company following the conversion by the Founders of their Class B shares into common shares in May 2010.

As stated previously, the Company performs services for PEMEX in Mexico pursuant to a contract. This contract was entered into in September 2008 and provides that the Company and Merco Ingenieria Industrial S.A. de C.V., or Merco, jointly perform well maintenance and repair work with regard to PEMEX’s Altamira Asset Package in Poza Rica, Mexico. Pursuant to the contract, Merco performs site preparation services, including road construction, and the Company performs well servicing and repair work. The term of the original contract expired on September 25, 2010 and the total amount available under the original contract, for both the Company and Merco, was approximately MXN $234.3 million plus USD $48.8 million. Pursuant to the contract, the Company agreed to post a performance bond, be liable for defects arising from the work completed under the contract and maintain insurance policies that cover the work performed under the contract. Pursuant to the contract, both the Company and Merco agree to be jointly and severally liable for each other’s obligations under the contract.

On March 24, 2011, the Company, Merco and PEMEX entered into a fifth amendment to the original PEMEX contract that increased the amounts available under the original contract.

18. Supplemental Financial Information Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010 :
Revenues(2)	$67,263,727	$80,043,788	$83,976,513	$102,785,947
Operating income (loss)	(5,232,639)	2,838,694	3,456,802	8,262,721
Net income (loss)	(8,171,517)	(2,241,346)	(2,081,650)	1,184,595
Preferred shares dividends	—	(63,957)	(278,432)	(698,304)
Net income (loss) attributable to common shares	(8,171,517)	(2,305,303)	(2,360,082)	486,291
Earnings (loss) per share:
Basic and diluted	(0.10)	(0.03)	(0.03)	0.00

2009 (1) :
Revenues	$63,431,382	$49,752,577	$50,472,206	$52,263,755
Operating (loss)	(1,661,199)	(7,567,920)	(8,836,273)	(10,804,524)
Net loss	(4,535,490)	(9,037,736)	(9,609,721)	(6,147,762)
Loss per share:
Basic and diluted	(0.07)	(0.15)	(0.15)	(0.10)

(1)	During the quarter ended December 31, 2009, the Company discovered that certain transactions reported in its quarters ending March 31, June 30, and September 30, 2009 consolidated financial statements were recorded incorrectly. The Company identified accounting errors related to understatement of payroll expenses, payroll taxes, and costs related to its Mexico operations, the calculation of the self-insured portion of its workers compensation insurance, double recording overstatement of revenue accruals and accounts receivable related to unbilled revenues, and the understatement of interest expense and accrued interest payable on the Company’s Second Priority Notes. All of these errors were identified and recorded as out-of-period adjustments in the quarter ended December 31, 2009. In the aggregate, the effect of correcting those errors as out-of-period adjustments understated net loss and loss per share for the three months ended December 31, 2009 by approximately $0.8 million and $0.01, respectively. The correction of the errors is not material to the financial statements as of and for the quarters ended March 31, June 30, September 30, and December 31, 2009.

Additionally, during the three months ended September 30, 2009, the Company recorded an out-of-period adjustment to correct an error related to its billing system that occurred during the last two quarters of 2008 and the quarter ended March 31, 2009 which resulted in an overstatement of revenues and trade accounts receivable, and another error related to the recording of revenues and expenses in its Mexico operations for the quarters ended March 31, 2009 and June 30, 2009 which resulted in a misstatement of revenue and operating expenses for those periods. In the aggregate, these two accounting errors, after giving effect to a statutory federal tax rate of 35%, understated net loss and loss per share for the year ended December 31, 2008 by approximately $0.4 million and $0.01, respectively, and the effect of correcting those errors as an out-of-period adjustment overstated net loss and loss per share for the nine months ended September 30, 2009 by $0.4 million and $0.01, respectively. The correction of the errors is not material to the financial statements as of and for the year ended December 31, 2008 and for the nine months ended September 30, 2009.

The following table reflects the effect of errors noted during the quarters and the cumulative effect of correction of errors in the third and fourth quarters ended September 30, 2009 and December 31, 2009 after giving effect to a statutory federal tax rate of 35%:

Unaudited Quarterly Data	Effect of errors on quarter-ended March 31, 2009	Effect of errors on quarter-ended June 30, 2009	Effect of errors on quarter-ended September 30, 2009, and correction of out of period adjustments from December 31, 2008, March 31, 2009 and June 30, 2009	Effect on Quarter-ended December 31, 2009 for correction of out of period adjustments from March 31, 2009, June 30, 2009 and September 30, 2009
Total revenues (over)/understated	$(45,024)	$(713,717)	$983,254	$472,744
Total expenses over/(understated)	(1,564,384)	643,377	1,195,112	(274,105)
Interest expense, net over/(understated)	—	—	(988,177)	988,177
Loss before taxes over/(under)stated	1,609,408	70,340	(1,190,189)	(1,186,816)
Net loss over/(under)stated	1,046,115	45,721	(773,623)	(771,431)
Loss per share over/(under)stated	0.02	—	(0.01)	(0.01)

The Company evaluated the correction of these errors based on historical operating results for the quarter ended September 30, 2008, the year ended December 31, 2008, the quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and for the year ended December 31, 2009 in accordance with Accounting Standards Codification 250-10-45-27 “Materiality Determination for Correction of an Error” and Staff Accounting Bulletin No. 99, “Materiality”. The amount of the adjustments when compared to the operating results for these periods or on any trend of profits or losses, is not considered by management to be material. In addition, the Company believes that investors would not consider the amount of the adjustments to be material, and therefore, would not have significantly impacted their investment decisions about the Company.

(2)	During the quarter ended June 30, 2010, the Company discovered and corrected an accounting error related to the recording of revenues and expenses in its Mexico operations during the quarters ended December 31, 2009 and March 31, 2010. The error resulted in a misstatement of revenue and operating expenses with corresponding errors in accounts receivable – trade, net and accrued liabilities. The cumulative correction was recorded during the quarter ended June 30, 2010 and decreased revenue and accounts receivable by $1.2 million and decreased operating expense and accrued liabilities by approximately $0.9 million resulting in a net impact of approximately $0.3 million of pre-tax loss.

The Company evaluated the correction of these errors based on the expected operating results for the year ending December 31, 2010 and based on historical operating results for the year ended December 31, 2009 in accordance with Accounting Standards Codification 250-10-45-27 “Materiality Determination for Correction of an Error” and Staff Accounting Bulletin No.99, Materiality. The amount of the adjustments, when compared to the operating results for the year ended December 31, 2009, or on any trend of losses, is not considered by management to be material. In addition, the Company believes that investors would not consider the amount of the adjustments to be material and, therefore, would not have significantly impacted their investment decisions about the Company.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Balance Sheets (unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$21,695,607	$30,458,457
Accounts receivable—trade, net of allowance of $6.8 million and $6.4 million, respectively	101,275,178	85,682,475
Accounts receivable—related parties	127,445	178,174
Accounts receivable—other	2,590,291	2,985,052
Prepaid expenses	5,349,918	5,733,664
Other current assets	1,479,627	839,192

Total current assets	132,518,066	125,877,014
Property and equipment, net	268,578,128	274,231,466
Other intangible assets, net	33,022,286	33,737,585
Deferred financing costs, net of accumulated amortization of $6.3 million and $5.7 million, respectively	8,365,171	8,907,520
Restricted cash	16,191,395	9,043,246
Other assets	46,284	33,036

Total assets	$458,721,330	$451,829,867

Liabilities and Shareholders’ Equity
Current liabilities
Current portions of long-term debt	$4,709,025	$6,463,820
Accounts payable—trade	31,421,496	20,719,691
Accounts payable—related parties	3,185,223	8,106,960
Income taxes payable	129,082	249,022
Accrued interest payable	3,062,543	9,028,812
Accrued expenses	17,415,176	12,595,848

Total current liabilities	59,922,545	57,164,153
Long-term debt, less unamortized discount on senior secured notes and current portions of long-term debt	213,949,290	212,914,685
Deferred tax liability	30,562,997	29,685,339

Total liabilities	304,434,832	299,764,177

Commitments and contingencies (Note 10)
Temporary Equity
Series B senior convertible preferred shares	16,152,877	15,270,293
Shareholders’ equity
Preference shares, $.01 par value, 10,000,000 shares authorized, none issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Common shares, $.01 par value, 450,000,000 shares authorized, 83,673,700 shares issued and outstanding at March 31, 2011 and December 31, 2010	836,737	836,737
Class B shares, $.01 par value, 40,000,000 shares authorized and none issued and outstanding at March 31, 2011 and December 31, 2010.	—	—
Additional paid-in capital	185,030,284	185,134,992
Accumulated other comprehensive income (loss)	(118,612)	342,974
Accumulated deficit	(47,614,788)	(49,519,306)

Total shareholders’ equity	138,133,621	136,795,397

Total liabilities and shareholders’ equity	$458,721,330	$451,829,867

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues
Well servicing	$48,716,830	$31,022,860
Fluid logistics	58,246,823	36,240,867

Total revenues	106,963,653	67,263,727

Expenses
Well servicing	38,609,195	28,648,316
Fluid logistics	42,222,577	28,264,840
General and administrative	5,916,520	5,659,146
Depreciation and amortization	10,109,461	9,924,064

Total expenses	96,857,753	72,496,366

Operating income (loss)	10,105,900	(5,232,639)

Other income (expense)
Interest income	18,166	86,484
Interest expense	(6,942,777)	(6,934,215)
Other income (expense)	275	(91,754)

Income (loss) before taxes	3,181,564	(12,172,124)

Income tax expense (benefit)	1,277,046	(4,000,607)

Net income (loss)	1,904,518	(8,171,517)
Preferred shares dividends	(882,584)	—

Net income (loss) attributable to common shareholders	$1,021,934	$(8,171,517)

Net income (loss) per share of common stock basic & diluted	$0.01	$(0.10)

Weighted average number of shares outstanding
Basic	83,673,700	83,673,700
Diluted	84,719,268	83,673,700

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Changes in Shareholders’ Equity (unaudited)

					Additional	Accumulated Other		Total
			Preferred Shares		Paid-In	Comprehensive	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Income (loss)	Deficit	Equity
Balance December 31, 2010	83,673,700	$836,737	588,059	$15,270,293	$185,134,992	$342,974	$(49,519,306)	$136,795,397
Share-based compensation	—	—	—	—	777,876	—	—	777,876
Net Income	—	—	—	—	—	—	1,904,518	1,904,518
Comprehensive income (loss)	—	—	—	—	—	(461,586)	—	(461,586)
Preferred shares dividends and accretion	—	—	—	882,584	(882,584)		—	(882,584)

Balance March 31, 2011	83,673,700	$836,737	588,059	$16,152,877	$185,030,284	$(118,612)	$(47,614,788)	$138,133,621

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net income (loss)	$1,904,518	$(8,171,517)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities

Depreciation expense	9,394,162	9,208,765
Amortization expense	715,299	715,299
Amortization of Second Priority Note OID	163,611	169,728
Stock-based compensation	777,876	622,420
Deferred tax expense (benefit)	877,658	(4,186,230)
Loss on disposal of assets, net	611,270	84,571
Bad debt expense	433,787	302,118
Amortization of deferred financing cost	542,348	560,475
Changes in operating assets and liabilities:
Accounts receivable	(14,981,526)	(10,755,899)
Accounts receivable—related party	50,729	(20,704)
Prepaid expenses and other current assets	(2,330,027)	165,479
Accounts payable-trade	9,866,789	2,122,837
Accounts payable—related party	(4,920,867)	416,276
Accrued expenses	3,607,789	2,160,039
Income taxes payable	(119,940)	—
Accrued interest payable	(5,966,269)	(5,771,601)

Net cash provided by (used in) operating activities	627,207	(12,377,944)

Cash flows from investing activities
Restricted cash	(7,148,149)	(15,018)
Purchase of property and equipment	(1,948,000)	(1,732,282)
Proceeds from sale of property and equipment	154,364	—

Net cash used in investing activities	(8,941,785)	(1,747,300)

Cash flows from financing activities
Payments on debt	(511,670)	(1,731,003)
Other	—	8,426

Net cash provided by (used in) financing activities	(511,670)	(1,722,577)

Effect of currency translation on cash and cash equivalents	63,398	—
Net decrease in cash and cash equivalents	(8,762,850)	(15,847,821)

Cash and cash equivalents

Beginning of period	30,458,457	28,425,367

End of period	$21,695,607	$12,577,546

The accompanying notes are an integral part of these condensed consolidated financial statements.

Forbes Energy Services Ltd. and Subsidiaries (a/k/a the “Forbes Group”)

Notes to Condensed Consolidated Financial Statements

1. Organization and Nature of Operations

Nature of Business

Forbes Energy Services Ltd. (“FES Ltd”) and its subsidiaries, Forbes Energy Services LLC (“FES LLC”), Forbes Energy Capital Inc. (“FES CAP”), C.C. Forbes, LLC (“CCF”), TX Energy Services, LLC (“TES”), Superior Tubing Testers, LLC (“STT”) and Forbes Energy International, LLC (“FEI LLC”) are headquartered in Alice, Texas, and conduct business primarily in the state of Texas. On October 15, 2008, FES LLC and FEI LLC formed Forbes Energy Services México, S. de R.L. de C.V. (“FES Mexico”), a Mexican limited liability company (sociedad de responsabilidad limitada de capital variable), to conduct operations in Mexico. On December 3, 2008, Forbes Energy Services Mexico Servicios de Personal, S. de R.L de C. V., a Mexican limited liability company, was formed to provide employee services to FES Mexico, and on June 8, 2009, FES Ltd formed a branch in Mexico. As used in these condensed consolidated financial statements, the “Company,” the “Forbes Group,” “we,” or “our” means FES Ltd and all its direct and indirect subsidiaries.

The Forbes Group is an independent oilfield services contractor that provides a wide range of well site services to oil and natural gas drilling and producing companies to help develop and enhance the production of oil and natural gas. These services include fluid hauling, fluid disposal, well maintenance, completion services, workovers and recompletions, plugging and abandonment, and tubing testing. The Forbes Group’s operations are concentrated in the major onshore oil and natural gas producing regions of Texas, with an area of operation in each of Baxterville and Laurel, Mississippi, Indiana, Pennsylvania; and Poza Rica, Mexico.

2. Risk and Uncertainties

As an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, our revenue, profitability, cash flows and future rate of growth are substantially dependent on our ability to (1) maintain adequate equipment utilization, (2) maintain adequate pricing for the services we provide, and (3) maintain a trained work force. Failure to do so could adversely affect our financial position, results of operations, and cash flows.

Because our revenues are generated primarily from customers who are subject to the same factors generally impacting the oil and natural gas industry, our operations are also susceptible to market volatility resulting from economic, cyclical, weather related or other factors related to such industry. Changes in the level of operating and capital spending in the industry, decreases in oil and natural gas prices, or industry perception about future oil and natural gas prices could materially decrease the demand for our services, adversely affecting our financial position, results of operations and cash flows.

3. Basis of Presentation

Interim Financial Information

The unaudited condensed consolidated financial statements of the Forbes Group are prepared in conformity with accounting principles generally accepted in the United States of America, or “GAAP” for interim financial reporting. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted. Therefore, these consolidated financial statements should be read along with the annual audited consolidated financial statements and notes thereto included in Forbes Group’s Annual Report on Form 10-K for the year ended December 31, 2010. In management’s opinion, all adjustments necessary for a fair statement are reflected in the interim periods presented. Interim results for the three months ended March 31, 2011 may not be indicative of results that will be realized for the full year ending December 31, 2011. All significant intercompany accounts and transactions have been eliminated in consolidation.

Transactions that are denominated in a currency other than the functional currency are remeasured into the functional currency each reporting period. Transaction gains and losses that arise from exchange rate fluctuations on transactions and balances denominated in a currency other than the functional currency are included in the results of operations and cash flows as incurred.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that these estimates and assumptions provide a reasonable basis for the fair statement of the condensed consolidated financial statements.

Foreign Currency Gains and Losses

Effective July 1, 2010, our international location in Mexico changed its functional currency from the U.S. dollar to the Mexican peso in response to the growing volume of business required to be transacted in Mexican pesos. A significant portion of our contract revenue being collected is also in Pesos. Assets and liabilities are translated using the spot rate on the balance sheet date, while income and expense items are translated at average rates of exchange during the period. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. Dollar are included as a separate component of shareholders’ equity in other comprehensive income. If our foreign entity enters into transactions that are denominated in currencies other than their functional currency, these transactions are initially recorded in the functional currency based on the applicable exchange rate in effect on the date of the transaction. At the end of each month, these transactions are remeasured to an equivalent amount of the functional currency based on the applicable exchange rates in effect at that time. Any adjustment required to remeasure a transaction to the equivalent amount of the functional currency at the end of the month is recorded in the income or loss of the foreign entity as a component of other income and expense. See “Note 17 Other Comprehensive Income (Loss).”

Recently Adopted Accounting Pronouncements

In December 2010, the FASB issued ASU No. 2010-09, “Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). ASU 2010-29 addresses diversity in the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. If a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The Company adopted ASU 2010-29 on January 1, 2011. This update had no impact on the Company’s financial position, results of operations or cash flows.

The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

4. Intangible Assets

The following sets forth the identified intangible assets by major asset class:

	As of March 31, 2011				As of December 31, 2010
	Useful Life (years)	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	15	$31,895,919	$6,910,782	$24,985,137	$31,895,919	$6,379,184	$25,516,735
Trade name	15	8,049,750	1,744,112	6,305,638	8,049,750	1,609,950	6,439,800
Safety training program	15	1,181,924	256,084	925,840	1,181,924	236,385	945,539
Dispatch software	10	1,135,282	368,967	766,315	1,135,282	340,585	794,697
Other	10	58,300	18,944	39,356	58,300	17,486	40,814

		$42,321,175	$9,298,889	$33,022,286	$42,321,175	$8,583,590	$33,737,585

The Company expenses costs associated with extensions or renewals of intangible assets. There were no such extensions or renewals in the three months ended March 31, 2011 and 2010. Amortization expense is calculated using the straight-line method over the three months indicated. Aggregate amortization expense of intangible assets for the three months ended March 31, 2011 and 2010 was approximately $0.7 million and $0.7 million, respectively. Amortization expense associated with identified intangible assets is expected to be approximately $2.9 million in each of the next five years. The weighted average amortization period remaining for intangible assets is 11.5 years.

5. Stock-Based Compensation

From time to time, the Company grants stock options to its employees, including executive officers, and directors from its 2008 Incentive Compensation Plan. Stock options issued in 2008 generally vest over a three-year period, with approximately one third vesting on the first, second and third anniversaries of the date of grant. For the 2010 stock option issuances, the standard option vests over a two year period, with one fourth vesting every six months, until fully vested. For most grantees, options expire at the earlier of either one year after the termination of grantee’s employment by reason of death, disability or retirement, ninety days after termination of the grantee’s employment other than upon grantee’s death, disability or retirement, or ten years after the date of grant.

The following table presents a summary of the Company’s stock option activity for the three months ended March 31, 2011.

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2010:	5,220,000	$3.91	8.49 years	$1,905,000
Stock options:
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Options outstanding at March 31, 2011:	5,220,000	$3.91	8.25 years	$3,581,400

Vested and expected to vest at March 31, 2011	2,421,667	$5.33	7.75 years	$895,350

Exercisable at March 31, 2011	2,421,667	$5.33	7.75 years	$895,350

During the three months ended March 31, 2011 and 2010 the Company recorded total stock based compensation expense of $0.8 million and $0.6 million, respectively. No stock-based compensation costs were capitalized as of March 31, 2011 and 2010. As of March 31, 2011, total unrecognized stock-based compensation costs amounted to $1.3 million (net of estimated forfeitures) and is expected to be recorded over a weighted-average period of 1.02 years.

At March 31, 2011, there were no shares available for future grants under the 2008 Incentive Compensation Plan.

6. Property and Equipment

Property and equipment consisted of the following:

	Estimated Life in Years	March 31, 2011	December 31, 2010
Well servicing equipment	3-15 years	$294,228,694	$291,262,057
Autos and trucks	5-10 years	82,730,790	81,982,319
Disposal wells	5-15 years	11,045,861	11,446,624
Building and improvements	5-30 years	6,735,728	6,735,728
Furniture and fixtures	3-10 years	2,420,429	2,360,180
Land		581,242	581,242
Other	3-15 years	45,857	49,733

		397,788,601	394,417,883
Accumulated depreciation		(129,210,473)	(120,186,417)

		$268,578,128	$274,231,466

Depreciation expense was $9.4 and $9.2 million for the quarters ended March 31, 2011 and 2010, respectively.

7. Long-Term Debt

Long-term debt at March 31, 2011 and December 31, 2010, consisted of the following:

	March 31, 2011	December 31, 2010
Second Priority Notes, gross	$192,500,000	$192,500,000
Less: Unamortized original issue discount	(2,508,706)	(2,672,317)

Second Priority Notes, net	189,991,294	189,827,683
First Priority Notes	20,000,000	20,000,000
Third party debt	6,115,023	4,916,659
Insurance notes	2,551,998	4,634,163

	218,658,315	219,378,505
Less: Current portion	(4,709,025)	(6,463,820)

	$213,949,290	$212,914,685

Second Priority Notes

On February 12, 2008, FES LLC and FES CAP issued $205.0 million in principal amount of 11% senior secured notes due 2015 (together with notes issued in exchange therefore, the “Second Priority Notes”). The Forbes Group reflects $190.0 million of debt outstanding in its balance sheet as of March 31, 2011, which recognizes the original issue discount as the Second Priority Notes were issued at 97.635% of par and the repurchase of certain Second Priority Notes. The Second Priority Notes mature on February 15, 2015, and require semi-annual interest payments at an annual rate of 11% on February 15 and August 15 of each year until maturity. No principal payments are due until maturity. The Second Priority Notes are senior obligations and rank equally in right of payment with other existing and future senior indebtedness and senior in right of payment to any subordinated indebtedness that may be incurred by the Forbes Group in the future.

The Second Priority Notes are guaranteed by FES Ltd, the parent company of FES LLC and FES CAP, as well as the domestic subsidiaries (the “Guarantor Subs”) of FES LLC, which includes CCF, TES, STT and FEI LLC. All of the Guarantor Subs are 100% owned and each guarantees the securities on a full and unconditional and joint and several basis. FES Ltd has two 100% owned indirect subsidiaries, FES Mexico and a related employment company (the “Non-Guarantor Subs”) that have not guaranteed the Second Priority Notes, however, the Forbes Group has granted a security interest in 65% of the equity interests of the Non-Guarantor Subs to secure the Second Priority Notes. FES Ltd has a branch office in Mexico and conducts operations independent of the Non-Guarantor Subs. The Guarantor Subs represent the majority of the Company’s operations. The Forbes Group may, at its option, redeem all or part of the Second Priority Notes from time to time at specified redemption prices and subject to certain conditions required by the indenture governing the Second Priority Notes (the “Second Priority Indenture”). The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control or if the Forbes Group has excess cash flow. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The Forbes Group is permitted under the terms of the Second Priority Indenture to incur additional indebtedness in the future, provided that certain financial conditions set forth in the Second Priority Indenture are satisfied. The Forbes Group is subject to certain covenants contained in the Second Priority Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt, to create, incur or permit to exist certain liens on assets, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business, to engage in transactions with affiliates or to make capital expenditures in excess of certain amounts based on the year in which such expenditures are made.

Details of three of the more significant restrictive covenants in the Second Priority Indenture are set forth below:

•

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the Second Priority Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the Second Priority Indenture) for the most recently completed four full fiscal quarters is at least 3.0 to 1.0 for years beginning after December 31, 2009. As of March 31, 2011, we could incur no additional debt under this Fixed Charge Coverage Ratio test.

•

Limitations on Capital Expenditures—Subject to certain adjustments and exceptions, permitted capital expenditures that may be made by us are limited to $115 million for the fiscal year ending December 31, 2011, plus or minus the amount by which Consolidated Cash Flow (as defined in the Second Priority Indenture) for the year ended December 31, 2010 exceeds or falls below $160 million. Based on our calculation of Consolidated Cash Flow for the most recently completed four fiscal quarter year ended December 31, 2010, we are able to make only nominal capital expenditures under this provision. Under the Second Priority Indenture, we are permitted to carry over into 2011, $10 million as permitted capital expenditures, which were permitted but unused in 2010. Further subject to the limitations under the First Priority Indenture (discussed below), we are permitted under the Second Priority Indenture to make additional permitted capital expenditures based, in part, on the amount of aggregate net cash proceeds received from equity issuances since the issue date of the Second Priority Indenture, February 12, 2008.

•

Limitation on Restricted Payments—Subject to certain limited exceptions, we are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness contractually subordinated to the Second Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the Second Priority Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the Second Priority Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the Second Priority Indenture) since the issuance of the Second Priority Notes (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the Second Priority Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

On May 9, 2011, FES Ltd announced that its wholly owned subsidiaries, FES LLC and FES CAP, have commenced a cash tender offer (the “Tender Offer”) to purchase any and all of their outstanding $192,500,000 in aggregate principal amount of the Second Priority Notes In connection with the Tender Offer, FES LLC and FES CAP are soliciting consents (the “Consent Solicitation”) to proposed amendments that would eliminate most of the restrictive covenants (including those mentioned above) and event of default provisions contained in the Second Priority Indenture and modify the terms of any intercreditor agreement applicable to the Second Priority Notes. The Tender Offer and Consent Solicitation are being made pursuant to an offer to purchase and consent solicitation statement dated May 9, 2011, and related consent and letter of transmittal, and are subject to certain conditions as described therein. The total consideration to be paid to holders of the Second Priority Notes who timely tender their notes and deliver their consent will be equal to 112.75% of the principal amount of the Second Priority Notes tendered, subject to the conditions set forth in the offer to purchase and consent solicitation and related consent and letter of transmittal. The Second Priority Notes that are not tendered into the Tender Offer and Consent Solicitation will remain secured by the same assets. We plan to seek financing to fund the purchase of the Second Priority Notes tendered pursuant to the Tender Offer. In addition, we intend to use a portion of the proceeds of this financing to repurchase or otherwise satisfy and discharge any remaining Second Priority Notes that do not tender in the Tender Offer and Consent Solicitation as soon as possible after the closing of the Tender Offer and Consent Solicitation.

First Priority Notes

On October 2, 2009, FES LLC and FES CAP issued to Goldman, Sachs & Co. $20 million in aggregate principal amount of First Lien Floating Rate Notes due 2014 (the “First Priority Notes”), in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. After offering expenses, the Forbes

Group realized net proceeds of approximately $18.8 million which was used, in part, to repay and terminate the prior credit facility. The First Priority Notes mature on August 1, 2014, and require semi-annual interest payments on February 1 and August 1 of each year until maturity at a rate per annum, reset semi-annually, equal to the greater of 4% or six month LIBOR plus 800 basis points, which was 12% as of March 31, 2011. No principal payments are due until maturity. The First Priority are senior obligations and rank equally in right of payment with other existing and future senior indebtedness, including the Second Priority Notes, and senior in right of payment to any subordinated indebtedness that may be incurred by the Forbes Group in the future.

The First Priority Notes are guaranteed by FES Ltd, as well as the Guarantor Subs. Each of the Guarantor Subs guarantees the securities on a full and unconditional and joint and several basis. The two Non-Guarantor Subs have not guaranteed the First Priority Notes, however, the Forbes Group has granted a security interest in 65% of the equity interests of the Non-Guarantor Subs to secure the First Priority Notes. The Forbes Group may, at its option, redeem all or part of the First Priority Notes from time to time at specified redemption prices and subject to certain conditions required by the indenture governing the First Priority Notes (the “First Priority Indenture”). The Forbes Group is required to make an offer to purchase the notes and to repurchase any notes for which the offer is accepted at 101% of their principal amount, plus accrued and unpaid interest, if there is a change of control or if the Forbes Group has excess cash flow. The Forbes Group is required to make an offer to repurchase the notes and to repurchase any notes for which the offer is accepted at 100% of their principal amount, plus accrued and unpaid interest, following certain asset sales.

The First Priority Indenture contains certain covenants similar to those in the Second Priority Indenture, including provisions that limit or restrict the Forbes Group’s and certain future subsidiaries’ abilities to incur additional debt, to guarantee other obligations, to create, incur or permit to exist certain liens on assets, to make investments or acquisitions, to make certain dispositions of assets, to make payments on certain subordinated indebtedness, to pay dividends or certain other payments to equity holders, to engage in mergers, consolidations or other fundamental changes, to change the nature of its business, to engage in transactions with affiliates or to make capital expenditures in excess of certain amounts based on the year in which such expenditures are made. The First Priority Indenture also provides for certain limitations and restrictions on the Forbes Group’s ability to move collateral outside the United States or to dispose of assets. These covenants are subject to a number of important limitations and exceptions.

Details of three of the more significant restrictive covenants in the First Priority Indenture are set forth below:

•

Limitation on the Incurrence of Additional Debt—In addition to certain indebtedness defined in the First Priority Indenture as “Permitted Debt,” we may only incur additional debt if it is unsecured and if the Fixed Charge Coverage Ratio (as defined in the First Priority Indenture) for the most recently completed four full fiscal quarters is at least 2.5 to 1.0 until December 31, 2009, and 3.0 to 1.0 thereafter. As of March 31, 2011, we could incur no additional debt under this Fixed Charges Coverage Ratio test.

•

Limitations on Capital Expenditures—Subject to certain adjustments and exceptions, permitted capital expenditures that may be made by us are limited to $115 million for the fiscal year ending December 31, 2011, plus or minus the amount by which Consolidated Cash Flow (as defined in the First Priority Indenture) for the year ended December 31, 2010 exceeds or falls below $160 million. Based on our calculation of Consolidated Cash Flow for the year ended December 31, 2010, we are able to make only nominal capital expenditures under this provision. Under the First Priority Indenture, we are permitted to carry over into 2011, $10 million as permitted capital expenditures, which were permitted but unused in 2010. Further, we are permitted under the First Priority Indenture to make additional permitted capital expenditures based, in part, on the amount of aggregate net cash proceeds received from equity issuances since the issue date of the First Priority Indenture, October 2, 2009.

•

Limitation on Restricted Payments—Subject to certain limited exceptions, We are prohibited from (i) declaring or paying dividends or other distributions on our equity securities (other than dividends or distributions payable in equity securities), (ii) purchasing or redeeming any of the Company’s equity securities, (iii) making any payment on indebtedness other than First Priority Notes, except a payment of interest or principal at the stated maturity thereof, or (iv) making any investment defined as a “Restricted Investment,” unless, at the time of and after giving effect to such payment, the Company is not in default and the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio (as defined in the First Priority Indenture). Further, the amount of such payment plus all other such payments made by the Company since the issuance of the First Priority Notes must be less than the aggregate of (a) 50% of Consolidated Net Income (as defined in the First Priority Indenture) since the issuance of the First Priority Notes (or 100% if such figure is a deficit), (b) 100% of the aggregate net cash proceeds from equity offerings since the issuance of the First Priority Notes, (c) if any Restricted Investments have been sold for cash, the proceeds from such sale (or the original cash investment if that amount is lower); and (d) 50% of any dividends received by the Company.

In connection with the Tender Offer, we plan on having FES LLC and FES CAP repurchase the First Priority Notes pursuant to the redemption provisions set forth in the First Priority Indenture or on similar terms. This repurchase would result in the termination of the First Priority Indenture and the restrictions discussed above.

Each of the First Priority Indenture and Second Priority Indenture provides for events of default, which, if any of them occur, would, in certain circumstances, permit or require the principal, premium, if any, and interest on all the then outstanding First Priority Notes or Second Priority Notes, respectively, to be due and payable immediately. Additionally, in certain circumstances an event of default under the First Priority Indenture would cause an event of default under the cross-default provision of the Second Priority Indenture and vice versa.

We are in compliance with the covenants of our First and Second Priority Indentures at March 31, 2011. There are no significant restrictions under either indenture on FES Ltd’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan. See Note 15 for consolidating information required by Rule 3-10 of Regulation S-X.

Third Party Debt

During 2008, the Forbes Group financed the purchase of certain vehicles and equipment through third party loans with Paccar Financial Group. During the three months ended March 31, 2011, the Forbes Group financed the purchase of certain vehicles and equipment through third party loans with Enterprise Fleet Management and Alice Environmental Services, a related party. These third party notes had aggregate principal amounts outstanding as of March 31, 2011 and December 31, 2010 of approximately $6.1 million and $4.9 million, respectively. These loans have repayment terms of between 42 to 60 monthly installments with the maturity dates ranging from May 2013 to December 2014. Interest accrues at rates ranging from 4.2% to 15.4% and is payable monthly. The loans are collateralized by equipment purchased with the proceeds of such loans.

Insurance Notes

During 2010, the Forbes Group entered into promissory notes with First Insurance Funding for the payment of insurance premiums during the period of the insurance coverage in an aggregate principal amount outstanding as of March 31, 2011 and December 31, 2010 of approximately $2.6 million and $4.6 million, respectively. These notes are or were payable in twelve monthly installments with maturity dates of September 15, 2011 and September 15, 2010, respectively. Interest accrues or accrued at a rate of approximately 3.6% and 4.1% for 2011 and 2010, respectively, and is payable monthly. The amount outstanding could be substantially offset by the cancellation of the related insurance coverage.

8. Fair Value of Financial Instruments

The following is a summary of the carrying amounts and estimated fair values of our financial instruments as of March 31, 2011 and December 31, 2010. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Cash and cash equivalents, restricted cash, trade accounts receivable, accounts receivable-related parties, accounts payable and accrued expenses: These carrying amounts approximate fair value because of the short maturity of these instruments. The carrying amount of our First Priority Notes approximates fair value due to the fact that the underlying instruments include provisions to adjust interest rates.

	March 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
11.0% Second Priority Notes	$192,500,000	$200,441,000	$192,500,000	$188,650,000

The fair value of our Second Priority Notes is based upon the quoted market prices at March 31, 2011 and December 31, 2010. On May 9, 2011, FES Ltd announced that its wholly owned subsidiaries, FES LLC and FES CAP have commenced the Tender Offer to purchase any and all of their outstanding $192,500,000 in aggregate principal amount of the Second Priority Notes. The total consideration to be paid to holders of the Second Priority Notes who timely tender their notes and deliver their consent in the related consent solicitation will be 112.75% of the principal amount of the Second Priority Notes tendered, subject to the terms and conditions set forth in the Issuers’ offer to purchase and consent solicitation statement and related consent and letter of transmittal.

9. Related Party Transactions

The Forbes Group enters into transactions with related parties in the normal course of conducting business. Accounts receivable—related parties and Accounts payable–related parties result from transactions with related parties which the company believes are at terms consistent with those available to third-party customers and from third-party vendors. Messrs. John E. Crisp and Charles C. Forbes Jr., executive officers and directors of FES Ltd, are also owners and managers of Alice Environmental Holdings, Ltd and indirect owners and managers of Alice Environmental Services, LP, a wholly owned subsidiary of Alice Environmental Holdings, Ltd, collectively referred to as AES. The Forbes Group has entered into the following transactions with AES:

•	AES owns aircraft that the Forbes Group uses on a regular basis.

•	The Forbes Group has also entered into long-term operating leases with AES for well service rigs, vacuum trucks and related equipment.

•	The Forbes Group has entered into long-term real property leases, disposal well leases and disposal well operating agreements with AES.

In October 2008, the Forbes Group entered into a five year, lease agreement with AES to lease ten workover rigs and related support equipment. The gross lease amount of this agreement is approximately $15.2 million with monthly payments of approximately $0.3 million. The Forbes Group has the option to purchase the equipment at the end of the term for a purchase price of approximately $5.3 million.

In October 2010, the Forbes Group entered into an operating lease agreement effective January 2011 with AES to lease certain well servicing equipment, including trucks, tanks, swab units and other equipment. Previously this equipment was being rented month-to-month until certain conditions, which at this time have been satisfied, were met, upon which the term became four years. The gross agreement amount is approximately $3.2 million with monthly payments of approximately $67,000. The Forbes Group has the option to purchase the equipment at the end of the four year term for a purchase price of approximately $1.2 million.

The Forbes Group has thirteen rental or lease agreements with AES for separate parcels of land and buildings. Ten of the leases were entered into at various dates subsequent to December 31, 2006. Ten of the leases are written and three are oral. Each written lease has a five-year term with the Forbes Group having the option to extend from between one and five years. Aggregate amounts paid for the twelve rentals and leases were $0.3 million and $0.3 million for the three months ended March 31, 2011 and 2010, respectively.

The Forbes Group entered into a waste water disposal operating agreement dated January 1, 2007, with AES pursuant to which AES leases its rights in a certain well bore and receives payments in the form of a minimum fee of $5,000 per month plus $0.15 per barrel for any barrel injected over 50,000 barrels. Under this agreement, AES also receives a “skim oil” payment of 20% of the amount realized by the Forbes Group for all oil and hydrocarbons removed from liquids injected into the premises. The agreement term is for three years and is renewable for successive three year terms as long as AES has rights to the well.

The Forbes Group entered into a waste water disposal lease agreement dated April 1, 2007, with AES. Under the agreement, the Forbes Group is entitled to use the leased land for the disposal of waste water for a term of five years with three successive three year renewal periods. The Forbes Group pays a monthly rental of $2,500 per month plus $.05 per barrel for any barrel over 50,000 barrels of waste water injected per month. Additionally, the Forbes Group pays an amount equal to 10% of all oil or other hydrocarbons removed from liquids injected or any skim oil.

Other expenses related to the items discussed above, were approximately $1.7 million and $1.2 million related to aircraft and equipment rental, approximately $351,000 and $398,000 related to disposal of waste water and approximately $18,000 and $0 related to other various expenses for the three months ended March 31, 2011 and 2010, respectively.

For the three months ended March 31, 2011 and 2010, Forbes Group recognized no revenue from AES, total expenses of approximately $2.4 million and $2.1 million, respectively, and no capital expenditures. Accounts payable to AES as of March 31, 2011 and December 31, 2010, resulting from such transactions were $409,000 and $406,000 respectively. The Forbes Group had no accounts receivable from AES as of March 31, 2011 and December 31, 2010, respectively.

Dorsal Services, Inc. is a trucking service provider that provides services to the Forbes Group. Mr. Crisp, one of FES Ltd’s executive officers, who also serves as a director of FES Ltd, is a partial owner of Dorsal Services, Inc. The Forbes Group recognized revenues of approximately $10,600 and $3,500 related to trucking services, equipment rental, and wash out activities; expenses of approximately $117,000 and $136,000; and capital expenditures of approximately $8,500 and $0 from transactions with Dorsal Services, Inc. for the three months ended March 31, 2011 and 2010, respectively. The Forbes Group had accounts receivable from Dorsal Services, Inc. of $120,000 and $110,000 as of March 31, 2011 and December 31, 2010, respectively, resulting from such transactions. The Forbes Group had accounts payable to Dorsal Services, Inc. of $71,000 and $77,000 as of March 31, 2011 and December 31, 2010, resulting from such transactions.

Tasco Tool Services, Inc. is a down-hole tool company that is partially owned and managed by a company that is owned by Messrs. Crisp and Forbes, both executive officers and directors of FES Ltd. Tasco rents and sells tools to the Forbes Group from time to time. The Forbes Group had revenues from Tasco of $1,000 and $1,000 and recognized expenses of approximately $26,000 and $8,000 and no capital expenditures related to transactions with Tasco for the three months ended March 31, 2011 and 2010, respectively. Accounts payable to Tasco as of March 31, 2011 and December 31, 2010 were $21,000 and $10,000, respectively, resulting from these transactions.

FCJ Management, or FCJ, is a corporation that leases land and facilities to the Forbes Group and is owned by Messrs. Crisp and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd. The Forbes Group recognized expenses of $9,000 and $9,000 for the three months ended March 31, 2011 and 2010, respectively. No revenues have been recognized from FCJ for any period. The Forbes Group had no accounts receivable from FCJ or accounts payable to FCJ as of March 31, 2011 or December 31, 2010.

C&F Partners is an entity that is owned by Messrs. Crisp and Forbes. The Forbes Group recognizes no revenues, expenses of $126,000 and $169,000 and no capital expenditures for the three months ended March 31, 2011 and 2010, respectively. All expenses are related to aircraft rental. There were no accounts receivable, and accounts payable were $0 and $45,000 as of March 31, 2011 and December 31, 2010.

Resonant Technology Partners is a computer networking group that provides services to the Forbes Group. A director of the Forbes Group has an interest in the computer networking company. The Forbes Group recognized expenses of approximately $95,000 and $77,000, and capital expenditures of approximately $0 and $28,000 for the three months ended March 31, 2011 and 2010, respectively. The Forbes Group had accounts payable of approximately $43,000 and $0 as of March 31, 2011 and December 31, 2010, respectively.

Wolverine Construction, Inc is a construction and site preparation services company that is owned and managed by a son of Mr. Crisp, an executive officer and director of FES Ltd. Mr. Crisp’s son is also a fulltime employee of The Forbes Group. The Forbes Group provided additional services to customers in the fiscal years 2011 and 2010 that were sub-contracted to Wolverine Construction, Inc. The Forbes Group recognized no capital expenditures, revenues of approximately $8,000, and $18,000 and expenses of approximately $7.3 million and $568,000 for the three months ended March 31, 2011 and 2010, respectively. The Forbes Group had accounts receivable from Wolverine as of March 31, 2011 and December 31, 2010 of approximately $7,000 and $67,000 respectively. The Forbes Group had accounts payable due to Wolverine of approximately $2.5 million and $7.5 million as of March 31, 2011 and December 31, 2010, respectively.

Testco is a company that provides valve and gathering system testing services to the Forbes Group. Messrs. Crisp and Forbes, executive officers and directors of FES Ltd, along with a son of Mr. Crisp are partial owners of Testco. The Forbes Group recognized revenues of approximately $100 and $3,000 and no expenses for the three months ended March 31, 2011 and 2010, respectively. The Forbes Group had no accounts receivable from and no accounts payable to Testco as March 31, 2011 and December 31, 2010, respectively.

CJ Petroleum Service LLC (“CJ Petroleum”) is a company that owns saltwater disposal wells and is owned by Messrs. Forbes and Crisp, Janet Forbes, a director of FES Ltd, and two sons of Mr. Crisp. The Forbes group recognized no revenue, expenses of approximately $26,000 and $0, and no capital expenditures for the three months ended March 31, 2011 and March 31, 2010, respectively. We had no accounts receivable from CJ Petroleum as of March 31, 2011 and December 31, 2010. We had accounts payable of $0 to CJ Petroleum as of March 31, 2011 and $24,000 as of December 31, 2010.

LA Contractors Ltd. is a bulk material hauling company partially owned by Mr. Crisp and Ms. Forbes, and sons of Mr. Crisp, Ms. Forbes and Mr. Forbes. The Forbes Group recognized no revenue, expenses of $0 and $100,000 and capital expenditures of approximately $71,000 and $0 for the three months ended March 31, 2011 and 2010, respectively. We had accounts payable to LA Contractors of $16,000 and $8,000 as of March 31, 2011 and December 31, 2010, respectively.

Energy Fishing and Rentals, Inc. (“EFR”) is a specialty oilfield tool company that is partially owned by Messrs. Crisp and Forbes. EFR rents and sells tools to the Forbes Group from time to time. The Forbes Group had revenues from EFR of $0 and $1,000 and recognized expenses of approximately $79,000 and $10,000 and capital expenditures of $3,400 and $11,100 related to transactions with EFR for the three months ended March 31, 2011 and 2010, respectively. Accounts payable to EFR as of March 31, 2011 and December 31, 2010 were $35,000 and $9,000, respectively, resulting from these transactions.

JITSU, Inc. is a trucking service provider that, since October 2010, provides services to the Forbes Group. Janet Forbes and Mr. Crisp are owners of JITSU. The Forbes Group recognized no revenues; expenses of approximately $101,000 and $0 and no capital expenditures from transactions with JITSU, Inc. for the three months ended March 31, 2011 and 2010, respectively. The company had no accounts receivable from or accounts payable to JITSU as of March 31, 2011 and December 31, 2010, respectively.

Texas Quality Gate Guard, Inc. is an entity owned by Messrs. Crisp and Forbes that since October 2010 has provided security services to the Forbes Group. The Forbes Group recognized revenues of approximately $2,000 and $0; expenses of approximately $41,000 and $0, and no capital expenditures from transactions with Texas Quality Gate Guard, Inc. for the three months ended March 31, 2011 and 2010, respectively. The company had no accounts receivable and accounts payable to Texas Quality Gate Guard, Inc. of approximately $17,000 and $68,000 as of March 31, 2011 and December 31, 2010, respectively.

Animas Holding, Inc., or Animas, is a property and disposal company that is owned by the two sons of Mr. Crisp and three children of Mr. Forbes. As of April 26, 2010, TES entered into a waste water disposal operating agreement with Animas whereby TES agrees to pay a monthly operational fee of $4,000 per month, plus $0.08 per barrel over 50,000 barrel per month. Animas agrees to pay TES ten percent of all skim oil payments obtained from this waste water disposal. The Forbes Group also has an oral agreement with Animas for the rental of two truck yards. The Company pays Animas $8,500 per month for the use of the two properties. The Forbes Group recognized no revenues; expenses of approximately $105,000 and $83,000 and no capital expenditures from transactions with Animas Holding, Inc. for the three months ended March 31, 2011 and 2010, respectively. The company had no accounts receivable and accounts payable of $36,000 and $0 to Animas Holding, Inc. as of March 31, 2011 and December 31, 2010, respectively.

Texas SWD Treatment is a saltwater disposal service company that is owned by a son of Mr. Crisp, an executive officer and director of FES Ltd. The Forbes group recognized no revenues, expenses of approximately $90,000 and $102,000 for the three months ended March 31, 2011 and 2010, respectively. The company had no accounts receivable and accounts payable to Texas SWD Treatment of approximately $30,000 and $20,000 as of March 31, 2011 and December 31, 2010, respectively.

The Forbes Group has a relationship with Texas Champion Bank. Travis Burris, one of our directors, is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank. As of March 31, 2011 and December 31, 2010 the Forbes Group had $6.9 million and $11.0 million, respectively, on deposit with this bank.

Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which the Company conducts business. As of March 31, 2011 and December 31, 2010, the Forbes Group had $2.5 million and $3.3 million on deposit with this bank.

We believe all of the terms with companies described above are comparable to terms that were and are available to us in arm’s—length transactions with non-related parties.

10. Commitments and Contingencies

Concentrations of Credit Risk

Financial instruments which subject the Forbes Group to credit risk consist primarily of cash balances maintained in excess of federal depository insurance limits and trade receivables. All of our non-interest bearing cash balances were fully insured at December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits. The Forbes Group restricts investment of temporary cash investments to financial institutions with high credit standings. The Forbes Group’s customer base consists primarily of multi-national and independent oil and natural gas producers. The Forbes Group does not require collateral on its trade receivables. For the three months ended March 31, 2011 Forbes Group’s largest customer, five largest customers, and ten largest customers constituted 11.5%, 39.3%, and 58.4% of revenues, respectively. The loss of any one of our top five customers would have a negative impact on the revenues and profits of the company. Further, our trade accounts receivable are from companies within the oil and natural gas industry and as such the Forbes Group is exposed to normal industry credit risks. The Forbes Group continually evaluates its reserves for potential credit losses and establishes reserves for such losses.

Self-Insurance

The Forbes Group is self-insured under its Employee Group Medical Plan for the first $125,000 per individual plus a $235,000 aggregate specific deductible. Incurred and unprocessed claims as of March 31, 2010 and December 31, 2010 amount to approximately $2.8 and $2.8 million, respectively. These claims are unprocessed, therefore their values are estimated and included in accrued expenses in the accompanying condensed consolidated balance sheets. In addition, to accruals for the self-insured portion of the Employee Group Medical Benefits Plan, the liability for incurred and unprocessed claims also includes estimated “run off” liabilities payable at future dates related to the worker’s compensation, general liability and automobile liability self-insurance program that was eliminated in October 2009.

Litigation

The Forbes Group is subject to various other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these claims and actions, separately or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or cash flows, although we cannot guarantee that a material adverse effect will not occur.

11. Supplemental Cash Flow Information

	Three Months Ended March 31,
	2011	2010
Cash paid for
Interest	$12,909,046	$11,937,917
Supplemental schedule of non-cash investing and financing activities
Changes in accrued capital expenditures	$713,574	$(1,028,014)
Preferred shares dividends and accretion costs	882,584	—
Capital lease borrowings	1,710,034	—

12. Earnings per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding during the period (including for the periods prior to May 28, 2010, the Class B Shares convertible into common shares). Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue common shares, such as warrants, options and convertible preference shares, were exercised and converted into common shares. Potential common stock equivalents that have been issued by the Forbes Group relate to outstanding stock options, which are determined using the treasury stock method, and the Series B Senior Convertible Preferred Shares (the “Series B Preferred Shares”), which are determined using the “if converted” method. In applying the if-converted method, conversion is not assumed for purposes of computing diluted EPS if the effect would be antidilutive. As of March 31, 2011 and 2010, there were 5.2 and 2.7 million options to purchase common shares outstanding, and 588,059 and -0- Series B Senior Convertible Preferred Shares outstanding, respectively. The preferred stock is convertible at a rate of 36 common shares to one Series B Preferred Share.

The Company has determined that the Series B Preferred Shares are participating securities under ASC 260. Under ASC 260, a security is considered a participating security if the security may participate in undistributed earnings with common stock, whether that participation is conditioned upon the occurrence of a specified event or not. In accordance with ASC 260, a company is required to use the two-class method when computing EPS when a company has a security that qualifies as a “participating security.” The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. A participating security is included in the computation of basic EPS using the two-class method. Under the two-class method, basic EPS for the Company’s common shares is computed by dividing net income applicable to common shares by the weighted-average common shares outstanding during the period. Under the certificate of designation for our Series B Preferred Shares (the “Series B Certificate of Designation”), if at any time the Company declares a dividend in cash which is greater in value than five percent on a cumulative basis over the previous twelve month period of the then current “Common Share Fair Market Value,” as that term is defined in the Series B Certificate of Designation, the Series B Preferred Shares will be entitled to receive a dividend payable in cash equal to the amount in excess of five percent of the then Common Share Fair Market Value per common share they would have received if all outstanding Series B Preferred Shares had been converted into common shares. There were no earnings allocated to the Series B Preferred Shares for the quarter ended March 31, 2011 since earnings for the quarter was not in excess of amounts prescribed by the Series B Certificate of Designation for our Series B Preferred Shares. Diluted EPS for the Company’s common shares is computed using the more dilutive of the two-class method or the if-converted method. The following table sets forth the reconciliation of weighted average shares outstanding and diluted weighted average shares outstanding:

	For the Three Months Ended March 31,
	2011	2010

Weighted average shares outstanding	83,673,700	83,673,700
Dilutive effect of stock options	1,045,568	—

Diluted weighted average shares outstanding	84,719,268	83,673,700

There were 2,680,000 stock options outstanding as of March 31, 2011 and 2010, that were not included in the calculation of diluted EPS because their effect would be antidilutive. There were 21,170,124 common equivalent shares outstanding relating to the Series B Senior Convertible Preferred Shares that were issued in May 2010 as of March 31, 2011 not included in the calculation because their effect would be antidilutive.

The following table sets forth the computation of basic and diluted earnings per share:

	For the Three Months Ended March 31,
	2011	2010

Basic:
Net Income (loss)	$1,904,518	$(8,171,517)

Accumulated preferred stock dividends and accretion	$(882,584)	$—

Net income (loss) attributable to common shareholders	$1,021,934	$(8,171,517)

Weighted-average common shares	83,673,700	83,673,700

Basic income (loss) per share	$0.01	$(0.10)

	For the Three Months Ended March 31,
	2011	2010

Diluted:
Net Income (loss)	$1,904,518	$(8,171,517)

Preferred stock dividends and accretion	$(882,584)	$—

Net income (loss) attributable to common shareholders	$1,021,934	$(8,171,517)

Diluted weighted-average common shares	84,719,268	83,673,700

Diluted income (loss) per share	$0.01	$(0.10)

13. Income Taxes

The Company’s tax expense from application of the effective tax rate for the three months ended March 31, 2011 was estimated to be 40.14% based on a pre-tax income of $3.2 million. The difference between the effective rate and 35% statutory rate is primarily related to Texas Margins Tax and non deductible expenses. For the three months ended March 31, 2010, the effective tax rate was 32.9%.

The Forbes Group is subject to the Texas Franchise tax. The Texas Franchise tax is a tax equal to one percent of Texas-sourced revenue reduced by the greater of (a) cost of goods sold (as defined by Texas law), (b) compensation (as defined by Texas law) or (c) thirty percent of the Texas-sourced revenue. The Forbes Group accounts for the revised Texas Franchise tax in accordance with ASC 740, as the tax is derived from a taxable base that consists of income less deductible expenses. For the three months ended March 31, 2011 and 2010, the Forbes Group recorded franchise tax expense of approximately $200,000 and $0, respectively.

14. Business Segment Information

The Forbes Group has determined that it has two reportable segments organized based on its products and services—well servicing and fluid logistics and other. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Well Servicing

The well servicing segment consists of operations in the U.S. and Mexico, which provides (i) well maintenance, including remedial repairs and removal and replacement of downhole production equipment, (ii) well workovers, including significant downhole repairs, re-completions and re-perforations, (iii) completion and swabbing activities, and (iv) plugging and abandoning services. In addition, the Forbes Group has tubing testing units that are used to conduct pressure testing of oil and natural gas production tubing.

Fluid Logistics and Other

The fluid logistics and other segment consists of operations in the U.S., which provide, transport, store and dispose of a variety of drilling and produced fluids used in and generated by oil and natural gas production activities. These services are required in most workover and completion projects and are routinely used in daily producing well operations. In the fiscal year 2010, the Company began providing site preparation services which are complementary to the traditional services offered by the Company. Wolverine Construction, Inc., a related party, was sub-contracted to complete such services.

The following table sets forth certain financial information with respect to the Company’s reportable segments in (000)’s:

	Well Servicing	Fluid Logistics	Consolidated
Three months ended March 31, 2011

Operating revenues	$48,717	$58,247	$106,964
Direct operating costs	38,609	42,223	80,832

Segment profits	$10,108	$16,024	$26,132

Depreciation and amortization	$5,629	$4,480	$10,109
Capital expenditures	4,419	138	4,557
Assets	401,573	294,231	695,804

Three months ended March 31, 2010

Operating revenues	$31,023	$36,241	$67,264
Direct operating costs	28,648	28,265	56,913

Segment profits	$2,375	$7,976	$10,351

Depreciation and amortization	$5,488	$4,436	$9,924
Capital expenditures	504	201	705
Assets	376,877	255,415	632,292

	Three Months Ended March 31,
	2011	2010

Reconciliation of the Forbes Group Operating Income as Reported:
Segment profits	$26,132	$10,351
General and administrative exp	5,917	5,659
Depreciation and amortization	10,109	9,924

Operating income (loss)	10,106	(5,233)
Other income and expenses, net	(6,924)	(6,939)

Income (loss) before income taxes	$3,182	$(12,172)

	As at March 31, 2011	As at December 31, 2010

Reconciliation of the Forbes Group Assets as Reported:
Total reportable segments	$695,804	$656,775
Eliminate internal transactions	(834,387)	(801,930)
Parent	597,304	596,985

Total assets	$458,721	$451,830

Financial information about geographic areas

Revenues from the Company’s non-U.S. operations, which are located exclusively in Mexico, were $12.3 million and $9.5 million for the quarters ended March 31, 2011 and 2010, respectively. All other revenues were generated by the Company’s U.S. operations. The Company generates no revenues from Bermuda, the country of domicile of FES ltd. Long-lived assets located in Mexico were approximately $13.1 million and $13.4 million as of March 31, 2011 and December 31, 2010, respectively. All other long-lived assets were located in the U.S.

15. Guarantor and Non-Guarantor Condensed Consolidating Financial Statements

The Company has certain foreign significant subsidiaries that do not guarantee the Second Priority Notes and the First Priority Notes discussed in Note 7 and is required to present the following condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X. These schedules are presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Supplemental financial information for Forbes Energy Services Ltd., the parent, Forbes Energy Services LLC and Forbes Energy Capital, Inc., the issuers, our combined subsidiary guarantors and our non-guarantor subsidiaries is presented below.

There are no significant restrictions on FES Ltd’s ability or the ability of any guarantor to obtain funds from its subsidiaries by such means as a dividend or loan.

Condensed Consolidating Balance Sheet

As of March 31, 2011

	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$1,050,638	$337,968	$20,282,754	$24,247	$—	$21,695,607
Accounts receivable	20,523,412	—	82,796,864	672,638	—	103,992,914
Other current assets	367,925	220,833	6,158,708	82,079	—	6,829,545

Total current assets	21,941,975	558,801	109,238,326	778,964	—	132,518,066
Property and equipment, net	774,740	—	267,053,007	750,381	—	268,578,128
Investments in affiliates	17,137,903	114,889,686	(2,466,826)	—	(129,560,763)	—
Intercompany receivables	92,451,837	111,113,546	—	10,820,043	(214,385,426)	—
Intercompany note receivable	902,261	—	—	—	(902,261)	—
Intangible assets, net	—		33,022,286	—	—	33,022,286
Deferred financing costs, net	—	8,365,171	—	—	—	8,365,171
Restricted cash	—	—	16,191,395	—	—	16,191,395
Other assets	15,586	10,645	8,981	11,072	—	46,284

Total assets	$133,224,302	$234,937,849	$423,047,169	$12,360,460	$(344,848,450)	$458,721,330

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$6,269,867	$1,765,751	$26,525,746	$45,355	$—	$34,606,719
Accrued liabilities	5,027,359	3,489,904	11,403,362	686,176	—	20,606,801
Current maturities of long-term debt	—	2,551,998	2,157,027	—	—	4,709,025

Total current liabilities	11,297,226	7,807,653	40,086,135	731,531	—	59,922,545
Long-term debt, net of current maturities	—	209,991,294	3,957,996	—	—	213,949,290
Intercompany payables	—	—	201,191,692	13,193,742	(214,385,434)	—
Intercompany note payable	—	—	—	902,261	(902,261)	—
Deferred tax liability	32,359,419	—	62,922,416	—	—	30,562,997

Total liabilities	(21,062,193)	217,798,947	308,158,239	14,827,534	(215,287,695)	304,434,832

Series B Convertible Preferred Shares	16,152,877	—	—	—	—	16,152,877

Shareholders’ equity	138,133,618	17,138,902	114,888,930	(2,467,074)	(129,560,755)	138,133,621

Total liabilities and shareholders’ equity	$133,224,302	$234,937,849	$423,047,169	$12,360,460	$(344,848,450)	$458,721,330

Condensed Consolidating Balance Sheet

As of December 31, 2010

	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets

Current assets
Cash and cash equivalents	$7,101,006	$1,853,717	$21,388,712	$115,022	$—	$30,458,457
Accounts receivable	13,797,552	—	73,576,031	1,472,118	—	88,845,701
Other current assets	284,146	305,593	5,982,520	597	—	6,572,856

Total current assets	21,182,704	2,159,310	100,947,263	1,587,737	—	125,877,014

Property and equipment, net	658,901	—	272,825,909	746,656	—	274,231,466
Investments in affiliates	15,556,856	105,347,628	(2,622,006)	—	(118,282,478)	—
Intercompany receivables	95,785,698	114,836,363	7,932,801	10,951,177	(229,506,039)	—
Intercompany note receivable	902,261	—	—	—	(902,261)	—
Intangible assets, net	—	—	33,737,585	—	—	33,737,585
Deferred financing costs, net	—	8,907,520	—	—	—	8,907,520
Restricted cash	—	9,043,246	—	—	—	9,043,246
Other assets	13,392	—	8,983	10,661	—	33,036

Total assets	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,819,425	$922,471	$26,066,715	$18,040	$—	$28,826,651
Accrued liabilities	2,797,613	9,351,896	6,872,793	2,332,805	518,575	21,873,682
Current portion of long-term debt	—	4,634,163	1,829,657	—	—	6,463,820

Total current liabilities	4,617,038	14,908,530	34,769,165	2,350,845	(518,575)	57,164,153
Long-term debt	—	209,827,683	3,087,002	—	—	212,914,685
Intercompany payables	10,541,463	—	206,705,062	12,778,099	(230,024,624)	—
Intercompany note payable	—	—	—	902,261	(902,261)	—
Deferred tax liability (benefit)	(33,124,373)	—	62,922,417	(112,705)	—	29,685,339

Total liabilities	(17,965,872)	224,736,213	307,483,646	15,918,500	(230,408,310)	299,764,177

Series B Convertible Preferred Shares	15,270,293	—	—	—	—	15,270,293
Shareholders’ equity	136,795,391	15,557,854	105,346,889	(2,622,269)	(118,282,468)	136,795,397

Total liabilities and shareholders’ equity	$134,099,812	$240,294,067	$412,830,535	$13,296,231	$(348,690,778)	$451,829,867

Condensed Consolidating Statement of Operations

For the Three Months Ended March 31, 2011

	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues

Well servicing	$12,303,134	$—	$37,102,361	$3,374,574	$(4,063,239)	$48,716,830
Fluid logistics	—	—	58,246,823	—	—	58,246,823

Total revenues	12,303,134	—	95,349,184	3,374,574	(4,063,239)	106,963,653

Expenses
Well servicing	9,383,324	—	29,892,063	3,026,715	(3,692,907)	38,609,195
Fluid logistics	—	—	42,222,577	—	—	42,222,577
General and administrative	849,658	1,671,791	3,484,225	281,178	(370,332)	5,916,520
Depreciation and amortization	43,554	—	9,994,666	71,241	—	10,109,461

Total expenses	10,276,536	1,671,791	85,593,531	3,379,134	(4,063,239)	96,857,753

Operating income	2,026,598	(1,671,791)	9,755,653	(4,560)	—	10,105,900
Interest income (expense)	5,845	(6,559,526)	(369,691)	(1,239)	—	(6,924,611)
Equity in income (loss) of affiliates	1,009,564	9,240,881	(145,966)	—	(10,104,479)	—
Other income, net	—	—	900	(625)	—	275

Income (loss) before taxes	3,042,007	1,009,564	9,240,896	(6,424)	(10,104,479)	3,181,564
Income tax expense	1,137,497	—	—	139,549	—	1,277,046

Net income (loss)	$1,904,511	$1,009,564	$9,240,896	$(145,973)	$(10,104,479)	$1,904,518

Condensed Consolidating Statement of Operations

For the Three Months Ended March 31, 2010

	Parent	Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues

Well servicing	$9,529,187	$—	$22,205,960	$1,691,873	$(2,404,160)	$31,022,860
Fluid logistics	—	—	36,240,867	—	—	36,240,867

Total revenues	9,529,187	—	58,446,827	1,691,873	(2,404,160)	67,263,727

Expenses
Well servicing	6,041,390	—	20,332,600	3,225,377	(951,051)	28,648,316
Fluid logistics	—	—	28,264,840	—	—	28,264,840
General and administrative	3,141,237	1,557,871	2,736,867	(1,776,829)	—	5,659,146
Depreciation and amortization	49,376	—	9,814,110	60,578	—	9,924,064

Total expenses	9,232,003	1,557,871	61,148,417	1,509,126	(951,051)	72,496,366

Operating income	297,184	(1,557,871)	(2,701,590)	182,747	(1,453,109)	(5,232,639)
Interest Expense	8,196	(6,788,336)	(62,272)	2,877	(8,196)	(6,847,731)
Equity in income (loss) of affiliates	(11,197,055)	(2,853,467)	—	—	14,050,522	—
Other income, net	(4,767)	2,619	(89,606)	—	—	(91,754)

Income (loss) before taxes	(10,896,442)	(11,197,055)	(2,853,468)	185,624	12,589,217	(12,172,124)
Income tax expense	(4,186,231)	—	—	185,624	—	(4,000,607)

Net income (loss)	$(6,710,211)	$(11,197,055)	$(2,853,468)	$—	$12,589,217	$(8,171,517)

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended March 31, 2011

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(6,050,368)	$21,823,795	$(14,992,047)	$(154,173)	$—	$627,207

Cash flows from investing activities
Restricted cash	—	(23,339,544)	16,191,395	—	—	(7,148,149)
Proceeds from sale of property and equipment	—	—	154,364	—	—	154,364
Purchase of property and equipment	—	—	(1,948,000)	—	—	(1,948,000)

Net cash provided by (used in) investing activities	—	(23,339,544)	14,397,759	—	—	(8,941,785)

Cash flows from financing activities
Repayments of debt	—	—	(511,670)	—	—	(511,670)

Net cash provided by (used in) financing activities	—	—	(511,670)	—	—	(511,670)

Effect on currency translation on cash	—	—	—	63,398	—	63,398
Net increase/(decrease) in cash and cash equivalents	(6,050,368)	(1,515,749)	(1,105,958)	(90,775)	—	(8,762,850)
Cash and cash equivalents
Beginning of period	7,101,006	1,853,717	21,388,712	115,022	—	30,458,457

End of period	$1,050,638	$337,968	$20,282,754	$24,247	$—	$21,695,607

Condensed Consolidating Statement of Cash Flows

For the Three Months Ended March 31, 2010

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(10,956,892)	$(5,891,055)	$4,543,894	$(73,891)	$—	$(12,377,944)

Cash flows from investing activities
Restricted cash	—	(15,018)	—	—	—	(15,018)
Purchase of property and equipment	—	—	(1,732,282)	—	—	(1,732,282)

Net cash used in investing activities	—	(15,018)	(1,732,282)	—	—	(1,747,300)

Cash flows from financing activities
Other	—	—	8,426	—	—	8,426
Repayments of debt	—	(1,319,053)	(411,950)	—	—	(1,731,003)

Net cash used in financing activities	—	(1,319,053)	(403,524)	—	—	(1,722,577)

Net increase/(decrease) in cash and cash equivalents	(10,956,892)	(7,225,126)	2,408,088	(73,891)	—	(15,847,821)
Cash and cash equivalents
Beginning of period	12,577,404	7,860,204	7,973,636	14,123	—	28,425,367

End of period	$1,620,512	$635,078	$10,381,724	$(59,768)	$—	$12,577,546

16. Equity Securities

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion, or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by the Bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. In the event of the liquidation, dissolution, or winding up of the Company, the holders of common shares are entitled to share equally and ratably in the Company’s assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding Preference Shares.

Class B Shares

On May 28, 2010, in connection with the issuance of the Series B Preferred Shares, holders of Class B Shares holding greater than 66 2/3% of the Class B Shares then issued and outstanding elected to convert their Class B Shares into an equal number of the Company’s common shares, pursuant to Section 4.3 of the Company’s Bye-laws. This resulted in the automatic conversion of all issued and outstanding Class B Shares into the Company’s common shares, on a one-for-one basis. There are no Class B Shares currently issued and outstanding.

Series B Senior Convertible Preferred Shares

Under our Series B Certificate of Designation, we are authorized to issue 825,000 shares of Series B Preferred Shares, par value $0.01 per share. On May 28, 2010, the Company completed a private placement of 580,800 Series B Preferred Shares for total gross proceeds of $14,520,000. In connection with the private placement, the Company paid the investors who purchased the Series B Preferred Shares a closing fee of $290,400 and incurred legal fees and other costs of $401,395. The common shares into which the Series B Preferred Shares are convertible have certain demand and “piggyback” registration rights.

The terms of the Series B Preferred Shares are as follows:

Rank – The Series B Preferred Shares rank senior in right of payment to the common shares and any class or series of capital stock that is junior to the Series B Preferred Shares, and pari passu with any series of the Company’s preferred stock that by its terms ranks pari passu in right of payment as to dividends and liquidation with the Series B Preferred Shares.

Conversion – The Series B Preferred Shares are convertible into the Company’s common shares at an initial rate of 36 common shares per Series B Preferred Shares (subject to adjustment). If all of the initially issued Series B Preferred Shares are converted, at the initial conversion rate, 20,908,800 common shares (representing 19.99% of the outstanding common shares outstanding at the time of the issuance of the Series B Preferred Shares after such conversion) will be issued to the holders of the Series B Preferred Shares. Pursuant to the Series B Certificate of Designation, no holder of the Series B Preferred Shares is entitled to effect a conversion of Series B Preferred Shares if such conversion would result in the holder (and affiliates) beneficially owning 20% or more of the Company’s Common Shares. Redeemable preferred stock (and, if ever, any other redeemable financial instrument we may enter into) is initially evaluated for possible classification as a liability or equity pursuant to ASC 480—Distinguishing Liabilities from Equity. Redeemable preferred stock that does not, in its entirety, require liability classification is evaluated for embedded features that may require bifurcation and separate classification as derivative liabilities. In determining the appropriate accounting for the conversion feature for the Series B Preferred Stock, the Company determined that the conversion feature does not require bifurcation, and as a result is not considered a derivative under the provisions of ASC 815—Derivatives and Hedging.

Dividends Rights – The Series B Preferred Shares are entitled to receive preferential dividends equal to five percent (5%) per annum of the original issue price per share, payable quarterly in February, May, August and November of each year. Such dividends may be paid by the Company in cash or in kind (in the form of additional Series B Preferred Shares). In the event that the payment in cash or in kind of any such dividend would cause the Company to violate a covenant under its debt agreements, the obligation to pay, in cash or in kind, will be suspended until the earlier to occur of (i) and only to the extent any restrictions under the debt agreements lapse or are no longer applicable or (ii) February 16, 2015. During any such suspension period, the preferential dividends shall continue to accrue and accumulate. Currently, dividends for the quarterly periods ended November 28, 2010 and February 28, 2011 have not been paid on the Series B Preferred Shares. The Company has not paid these dividends in cash due to certain restrictions in the Company’s indentures and has not paid these dividends in-kind because the Toronto Stock Exchange has taken the position that, in light of the market price of the Company’s common shares, the issuance of additional Series B Preferred Shares as a dividend in-kind would violate Toronto Stock Exchange rules regarding the issuance of discounted shares, unless the Company receives shareholder approval for such an issuance. The Company intends to seek shareholder approval for a pool of Series B Preferred Shares to be issued as in-kind dividends for this particular quarterly period and for future quarterly periods. The Company has accrued dividends for these periods based on the estimated fair value of the shares to be issued in kind. When these shares are issued, differences between the fair value of the shares and the contractual amount of the dividends will be settled to additional paid in capital within shareholders’ equity. As shares of the Series B Preferred Shares are convertible into shares of our common stock, each dividend paid in kind will have a dilutive effect on our shares of common stock.

Liquidation – Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, a distribution shall be made as follows:

i.	to the holders of shares ranking junior to the Series B Preferred Shares unless the holders of Series B Preferred Shares shall have received an amount equal to the original issue price per share of the Series B Preferred Shares (subject to adjustment) plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and

ii.	to the holders of shares ranking on a parity with the Series B Preferred Shares, unless simultaneously therewith distributions are made ratably on the Series B Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Shares are entitled.

Voting Rights – The holders of Series B Preferred Shares are not entitled to any voting rights except as provided in the following sentence in the Company’s Bye-laws or otherwise under the Company Act of 1981 of Bermuda. If the preferential dividends on the Series B Preferred Shares have not been declared and paid in full in cash or in kind for eight or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Shares shall be entitled to vote at any meeting of shareholders with the holders of Common Shares and to cast the number of votes equal to the number of whole Common Shares into which the Series B Preferred Shares held by such holders are then convertible.

Redemption – All or any number of the Series B Preferred Shares may be redeemed by the Company at any time after May 28, 2013 at a redemption price determined in accordance with the Series B Certificate of Designation plus accrued and unpaid dividends and provided that the current equity value of our common stock exceeds specified levels. On May 28, 2017, the Company is required to redeem any Series B Preferred Shares then outstanding at a redemption price determined in accordance with the Series B Certificate of Designation plus accrued but unpaid dividends. Such mandatory redemption may, at the Company’s election, be paid in cash or in common shares (valued for such purpose at 95% of the then fair market value of the common shares). In the event certain corporate transactions occur (such as a reorganization, recapitalization, reclassification, consolidation or merger) under which the Company’s common shares (but not the Series B Preferred Shares) are converted into or exchanged for securities, cash or other property, then following such transaction, each Series B Preferred Share shall thereafter be convertible into the same kind and amount of securities, cash or other property.

Certain of the redemption features are outside of the Company’s control, and as a result, the Series B Preferred Shares have been reflected in the condensed consolidated balance sheet as temporary equity.

17. Other Comprehensive Income

The components of our other comprehensive income are as follows:

	Three Months Ended March 31,
	2011	2010
Net income (loss)	$1,904,518	$(8,171,517)
Foreign currency translation loss	(461,586)	—

Other comprehensive income (loss)	$1,442,932	$(8,171,517)

The local currency is the functional currency for our operations in Mexico. The cumulative translation gains and losses resulting from translating our foreign entity’s financial statements from the Pesos to U.S. Dollars are included in other comprehensive income (loss) and accumulated in shareholders’ equity until a partial or complete sale or liquidation of our net investment in the foreign entity.

18. Subsequent Events

As discussed in Note 7, on May 9, 2011, the Issuers of the Second Priority Notes commenced a cash tender offer to purchase any and all of such Second Priority Notes then outstanding. In connection with this tender offer, the Issuers solicited consents to proposed amendments that eliminate most of the restrictive covenants and event of default provisions contained in the indenture governing such Second Priority Notes and modify the terms of any intercreditor agreement applicable to such Second Priority Notes.

Adoption of the proposed amendments required the consent of the holders of at least a majority of the $192,500,000 aggregate principal amount of the outstanding Second Priority Notes and holders who tendered their Second Priority Notes in the tender offer were deemed to consent to the proposed amendments. A total of approximately $187,932,000, or over 97%, in aggregate principal amount of outstanding Second Priority Notes were validly tendered and not validly withdrawn before the end of the consent period, on May 20, 2011. Notwithstanding the end of the consent period, the Issuers continued to accept Second Priority Notes tendered pursuant to the tender offer. On May 24, 2011, the Issuers, FES Ltd and certain of its other subsidiaries entered into a fourth supplemental indenture with Wells Fargo Bank, National Association, trustee and collateral agent for the Second Priority Notes, that adopted the amendments proposed in the consent solicitation. The fourth supplemental indenture became effective, by its terms, upon consummation of the purchase of the Second Priority Notes tendered pursuant to the previously announced tender offer and payment of the related consent fee.

In order to fund the repurchase of the Second Priority Notes, on June 7, 2011, FES Ltd issued $280,000,000 in aggregate principal amount of 9% senior notes due 2019 (the “New Notes”), in a private placement pursuant to exemptions from registration under the Securities Act of 1933. On that same date, FES Ltd and its significant subsidiaries entered into an indenture to govern the New Notes (the “New Indenture”), with Wells Fargo Bank, National Association, as trustee. The net proceeds to FES Ltd from this offering were approximately $272.7 million dollars, net of the initial purchaser discount and estimated transaction costs.

In June 2011, the Forbes Group used approximately $223.2 million of such proceeds to repurchase approximately 99.8% of the outstanding $192,500,000 aggregate principal amount of its Second Priority Notes pursuant to the tender offer for the Second Priority Notes and consent solicitation. The Forbes Group accepted for purchase and payment all Second Priority Notes that were tendered by the time of expiration of the tender offer. The $223.2 million comprised the total consideration paid for such Second Priority Notes tendered, including related accrued interest and consent fees for those Second Priority Notes tendered by the consent date. In addition, the Forbes Group used $21.5 million of the net proceeds to repurchase all of the outstanding $20 million aggregate principal amount of its First Priority Notes, which amount comprised the outstanding principal and accrued interest plus a make-whole premium. On July 27, 2011, the Forbes Group used remaining proceeds to redeem the remaining $0.4 million outstanding in aggregate principal amount of Second Priority Notes.

On June 9, 2011, CCF, a subsidiary of FES Ltd, settled certain litigation for a required cash payment of $5.5 million. This lawsuit had alleged that we had infringed on U.S. patents owned by the plaintiff in connection with our performance of our service contract for Petróleos Mexicanos (“PEMEX”) in Mexico. Despite a favorable summary judgment on certain aspects of the suit and prior estimates by counsel of a low risk profile for the case, events at the trial on June 8 and 9, caused us to reassess the risks of continued litigation and, in light of these risks, to elect to settle the case immediately. This expense will be recorded in the quarter ending June 30, 2011. We do not believe this will impact our ongoing operations, including those operations providing services to PEMEX.

On July 14, 2011, the Company launched an option exchange program whereby holders of certain “underwater” options were given a limited opportunity to exchange such old options for new options covering a fewer number of the Company’s common shares, or the Option Exchange. The Company’s shareholders approved the Option Exchange at the Company’s annual meeting on June 27, 2011. The Option Exchange only applies to options granted on May 29, 2008 and the Option Exchange expires on August 11, 2011, subject to amendment or extension. Those participating in the Option Exchange will receive new options for the old options they tender at a ratio of .72 to 1. To substantially minimize accounting expenses, this exchange ratio was calculated on an approximate “value-for-value” basis and may be amended prior to the expiration of the Option Exchange if the market value of the Company’s common shares changes to the extent that the original value-for-value calculation is altered significantly. The new options will have an exercise price equal to the closing price of the Company’s common shares on the Toronto Stock Exchange (converted to U.S. Dollars) on the day such options are granted, which will be the day the Option Exchange expires. The Company expects that it is likely that all eligible option holders will participate in the Option Exchange. Assuming full participation, options to purchase 2,680,000 common shares would be cancelled and new options to purchase 1,929,600 common shares would be issued.

ANNEX A

GLOSSARY OF OIL AND NATURAL GAS TERMS

We have included below the definitions for certain oil and natural gas terms used in this prospectus:

“brine water”: Water that is heavily saturated with salt used in various well completion and workover activities.

“casing”: Steel pipe placed in an oil or natural gas well as drilling progresses to prevent the wall of the hole from caving in, to prevent seepage of fluids, and to provide a means of extracting oil or natural gas if the well is productive.

“completion”: The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“drilling mud”: The fluid pumped down the drilling string and up the wellbore to bring debris from the drilling and workover operations to the surface. Drilling muds also cool and lubricate the bit, protect against blowouts by holding back underground pressures and, in new well drilling, deposit a mud cake on the wall of the borehole to minimize loss of fluid to the formation.

“field”: An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“frac tank”: A steel tank used to store fluids at the well location to facilitate completion and workover operations. The largest demand is related to the storage of fluid used in fracturing operations.

“Henry Hub natural gas price”: Price of natural gas sales contracted for spot or future delivery and title transfer at the Henry Hub, a natural gas pipeline hub in Louisiana that serves as the delivery point for New York Mercantile Exchange natural gas contracts.

“MMbtu”: Millions of British thermal units.

“plugging and abandonment”: Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of many states require plugging of abandoned wells.

“producing well”: A well found to be capable of producing either natural gas or oil in sufficient quantities to justify completion as a natural gas or oil well.

“swab” or “swabbing”: Use of truck mounted equipment consisting of a hoist and mast to remove, or “swab,” wellbore fluids by alternatively lowering and raising tools in a well’s tubing or casing.

“wellbore”: The drilled hole of a well, which may include open hole or uncased portions, and which may also refer to the rock face that bounds the inside diameter of the wall of the drilled hole.

“well servicing”: The maintenance work performed on an oil or natural gas well to improve or maintain the production from a formation already producing. It usually involves repairs to the downhole pump, rods, tubing, and so forth or removal of sand, paraffin or other debris which is preventing or restricting production of oil or natural gas.

“wireline”: A general term used to describe well-intervention operations conducted using single-strand or multistrand wire or cable for intervention in oil or natural gas wells. Although applied inconsistently, the term is used commonly in association with electric logging and cables incorporating electrical conductors.

“workover”: Refers to a broad category of procedures preformed on an existing well to correct a major downhole problem, such as collapsed casing, or to establish production from a formation not previously produced, including deepening the well from its originally completed depth.

“WTI Cushing price”: Price of light, sweet crude oil produced in the United States and commonly referred to as West Texas Intermediate or WTI. WTI is the underlying commodity of the New York Mercantile Exchange’s oil spot and futures contracts. Prices for WTI are quoted at Cushing, Oklahoma, which is a major crude oil shipment point that has extensive pipeline connection to oil producing areas and refining centers.

A-1

Annex B

CERTIFICATE OF FORMATION

OF

FORBES ENERGY SERVICES LTD.

The corporation is being incorporated pursuant to a plan of conversion. The converting entity is Forbes Energy Services Ltd., an entity formed under the laws of Bermuda (“Forbes Bermuda”) on April 9, 2008, with it principal place of business at 3000 South Business Highway 281, Alice, Texas 77382. As provided in Section 10.106 of the Texas Business Organizations Code (the “TBOC”), the existence of corporation shall be deemed to have commenced on the date that the corporate existence of Forbes Bermuda commenced and the corporation shall be deemed to be the same legal entity as Forbes Bermuda.

ARTICLE ONE

NAME

The name of the entity is Forbes Energy Services Ltd.

ARTICLE TWO

TYPE OF ENTITY

The type of filing entity being formed is a Texas for-profit corporation.

ARTICLE THREE

DURATION

The period of the corporation’s duration is perpetual.

ARTICLE FOUR

PURPOSE

The purpose for which the corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code. The corporation is specifically authorized to conduct operations in Mexico, including the rendering of services contemplated in any contracts with Mexican governmental organisms or entities, to the extent granted, but not including the drilling of oil and gas wells or the constructions of pipelines for oil or its derivatives unless the corporation has first received all necessary authorizations from the relevant Mexican authorities.

ARTICLE FIVE

INITIAL REGISTERED OFFICE AND AGENT

The address of the initial registered office of the corporation is 800 Brazos Street, Suite 400, Austin, Texas 78701 and the name of its initial registered agent at such address is Capitol Services Inc.

ARTICLE SIX

BOARD OF DIRECTORS

The number of directors constituting the initial Board of Directors is six, and the names and addresses of the person who are to serve as directors until the first annual meeting of the shareholders or until his successor is elected and qualified are:

NAME	ADDRESS

John E. Crisp	3000 South Business Highway 281, Alice, Texas 78332

Charles C. Forbes	3000 South Business Highway 281, Alice, Texas 78332

Dale W. Bossert	3000 South Business Highway 281, Alice, Texas 78332

Travis H. Burris	3000 South Business Highway 281, Alice, Texas 78332

Janet L. Forbes	3000 South Business Highway 281, Alice, Texas 78332

William W. Sherrill	3000 South Business Highway 281, Alice, Texas 78332

ARTICLE SEVEN

CAPITAL STOCK

The total number of shares of all classes of stock that the corporation is authorized to issue is fifty-five million (55,000,000) shares, consisting of one hundred twelve million five hundred thousand (112,500,000) shares of Common Stock, $0.04 par value per share (the “Common Stock”), and ten million (10,000,000) shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”). The holders of Common Stock shall, subject to the limitations provided herein (including, without limitation, the rights attaching to the Preferred Stock), (a) be entitled to one vote per share; (b) be entitled to such dividends as the he board of directors of the corporation (the “Board”) may from time to time declare; (c) in the event of a winding-up or dissolution of the corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the corporation; and (d) generally be entitled to enjoy all of the rights attaching to common stock under the TBOC.

Subject to the limitations set forth elsewhere herein, the Board is authorized to provide, by a vote of at least seventy-five percent (75%) of the directors then in office, for the issuance of the Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preferred Stock shall not be deemed to vary the rights attached to the Common Stock or, subject to the terms of any other series of Preferred Stock, to vary the rights attached to any other series of Preferred Stock). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) the number of shares constituting that series and the distinctive designation of that series;

(b) the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d) whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Stock), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e) whether or not the shares of that series shall be redeemable or repurchaseable, and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f) whether that series shall have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of any issued shares of the corporation;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment in respect of shares of that series; and

(i) any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Any share of Preferred Stock of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Stock.

At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the corporation, the corporation may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued shares of Common Stock, other shares, option rights, securities having conversion or option rights, or obligations of the corporation or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

All the rights attaching to a share of treasury stock shall be suspended and shall not be exercised by the corporation while it holds such treasury stock and, except where required by the TBOC, all treasury stock shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the corporation.

If, at any time, the capital stock is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the corporation is being wound-up, be varied with the consent in writing of the holders of 66 2/3% of the issued shares of that class or by a resolution passed by holders of 66 2/3% of the shares of the class represented in person or by proxy at a meeting at which a quorum is present or otherwise by consent as set forth in the bylaws. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Prior to its conversion into Texas corporation, Forbes Bermuda created, by a resolution of the Board, a series of Preferred Stock designated as Series A Junior Participating Preferred Shares (the “Series A Preferred Stock”) and a series of Preferred Stock designated as Series B Senior Convertible Preferred Shares (the “Series B Preferred Stock”). The designations, powers, preferences and other special rights of the Series A Preferred Stock and Series B Preferred Stock, and the qualifications, limitations or restrictions thereof, as applicable to the corporation following its conversion into Texas, are set forth in Appendix A and Appendix B hereto, respectively (and for the purposes of this certificate of formation, Appendix A and Appendix B are deemed to be the certificates of designation for the Series A Preferred Stock and Series B Preferred Stock, respectively).

Upon the filing of this certificate of formation and the related plan of conversion of Forbes Bermuda with the Secretary of State of the State of Texas (the “Effective Time”), (i) each common share, $0.04 par value, of Forbes Bermuda issued and outstanding immediately prior to the Effective Time shall become and for all purposes be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock of the corporation, without any action required on the part of the corporation, its stockholders or Forbes Bermuda’s Shareholders, and any share certificate that, immediately prior to the Effective Time, represented common shares of Forbes Bermuda shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Common Stock, and (ii) each of the Series B Senior Convertible Preferred Shares of Forbes Bermuda issued and outstanding immediately prior to the Effective Time shall become and for all purposes be deemed to be one issued and outstanding, fully paid and non-assessable share of Series B Preferred Stock, without any action required on the part of the corporation, its stockholders or Forbes Bermuda’s Shareholders, and any share certificate that, immediately prior to the Effective Time, represented any Series B Preferred Shares of Forbes Bermuda shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Series B Preferred Stock of the corporation.

ARTICLE EIGHT

AMENDMENT OF BYLAWS

The bylaws of the corporation shall not be rescinded, altered or amended until the same has been approved by a majority of the Directors then in office and by a resolution of the Shareholders. Further bylaws 14, 15, 32, 34, 36 and 63 may not be rescinded, altered or amended (and no new bylaw may be made which would have the effect of rescinding, altering or amending the provisions of such bylaws) until the same has been approved by a resolution of the Board, including the affirmative vote of not less than two-thirds of the Directors then in office and by a resolution of the Shareholders including the affirmative vote of not less than two-thirds of the voting shares.

ARTICLE NINE

LIABILITY OF DIRECTORS

No director of the corporation shall be personally liable to the corporation or the shareholders thereof for monetary damages for an act or omission in the director’s capacity as director, except for liability for any of the following:

(a)	a breach of the director’s duty of loyalty to the corporation or its shareholders;

(b)	an act or omission not in good faith that constitutes a breach of the director’s duty to the corporation;

(c)	an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law;

(d)	a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; or

(e)	an act or omission for which the director’s liability is provided expressly by an applicable statute.

If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

[Signature Page to Follow]

IN WITNESS WHEREOF, I have signed this certificate of formation this [__] day of [                            ].

L. Melvin Cooper, Chief Financial Officer

Appendix A

Certificate of Designation of the Series A Preferred Stock

[See Attached]

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

FORBES ENERGY SERVICES LTD.

Pursuant to the authority conferred upon the Board of Directors of the Company by its certificate of formation (the “Certificate of Formation”) and its bylaws (the “Bylaws”), a series of preferred stock, par value $0.01 each (shares of any authorized series of preferred stock, the “Preferred Stock”) be and it hereby is established, in the number and having the designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, set forth below:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be six hundred thousand (600,000).

Section 2. Dividends and Distributions.

(A) Subject to the provisions for adjustment hereinafter set forth, and subject to the Texas Business Organizations Code, as amended, the holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock, $.04 par value per share, of the Company (the “Common Stock”) and (ii) a preferential cash dividend (the “Preferential Dividends”), if any, on the first day of January, April, July and October of each year (each a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Series A Preferred Stock or fraction of a share of Series A Preferred Stock, in an amount equal to $1.00 per share of Series A Preferred Stock less the per share amount of all cash dividends declared on the Series A Preferred Stock pursuant to clause (i) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share of Series A Preferred Stock or fraction of a share of Series A Preferred Stock. If the Company shall, at any time after the issuance of any shares of Series A Preferred Stock or fraction of a share of Series A Preferred Stock, make any distribution on the Common Stock of the Company, whether by way of a dividend or a reclassification of shares, a recapitalization, reorganization or partial liquidation of the Company or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to the immediately preceding sentence, a distribution of Common Stock or other capital stock of the Company or a distribution of rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Fair Market Value of such share), then and in each such event the Company shall simultaneously pay on each then outstanding share of Series A Preferred Stock of the Company a distribution, in like kind, of 100 times such distribution paid on a share of Common Stock (subject to the provisions for adjustment hereinafter set forth). The dividends and distributions on the Series A Preferred Stock to which holders thereof are entitled pursuant to clause (i) of the first sentence of this paragraph and pursuant to the second sentence of this paragraph are hereinafter referred to as

“Participating Dividends” and the multiple of such cash and non-cash dividends on the Common Stock applicable to the determination of the Participating Dividends, which shall be 100 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple”. If the Company shall at any time after May 19, 2008 declare or pay any dividend or make any distribution on Common Stock payable in Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Participating Dividends which holders of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately before such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(B) The Company shall declare each Participating Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid. No cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid shall be paid or set aside for payment on the Common Stock unless a Participating Dividend in respect of such dividend or distribution on the Common Stock shall be simultaneously paid, or set aside for payment, on the Series A Preferred Stock.

(C) Preferential Dividends shall begin to accrue on outstanding Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Series A Preferred Stock. Accrued but undeclared or unpaid Preferential Dividends shall cumulate but shall not bear interest. Preferential Dividends paid on the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued, declared and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Section 3. Voting Rights. The holders of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. The number of votes which a holder of Series A Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple”. If the Company shall at any time after May 19, 2008 declare or pay any dividend on Common Stock payable in Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of Series A Preferred Stock shall be entitled after such event shall be the Vote Multiple immediately before such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(B) Except as otherwise provided by law or in this Designation, the Certificate of Formation or the Bylaws of the Company, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(C) If the Preferential Dividends accrued on the Series A Preferred Stock for four or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid or set apart for payment, the holders of record of Preferred Stock of the Company of all series (including the Series A Preferred Stock), other than any series in respect of which such right is expressly withheld by the Bylaws of the Company or the authorizing resolutions designating the rights in respect thereof, shall have the right, at the next meeting of shareholders called for the election of directors, to elect two members to the Board of Directors, which directors shall be in addition to the number required by the Bylaws before such event, to serve until the next Annual Meeting and until their successors are elected and qualified or their earlier resignation, removal or incapacity or until such earlier time as all accrued and unpaid Preferential Dividends upon the outstanding Series A Preferred Stock shall have been paid (or set aside for payment) in full. The holders of Series A Preferred Stock shall continue to have the right to elect directors as provided by the immediately preceding sentence until all accrued and unpaid Preferential Dividends upon the outstanding Series A Preferred Stock shall have been paid (or set aside for payment) in full. Such directors may be removed and replaced by such shareholders, and vacancies in such directorships may be filled only by such shareholders (or by the remaining director elected by such shareholders, if there be one) in the manner permitted by law; provided, however, that any such action by shareholders shall be taken at a meeting of shareholders and shall not be taken by written consent thereto.

(D) Except as otherwise set forth herein or required by law, or the Bylaws of the Company, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

Section 4. Certain Restrictions.

(A) Whenever Preferential Dividends or Participating Dividends are in arrears, whether or not declared, or the Company shall be in default of payment thereof, thereafter and until all accrued and unpaid Preferential Dividends and Participating Dividends, whether or not declared, on Series A Preferred Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of Series A Preferred Stock may have in such circumstances, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity as to dividends with the Series A Preferred Stock, unless dividends are paid ratably on the Series A Preferred Stock and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled if the full dividends accrued thereon were to be paid;

(iii) except as permitted by subparagraph (iv) of this paragraph 4(A), redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity shares in exchange for any shares of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares ranking on a parity with the Series A Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any Subsidiary (as hereinafter defined) of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A “Subsidiary” of the Company shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the Board of Directors or other persons performing similar functions are beneficially owned, directly or indirectly, by the Company or by any corporation or other entity that is otherwise controlled by the Company.

(C) The Company shall not issue any Series A Preferred Stock except upon exercise of Rights issued pursuant to that certain Rights Agreement dated as of May 19, 2008 between the Company and CIBC Mellon Trust Company, as Rights Agent, a copy of which is on file with the Assistant Secretary of the Company at its principal executive office and shall be made available to shareholders of record without charge upon written request therefor addressed to said Assistant Secretary. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Company from issuing for any purpose any series of Preferred Stock with rights and privileges similar to, different from or greater than those of the Series A Preferred Stock.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their retirement and cancellation shall become authorized but unissued Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors in accordance with the Bylaws.

Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless the holders of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided, (A) $100.00 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (B) if greater than the amount specified in clause (i)(A) of this sentence, an amount equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, as the same may be adjusted as hereinafter provided, and (ii) to the holders of shares ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of Series A Preferred Stock are entitled under clause (i)(A) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series A Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Company pursuant to clause (i)(B) of the foregoing sentence is hereinafter referred to as the “Participating Liquidation Amount” and the multiple of the amount to be distributed to holders of Common Stock upon the liquidation, dissolution or winding up of the Company applicable pursuant to said clause to the determination of the Participating Liquidation Amount, as said multiple may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Liquidation Multiple”. If the Company shall at any time after May 19, 2008 declare or pay any dividend on Common Stock payable in Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Series A Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately before such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

Section 7. Certain Reclassifications and Other Events.

(A) If holders of Common Stock of the Company receive after May 19, 2008 in respect of their Common Stock any share of capital stock of the Company (other than any shares of Common Stock of the Company), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise (a “Transaction”), then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the Series A Preferred Stock shall be adjusted so that after such event the holders of Series A Preferred Stock shall be entitled, in respect of each Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately before such adjustment, to (i) such additional dividends as equal the Dividend Multiple in effect immediately before such Transaction multiplied by the additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately before such Transaction multiplied by the additional voting rights which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock and (iii) such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect immediately before such Transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

(B) If holders of Common Stock of the Company receive after May 19, 2008 in respect of their Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the Series A Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately before such event multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Fair Market Value of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

(C) If holders of Common Stock of the Company receive after May 19, 2008 in respect of their Common Stock any right or warrant to purchase shares of the Company (other than Common Stock), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for shares of the Company (other than Common Stock), at a purchase price per share less than the Fair Market Value of such shares on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Company of the Series A Preferred Stock shall each be adjusted so that after such event each holder of a share of Series A Preferred Stock shall be entitled, in respect of each share of Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately before such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately before such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the shares which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined) and (ii) such additional voting rights as equal the Vote Multiple in effect immediately before such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the shares which could be acquired upon such exercise and multiplied again by the Discount Fraction and (iii) such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect immediately before such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company upon exercise of such right or warrant by virtue of the shares which could be acquired upon such exercise and multiplied again by the Discount Fraction. For purposes of this paragraph, the “Discount Fraction” shall be a fraction the numerator of which shall be the difference between the Fair Market Value of a share of the capital stock subject to a right or warrant distributed to holders of Common Stock of the Company as contemplated by this paragraph immediately after the distribution thereof and the purchase price per share for such share pursuant to such right or warrant and the denominator of which shall be the Fair Market Value of such share immediately after the distribution of such right or warrant.

(D) For purposes of this Section 7, the “Fair Market Value” of a share of the Company (including a Common Stock) on any date shall be deemed to be the average of the daily closing price per share thereof over the thirty consecutive Trading Days (as such term is hereinafter defined) immediately before such date; provided, however, that, if such Fair Market Value of any such share is determined during a period which includes any date that is within thirty Trading Days after (i) the ex-dividend date for a dividend or distribution payable in such shares of such stock or securities convertible into shares of such stock, or (ii) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Fair Market Value shall be appropriately adjusted by the Board of Directors of the Company to take into account ex-dividend or post-effective date trading. The closing price for any day shall be the last sale price, regular way, or, in case, no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the Toronto Stock Exchange), or, if the shares are not listed or admitted to trading on the Toronto Stock Exchange or the Toronto Stock Exchange is not the principal national securities exchange on which the shares are listed or admitted to trading, as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) or such other system then in use, or if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the Company. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the Toronto Stock Exchange or such other national securities exchange as may be selected by the Board of Directors of the Company is open. If the shares are not publicly held or not so listed or traded on any day within the period of thirty Trading Days applicable to the determination of Fair Market Value thereof as aforesaid, “Fair Market Value” shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the Company. In either case referred to in the foregoing sentence, the determination of Fair Market Value shall be described in a statement filed with the Secretary of the Company.

Section 8. Consolidation, Merger, etc. If the Company shall enter into any consolidation, merger, combination, amalgamation or other transaction in which the Common Stock is exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each outstanding share of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of shares, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately before such event.

Section 9. Effective Time of Adjustments.

(A) Adjustments to the Series A Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occurs.

(B) The Company shall give prompt written notice to each holder of a share of Series A Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Company of such shares required by the provisions hereof. Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

Section 10. No Redemption. The Series A Preferred Stock shall not be redeemable at the option of the Company or any holder thereof. Notwithstanding the foregoing sentence of this Section, the Company may acquire Series A Preferred Stock in any other manner permitted by law, the provisions hereof or Bylaws of the Company.

Section 11. Ranking. Unless otherwise provided in the Bylaws of the Company or the rights relating to a subsequent series of preferred stock of the Company, the Series A Preferred Stock shall rank junior to all other series of the Company’s preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and senior to the Common Stock.

Section 12. Amendment. Except as contemplated herein, the provisions hereof and the Bylaws of the Company shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series A Preferred Stock without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of two-thirds or more of the outstanding Series A Preferred Stock, voting together as a single class.

Appendix B

Certificate of Designation of the Series B Preferred Stock

[See Attached]

CERTIFICATE OF DESIGNATION

OF

SERIES B SENIOR CONVERTIBLE PREFERRED STOCK

OF

FORBES ENERGY SERVICES LTD.

Pursuant to the authority conferred upon the board of directors (the “Board of Directors”) of Forbes Energy Services Ltd. (the “Company”) by its certificate of formation (the “Certificate of Formation”) and its bylaws (the “Bylaws”), a series of preferred stock, par value $0.01 each (shares of any authorized series of preferred stock, the “Preferred Stock”) be and it hereby is established, in the number and having the designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, set forth below:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Senior Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be eight hundred and twenty-five thousand (825,000).

Section 2. Dividends and Distributions.

(A) Subject to the provisions for adjustment hereinafter set forth, and subject to the Texas Business Organizations Code, as amended (the “TBOC”), the holders of Series B Preferred Stock shall be entitled to receive out of funds legally available for the purpose, preferential dividends in an amount per share (rounded to the nearest cent) equal to five percent (5%) of the Series B Original Issue Price (as defined in paragraph 2(B) of this Section 2) (or $1.25) per annum per share, payable quarterly on the 28th day of February, May, August and November, respectively (the “Quarterly Payment Date”), in each year during which any shares of Series B Preferred Stock remain issued and outstanding (the “Preferential Dividends”). The Preferential Dividends shall accrue from the Issuance Date (as defined in paragraph 8(A) of Section 8), whether or not declared; shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of capital stock of the Company that is junior to the Series B Preferred Stock including, for greater certainty, the Series A Junior Participating Preferred Stock described in the Company’s rights agreement with CIBC Mellon Trust Company, as rights agent (the “Series A Junior Participating Preferred Stock”), and the common stock, par value $0.04 each (the “Common Stock”) of the Company. Except with the consent in writing of the holders of the Series B Preferred Stock, no dividend will at any time be declared and paid on or set apart for payment on any other class or series of capital stock of the Company that ranks in parity with the Series B Preferred Stock (the “Parity Stock”) in any quarter unless the Preferential Dividends on all the Series B Preferred Stock outstanding prior to such payment have been declared and paid through the most recent Quarterly Payment Date either prior to or coincidental with the payment of such dividends on the Parity Stock. The Preferential Dividends shall be payable, at the sole election of the Company, (i) in cash or (ii) in kind in the form of additional Series B Preferred Stock (with an issue price equal to the Series B Original Issue Price).

(B) If the Company elects to pay a Preferential Dividend in kind in the form of additional Series B Preferred Stock, subject to paragraph 7(D) of Section 7, the Company shall issue and deliver to each holder of the Series B Preferred Stock certificates representing the number of additional shares of Series B Preferred Stock equal to the Preferential Dividend not paid in cash divided by twenty-five dollars ($25.00) (the “Series B Original Issue Price”). Subject to paragraph 7(D) of Section 7, any fractional share owing such holder of Series B Preferred Stock shall be held by the Company and paid in the form of a whole share when any fractional shares owed to such holder of Series B Preferred Stock equal at least one whole share and any such fractional shares thereafter to be held and accounted for by the Company in accordance with generally accepted accounting principles until paid as a whole share or shares. The Company shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock such number of its duly authorized shares of Series B Preferred Stock as shall be sufficient to pay in kind all unpaid and potential Preferential Dividends that the outstanding Series B Preferred Stock (and any shares of Series B Preferred Stock that may be issued as Preferential Dividends) may accrue prior to the Maturity Date (as defined in Section 10) (the “Potential In-Kind Dividends”). If at any time the number of authorized but unissued shares of Series B Preferred Stock shall not be sufficient to pay the Potential In-Kind Dividends, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Series B Preferred Stock to such number of shares as shall be sufficient for such purposes, including, amending this Certificate of Designation pursuant to Section 12.

(C) Notwithstanding the foregoing, in the event that (i) the payment of a Preferential Dividend in cash would cause the Company to violate a covenant (“Cash Restriction”) under any of the agreements governing the Company’s debt facilities in existence on the Issuance Date (as defined in Section 8), as subsequently amended, supplemented, modified or replaced (the “Debt Agreements”), and (ii) the payment of a Preferential Dividend in kind would trigger a change of control provision in any of the Debt Agreements (“In-Kind Restriction”), the Company’s obligation to pay, in cash or in kind, Preferential Dividends would be suspended until the earlier to occur of and, with respect to subparagraph (a), only to the extent, (a) the Cash Restriction or the In-Kind Restriction is removed or lapses in applicability, or (b) February 16, 2015. During any period of time when the payment of Preferential Dividends is suspended, the Series B Preferred Stock shall continue to accrue and accumulate Preferential Dividends.

Section 3. Voting Rights.

(A) The holders of Series B Preferred Stock shall not be entitled to any voting rights, except as provided in paragraph 3(B) of this Section 3, the Certificate of Formation, the Bylaws or otherwise under the TBOC.

(B) If the Preferential Dividends accrued on the Series B Preferred Stock for eight or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid in full, either in cash or in kind, the holders of record of the Series B Preferred Stock shall be entitled to notice of any shareholder meeting in accordance with the Bylaws and each holder of Series B Preferred Stock shall in such event be entitled to vote with the holders of the Common Stock, upon all matters presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of meeting), to cast the number of votes equal to the number of whole shares of Common Stock into which the Series B Preferred Stock held by such holder are convertible

(as set out in Section 7) as of the record date for determining shareholders entitled to vote on such matter (the “Preferential Voting Rights”). Except as provided by law or elsewhere herein, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

(C) The voting rights provided in paragraph 3(B) of this Section 3 shall cease upon payment in full, in cash or in kind, by the Company of all the dividends then in arrears to which the holders are entitled on the Series B Preferred Stock.

Section 4. Certain Restrictions.

(A) Whenever Preferential Dividends have not been paid through the most recent Quarterly Payment Date, thereafter and until all such unpaid Preferential Dividends on Series B Preferred Stock outstanding shall have been paid in full or set aside for payment on the date declared for payment, and in addition to any and all other rights which any holder of Series B Preferred Stock may have in such circumstances, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any Parity Stock, other than in accordance with paragraph 2(A) of Section 2;

(iii) except as permitted by subparagraph (iv) of this paragraph 4(A), redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for any shares of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series B Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares ranking on a parity with the Series B Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) Notwithstanding the foregoing, nothing in Section 4(A) will prohibit the purchase by the Company of, or the payment of cash in lieu of the issuance of, fractional shares of the Company arising out of any bonus issue of shares share consolidations or subdivisions, stock dividends, splits or combinations or business combinations.

(C) The Company shall not permit any Subsidiary (as hereinafter defined) of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A “Subsidiary” of the Company shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the Board of Directors or other persons performing similar functions are beneficially owned, directly or indirectly, by the Company or by any corporation or other entity that is otherwise controlled by the Company.

(D) While any shares of Series B Preferred Stock remain issued and outstanding, the Company shall not issue any series of Preferred Stock with rights and privileges senior to or greater than those of the Series B Preferred Stock.

Section 5. Reacquired Stock. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their retirement and cancellation shall become authorized but unissued Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors in accordance with the Certificate of Formation and Bylaws.

Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock including, for greater certainty, the Series A Junior Participating Preferred Stock and the Common Stock of the Company, unless the holders of Series B Preferred Stock shall have received, subject to adjustment as provided in Section 8, an amount equal to the Series B Original Issue Price per share plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and (ii) to the holders of shares ranking on a parity upon liquidation, dissolution or winding up with the Series B Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Stock are entitled under clause (i) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series B Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Company pursuant to clause (i) of the foregoing sentence is hereinafter referred to as the “Liquidation Amount.”

Section 7. Conversion Rights.

(A) Each of the shares of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into thirty-six (36) fully paid and nonassessable shares of Common Stock (the “Conversion Rate”). Such Conversion Rate shall be subject to adjustment as provided in Section 8 below. In the event of a Redemption Notice (as defined below) of any share of Series B Preferred Stock pursuant to Section 9, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of the Liquidation Amount to the holders of Series B Preferred Stock.

(B) Notwithstanding anything herein, no holder of Series B Preferred Stock shall be entitled to effect and no holder shall effect any conversion of Series B Preferred Stock to the extent that after giving effect to such conversion and taking into account any Common Stock already owned by such holder (together with the holder’s affiliates), the holder (together with the holder’s affiliates) would beneficially own twenty percent (20%) or more of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.

(C) No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value (as defined below), unless the Company determines, in its sole discretion, that such cash payment would cause the Company to be in violation of a Debt Agreement, in which case any fractional share of Common Stock to which the holder would otherwise be entitled shall be forfeited. For the purpose hereof, the fair market value of a share of Common Stock (the “Common Stock Fair Market Value”) shall be determined by:

(i) its trailing five (5) day volume weighted average trading price per share of the Common Stock on the date immediately preceding the date of conversion of such Series B Preferred Stock on (a) the Toronto Stock Exchange (the “TSX”), converted into U.S. dollars at the average noon rate for converting Canadian dollars into U.S dollars as quoted by the Bank of Canada (or, if no longer available, by another institution selected by the Board of Directors) during such five (5) day trading period; or (b) on such other market or exchange as the Common Stock may then trade, in the event that the Common Stock is not then traded on the TSX; or

(ii) the Board of Directors in good faith, in the event that the Common Stock is not then traded on any market or exchange;

(D) In order for a holder of Series B Preferred Stock to voluntarily convert Series B Preferred Stock into Common Stock, such holder shall request from the Company the total number of shares of Common Stock outstanding and the Conversion Rate, as adjusted pursuant to Section 8, if applicable. The chief executive officer or chief financial officer of the Company shall provide the holder with such information as soon as reasonably practicable, but in any event within one (1) business day after receipt of notice of the request. After receiving this information from the Company, the holder desiring to convert shall, within one (1) business day, provide the Company with a certificate, in the form attached hereto as Exhibit A (the “Conversion Certificate”), certifying (i) the number of shares of Common Stock currently held by such holder (together with such holder’s affiliates), (ii) the number of shares of Series B Preferred Stock that the holder elects to convert, (iii) the name or the names of the nominees in which such holder wishes the certificate or certificates of Common Stock to be issued and the number of shares of Common Stock that will be held by such holder and such holder’s affiliates after the conversion and (iv) whether, based on the number of shares of Common Stock outstanding represented by the Company, the conversion complies with paragraph (B) of this Section 7. Together with the Conversion Certificate, the holders should provide the Company with the certificate or certificates for such Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Company’s transfer agent for the Series B Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent for the Series B Preferred Stock).

Absent manifest error on the Conversion Certificate, the close of business on the date of receipt by the Company’s transfer agent (or by the Company if the Company serves as its own transfer agent) of such Conversion Certificate and such Series B Preferred Stock certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”) and the Company shall cause the Company’s transfer agent for its Common Stock to, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) if required by paragraph 7(C) of this Section 7, pay in cash such amount as provided therein in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay in cash or in kind (as provided in Section 2) all dividends (accumulated but unpaid through the Conversion Time) on the Series B Preferred Stock converted. Business day means any day, other than a Saturday or a Sunday, upon which banks are open for business in Toronto, Ontario and Houston, Texas. If the Company elects to pay such accumulated but unpaid dividends in kind, the holder submitting the Series B Preferred Stock for conversion under this Section 7 shall be deemed to have also submitted for conversion the Series B Preferred Stock otherwise payable under this subparagraph (b) (the “In-Kind Stock Conversion”), which In-Kind Stock Conversion will be added to the other Series B Preferred Stock of such holder submitted for conversion for purposes of the fractional share calculation under subparagraph (b) of this paragraph 7(D) of Section 7, if applicable. The Common Stock issuable upon conversion of the Series B Preferred Stock submitted for conversion under this Section 7 (along with any such shares that are deemed to be converted under this Section 7) shall be deemed to be outstanding of record as of the date on which the Conversion Time occurs.

(E) The Company shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all the outstanding Series B Preferred Stock (including any In-Kind Stock Conversion); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Certificate of Formation. Before taking any action which would cause an adjustment to the Conversion Rate such that the Series B Original Issue Price per share divided by the Conversion Rate would be less than the then par value of the Common Stock issuable upon conversion of the Series B Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Rate.

(F) All Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in paragraph 7(C) of this Section 7 and to receive payment of any dividends pursuant to paragraph 7(D)(iii) of this Section 7. Upon any such conversion, no adjustment to the Conversion Rate shall be made for any accumulated but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(G) The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of Series B Preferred Stock pursuant to this Section 7. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in a name other than that in which the Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 8. Certain Reclassifications and Other Events.

(A) If the Company shall at any time or from time to time after May 28, 2010 (the “Issuance Date”) effect a subdivision of the outstanding Common Stock, the Conversion Rate in effect immediately before that subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Issuance Date consolidate the outstanding Common Stock, the Conversion Rate in effect immediately before the consolidation shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

(B) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional Common Stock, then and in each such event the Conversion Rate in effect immediately before such event shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this paragraph (C) of Section 8 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding Series B Preferred Stock had been converted into Common Stock on the date of such event.

(C) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Common Stock in respect of outstanding Common Stock) or in other property (excluding cash), then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series B Preferred Stock had been converted into Common Stock on the date of such event.

(D) If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series B Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (B) and (C) of this Section 8), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 8 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(E) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend payable in cash, which is greater in value than five percent (5%), on a cumulative basis over the previous twelve months prior to such making, issuing or fixing, of the then current Common Stock Fair Market Value, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend payable in cash in an amount equal to the amount in excess of five percent (5%) of the then current Common Stock Fair Market Value per share of Common Stock they would have received if all outstanding Series B Preferred Stock had been converted into Common Stock on the date of such event.

(F) Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 8, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Rate then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(G) In the event:

(i) the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least thirty (30) days prior to the record date or effective date for the event specified in such notice.

(H) Adjustments to the Series B Preferred Stock required by the provisions of this Section 8 shall be effective as of the time at which the event requiring such adjustments occurs.

Section 9. Optional Redemption.

(A) The Series B Preferred Stock may be redeemed by the Company, at its election, out of funds lawfully available therefor, at any time after the third anniversary of the Issuance Date, provided that at the time written notice of redemption is provided to the holders of the Series B Preferred Stock, the Common Stock has a Common Stock Fair Market Value that is greater than 120% of the Series B Issue Price per share divided by the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock under the applicable Conversion Rate. The Series B Preferred Stock shall be redeemed by a cash payment equal to the Series B Original Issue Price per share, plus the cash amount of any accumulated and unpaid dividends thereon (the “Redemption Price”) to the date on which the Company proposes to pay the Redemption Price (the “Redemption Date”). Before making any redemption, the Company shall mail by certified or registered mail, return receipt requested, to each record holder of any shares of Series B Preferred Stock, at the address shown on the Company’s records, a written notice (the “Redemption Notice”) stating the number of shares of Series B Preferred Stock that the Company proposes to redeem, the Redemption Price, the Redemption Date, and the place at which the shares to be redeemed shall be surrendered for the Redemption Price. The Redemption Notice must be mailed not more than 60 days nor less than 30 days prior to the redemption.

(B) If less than all of the outstanding Series B Preferred Stock is to be redeemed, the number of shares of Series B Preferred Stock to be redeemed from each holder thereof under this Section 9 shall be the greatest whole number generated by multiplying the total number of shares of Series B Preferred Stock held by such holder by a fraction, the numerator of which shall be the total number of shares of Series B Preferred Stock to be redeemed and the denominator of which shall be the total number of shares of Series B Preferred Stock then outstanding. On and after the Redemption Date specified in the Redemption Notice, each holder of Series B Preferred Stock called for redemption as aforesaid, upon presentation and surrender at the place designated in such notice of the certificate or certificates representing the Series B Preferred Stock to be redeemed (or a properly executed affidavit of lost securities), properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank, shall be entitled to receive the Redemption Price thereof. From and after the Redemption Date specified in the Redemption Notice, unless default shall be made by the Company in payment of the Redemption Price, all dividends on the Series B Preferred Stock so called for redemption shall cease to accrue, such shares shall not be deemed to be outstanding for any purposes whatsoever, and the rights of the holders thereof shall be solely limited to the right receive payment of the Redemption Price. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

Section 10. Mandatory Redemption. On the seventh anniversary of the date of issuance (the “Maturity Date”), the Company shall redeem any shares of Series B Preferred Stock then outstanding at the applicable Redemption Price. For the purpose of this Section 10, the Redemption Price may, at the election of the Company, be paid in cash or Common Stock, valued for such purpose at 95% of the Common Stock Fair Market Value.

Section 11. Ranking. Unless otherwise provided in the Certificate of Formation of the Company or the rights relating to a subsequent series of Preferred Stock of the Company ranking pari passu with the Series B Preferred Stock, the Series B Preferred Stock shall rank senior to all other series of the Company’s Preferred Stock and to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

Section 12. Amendment. Except as contemplated herein, the provisions hereof and the Certificate of Formation of the Company shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series B Preferred Stock without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of 66 2/3% of the outstanding Series B Preferred Stock, voting together as a single class. Notwithstanding the foregoing, in the event that the authorized but unissued Series B Preferred Stock shall not be sufficient to pay the Potential In-Kind Dividends pursuant to paragraph 2(B) of Section 2, without a vote of the holders of the Series B Preferred Stock, the Company may amend this Certificate of Designation of the Series B Preferred Stock to increase the number of shares constituting the Series B Preferred Stock as necessary to ensure there are sufficient authorized but unissued Series B Preferred Stock to pay the Potential In-Kind Dividends.

Section 13. Currency. As used herein, reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America.

Section 14. Notice. All notices given pursuant to this certificate of designation shall be done in the manner prescribed in the subscription agreement (including the requirement to provide copies to counsel) whereby the Series B Preferred Stock were originally issued.

EXHIBIT A

Conversion Certificate

Date:

CURRENT HOLDINGS OF COMMON STOCK
Holder
Name:	Number of shares:

Affiliates of Holder
Name:	Number of shares:
Name:	Number of shares:
Total:

PROPOSED CONVERSION OF SERIES B PREFERRED STOCK
Holder
Name:	Number of shares:

Affiliates of Holder
Name:	Number of shares:
Name:	Number of shares:
Total:

CONVERSION RATE, AS ADJUSTED, IF APPLICABLE

HOLDINGS OF COMMON STOCK AFTER PROPOSED CONVERSION (ASSUMING IN-KIND STOCK CONVERSION OF ACCUMULATED BUT UNPAID DIVIDENDS)
Holder
Name:	Number of shares:

Affiliates of Holder
Name:	Number of shares:
Name:	Number of shares:
Total:

PERCENTAGE OF COMMON STOCK HELD AFTER PROPOSED CONVERSION (ASSUMING IN-KIND STOCK CONVERSION OF ACCUMULATED BUT UNPAID DIVIDENDS)
Total number of shares of Common Stock held by the holder and its affiliates after proposed conversion:
Total number of shares of Common Stock outstanding:[1]
Percentage ownership of the holder and its affiliates:		%

[1]

Utilizing information provided by the chief executive officer or chief financial officer of the Company pursuant to paragraph 7(D) of Section 7 of the Certificate of Designation of the Series B Preferred Shares.

NAME AND NUMBER OF SHARES TO BE PLACED ON COMMON STOCK CERTIFICATES
Name:	Number of shares:
Name:	Number of shares:
Name:	Number of shares:
Total:

I, ________________, _____________ of the holder, certify for an on behalf of the holder, and not in my personal capacity and without personal liability to me, that the foregoing is true and correct as of the date written above and that, based on the number of shares of Common Stock outstanding communicated to holder by the Company, the proposed conversion complies with paragraph (B) of the Section 7 the Certificate of Designation of the Series B Preferred Stock.

[INSERT NAME OF HOLDER]

By:

Annex C

AMENDED AND RESTATED BYLAWS

FORBES ENERGY SERVICES LTD.

(Forbes Texas)

INTERPRETATION		C - 3
1.	Definitions	C - 3

SHARES		C - 5
2.	Power to Issue Shares	C - 5
3.	Power of the Company to Purchase its Shares	C - 6
4.	Prohibition on Financial Assistance	C - 6
5.	Share Certificates	C - 6
6.	Fractional Shares	C - 8

REGISTRATION OF SHARES		C - 8
7.	Share Transfer Records	C - 8
8.	Registered Holder Absolute Owner	C - 9
9.	Transfer of Registered Shares	C - 9
10.	Transmission of Registered Shares	C - 10

DIVIDENDS AND CAPITALIZATION		C - 12
11.	Dividends	C - 12
12.	Power to Set Aside Profits	C - 12
13.	Method of Payment	C - 13

MEETINGS OF SHAREHOLDERS		C - 13
14.	Annual General Meetings	C - 13
15.	Special General Meetings	C - 13
16.	Special General Meetings at the Request of Shareholders	C - 14
17.	Notice	C - 14
18.	Giving Notice and Access	C - 15
19.	Postponement or Cancellation of General Meeting	C - 17
20.	Electronic Participation and Security at General Meetings	C - 17
21.	Quorum at General Meetings	C - 18
22.	Chairman to Preside at General Meetings	C - 18
23.	Voting on Resolutions	C - 19
24.	Power to Demand a Vote on a Poll	C - 20
25.	Voting by Joint Holders of Shares	C - 21
26.	Instrument of Proxy	C - 21
27.	Representation of Corporate Shareholder	C - 22
28.	Other Voting of Shares	C - 23
29.	Adjournment of General Meeting	C - 23
30.	Directors’ Attendance at General Meetings	C - 24
31.	Notice of Shareholder Business and Nominations to be Brought Before a Meeting of Shareholders	C - 24

DIRECTORS AND OFFICERS		C - 30
32.	Number of Directors	C - 30
33.	Election of Directors	C - 30
34.	Term of Office and Qualification of Directors	C - 31
35.	Advisory Directors	C - 31
36.	Removal of Directors	C - 31
37.	Vacancy in the Office of Director	C - 32
38.	Remuneration of Directors	C - 32
39.	Defect in Appointment	C - 33
40.	Directors to Manage Business	C - 33
41.	Powers of the Board of Directors	C - 33
42.	Officers	C - 35
43.	Conflicts of Interest	C - 38
44.	Indemnification and Exculpation of Directors and Officers	C - 38

MEETINGS OF THE BOARD OF DIRECTORS		C - 41
45.	Board Meetings	C - 41
46.	Notice of Board Meetings	C - 42
47.	Electronic Participation in Meetings	C - 43
48.	Quorum at Board Meetings	C - 43
49.	Board to Continue in the Event of Vacancy	C - 43
50.	Chairman to Preside	C - 43
51.	Written Resolutions	C - 43
52.	Validity of Prior Acts of the Board	C - 44

CORPORATE RECORDS		C - 44
53.	Minutes	C - 44
54.	Place Where Corporate Records Kept	C - 44
55.	Form and Use of Seal	C - 44

ACCOUNTS		C - 45
56.	Books of Account	C - 45
57.	Financial Year End	C - 45

AUDITS		C - 45
58.	Annual Audit	C - 45
59.	Appointment of Auditor	C - 45
60.	Remuneration of Auditor	C - 45
61.	Duties of Auditor	C - 46
62.	Access to Records	C - 46

CHANGES TO CONSTITUTION		C - 46
63.	Changes to Bylaws	C - 46

RESIGNATION		C - 46
64.	Resignation	C - 46

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INTERPRETATION

1.	Definitions

1.1	In these Bylaws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Board	the board of directors appointed or elected pursuant to these Bylaws and acting by resolution in accordance with the Code and these Bylaws or the directors present at a meeting of directors at which there is a quorum;

Code	the Texas Business Organizations Code, as amended from time to time;

Company	the company for which these Bylaws are approved and adopted;

Director	a director of the Company;

Exchange Act	the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

fundamental business transaction	a merger, interest exchange, conversion or sale of all or substantially all of the Company’s assets, as such terms are used in the Code;

Shareholder	the person registered as the owner of a share in the share transfer records of the Company;

notice	written notice as further provided in these Bylaws unless otherwise specifically stated;

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Officer	any person appointed by the Board to hold an office in the Company;

Share Transfer Records	the share transfer records referred to in these Bylaws and maintained by the Company or its designated transfer agent;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary; and

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled or retired.

1.2	In these Bylaws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words denoting persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative; and

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(e)	unless otherwise provided herein, words or expressions defined in the Code shall bear the same meaning in these Bylaws.

1.3	In these Bylaws expressions referring to a “writing” or its derivations shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words, letters, characters, numbers, symbols, figures or other textual information in visible form, but does not include sound or video recordings of speech other than transcriptions that are otherwise writings.

1.4	Headings used in these Bylaws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Bylaws and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board by a vote of at least seventy-five percent (75%) majority shall have the power to issue any unissued shares on such terms and conditions and for such consideration as it may determine.

2.2	Shares may not be issued until the consideration has been paid or delivered as required in connection with the authorization of the shares. When the consideration is paid or delivered, the shares are considered to be issued, the subscriber or other person entitled to receive the shares is a shareholder with respect to the shares and the share are considered fully paid and non-assessable. Consideration for shares may consist of (a) a tangible or intangible benefit to the Company, (b) cash, (c) services performed (d) a security of the Company or any other organization and/or (e) any other property of any kind or nature actually received, provided, however, that the consideration paid for shares may not be less in value than the fair equivalent of the money that the Company would have received if the shares had been issued for money. In the absence of fraud in the transaction, the judgment of the Board as to the value of consideration received shall be conclusive. The consideration received for shares shall be allocated by the Board, in accordance with law, between stated capital and capital surplus accounts.

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3.	Power of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares on such terms as the Board shall think fit.

3.2	The Board may exercise all the powers of the Company to purchase or its own shares.

4.	Prohibition on Financial Assistance

The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of the acquisition or proposed acquisition by any person of any shares in the Company, but nothing in this Bylaw shall prohibit transactions permitted under the Code.

5.	Share Certificates

5.1	The shares of the Company may be either certificated shares or uncertificated shares. In these Bylaws, the term “certificated shares” means shares represented by instruments in bearer or registered form, and the term “uncertificated shares” means shares not represented by instruments and the transfers of which are registered upon the Share Transfer Records maintained for that purpose by or on behalf of the Company.

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5.2	Every Shareholder shall be entitled upon request to a certificate representing shares of the Company issued to such Shareholder in such form as is approved by the Board in conformity with law. Certificates shall be consecutively numbered, shall be entered in the Share Transfer Records as they are issued and shall state upon the face thereof (a) that the Company is organized under the laws of the State of Texas, (b) the name of the person to whom issued, (c) the number and class of shares and the designation of the series, if any, which such certificate represents, (d) the par value of each share represented by such certificate or a statement that the shares are without par value and (e) such other matters as may be required by law. Certificates shall be signed by the President or any vice president and also by the Secretary or any other Officer. The signatures of any such Officers may be by facsimile. Upon the issuance of uncertificated shares, the Company or the Company’s transfer agent shall send to the registered owner of such uncertificated shares a written notice containing the information required to be stated on certificates representing shares of stock as set forth above and such additional information as may be required by Section 3.202 of the Code as in effect on the date of such notice.

5.3	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been issued.

5.4	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, stolen or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

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5.5	Notwithstanding any provisions of these Bylaws:

(a)	the Directors shall, subject always to the Code and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bylaws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Directors and as permitted by the Code and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

6.	Fractional Shares

The Company may issue fractional shares.

REGISTRATION OF SHARES

7.	Share Transfer Records

7.1	The Board shall cause to be kept, at the registered officer principal place of business or at the office of its transfer agent, in one or more books or electronically, the Share Transfer Records in which the issuance and transfer of shares of the Company are recorded in a timely manner. The Share Transfer Records shall record the original issuance of shares issued by the Company, each transfer of those shares that have been presented to the Company or its transfer agent for registration of transfer, the names and addresses of all past Shareholders and the number and class or series of shares issued by the Company held by each current and past Shareholder. The Share Transfer Records shall be prima facie evidence as to the identity of Shareholders entitled to vote.

7.2

In lieu of fixing a record date for the determination of Shareholders entitled to notice of or to vote at any meeting of Shareholders or any reconvening thereof or entitled to receive a distribution (other than a distribution involving a purchase or

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redemption by the Company of any of its own shares) or a share dividend or to make a determination of Shareholders for any other proper purpose, the Board may provide that the Share Transfer Records be closed for a stated period not to exceed 60 days. If the Share Transfer Records are closed for the purpose of determining Shareholders entitled to notice of or to vote at a meeting of Shareholders, the Share Transfer Records shall be closed for at least 10 days immediately preceding such meeting. If the Share Transfer Records are not closed and if no record date is fixed, the date on which the notice of meeting is mailed or the date on which the resolution of the Board declaring a distribution or share dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders.

8.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person, whether or not it has actual or other notice thereof, except as otherwise provided by law.

9.	Transfer of Registered Shares

9.1	Shares of stock of the Company shall be transferable only on the books of the Company by the Shareholder thereof in person or by such Shareholder’s duly authorized attorneys or legal representatives. The Company shall have no obligation to cause any transfer to be recorded in the Share Transfer Records until all applicable governmental consents or authorizations with respect to such transfer have been received, all applicable taxes have been paid and the Company has received such evidence as it may reasonably require that such transfer does not require registration under any federal or state securities laws.

9.2

With respect to certificated shares, upon surrender to the Company or its transfer agent of a certificate duly endorsed for transfer and accompanied by such reasonable assurances as the Company may require that such endorsement is genuine and effective, the Company or its transfer agent shall, subject to

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Bylaw 9.1 above and if it has no notice of an adverse claim or has discharged any duty with respect to any adverse claim, issue one or more new certificates to the person entitled thereto, cancel the old certificate and record the transfer in the Share Transfer Records.

9.3	With respect to uncertificated shares, upon delivery to the Company or its transfer agent of an instruction originated by an appropriate person (as set forth in Section 8.107 of the Texas Uniform Commercial Code as in effect on the date of such instruction) and accompanied by such reasonable assurances as the Company may require that such instruction is genuine and effective, the Company or its transfer agent shall, subject to Bylaw 9.1 above and if it has no notice of an adverse claim or has discharged any duty with respect to any adverse claim, record the transfer in the Share Transfer Records. Upon recording such transfer, the Company or its transfer agent shall send to the new registered owner of such uncertificated shares and, if the shares have been transferred subject to a registered pledge, to the registered pledge, a written notice containing the information required to be stated on certificates representing shares of stock set forth in Bylaw 5.2 above and such additional information as may be required by Section 3.202 of the Code as in effect on the date of such notice.

9.4	The Board shall cause such legend to be placed on certificates representing shares of stock as may be deemed necessary or appropriate to comply or ensure compliance with applicable federal or state securities or other laws.

9.5	The Board may delegate its rights under this Bylaw 9 to a duly appointed transfer agent and registrar.

10.	Transmission of Registered Shares

10.1

In the case of the death of a Shareholder, the survivor or survivors where the deceased Shareholder was a joint holder, and the legal personal representatives of the deceased Shareholder where the deceased Shareholder was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Shareholder’s interest in the shares. For the purpose of this Bylaw, the

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term “legal personal representative” means the executor or administrator of a deceased Shareholder or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Shareholder.

10.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence as the Board or the Company’s transfer agent and registrar may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favor of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Shareholder

• (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Shareholder] to [number] share(s) standing in the Share Transfer Records of the Company in the name of the said [name of deceased/bankrupt Shareholder] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [    ] day of [    ], 200[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

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10.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Shareholder. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Shareholder before such Shareholder’s death or bankruptcy, as the case may be.

10.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

DIVIDENDS AND CAPITALIZATION

11.	Dividends

11.1	The Board may, subject to these Bylaws and in accordance with the Code, declare a dividend to be paid to the Shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie, including shares of the Company, in which case the Board may fix the value for distribution in specie of any assets in accordance with the requirements of the Code. No unpaid dividend shall bear interest as against the Company.

11.2	The Board may fix any date no earlier than 60 days and no later than 10 day before the date of distribution as the record date for determining the Shareholders entitled to receive any dividend.

11.3	The Board may declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

12.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

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13.	Method of Payment

13.1	Any dividend or other moneys payable in respect of a share may be paid by check sent through the mail directed to the address of the Shareholder in the Share Transfer Records (in the case of joint Shareholders, the senior joint holder, seniority being determined by the order in which the names stand in the Share Transfer Records), or by direct transfer to such bank account as such Shareholder may direct. Every such check shall be made payable to the order of the person to whom it is sent or to such persons as the Shareholder may direct, and payment of the check shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby. If two or more persons are registered as joint holders of any shares any one of them can give an effectual receipt for any dividend paid in respect of such shares.

13.2	The Company shall be entitled to cease sending dividend checks by mail or otherwise to a Shareholder if those instruments have been returned undelivered to, or left uncashed by, that Shareholder on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Shareholder’s new address. The entitlement conferred on the Company by this Bylaw 13 in respect of any Shareholder shall cease if the Shareholder claims a dividend or cashes a dividend check.

13.3	The Board may deduct from the dividends or distributions payable to any Shareholder all moneys due from such Shareholder to the Company.

MEETINGS OF SHAREHOLDERS

14.	Annual General Meetings

The annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place as the President or the Chairman (if any) or the Board shall appoint.

15.	Special General Meetings

The President or the Chairman (if any) or the Board may call a special general meeting whenever in their judgment such a meeting is necessary.

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16.	Special General Meetings at the Request of Shareholders

The Board shall, on the request of Shareholders holding at the date of the request not less than one-tenth of such of the paid-up share capital of the Company as at the such date is entitle to vote at such meeting, forthwith proceed to call a special general meeting.

17.	Notice

17.1	Notice of an annual or special general meeting shall be given no later than the tenth day and not earlier than the sixtieth day before the date of the meeting to each Shareholder entitled to vote at the meeting, stating the date, place and time at which the meeting is to be held, and, if the meeting is held solely or in part by using an electronic communications system authorized by Section 6.002 of the Code, the form of communications system to be used for the meeting, the means of accessing the communications system and the means of accessing the list of shareholders entitled to vote at the meeting required by the Code. The annual general meeting may be held at any place within or without the State of Texas designated by the Board. Special general meetings may be held at any place within or without the State of Texas designated by the person or persons calling such special general meeting. Meetings of Shareholders shall be held at the principal executive offices of the Company unless another place is designated as set forth above. Notice of a special general meeting shall contain a statement regarding the purpose or purposes of the meeting, and no other business except for procedural matters shall be conducted at such special general meeting. Notice shall be given at the direction of the President, Secretary or other person calling the meeting.

17.2	At least 21 days’ notice of an annual or special general meeting at which a fundamental business transaction is being submitted to the Shareholders for approval as required by the Code shall be given to each Shareholder of the Company, regardless of whether the Shareholder is entitled to vote on the matter. The notice shall provide the information required in Bylaw 17.1 and shall also state that the purpose, or one of the purposes, of the meeting is to consider the fundamental business transaction. If the fundamental business transaction is a merger, conversion or interest exchange, the notice shall contain or be accompanied by a copy or summary of the plan of merger, conversion or interest exchange, as appropriate, and shall describe any right of dissent and appraisal provided by the Code.

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17.3	The Board may fix any date no earlier than 60 days and no later than 10 days before the date of the meeting as the record date for determining the Shareholders entitled to receive notice of and/or to vote at any general meeting.

17.4	Not later than the eleventh day before the date of each meeting of the Shareholders, the secretary of the Company or the transfer agent shall prepare or cause to be prepared an alphabetical list of the Shareholders entitled to vote at the meeting or at any adjournment of the meeting. The list shall state (a) the address of each Shareholder, (b) the type of shares held by each Shareholder, (c) the number of shares held by each Shareholder and (d) the number of votes that each Shareholder is entitled to if such number is different from the number of shares held by such Shareholder. The Company shall not be required to include any electronic contact information of any Shareholder on the list. The list shall be kept on file at the registered office or principal executive office of the Company for at least ten days before the date of the meeting. The list may be kept on a reasonably accessible electronic network if the information required to gain access to the list is provided with notice of the meeting. The Company shall take reasonable measures to ensure that any list available on an electronic network is available only to Shareholders and is available throughout the duration of the meeting.

18.	Giving Notice and Access

18.1	A notice may be given by the Company to a Shareholder:

(a)	by delivering it to such Shareholder in person; or

(b)	by sending it by letter mail or courier to such Shareholder’s address in the Share Transfer Records; or

(c)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with the consent of and such directions as may be given by such Shareholder to the Company for such purpose; or

(d)	in accordance with Bylaw 18.4.

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18.2	Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Share Transfer Records and notice so given shall be sufficient notice to all the holders of such shares.

18.3	Any notice (save except a notice delivered in accordance with Bylaw 18.4) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by electronic means.

18.4	Where a Shareholder indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, or receipt in this manner is otherwise permitted by the Code, the Board may deliver such information or documents by notifying the Shareholder of their availability and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.

18.5	In the case of information or documents delivered in accordance with Bylaw 18.4, service shall be deemed to have occurred when (a) the Shareholder is notified in accordance with that Bylaw; and (b) the information or document is published on the website.

18.6

A Shareholder may revoke consent to receive notice in accordance with Bylaw 18.1(c) or Bylaw 18.4 by giving notice of revocation to the Company. Any such consent by a Shareholder shall be deemed revoked if the Company is unable to deliver by electronic transmission two consecutive notices and the person

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responsible for delivering notice on behalf of the Company knows that delivery of those two electronic transmissions was unsuccessful. Inadvertent failure to treat the unsuccessful transmissions as a revocation of consent shall not affect the validity of a meeting or other action.

18.7	A Shareholder entitled to notice of a meeting may waive in writing any notice required to be given, whether given before or after the time of the meeting, and such waiver shall satisfy any requirement of notice with respect to such Shareholder for such meeting. Attendance of a Shareholder at a meeting shall constitute a waiver of notice of such meeting, except where such Shareholder attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. The business to be transacted at or the purpose of a regular or special meeting of Shareholders is not required to be specified in a written waiver of notice.

19.	Postponement or Cancellation of General Meeting

The Chairman or the President may, and the Secretary on instruction from the Chairman or the President shall, postpone or cancel any general meeting called in accordance with these Bylaws (other than a meeting requested by one or more Shareholders under these Bylaws) provided that notice of postponement or cancellation is given to each Shareholder before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to the Shareholders in accordance with these Bylaws.

20.	Electronic Participation and Security at General Meetings

20.1	The Board may, and at any general meeting, the chairman of such meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

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20.2	After an initial public offering of any voting shares in the capital of the Company, Shareholders may not participate in any general meeting by telephonic, electronic or other communication facilities or means unless approved by the Board. If such participation is approved by the Board and voting is to take place at the meeting, the Company shall implement reasonable measures to verify that every Shareholder voting at the meeting by such means is sufficiently identified and shall keep a record of any vote or other action taken

21.	Quorum at General Meetings

21.1	The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of Shareholders, unless otherwise provided by law, the certificate of formation or these Bylaws. The Shareholders present in person or represented by proxy at a duly convened meeting may continue to transact business until adjournment, notwithstanding any withdrawal of Shareholders which may leave less than a quorum remaining.

21.2	If a quorum is not present in person or represented by proxy within 30 minutes from the time appointed for the meeting, a majority of the Shareholders entitled to vote at the meeting and present in person or represented by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any reconvening of an adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which could have been transacted at the original meeting if a quorum had been present or represented.

22.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman and, in the absence of the Chairman, the President shall act as chairman at all general meetings at which such person is present. In the absence of the Chairman and the President, a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

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23.	Voting on Resolutions

23.1	Subject to the Code and these Bylaws, any question proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bylaws and in the case of an equality of votes the resolution shall fail.

23.2	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to these Bylaws, the certificate of formation and any designation of rights or restrictions for the time being lawfully attached to any class of shares, every Shareholder present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each share and shall cast such vote by raising his or her hand.

23.3	If a Shareholder participates in a general meeting by telephone, electronic or other communications facilities or means, the chairman of the meeting shall direct the manner in which such Shareholder may cast his vote on a show of hands.

23.4	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

23.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bylaws, be conclusive evidence of that fact.

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24.	Power to Demand a Vote on a Poll

24.1	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Shareholders present in person or represented by proxy; or

(c)	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(d)	any Shareholder or Shareholders present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

24.2	Where a poll is demanded, subject to these Bylaws, the certificate of formation and any designation of rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Shareholders are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

24.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

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24.4	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Shareholders or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

25.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Share Transfer Records.

26.	Instrument of Proxy

26.1	A Shareholder may appoint a proxy by (a) an instrument appointing a proxy in writing in substantially the following form or such other form as the Board may determine from time to time:

Proxy

• (the “Company”)

I/We, [insert names here], being a Shareholder of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Shareholders to be held on the [    ] day of [    ], 20[    ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 20[ ]

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Shareholder(s)

or (b) such telephonic, electronic or other means as may be approved by the Board from time to time in accordance with the Code.

26.2	The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.

26.3	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

26.4	No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy. If no date is stated on a proxy, such proxy shall be presumed to have been executed on the date of the meeting at which it is to be voted. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

27.	Representation of Corporate Shareholder

27.1	A corporation which is a Shareholder may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Shareholder, and that Shareholder shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

27.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Shareholder.

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28.	Other Voting of Shares

28.1	Treasury shares, shares of the Company’s stock owned by another corporation the majority of the voting stock of which is owned or controlled by the Company and shares of the Company’s stock held by the Company in a fiduciary capacity shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares.

28.2	Shares held by an administrator, executor, guardian or conservator may be voted by such person, in person or by proxy, without transfer of such shares into such person’s name if such shares form a part of the estate served by such person and are in the possession of such estate. Shares held by a trustee may be voted by such person in person or by proxy only after the shares have been transferred into the name of such person as trustee. Shares standing in the name of a receiver may be voted by such person and shares held by or under the control of a receiver without transfer of such shares into such person’s name may be voted by such person if authority to do so is contained in the court order by which such receiver was appointed. A Shareholder whose shares are pledged shall be entitled to vote such shares until they have been transferred into the name of the pledgee and thereafter the pledgee shall be entitled to vote such shares.

29.	Adjournment of General Meeting

29.1	The chairman of any general meeting at which a quorum is present may with the consent of Shareholders holding a majority of the voting rights of those Shareholders present in person or by proxy (and shall if so directed by Shareholders holding a majority of the voting rights of those Shareholders present in person or by proxy), adjourn the meeting.

29.2	In addition, the chairman may adjourn the meeting to another time and place without such consent or direction if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Shareholders wishing to attend who are not present; or

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(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

29.3	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bylaws.

30.	Directors’ Attendance at General Meetings

The	Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

31.	Notice of Shareholder Business and Nominations to be Brought Before a Meeting of Shareholders

31.1	Nominations of persons for election to the Board, or the proposal of other business to be considered by the Shareholders, may be made at an annual general meeting of Shareholders only if properly brought before the meeting. To be properly brought before an annual general meeting of Shareholders, any director nominations or other business must be (a) brought before the meeting by the Company and specified in the notice of meeting given by or at the direction of the Board, (b) brought before the meeting by or at the direction of the Board or ( c) otherwise properly brought before the meeting by a Shareholder who (i) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of the shares of the Company) both at the time of giving the notice provided for in this Bylaw 31 and at the time of the annual general meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Bylaw 31 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act and included in the notice of meeting given by or at the direction of the Board, the foregoing clause (c) shall be the exclusive means for a Shareholder to make nominations or propose other business to be brought before an annual general meeting of Shareholders.

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31.2	To properly bring business, including nominations of directors, before an annual general meeting of Shareholders, a Shareholder must provide (a) Timely Notice (as defined below) thereof in writing and in proper form to the Secretary and (b) any updates or supplements to such notice at the times and in the forms required by this Bylaw 31. A Shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 nor more than 150 days before the one-year anniversary of the preceding year’s annual general meeting of Shareholders; provided, however, that if the date of the annual general meeting of Shareholders is more than 30 days before or after such anniversary date, notice by the Shareholder, to be timely, must be so delivered, or mailed and received, not less than 90 nor more than 150 days before such annual meeting or, if later, on or before the tenth day following the day on which public announcement of the date of such meeting was first made. Any notice of nominations or other business within the time periods described above is a “Timely Notice” or purposes of such nomination or other business. The adjournment or postponement of an annual general meeting of Shareholders, or the announcement thereof, shall not commence a new period for the giving of Timely Notice as described above.

31.3	At a special general meeting of Shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before a special general meeting of Shareholders, business (other than procedural matters) must be specified in the notice of the meeting (or any supplement thereto) given in accordance with Bylaw 17. Nominations of persons for elections to the Board may not be made at a special general meeting of Shareholders unless directors are to be elected pursuant to the Company’s notice of meeting. In such case, any Shareholder who (a) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of the shares of the Company) both at the time of giving the notice provided for in this Bylaw 31 and at the time of the special general meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Bylaw 31 as to such nomination may nominate a person or persons, as the case may be, for election to such position(s) as specified in the Company’s notice of meeting

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31.4	If the Company calls a special general meeting of Shareholders for the purpose of electing one or more directors to the Board, any Shareholder meeting the criteria in Bylaw 31.3 above may nominate a person or persons, as the case may be, for election to such position(s) as specified in the Company’s notice of meeting, if the Shareholder’s notice with respect to any nomination is delivered to the Secretary at the principal executive offices of the Company not less than 90 nor more than 150 days before the close of business on the day before the special general meeting or on or before the tenth day following the day on which public announcement of the date of such meeting was first made. The adjournment or postponement of a special general meeting of Shareholders, or the announcement thereof, shall not commence a new period for the giving of Timely Notice as described above.

31.5	To be in proper form for purposes of this Bylaw 31, a Shareholder’s notice to the Secretary must

(a)

set forth, as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of the Shareholder, as they appear in the Share Transfer Records, and the name and address of such beneficial owner, (ii) the class and number of shares of the Company which are held of record by such Shareholder as of the date of the notice and a representation that the Shareholder will notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company held of record on such record date, (iii) the class and number of shares of the Company which are held of record or are beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by such

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beneficial owner as of the date of the notice and a representation that the Shareholder will notify the Company within five business days after the record date for such meeting of the class and number of shares of the Company beneficially owned by such Shareholder and such beneficial owner on such record date, (iv) any other information relating to such Shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and (v) such Shareholder’s and beneficial owner’s written consent to the public disclosure of information provided to the Company pursuant to this Bylaw 31 shall set forth (a) the name of the nominee(s) and the address and principal occupation or employment of each;

(b)	set forth, as to the Shareholder giving the notice or, if given on behalf of a beneficial owner, as to the beneficial owner on whose behalf the nomination or proposal is made, (i) any agreements, arrangements or understandings entered into by the Shareholder or beneficial owner, as appropriate, and its affiliates with respect to equity securities of the Company, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of the Company, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings, (ii) to the extent not covered in clause (i) above, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the Shareholder or beneficial owner) and (iii) a representation that the Shareholder will notify the Company in writing within five business days after the record date for such meeting of the information set forth in clauses (i) and (ii) above as of such record date;

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(c)	if the notice relates to any business other than a nomination of a director or directors that the Shareholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Shareholder and the beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such Shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder;

(d)	set forth, as to each person, if any, whom the Shareholder proposes to nominate for election or reelection to the Board (i) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

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(e)	set forth a representation that such Shareholder intends to appear at the meeting to bring such nomination or other business before such meeting;

(f)	set forth such other information as may reasonably be required by the Board as described in the Company’s proxy statement for the preceding year’s annual meeting; and

(g)	be followed, within five business days after the record date for such meeting, by the written notice providing the information described in clauses (a) and (b) above.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

31.6	Only such persons who are nominated in accordance with the procedures set forth in this Bylaw 31 shall be eligible to serve as directors and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw 31. Except as provided by law, the certificate of formation or these Bylaws, the determination of whether any business sought to be brought before any annual general meeting of Shareholders or special general meeting of Shareholders is properly brought before such meeting in accordance with this Bylaw 31 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, such presiding officer will so declare to the meeting and any such business will not be conducted or considered.

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31.7	This Bylaw 31 is expressly intended to apply to any business proposed to be brought before an annual general meeting of Shareholders other than any shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act. Notwithstanding the foregoing provisions of this Bylaw 31, a Shareholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Bylaw 31. Nothing in this Bylaw 31 will be deemed to affect any rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

31.8	For purposes of this Bylaw 31, the term “public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or l5(d) of the Exchange Act.

DIRECTORS AND OFFICERS

32.	Number of Directors

The Board of Directors shall consist of at least five (5) members but no more than seven (7) members, as such number is determined from time to time by a vote of a majority of the directors then in office. The number may be decreased below five (5) or increased above seven (7) only by (a) the vote of holders of at least 66 2/3% of the shares entitled to vote thereon, or (b) the unanimous vote of the Board of Directors. No decrease in number of directors shall shorten the term of any incumbent director.

33.	Election of Directors

Where the number of person validly proposed fore re-election or election as a Director is greater than the number of Directors to be elected, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

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34.	Term of Office and Qualification of Directors

At each annual general meeting of Shareholders following the adoption of these Bylaws, successors to the Directors whose term expires at that annual general meeting shall be elected for a term to expire at the next annual general meeting or until their successors are duly qualified and elected or appointed or their office is otherwise vacated. Any Director elected to fill a vacancy shall hold office for a term to expire at the next annual general meeting or until his or her successor is duly qualified and elected or appointed or his or her office is otherwise vacated, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A director need not be a Shareholder, a resident of the State of Texas or a citizen of the United States.

35.	Advisory Directors

The Board may appoint such advisory directors as it determines from time to time to be appropriate. Advisory directors shall not have the right to vote on any matter brought before the Board for a vote, but shall have the right to attend meetings of the Board and to receive such documents and other materials as are provided to all other members of the Board, unless either the President or a majority of the Board determines that such attendance or the provision of such materials could have an adverse effect on the business or operations of the Company or is otherwise not in the best interests of the Company. Advisory directors may receive such compensation, including the grant of stock options, restricted stock awards and similar compensation, as the Board determines to be appropriate. Any advisory directors may be removed by the Board, with or without cause and with or without notice at any time.

36.	Removal of Directors

36.1	Subject to any provision to the contrary in these Bylaws, the Shareholders entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bylaws, remove a Director; provided, that, the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention to remove the director and a summary of the basis for the proposed removal and be served on such Director not less than 30 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

36.2	If a Director is removed from the Board under the provisions of this Bylaw the Shareholders may fill the vacancy at the meeting at which such Director is removed if a replacement Director has been included in the notice of special meeting. In the absence of such election, the Board may fill the vacancy.

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37.	Vacancy in the Office of Director

37.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bylaws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

37.2	The Board, by affirmative vote of a majority of the remaining directors though less than a quorum, shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director or as a result of an increase in the size of the Board up to the maximum permitted under Bylaw 32. The Board may not fill more than two directorships vacant by reason of an increase in the number of directors during the period between any two successive annual general meetings of Shareholders. A director appointed or elected to fill a vacancy shall be appointed or elected to serve for the unexpired term of his predecessor in office or, with respect to an increase in the number of directors, until the next annual general meeting of Shareholders.

38.	Remuneration of Directors

The remuneration (if any) of the Directors shall be determined by the Board or by the compensation committee if such duties are delegated to the compensation committee by the Board and shall be deemed to accrue from day to day. The Directors may also be reimbursed for all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

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39.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers shall, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

40.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Code, the certificate of formation or by these Bylaws, required to be exercised by the Company in general meeting.

41.	Powers of the Board of Directors

The Board may:

(a)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(b)	appoint, suspend, or remove any officer, manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

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(c)	authorize the exercise of all the powers of the Company to borrow money and to mortgage or charge its undertaking, property, or any part thereof, and may authorize the Company to issue notes, debentures, capital stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(d)	appoint a Director as Chairman of the Board, who shall preside over all meetings of the Board or shall designate another Director to preside over such meetings in his or her absence;

(e)	appoint the officers set forth in Bylaw 42 below;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company and listing the shares of the Company;

(g)	delegate any of its powers to a committee appointed by a vote of at least 75% of the Directors then in office which consists entirely of Directors, provided that every such committee shall operate under the charters governing such committees and provided further that the meetings and proceedings of any such committee shall be governed by these Bylaws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(i)	in connection with the issue of any share, authorize the payment of such commission and brokerage as may be permitted by law; and

(j)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

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42.	Officers

42.1	Number. The officers of the Company shall be appointed by the Board and shall include a Chief Executive Officer, a President, and a Secretary, and such other officers (including vice presidents) and assistant officers as the Board may determine. Any two (2) or more offices may be held by the same person.

42.2	Election; Term; Qualification. Officers shall be appointed by the Board annually at the meeting of the Board following the annual general meeting of Shareholders. Each officer shall hold office until his death, resignation, or removal, subject to reappointment at each annual Board meeting immediately following the annual general meeting of Shareholders.

42.3	Removal. Any officer or agent elected or appointed by the Board may be removed by the Board whenever in its judgment the best interests of the Company will be served thereby; but, such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create any contract rights.

42.4	Vacancies. Any vacancy in any office for any cause may be filled by appointment of the Chief Executive Officer or President subject to ratification by the Board at any meeting.

42.5	Duties. The officers of the Company shall have such powers and duties as from time to time shall be conferred by the Board and by these Bylaws.

42.6

Chief Executive Officer. The Chief Executive Officer shall be subject to the control of the Board, and shall in general supervise and control all business and affairs of the Company. The Chief Executive Officer may sign, with the Secretary or any other proper officer of the Company thereunto authorized by the Board, certificates for shares of the Company, deeds, mortgages, bonds, contracts, and other obligations in the name of the Company, which the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the Company, or shall be required by law to be otherwise

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signed and executed; and in general is authorized to perform such other duties as may be delegated or assigned by the Board from time to time. In the absence of the Chairman, or if the directors neglect or fail to elect a Chairman, then the Chief Executive Officer of the Company, if he is a member of the Board, shall automatically serve as Chairman of the Board

42.7	The President. In the absence of the Chief Executive Officer, or in the event of his death or inability to act or refusal to act, the President shall perform the duties of the Chief Executive Officer and when so acting shall have all of the powers of and be subject to all of the restrictions upon the Chief Executive Officer. In general, he is authorized to perform such other duties as may be delegated or assigned by the Chief Executive Officer or the Board from time to time.

42.8	The Vice Presidents. At the request of the Chief Executive Officer, or President, or in their absence or disability, the vice presidents, in the seniority of their position and then, in the order of their election, shall perform the duties of the Chief Executive Officer and President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President. Any action taken by a vice president in the performance of the duties of the Chief Executive Officer or President shall be conclusive evidence of the absence or inability to act of the President at the time such action was taken. The vice presidents shall perform such other duties as may, from time to time, be assigned to them by the Board, the Chief Executive Officer or the President. A vice president may sign, with the secretary or an assistant secretary, certificates of stock of the Company.

42.9

Secretary. The Secretary shall keep the minutes of all meetings of the Shareholders, of the Board, and of the executive committee, if any, of the Board, in one or more books provided for such purpose and shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law. He shall be custodian of the corporate records and of the seal (if any) of the Company and see, if the Company has a seal, that the seal of the Company is affixed to all documents the execution of which on behalf of the Company under its seal is duly authorized; shall have general charge of the stock certificate books,

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transfer books and stock ledgers, and such other books and papers of the Company as the Board may direct, all of which shall, at all reasonable times, be open to the examination of any director, upon application at the office of the Company during business hours; and in general is authorized to perform such other duties and powers as the Board, the Chief Executive Officer or the President from time to time may assign to or confer on him.

42.10	Treasurer. The treasurer shall keep complete and accurate records of account, showing at all times the financial condition of the Company. He shall be the legal custodian of all money, notes, securities and other valuables which may from time to time come into the possession of the Company. He shall furnish at meetings of the Board, or whenever requested, a statement of the financial condition of the Company, and is authorized to perform such other duties as these Bylaws may require or the Board, the Chief Executive Officer or the President may assign.

42.11	Assistant Officers. Any assistant secretary or assistant treasurer appointed by the Board shall have power to perform, and shall perform, all duties incumbent upon the secretary or treasurer of the Company, respectively, subject to the general direction of such respective officers, and shall perform such other duties as these Bylaws may require or the Board, the Chief Executive Officer or the President may prescribe.

42.12	Salaries. The salaries or other compensation of the officers shall be fixed from time to time by the Board or the compensation committee appointed by the Board, consistent with any legal or stock exchange requirements. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a Director.

42.13	Bonds of Officers. The Board may secure the fidelity of any officer of the Company by bond or otherwise, on such terms and with such surety or sureties, conditions, penalties or securities as shall be deemed proper by the Board.

42.14	Delegation. The Board may delegate temporarily the powers and duties of any officer of the Company, in case of his absence or for any other reason, to any other officer, and may authorize the delegation by any officer of the Company of any of his powers and duties to any agent or employee, subject to the general supervision of such officer.

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43.	Conflicts of Interest

43.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as auditor to the Company.

43.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Code.

43.3	Following a declaration being made pursuant to this Bylaw, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

44.	Indemnification and Exculpation of Directors and Officers

44.1	Indemnification. The Company shall indemnify, to the fullest extent then permitted by law, any person who was, is or is threatened to be made a respondent in a proceeding by reason of the fact that such person is or was a governing person or a delegate of the Company, if it is determined in accordance with Section 8.103 of the Code that (a) such person (i) acted in good faith, (ii) reasonably believed (1) in the case of conduct in the person’s official capacity, that the person’s conduct was in the Company’s best interests and (2) in any other case, that the person’s conduct was not opposed to the Company’s best interests and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful, (b) with respect to expenses, the amount of expenses other than a judgment is reasonable and (c) indemnification should be paid.

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44.2	Insurance. The Company may purchase and maintain insurance for the benefit of any governing person or delegate against any liability incurred by him under the Code in his capacity as a governing person or delegate or indemnifying such governing person or delegate in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the governing person or delegate may be guilty in relation to the Company or any subsidiary thereof.

44.3	Prepayment of Expenses. Expenses incurred by a governing person or delegate of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding to the fullest extent permitted by, and only in compliance with, the Code or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the Code that requires, as a condition precedent to such expense advancement, the delivery to the Company of an undertaking, by or on behalf of such governing person or delegate, to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under Bylaw 41.1 or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Board deems appropriate. Notwithstanding the foregoing, in no event shall a Director or executive officer be entitled to the advancement of expenses if a determination has been made by a judicial authority or governmental entity or agency or, absent such determination, any such authority, entity or agency has taken a position or issued any guidance stating, that the advancement of expenses to a Director or executive officer constitutes a personal loan in contravention of any law or regulation.

44.4

Vesting. The Company’s obligation to indemnify and to prepay expenses under Bylaws 41.1 and 41.3 shall arise, and all rights granted to the Company’s governing persons or delegates hereunder shall vest, at the time of the occurrence of the transaction or event to which a proceeding relates, or at the time that the

Forbes Energy Services Ltd.	Page 40

action or conduct to which such proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such proceeding is first threatened, commenced or completed (and whether arising out of a transaction or event occurring before or after adoption of this Bylaw 44). Notwithstanding any other provision of these Bylaws, no action taken by the Company subsequent to the adoption of this Bylaw 44, either by amendment of these Bylaws or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under Bylaws 44.1 and 44.3 which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

44.5	Enforcement. If a claim under Bylaw 44.1 is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition when the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Code or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. The failure of the Company (including its Board, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the Code or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

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44.6	Nonexclusive. The indemnification provided by this Bylaw 44 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

44.7	Permissive Indemnification. The rights to indemnification and prepayment of expenses which are conferred on the Company’s governing persons or delegates by Bylaws 44.1 may be conferred upon any employee or agent of the Company or other person serving at the request of the Company that is not a governing person or delegate if, and to the extent, authorized by the Board.

44.8	Definition. For purposes of this Bylaw 44, the terms “delegate,” “governing person,” “official capacity” and “proceeding” shall have the respective meanings given to such terms in Section 8.001 of the Code.

MEETINGS OF THE BOARD OF DIRECTORS

45.	Board Meetings

45.1	Regular Meetings. Regular meetings of the Board shall be held immediately following each annual general meeting of Shareholders, at the place of such meeting, and at such other times on a quarterly basis and at such places as the Board shall determine. At least ten days advance notice provided by any Director or the Secretary of such regular meetings (other than the meeting immediately following the annual general meeting of Shareholders) needs to be given to members of the Board.

45.2

Special Meetings. Special meetings of the Board shall be held at any time by call of the Chairman of the Board, the Chief Executive Officer, the President, or a majority of the Board. The Secretary shall give notice of each special meeting to each Director at his usual business or residence address by mail at least two days before the meeting or by electronic mail, facsimile transmission, telegraph or

Forbes Energy Services Ltd.	Page 42

telephone at least one day before such meeting. Except as otherwise provided by law or these Bylaws, such notice need not specify the business to be transacted at, or the purpose of, such meeting. No notice shall be necessary for any adjournment of any meeting. The signing of a written waiver of notice of any special meeting by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the receiving of such notice. Attendance of a Director at a meeting shall also constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express and announced purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

45.3	Order. Business at meetings of the Board shall be transacted in such order as the Board may determine from time to time. A Director who is present at any meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless such Director shall file a written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

46.	Notice of Board Meetings

A Director may, and the Secretary at the request of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is sent to such Director by mail, electronic means (with the consent of the Director) at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose. Any meeting at which all of the Directors are present shall be a valid meeting whether notice thereof was given or not, and any business may be transacted at such a meeting.

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47.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

48.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the Directors, as set or established in accordance with these Bylaws. The act of a majority of the Directors present at a meeting at which a quorum is in attendance shall be the act of the Board, unless the act of a greater number is required by law, the certificate of formation or these Bylaws.

49.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bylaws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may only act for the purpose of (i) summoning a general meeting of the Shareholders to elect Directors to fill such vacancies; or (ii) to fill such vacancies to the extent permitted by these Bylaws.

50.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending , the Chairman, if there be one, and if not, the President, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In their absence a chairman shall be appointed or elected by the Directors present at the meeting.

51.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution.

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52.	Validity of Prior Acts of the Board

No regulation or alteration to these Bylaws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

53.	Minutes

The Board shall cause minutes of the Board and committee meetings to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board, and meetings of committees appointed by the Board.

54.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Code and these Bylaws shall be kept by the Secretary at the registered office or at the principal executive offices of the Company.

55.	Form and Use of Seal

55.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

55.2	A seal may, but need not be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director; or (ii) any Officer; or (iii) the Secretary; or (iv) any person authorized by the Board for that purpose

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ACCOUNTS

56.	Books of Account

56.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

56.2	Such records of account shall be kept at the registered office of the Company, or subject to the Code, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

57.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

58.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an independent auditor, the accounts of the Company shall be audited at least once in every year.

59.	Appointment of Auditor

The Audit Committee of the Board shall recommend and appoint the independent auditor to audit the Company’s financial statements, subject to ratification and appoint by the Shareholders. For purposes of this Bylaw 59, independence shall be established in accordance with Rule 10A-2 promulgated under the Exchange Act and any requirements established by any exchange or other similar organization listing any securities of the Company.

60.	Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Board.

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61.	Duties of Auditor

The financial statements provided for by these Bylaws shall be audited by the independent auditor in accordance with United States generally accepted auditing standards. The independent auditor shall make a written report thereon in accordance with generally accepted auditing standards applicable in the United States.

62.	Access to Records

The independent auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the independent auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

CHANGES TO CONSTITUTION

63.	Changes to Bylaws

These Bylaws shall not be rescinded, altered or amended until the same has been approved by a majority of the Directors then in office and by a resolution of the Shareholders. Further Bylaws 14, 15, 33, 34, 36 and 63 may not be rescinded, altered or amended (and no new Bylaw may be made which would have the effect of rescinding, altering or amending the provisions of such Bylaws) until the same has been approved by a resolution of the Board, including the affirmative vote of not less than two-thirds of the Directors then in office and by a resolution of the Shareholders including the affirmative vote of not less than two-thirds of the voting shares.

RESIGNATION

64.	Resignation

Any Director, committee member, Officer or agent of the Company may resign by so stating at any meeting of the Board or by giving notice in writing or by electronic transmission to the Board, the President or the Secretary. Such resignation shall take effect at the time specified in the statement at the Board meeting or in the written or electronically transmitted notice, but in no event may the effective time of such resignation be before the time such statement is made or such notice given. If no effective

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time is specified in the resignation, the resignation shall be effective immediately. Unless a resignation specifies otherwise, it shall be effective without being accepted. A resignation shall be irrevocable when it has taken effect and shall be revocable before it takes effect unless the statement or notice expressly states it is irrevocable.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not claim the information in this prospectus is accurate as of any date other than the date stated on the cover.

Shares of Common Stock

REINCORPORATION INTO TEXAS

PROSPECTUS

August [—], 2011

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers

Section 98 of the Companies Act of 1981 (Bermuda), which governs Forbes Bermuda prior to the Conversion, provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty, or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer, or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The bye-laws of Forbes Bermuda, which apply to Forbes Bermuda prior to the Conversion, has provisions that provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or on our behalf, against each of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. The Companies Act of 1981 (Bermuda) permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty, or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

The Texas Business Organization Code, which will govern Forbes Texas after the Conversion, provides that a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of Forbes Texas, which will apply to Forbes Texas after the Conversion, provide that Forbes Texas shall indemnify to the fullest extent permitted by Texas law its directors and officers, or former directors and officers (including directors and officers of Forbes Bermuda), or any person who serves or served at the request of Forbes Texas (or Forbes Bermuda) as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of Forbes Texas (or Forbes Bermuda) or any of its subsidiaries or other affiliates. Forbes Texas will remain obligated on any indemnification obligations with respect to directors and officers of Forbes Bermuda arising prior to the Conversion.

Directors’ and Officers’ Liability Insurance and Indemnification

We have a directors’ and officers’ liability insurance policy that covers indemnification of directors and officers and individual directors and officers in certain circumstances. The policy has a $5 million coverage limit and indemnification deductibles apply. In addition, both Forbes Energy Services Ltd. and Forbes Energy Services LLC have entered into indemnification agreements with each of their respective directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law. These agreements, among other things, would indemnify such directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or on our behalf, arising out of such person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

Exhibit Number	Description of Exhibit

**1.1	Letter Agreement dated December 1, 2009, by and among the underwriter and Forbes Energy Services Ltd.

**1.2	Underwriting Agreement dated December 4, 2009, by and among the underwriter and Forbes Energy Services Ltd.

††1.3	Purchase Agreement, dated as of May 24, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto.

**2.1	Agreement and Plan of Reorganization effective January 1, 2008 among Forbes Energy Services LLC and the respective members of C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC.

**2.2	Agreement and Plan of Reorganization effective May 29, 2008 among Forbes Energy Services Ltd. and the members of Forbes Energy Services LLC.

**3.1	Memorandum of Association of Forbes Energy Services Ltd.

**3.2	Amended and Restated Bye-laws of Forbes Energy Services Ltd.

***3.3	Form of Texas Certificate of Formation of Forbes Energy Services Ltd.

****3.4	Form of Texas Amended and Restated Bylaws of Forbes Energy Services Ltd.

**4.1	Indenture, dated as of February 12, 2008 among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

**4.2	Supplemental Indenture (First Supplemental Indenture), dated as of May 29, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.3	Supplemental Indenture (Second Supplemental Indenture, dated as of October 6, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.4	Third Supplemental Indenture, dated as of February 6, 2009 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.5	Indenture dated as of October 2, 2009, by and among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wilmington Trust FSB, as trustee.

**4.6	Notation of Guarantee from Forbes Energy Services Ltd.

**4.7	Notation of Guarantee from Forbes Energy International, LLC.

**4.8	Specimen 144A Global 11% Senior Secured Exchange Note due 2015.

**4.9	Rights Agreement dated as of May 19, 2008 between Forbes Energy Services Ltd. and CIBC Mellon Trust Company, as Rights Agent, which includes as Exhibit A the Certificate of Designation of Series A Junior Participating Preferred Shares, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Shares.

**4.10	Certificate of Designation of the Series B Senior Convertible Preferred Shares.

†4.11	Amended and Restated Certificate of Designation of the Series B Senior Convertible Preferred Shares.

††4.12	Fourth Supplemental Indenture, dated as of May 24, 2011, among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee and collateral agent.

††4.13	Indenture, dated June 7, 2011 among Forbes Energy Services Ltd., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

††4.14	Registration Rights Agreement, dated as of June 7, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto.

*5.1	Opinion of Winstead PC.

*5.2	Opinion of Conyers Dill & Pearman Limited.

*8.1	Tax opinion of Winstead PC.

**9.1	Nominating and Voting Agreement dated as of May 29, 2008, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd.

†9.2	Amended and Restated Nominating and Voting Agreement dated as of March 9, 2011, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd.

**10.1	Credit Agreement dated as of April 10, 2008 among C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services LLC, as guarantor, and Citibank, N.A., as lender, governing the Credit Facility.

**10.2	Third Amendment to Credit Agreement dated effective as of July 10, 2009 among C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services LLC, as guarantor, and Citibank, N.A., as lender.

**10.3	Guaranty dated April 10, 2008, among Forbes Energy Services LLC and Forbes Energy Capital Inc., including the Guaranty Supplement, dated effective May 29, 2008, executed January 5, 2009, among Forbes Energy Services Ltd. and Citibank, N.A.

**10.4	Forbes Energy Services Ltd. Incentive Compensation Plan effective May 19, 2008.

**10.5	Employment Agreement effective May 1, 2008 by and between John E. Crisp and Forbes Energy Services LLC.

**10.6	Employment Agreement effective May 1, 2008 by and between Charles C. Forbes and Forbes Energy Services LLC.

**10.7	Employment Agreement effective May 1, 2008 by and between L. Melvin Cooper and Forbes Energy Services LLC.

**10.8	Form of Indemnification Agreement for directors, officers and key employees.

**10.9	Form of Executive Non-Qualified Stock Option Agreement.

**10.10	Form of Director Non-Qualified Stock Option Agreement.

**10.11	Commercial Equipment Lease Agreement, dated October 15, 2008 among Forbes Energy Services LLC and Alice Environmental Services, LP.

**10.12	Notes Purchase Agreement dated September 25, 2009, by and among Forbes Energy Services LLC, Forbes Energy Capital Inc., C.C. Forbes, LLC, TX Energy Services, Superior Tubing Testers, LLC, Forbes Energy International, LLC, Forbes Energy Services Ltd. and Goldman, Sachs & Co.

**10.13	Translation of Unit Price Public Works Contract No. 424048860 dated September 26, 2008, including Agreement No. 1 Inclusion of Project and New Concepts with Additional Increase of Contract Amount 424048860 dated December 4, 2009, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

†10.14	Translation of Additional Agreement No. 4 for Extension of Term dated as of December 31, 2010, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

†10.15	Translation of Additional Agreement No. 5 for Extension of Term dated as of December 31, 2010, signed on March 24, 2011, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

**10.16	Subscription Agreement dated as of May 17, 2010, by and among Forbes Energy Services Ltd., West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P, including the Form of Certificate of Designation of Series B Senior Convertible Preferred Shares and Form of Registration Rights Agreement attached as exhibits thereto.

†10.17	Registration Rights Agreement dated as of May 28, 2010 between Forbes Energy Services Ltd. and the Shareholders listed therein.

*10.18	Amendment to 2008 Incentive Compensation Plan.

**16.1	Letter from PricewaterhouseCoopers, LLP to the Securities and Exchange Commission dated June 26, 2009.

**21.1	Subsidiaries of Forbes Energy Services Ltd.

*23.1	Consent of Winstead PC (included in Exhibit 5.1 and Exhibit 8.1).

*23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.2).

*23.3	Consent of BDO USA, LLP.

*23.4	Consent of PricewaterhouseCoopers LLP.

**24.1	Power of Attorney (included on signature page of the Registration Statement when initially filed).

*99.1	Form of Letter of Transmittal.

*	Filed herewith.
**	Previously filed with the Registration Statement on Form S-4 filed on November 19, 2010.
***	Included as Appendix B to the prospectus included in this registration statement.
****	Included as Appendix C to the prospectus included in this registration statement.
†	Previously filed with Amendment No. 2 to the Registration Statement on Form S-4 filed on April 15, 2011.
††	Previously filed with Amendment No. 3 to the Registration Statement on Form S-4 filed on June 17, 2011.

(b) Financial Statement Schedules.

None.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, the State of Texas, on August 9, 2011.

FORBES ENERGY SERVICES LTD.

By:	/S/ JOHN E. CRISP
John E. Crisp President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

	Signature	Title	Date

	/S/ JOHN E. CRISP (John E. Crisp)	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2011

	/S/ L. MELVIN COOPER (L. Melvin Cooper)	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	August 9, 2011

*By:	/S/ * (Charles C. Forbes)	Executive Vice President, Chief Operating Officer and Director	August 9, 2011

*By:	/S/ * (Dale Bossert)	Director	August 9, 2011

*By:	/S/ * (Travis H. Burris)	Director	August 9, 2011

*By:	/S/ * (Janet L. Forbes)	Director	August 9, 2011

*By:	/S/ * (William W. Sherrill)	Director	August 9, 2011

*By:	/S/ JOHN E. CRISP (John E. Crisp)	Attorney-in-fact	August 9, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

**1.1	Letter Agreement dated December 1, 2009, by and among the underwriter and Forbes Energy Services Ltd.

**1.2	Underwriting Agreement dated December 4, 2009, by and among the underwriter and Forbes Energy Services Ltd.

††1.3	Purchase Agreement, dated as of May 24, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto.

**2.1	Agreement and Plan of Reorganization effective January 1, 2008 among Forbes Energy Services LLC and the respective members of C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC.

**2.2	Agreement and Plan of Reorganization effective May 29, 2008 among Forbes Energy Services Ltd. and the members of Forbes Energy Services LLC.

**3.1	Memorandum of Association of Forbes Energy Services Ltd.

**3.2	Amended and Restated Bye-laws of Forbes Energy Services Ltd.

***3.3	Form of Texas Certificate of Formation of Forbes Energy Services Ltd.

****3.4	Form of Texas Amended and Restated Bylaws of Forbes Energy Services Ltd.

**4.1	Indenture, dated as of February 12, 2008 among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

**4.2	Supplemental Indenture (First Supplemental Indenture), dated as of May 29, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.3	Supplemental Indenture (Second Supplemental Indenture, dated as of October 6, 2008 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.4	Third Supplemental Indenture, dated as of February 6, 2009 among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, as trustee.

**4.5	Indenture dated as of October 2, 2009, by and among Forbes Energy Services LLC and Forbes Energy Capital Inc., as issuers, the guarantors party thereto and Wilmington Trust FSB, as trustee.

**4.6	Notation of Guarantee from Forbes Energy Services Ltd.

**4.7	Notation of Guarantee from Forbes Energy International, LLC.

**4.8	Specimen 144A Global 11% Senior Secured Exchange Note due 2015.

**4.9	Rights Agreement dated as of May 19, 2008 between Forbes Energy Services Ltd. and CIBC Mellon Trust Company, as Rights Agent, which includes as Exhibit A the Certificate of Designation of Series A Junior Participating Preferred Shares, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Shares.

**4.10	Certificate of Designation of the Series B Senior Convertible Preferred Shares.

†4.11	Amended and Restated Certificate of Designation of the Series B Senior Convertible Preferred Shares.

††4.12	Fourth Supplemental Indenture, dated as of May 24, 2011, among Forbes Energy Services Ltd., Forbes Energy Services LLC, Forbes Energy Capital Inc., the other Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee and collateral agent.

††4.13	Indenture, dated June 7, 2011 among Forbes Energy Services Ltd., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

††4.14	Registration Rights Agreement, dated as of June 7, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto.

*5.1	Opinion of Winstead PC.

*5.2	Opinion of Conyers Dill & Pearman Limited.

*8.1	Tax opinion of Winstead PC.

**9.1	Nominating and Voting Agreement dated as of May 29, 2008, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd.

†9.2	Amended and Restated Nominating and Voting Agreement dated as of March 9, 2011, by and among John E. Crisp, Charles C. Forbes, Jr., Janet Forbes and Forbes Energy Services Ltd.

**10.1	Credit Agreement dated as of April 10, 2008 among C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services LLC, as guarantor, and Citibank, N.A., as lender, governing the Credit Facility.

**10.2	Third Amendment to Credit Agreement dated effective as of July 10, 2009 among C.C. Forbes, LLC, TX Energy Services, LLC and Superior Tubing Testers, LLC, as borrowers, Forbes Energy Services LLC, as guarantor, and Citibank, N.A., as lender.

**10.3	Guaranty dated April 10, 2008, among Forbes Energy Services LLC and Forbes Energy Capital Inc., including the Guaranty Supplement, dated effective May 29, 2008, executed January 5, 2009, among Forbes Energy Services Ltd. and Citibank, N.A.

**10.4	Forbes Energy Services Ltd. Incentive Compensation Plan effective May 19, 2008.

**10.5	Employment Agreement effective May 1, 2008 by and between John E. Crisp and Forbes Energy Services LLC.

**10.6	Employment Agreement effective May 1, 2008 by and between Charles C. Forbes and Forbes Energy Services LLC.

**10.7	Employment Agreement effective May 1, 2008 by and between L. Melvin Cooper and Forbes Energy Services LLC.

**10.8	Form of Indemnification Agreement for directors, officers and key employees.

**10.9	Form of Executive Non-Qualified Stock Option Agreement.

**10.10	Form of Director Non-Qualified Stock Option Agreement.

**10.11	Commercial Equipment Lease Agreement, dated October 15, 2008 among Forbes Energy Services LLC and Alice Environmental Services, LP.

**10.12	Notes Purchase Agreement dated September 25, 2009, by and among Forbes Energy Services LLC, Forbes Energy Capital Inc., C.C. Forbes, LLC, TX Energy Services, Superior Tubing Testers, LLC, Forbes Energy International, LLC, Forbes Energy Services Ltd. and Goldman, Sachs & Co.

**10.13	Translation of Unit Price Public Works Contract No. 424048860 dated September 26, 2008, including Agreement No. 1 Inclusion of Project and New Concepts with Additional Increase of Contract Amount 424048860 dated December 4, 2009, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

†10.14	Translation of Additional Agreement No. 4 for Extension of Term dated as of December 31, 2010, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

†10.15	Translation of Additional Agreement No. 5 for Extension of Term dated as of December 31, 2010, signed on March 24, 2011, entered into by and between PEMEX Exploración y Producción, Merco Ingenieria Industrial S.A. de C.V. and Forbes Energy Services Ltd.

**10.16	Subscription Agreement dated as of May 17, 2010, by and among Forbes Energy Services Ltd., West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P, including the Form of Certificate of Designation of Series B Senior Convertible Preferred Shares and Form of Registration Rights Agreement attached as exhibits thereto.

†10.17	Registration Rights Agreement dated as of May 28, 2010 between Forbes Energy Services Ltd. and the Shareholders listed therein.

*10.18	Amendment to 2008 Incentive Compensation Plan.

**16.1	Letter from PricewaterhouseCoopers, LLP to the Securities and Exchange Commission dated June 26, 2009.

**21.1	Subsidiaries of Forbes Energy Services Ltd.

*23.1	Consent of Winstead PC (included in Exhibit 5.1 and Exhibit 8.1).

*23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.2).

*23.3	Consent of BDO USA, LLP.

*23.4	Consent of PricewaterhouseCoopers LLP.

**24.1	Powers of Attorney (included on signature page of the Registration Statement when initially filed).

*99.1	Form of Letter of Transmittal.

*	Filed herewith.
**	Previously filed with the Registration Statement on Form S-4 filed on November 19, 2010.
***	Included as Appendix B to the prospectus included in this registration statement.
****	Included as Appendix C to the prospectus included in this registration statement.
†	Previously filed with Amendment No. 2 to the Registration Statement on Form S-4 filed on April 15, 2011.
††	Previously filed with Amendment No. 3 to the Registration Statement on Form S-4 filed on June 17, 2011.

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